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As filed with the Securities and Exchange Commission on November 22, 2006.

Registration No. 333-138710

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.
(Exact name of Registrant as specified in its charter)

CENTRAL NORTH AIRPORT GROUP
(Translation of Registrant's name into English)

United Mexican States (State or other jurisdiction of incorporation or organization)	4581 (Primary Standard Industrial Classification Code Number)	None (I.R.S. Employer Identification No.)

Aeropuerto Internacional de Monterrey
Zona de Carga
Carretera Miguel Alemán, Km. 24 s/n
Apodaca, Nuevo León, C.P. 66600
Mexico
+(52) (81) 8625 4300
(Address and telephone number of Registrant's principal executive office)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8940
(Name, address and telephone number of agent for service)

Copies to:

Jorge U. Juantorena, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006-1470	Antonia Stolper, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Series B Shares, without par value(4)	192,080,000 shares	$2.0625	$396,165,000.00	$42,390.00

(1)
Includes Series B shares, which the underwriters may purchase to cover over-allotments, if any, and Series B shares that are to be offered outside the United States but that may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(a).

(3)
Registration fee previously paid on behalf of the registrant.

(4)
American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the Series B shares registered hereby will be registered under a separate registration statement on Form F-6 (333-138714). Each such American Depositary Share represents eight Series B shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

         The purpose of this amendment is to update the prospectus based on information contained in the free writing prospectus filed with the Securities and Exchange Commission on November 22, 2006, which describes the incentives to carriers we recently delivered to the Mexican National Air Transportation Chamber of Commerce, as well as to make certain minor corrections to the prospectus and to file certain exhibits to the registration statement.

The information in this prospectus is not complete and may be changed. There will be no sale of these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION: PRELIMINARY PROSPECTUS DATED NOVEMBER 22, 2006

167,026,086 Series B Shares

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

Common Stock
in the form of American
Depositary Shares (ADSs)
and Series B Shares

        83,513,040 Series B shares are initially being offered in the United States and elsewhere outside of Mexico in the form of ADSs and Series B shares. An additional 83,513,046 Series B shares are being concurrently offered in Mexico.

        The selling stockholder is selling all of the ADSs and Series B shares. We will not receive any proceeds from this global offering.

        Prior to this global offering, there has been no public market for the ADSs or Series B shares. The initial offering price for each ADS is expected to be between U.S. $14.50 and U.S. $16.50. The initial offering price for each Series B share is expected to be between U.S. $1.8125 and U.S. $2.0625 (reflecting the ratio of eight Series B shares for each ADS). The ADSs have been approved for listing on The NASDAQ Global Market under the symbol "OMAB" and to list the Series B shares on the Mexican Stock Exchange under the symbol "OMA."

        The underwriters have an option to purchase a maximum of 12,526,952 additional Series B shares to cover over-allotments of shares. The underwriters in the Mexican offering have an option to purchase a maximum of 12,526,962 additional Series B shares to cover over-allotments of shares.

        Investing in the ADSs or Series B shares involves risks. See "Risk Factors" on page 21.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholder
Per ADS	U.S. $	U.S. $	U.S. $
Per Series B share	U.S. $	U.S. $	U.S. $
Total	U.S. $	U.S. $	U.S. $

        Delivery of the ADSs and the Series B shares is expected to be made on or about                        , 2006.

        Neither the Securities and Exchange Commission, the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Application has been made for the registration of the Series B shares in the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission and in the Special Section (Sección Especial) maintained by the Mexican National Securities Registry. Such registration is not a certification as to the investment quality of the securities, the solvency of the issuer or the accuracy or completeness of the information contained in this prospectus.

Citigroup

The date of this prospectus is                        , 2006.

OMA®

www.oma.aero

OMA carga

Puertas
Gates
11 a to 14
Restaurante
Restaurant
Cajero
ATM
OMA
DUTY & TAX FREE

TABLE OF CONTENTS

PRESENTATION OF FINANCIAL INFORMATION	1
EXCHANGE RATES	2
INDUSTRY AND OTHER DATA	3
SUMMARY	5
THE COMPANY	5
THE GLOBAL OFFERING	12
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	17
RISK FACTORS	21
BUSINESS STRATEGY	39
USE OF PROCEEDS	42
CAPITALIZATION	42
DILUTION	43
MARKET INFORMATION	44
DIVIDEND POLICY	50
SELECTED CONSOLIDATED FINANCIAL INFORMATION	52
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	56
BUSINESS	87
REGULATORY FRAMEWORK	120
MANAGEMENT	134
RELATED PARTY TRANSACTIONS	143
PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER	145
DESCRIPTION OF CAPITAL STOCK	149
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	167
TAXATION	173
UNDERWRITING	177
NOTICE TO CANADIAN RESIDENTS	182
FORWARD-LOOKING STATEMENTS	183
WHERE YOU CAN FIND MORE INFORMATION	184
ENFORCEABILITY OF CIVIL LIABILITIES	185
VALIDITY OF SECURITIES	185
EXPERTS	185
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document is accurate on the date of this document and may no longer be accurate at the time of the delivery of this prospectus or any sale of the ADSs or Series B shares.

NOTICE TO UNITED KINGDOM RESIDENTS

        This offering is only being made to persons in the United Kingdom whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the UK Financial Services and Markets Act 2000, or FSMA, and each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which section 21(1) of FSMA does not apply to Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Each of the underwriters agrees and acknowledges that it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

i

PRESENTATION OF FINANCIAL INFORMATION

        Our audited financial statements are prepared in accordance with accounting principles generally accepted in Mexico and Mexican Financial Reporting Standards (Normas de Información Financiera), which we refer to collectively as Mexican GAAP. Mexican GAAP differs in certain significant respects from accounting principles generally accepted in the United States of America, or U.S. GAAP. For example, Mexican GAAP provides for the recognition of certain effects of inflation by restating non-monetary assets and non-monetary liabilities using the Mexican National Consumer Price Index, restating the components of stockholders' equity using the Mexican National Consumer Price Index and recording gains or losses in purchasing power from holding monetary liabilities or assets. Mexican GAAP also requires the restatement of all financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Our audited year-end and unaudited interim financial statements and all other financial information contained herein are accordingly presented in constant pesos with purchasing power as of June 30, 2006, unless otherwise noted. For a more detailed discussion of these differences as they relate to our business, see Note 19 to our audited year-end financial statements and Note 18 to our unaudited interim financial statements for the six-month periods ended June 30, 2006 and 2005.

        References in this prospectus to "dollars," "U.S. dollars," "$" or "U.S. $" are to the lawful currency of the United States. References in this prospectus to "pesos," "Pesos" or "Ps." are to the lawful currency of Mexico. We publish our financial statements in pesos.

        This prospectus contains translations of certain peso amounts to U.S. dollars at specified rates solely for your convenience. These translations do not mean that the peso amounts actually represent such dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated these U.S. dollar amounts from pesos at the exchange rate of Ps. 11.2865 per U.S. $1.00, the Federal Reserve Bank of New York noon buying rate on June 30, 2006.

EXCHANGE RATES

        The following table sets forth, for the periods indicated, the high, low, average and period-end, free-market exchange rate expressed in pesos per U.S. dollar. The average annual rates presented in the following table were calculated by using the average of the exchange rates on the last day of each month during the relevant period. The data provided in this table is based on noon buying rates published by the Federal Reserve Bank of New York for cable transfers in Mexican pesos. We have not restated the rates in constant currency units. All amounts are stated in pesos. We make no representation that the Mexican peso amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

Exchange Rates

Year Ended December 31,	High	Low	Average(1)	Period End
2000	10.09	9.18	9.47	9.62
2001	9.97	8.95	9.33	9.16
2002	10.43	9.00	9.75	10.43
2003	11.41	10.11	10.85	11.24
2004	11.64	10.81	11.31	11.15
2005	11.41	10.41	10.89	10.63
2006:
January 2006	10.64	10.44	10.54	10.44
February 2006	10.53	10.43	10.48	10.45
March 2006	10.95	10.46	10.75	10.90
April 2006	11.16	10.86	11.05	11.10
May 2006	11.31	10.84	11.09	11.29
June 2006	11.46	11.28	11.39	11.29
July 2006	11.18	10.90	10.98	10.92
August 2006	11.02	10.74	10.87	10.91
September 2006	11.10	10.84	10.99	10.98
October 2006	11.06	10.71	10.89	10.77
November 2006 (through November 21)	11.00	10.75	10.87	11.00

(1)
Average of month-end rates or daily rates, as applicable.

Source:
Federal Reserve Bank of New York noon buying rate.

        Except for the period from September through December 1982, during a liquidity crisis, the Mexican Central Bank has consistently made foreign currency available to Mexican private-sector entities (such as us) to meet their foreign currency obligations. Nevertheless, in the event of renewed shortages of foreign currency, there can be no assurance that foreign currency would continue to be available to private-sector companies or that foreign currency needed by us to service foreign currency obligations or to import goods could be purchased in the open market without substantial additional cost.

        Fluctuations in the exchange rate between the peso and the U.S. dollar will affect the U.S. dollar value of securities traded on the Mexican Stock Exchange, including the Series B shares and, as a result, will likely affect the market price of the ADSs. Such fluctuations will also affect the U.S. dollar conversion by the depositary of any cash dividends paid in pesos on Series B shares represented by ADSs.

        On June 30, 2006, the Federal Reserve Bank of New York noon buying rate was Ps. 11.2865 per U.S. $1.00. On November 21, 2006, the Federal Reserve Bank of New York noon buying rate was Ps. 10.9973 per U.S. $1.00.

INDUSTRY AND OTHER DATA

        This prospectus contains certain statistical and other information regarding international and Mexican airports. This information has been derived or extracted, as noted, from official publications of the Mexican Bureau of Civil Aviation (Dirección General de Aeronáutica Civil) and the Airport and Auxiliary Services Agency (Aeropuertos y Servicios Auxiliares).

        This prospectus also includes certain demographic and tourism data that have been extracted or derived from publications of the World Tourism Organization, the Mexican Ministry of Tourism (Secretaría de Turismo), the Mexican Central Bank (Banco de México), the Mexican National Institute of Statistics, Geography and Informatics (Instituto Nacional de Estadística, Geografía e Informática), the Mexican National Institute of Migration (Instituto Nacional de Migración), the Mexican Bureau of Civil Aviation and the Association of the Development of Timeshares. All population data for Mexico included in this prospectus are based on estimated population data as of 2005 published by the Mexican National Institute of Statistics, Geography and Informatics or information published by the Mexican National Population Council (Consejo Nacional de Población). All information included in this prospectus that is identified as having been derived or extracted from these institutions is included herein on the authority of such sources as public official documents.

        All information in this prospectus relating to an airport's percentage of international passengers is based on the number of that airport's passengers arriving directly from and departing, either directly or connecting via another airport in Mexico, to foreign destinations relative to the total number of passengers served by that airport, unless otherwise specified. All information in this prospectus relating to an airport's percentage of domestic passengers is based on the number of that airport's passengers arriving from and departing to domestic destinations relative to the total number of passengers served by that airport. Accordingly, this information reflects the place of origin or destination of passengers as opposed to their residence.

        When we refer to "terminal passengers" we are referring to the sum of all arriving and departing passengers on commercial and general aviation flights, excluding transit passengers. "Transit passengers," or through passengers, are those who generally are not required to change aircraft while on a multiple-stop itinerary and generally do not disembark their aircraft to enter the terminal building. When we refer to "total passengers" we are referring to the sum of terminal passengers plus transit passengers. When we refer to "commercial aviation passengers" we are referring to the sum of terminal and transit passengers, excluding general aviation passengers, such as those on private non-commercial aircraft. System-wide data in Mexico are based on commercial aviation passengers, but we generally measure our operations based on terminal passengers.

        When we refer to "air traffic movements" we are referring to the sum of all aircraft arrivals and departures of any kind at an airport.

        This prospectus includes references to "workload units," which are units measuring an airport's passenger traffic volume and cargo volume. A workload unit currently is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo. Cargo for this purpose excludes mail and checked passenger baggage.

        As used in this prospectus, "maximum rate" refers to the maximum amount of revenues per workload unit that an airport may earn annually from services subject to price regulation pursuant to the terms of our concessions and applicable Mexican law. Each airport's maximum rates may be adjusted periodically to reflect changes in the Mexican producer price index (excluding petroleum). For a detailed discussion of the relevance of the maximum rates to our business, see "Regulatory Framework—Revenue Regulation."

        Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters' and Mexican underwriters' over-allotment options to purchase an additional 12,526,952 Series B shares and 12,526,962 Series B shares, respectively, from the selling stockholder is not exercised. For further information regarding the options to purchase additional shares, see "Underwriting" and "Principal Stockholders and Selling Stockholder."

        At a shareholders' meeting held on October 2, 2006, our shareholders agreed to effect a reverse stock split whereby one new share of capital stock was issued in exchange for each outstanding 14.69482276 shares of capital stock. Unless otherwise noted herein, all share and per-share data in this prospectus have been adjusted to reflect the reverse stock split for all periods presented.

SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the ADSs and the Series B shares that the selling stockholder is offering, as well as information regarding our business and detailed financial information. You should read the entire prospectus carefully, including the risk factors and financial statements.

        Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. is a holding company that conducts substantially all of its operations through its subsidiaries. Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. and each of its subsidiaries are organized under the laws of Mexico. The terms "we," "our" and "us" in this prospectus refer to Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., together with its subsidiaries, and to properties and assets that we own or operate, unless otherwise specified.

THE COMPANY

Introduction

        We were incorporated in 1998 as part of the Mexican government's program for the opening of Mexico's airports to private investment. We hold concessions to operate, maintain and develop 13 airports in Mexico, which are concentrated in the country's central and northern regions. Each of our concessions has a term of 50 years beginning on November 1, 1998. The term of each of our concessions may be extended by the Mexican Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes) under certain circumstances for up to 50 additional years. As operator of the 13 airports under our concessions, we charge airlines, passengers and other users fees for the use of the airports' facilities. We also derive rental and other income from commercial activities conducted at our airports, such as the leasing of space to restaurants and retailers.

Our Operations

        We operate 13 airports, which serve a major metropolitan area (Monterrey), tourist destinations (Acapulco, Mazatlán and Zihuatanejo), regional centers (Chihuahua, Culiacán, Durango, San Luis Potosí, Tampico, Torreón and Zacatecas) and border cities (Ciudad Juárez and Reynosa). Our airports are located in 9 of the 31 Mexican states, covering a territory of approximately 926,421 square kilometers (approximately 575,667 square miles), with a population of approximately 24.0 million according to the National Institute of Statistics, Geography and Informatics and the Mexican National Population Council. All of our airports are designated as international airports under Mexican law, meaning that they are all equipped to receive international flights and to maintain customs and immigration services managed by the Mexican government as well as refueling services.

        According to figures published by the Mexican Bureau of Civil Aviation, our commercial aviation passenger traffic accounted for approximately 15.3% of all arriving and departing commercial aviation passengers in Mexico in 2005.

        In 2005, we recorded revenues of Ps. 1,380 million (U.S. $122 million) and net income of Ps. 355 million (U.S. $31 million). In the first six months of 2006, we recorded revenues of Ps. 772 million (U.S. $68 million) and net income of Ps. 255 million (U.S. $22 million). Our airports handled approximately 10.6 million terminal passengers in 2005. In the first six months of 2006, our airports handled approximately 5.8 million terminal passengers.

        Our airports serve several major international routes, including Monterrey-Houston, Monterrey-Dallas and Monterrey-Madrid, as well as several other major international destinations, including Los Angeles, Chicago and Las Vegas. In addition, our airports serve major resort destinations, such as Acapulco, Mazatlán and Zihuatanejo, which are popular destinations in Mexico frequented by tourists from Mexico, the United States and Canada. Our airports also serve major domestic routes, including

Monterrey-Mexico City, which was the country's busiest domestic route in 2005, with approximately 1.9 million total passengers, according to the Mexican Bureau of Civil Aviation. Other major domestic routes served by our airports include Mexico City-Ciudad Juárez, Mexico City-Acapulco and Culiacán-Tijuana, according to the Mexican Bureau of Civil Aviation.

        Monterrey is the third largest city in Mexico in terms of population, with a population of 4.2 million in the greater metropolitan area. Monterrey ranks among Mexico's most established urban and commercial centers and is the capital of the state of Nuevo León, Mexico's ninth largest state in terms of population. It is home to many of Mexico's largest companies in a wide variety of industries, as well as several major universities. Business travelers account for a substantial portion of passengers at the Monterrey International Airport. We believe that both the economic growth of the city of Monterrey and corresponding passenger traffic growth at our Monterrey International Airport are closely linked to Mexico's economic performance. The airport is our leading airport in terms of passenger traffic volume, air traffic movements and contribution to revenues, and ranked fourth among the top ten busiest airports in Mexico based on passenger traffic volume in 2005, according to data published by the Mexican Bureau of Civil Aviation. Monterrey International Airport accounted for approximately 44.0% and 43.2% of our terminal passenger traffic in 2005 and the first six months of 2006, respectively.

        Three of our airports, Acapulco International Airport, Mazatlán International Airport and Zihuatanejo International Airport, serve popular Mexican tourist destinations. Of these tourist destinations, Acapulco and Mazatlán are the largest, with Acapulco constituting Mexico's seventh largest international tourist destination and Mazatlán the fifth largest in terms of visitors in 2005, according to the Mexican National Institute of Migration. Acapulco is a principal port of embarkation and disembarkation for cruise ships. In 2005 and the first six months of 2006, our Acapulco International Airport, our Mazatlán International Airport and our Zihuatanejo International Airport collectively accounted for 21.5% and 24.7%, respectively, of our aggregate terminal passengers and 22.2% and 25.1%, respectively, of our total revenues.

        Mexico was the eighth largest tourist destination in the world in 2005 in terms of international arriving tourists (24 million), according to the World Tourism Organization. Within Latin America and the Caribbean, Mexico ranked first in 2005 in terms of number of foreign visitors and income from tourism, according to the World Tourism Organization.

        Seven of our airports serve small- and mid-sized cities that are important regional centers of economic activity with such diverse economic activities as mining (Durango International Airport and Zacatecas International Airport), maquiladora manufacturing (Chihuahua International Airport and Torreón International Airport), petroleum and chemical production (Tampico International Airport), agriculture and livestock (Culiacán International Airport) and transportation (San Luis Potosí International Airport). In 2005 and the first six months of 2006, these seven regional airports collectively accounted for 27.3% and 25.2%, respectively, of our aggregate terminal passengers and 28.0% and 25.8%, respectively, of our total revenues.

        The remaining two airports in our group, Ciudad Juárez International Airport and Reynosa International Airport, serve cities situated along the border of Mexico and the United States. Both Ciudad Juárez and Reynosa are popular entry points to the United States. In 2005 and the first six months of 2006, our Ciudad Juárez International Airport and our Reynosa International Airport collectively accounted for 7.2% and 6.9%, respectively, of our aggregate terminal passengers and 6.4% and 6.0%, respectively, of our total revenues.

        The following table provides summary data for each of our 13 airports for the year ended December 31, 2005 and for the six months ended June 30, 2006:

	Year ended December 31, 2005					Six months ended June 30, 2006
Airport	Terminal passengers		Revenues		Revenues per terminal passenger(1)	Terminal passengers		Revenues		Revenues per terminal passenger(1)
	Number (in millions)%		(millions of pesos)%		(pesos)	Number (in millions)%		(millions of pesos)%		(pesos)
Metropolitan area:
Monterrey International Airport	4.7	44.0%	598.2	43.4%	128.4	2.5	43.2%	332.3	43.1%	133.0
Tourist destinations:
Acapulco International Airport	0.9	8.3%	118.1	8.6%	134.2	0.6	9.8%	78.0	10.1%	138.2
Mazatlán International Airport	0.8	7.5%	113.0	8.2%	141.3	0.5	8.0%	65.0	8.4%	140.2
Zihuatanejo International Airport	0.6	5.7%	74.8	5.4%	122.9	0.4	6.9%	51.0	6.6%	128.6

Total tourist destinations	2.3	21.5%	305.9	22.2%	133.7	1.5	24.7%	194.0	25.1%	136.2

Regional cities:
Chihuahua International Airport	0.6	5.7%	80.7	5.8%	134.5	0.3	5.2%	42.0	5.4%	141.0
Culiacán International Airport	0.8	7.3%	95.6	6.9%	124.3	0.4	6.8%	49.9	6.5%	127.0
Durango International Airport	0.2	2.0%	27.9	2.0%	130.0	0.1	1.7%	12.5	1.6%	127.8
San Luis Potosí International Airport	0.2	2.2%	39.5	2.9%	168.9	0.1	2.0%	19.2	2.5%	169.1
Tampico International Airport	0.4	3.8%	53.6	3.9%	133.2	0.2	3.8%	29.9	3.9%	131.8
Torreón International Airport	0.4	3.5%	51.1	3.7%	136.4	0.2	3.0%	23.4	3.0%	133.9
Zacatecas International Airport	0.3	2.8%	38.8	2.8%	130.7	0.1	2.7%	22.1	2.9%	139.7

Total regional destinations	2.9	27.3%	387.2	28.0%	133.9	1.4	25.2%	199.0	25.8%	136.2

Border cities:
Ciudad Juárez International Airport	0.6	5.8%	71.4	5.2%	116.7	0.3	5.2%	37.9	4.9%	115.3
Reynosa International Airport	0.1	1.4%	16.9	1.2%	115.7	0.1	1.7%	8.3	1.1%	127.7

Total border city destinations	0.9	8.5%	88.3	6.4%	116.5	0.4	6.9%	46.2	6.0%	117.4

TOTAL	10.6	100.0%	1,379.6	100.0%	130.2	5.8	100.0%	771.5	100.0%	133.5

(1)
Revenues per terminal passenger are calculated by dividing the total revenues for each airport by the number of terminal passengers for each airport.

        We believe that in many developed countries, annual commercial aviation passenger traffic volumes can be significantly higher than the total population. For example, the United States, which had a population of approximately 295 million in 2005, recorded approximately 746 million commercial aviation passengers during that year. In Mexico, however, air transportation historically has been affordable only to the higher-income segments of the population, resulting in a comparatively low level of air travel. In 2005, Mexico's population was approximately 103 million and Mexican airports recorded approximately 70 million commercial aviation passengers.

        We believe that the recent entry of low-cost carriers into the Mexican commercial airline market has the potential to increase significantly passenger traffic in Mexico. The Mexican government recently awarded domestic airline licenses to several new low-cost and other carriers, including Interjet, Avolar, Volaris and Click Mexicana, the discount carrier subsidiary of the Mexicana Group. These carriers recently announced a total of 16 new routes serving our airports. We are in discussions with these and other carriers to add further routes at our airports. In addition, the low-cost carrier Viva Aerobus has recently announced that it intends to locate its corporate and operational headquarters and maintenance facilities at our Monterrey International Airport. It has also announced that it expects to begin operating nine routes in December 2006 and to be operating a total of 24 routes serving 12 of our airports by April 2007. Thirteen of these routes are expected to be to destinations not previously served by our Monterrey International Airport.

        As of July 2006, Mexico and the United States are parties to an amended bilateral aviation agreement that increases, from two each to three each, the number of Mexican and U.S. carriers eligible to operate routes between certain pairs of cities, which may include any U.S. city and twelve specified cities in Mexico including Acapulco, Mazatlán and Zihuatanejo. The agreement also provides for a future increase, from two each to three each, in the number of Mexican and U.S. carriers eligible to operate routes between U.S. cities and two specified additional Mexican cities, including Monterrey. This subsequent increase is expected to take effect in October 2007. We believe that our business will benefit from an increase in flights to and from our Monterrey, Acapulco, Mazatlán and Zihuatanejo International Airports as a result of the amended bilateral aviation agreement.

        Our principal executive headquarters are located at Carretera Miguel Alemán, Aeropuerto Internacional de Monterrey, Zona de Carga, Apodaca, Nuevo León, C.P. 66600. Our telephone number is +(52) (81) 8625 4300.

Investment by Servicios de Tecnologia Aeroportuaria, S.A. de C.V. and its Affiliates

        In 2000, as part of the first stage of our privatization, the Mexican government sold Series BB shares currently representing 14.7% of our capital stock to Servicios de Tecnología Aeroportuaria, S.A. de C.V., or SETA (formerly Operadora Mexicana de Aeropuertos, S.A. de C.V.), in a public bidding process. Pursuant to this transaction, SETA paid the Mexican government a total of Ps. 864,055,578 (nominal pesos, excluding interest) (U.S. $76 million based on the exchange rate in effect on the date of SETA's bid) in exchange for:

  •
  all of our Series BB shares, which currently represent 14.7% of our outstanding capital stock;

  •
  an option to acquire from the Mexican government shares currently representing 35.3% of our capital stock (which subsequently was assigned to and exercised by Aeroinvest, S.A. de C.V., a principal shareholder of SETA);

  •
  an option to subscribe for up to 3% of newly issued Series B shares (1% of which expired unexercised on June 14, 2005 and 2% of which was subscribed for in September 2006); and

  •
  the right and obligation to enter into various agreements with us and the Mexican government, including a participation agreement setting forth the rights and obligations of each of the parties involved in the privatization (including SETA), a 15-year technical assistance agreement setting forth SETA's right and obligation to provide technical assistance to us in exchange for an annual fee, and a shareholders' agreement under terms established during the public bidding process. These agreements are described in greater detail under "Principal Stockholders and Selling Stockholder" and "Related Party Transactions."

        SETA's current stockholders are:

  •
  Aeroinvest, S.A. de C.V., which owns 74.5% of SETA. Aeroinvest is a wholly owned Mexican subsidiary of Empresas ICA, S.A. de C.V. Aeroinvest also directly owns 35.3% of our Series B shares as a result of its exercise of an option to acquire these shares from the Mexican government. Aeroinvest's Series B shares were acquired in December 2005 from the Mexican government at an aggregate cost of U.S. $203.3 million (Ps. 2,165.4 million) (determined based on an initial price per share of U.S. $1.28 (Ps. 11.0198) plus an annual 5% premium, subject to decreases corresponding to dividends declared and paid by us). Empresas ICA, the parent of Aeroinvest, is the largest engineering, construction and procurement company in Mexico. Empresas ICA's principal lines of business are construction and engineering, housing and infrastructure operations, including the operation of airports (through SETA), toll roads and municipal services. Empresas ICA is listed on the Mexican Stock Exchange and the New York Stock Exchange and had a market capitalization of U.S. $1.2 billion at June 30, 2006. Through Aeroinvest, Empresas ICA controls a majority of our capital stock.

  •
  Aéroports de Paris Management, S.A., which owns 25.5% of SETA. Aéroports de Paris Management is a wholly owned subsidiary of Aéroports de Paris, S.A., a French company recognized as a leading European airport group. For more than 40 years, Aéroports de Paris has operated the Charles de Gaulle and Orly airports in France, which processed 78.7 million passengers in 2005. Aéroports de Paris is listed on the Eurolist Market of Euronext Paris S.A. and had a market capitalization of €4.8 billion at June 30, 2006 and total revenue of approximately €1.9 billion in 2005.

        Aeroinvest has transferred the Series B shares it owns representing 35.3% of our capital stock to a guaranty trust for the benefit of Halkin Finance Plc, an affiliate of Merrill Lynch & Co., to secure Aeroinvest's obligations under a U.S. $125 million loan used to finance the acquisition of these Series B shares and certain other indebtedness. In addition, Aeroinvest entered into an agreement with Nacional Financiera, S.N.C., or NAFIN, a Mexican national credit institution and development bank owned and controlled by the Mexican government, under which, if certain conditions to be agreed by the parties are met, on or after December 2010 Aeroinvest will be required (i) to sell the Series B shares it owns representing 35.3% of our capital stock or (ii) to deposit such Series B shares in a voting trust. The shares in this voting trust would be required to be voted in the same manner as the majority of all shares of our capital stock are voted in each shareholders' meeting, except that Aeroinvest would be entitled to vote the deposited shares with respect to specified rights afforded to minority shareholders under Mexican law, including the right to vote for directors. The terms of this obligation are described more fully under "Principal Stockholders and Selling Stockholder—Arrangements relating to Aeroinvest."

        Under the technical assistance agreement, SETA provides management and consulting services and transfers industry expertise and technology to us in exchange for a fee, which in 2005 amounted to approximately Ps. 37 million (U.S. $3 million). This agreement is more fully described in "Related Party Transactions."

        Pursuant to our bylaws, SETA (as holder of our Series BB shares) has the right to present to the board of directors the name or names of the candidates for appointment as our chief executive officer, to appoint and remove half of our executive officers, which currently include our chief financial officer, our chief operating officer and our commercial director and to elect three members of our board of directors. SETA (as holder of our Series BB shares) also has the right pursuant to our bylaws to veto certain actions requiring approval of our stockholders (including the payment of dividends, the amendment of our bylaws and the amendment of its right to appoint certain members of our senior management). In addition, any matter requiring board approval under our bylaws will require the approval of a majority of the directors appointed by our Series BB shareholders. See "Description of

Capital Stock—Authority of the Board of Directors—Powers of Series BB Directors." In the event of the termination of the technical assistance agreement, the Series BB shares would be converted into Series B shares, resulting in the termination of all of SETA's special rights. If at any time before June 14, 2015 SETA were to hold less than 7.65% of our capital stock in the form of Series BB shares, it would lose its veto rights (but its other special rights would be unaffected). If at any time after June 14, 2015 SETA were to hold less than 7.65% of our capital stock in the form of Series BB shares, such shares must be converted into Series B shares, which would cause SETA to lose all of its special rights. As long as SETA retains at least 7.65% of our capital stock in the form of Series BB shares, whether before or after June 14, 2015, all of its special rights will remain in place. Pursuant to our bylaws, the technical assistance agreement and the participation agreement, SETA is required to retain at least 51% of its Series BB shares until June 14, 2007, after which it is entitled to transfer up to one eighth of such 51% during each year thereafter. The rights and obligations of SETA in our management are explained in "Management—Committees," "Description of Capital Stock" and "Principal Stockholders and Selling Stockholder."

        A Mexican trust established by NAFIN currently holds 48.0% of our outstanding capital stock. NAFIN is acting as trustee of this trust pursuant to the instructions of the Ministry of Communications and Transportation. This trust is the selling stockholder in this global offering. The net proceeds from the sale of shares held by the selling stockholder are payable to the Mexican government.

Principal Terms of Our Concessions

Master Development Programs

        Every five years, we are required to submit to the Ministry of Communications and Transportation for approval a master development program for each of our concessions describing, among other matters, our strategy, our traffic forecasts, and our expansion, modernization and maintenance plans for the following 15 years. Each master development program is required to be updated and resubmitted for approval to the Ministry of Communications and Transportation every five years. Upon such approval, the master development program is binding for the following five years and deemed to constitute part of the relevant concession. Any major construction, renovation or expansion of an airport generally may only be made pursuant to a concession holder's master development program and upon approval by the Ministry of Communications and Transportation. In December 2005, the Ministry of Communications and Transportation approved the master development programs for each of our subsidiary concession holders for the 2006 to 2010 period. These five-year programs will be in effect from January 1, 2006 until December 31, 2010.

Revenue Regulation

        The majority of our revenues are derived from providing aeronautical services, which generally are related to the use of our airport facilities by airlines and passengers and principally consist of a fee for each departing passenger (excluding transit and transfer passengers), aircraft landing fees, an aircraft parking fee, a fee for the transfer of passengers from the aircraft to the terminal building and a security charge for each departing passenger.

        Since January 1, 2000, all of our revenues from aeronautical services have been subject to a price regulation system established by the Ministry of Communications and Transportation. This price regulation system establishes a "maximum rate" for each airport for every year in a five-year period. In 2005, approximately 80.6% of our total revenues were earned from aeronautical services, which are subject to regulation under our maximum rates. The "maximum rate" is the maximum amount of revenues per workload unit that may be earned at an airport each year from regulated revenue sources. Under this regulation, a workload unit is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo. We are able to set the specific prices for regulated services, other than complementary services and leasing of space to airlines, for each of our airports, every six months (or more frequently if accumulated inflation in Mexico since the last adjustment exceeds 5%), as long as the combined revenue from regulated services at an airport does not exceed the maximum rate per workload unit at that airport on an annual basis. Since our aggregate revenues resulting from regulated services are not otherwise restricted, increases in passenger and cargo traffic increase the workload units used to determine our maximum rates and therefore permit greater revenues overall within each five-year period for which maximum rates are established.

        Each airport's maximum rate is determined for each year by the Ministry of Communications and Transportation based on a general framework established in our concessions. This framework reflects, among other factors, projections of an airport's revenues, operating costs and capital expenditures, as well as the estimated cost of capital related to regulated services and projected annual efficiency adjustments determined by the Ministry of Communications and Transportation. The schedule of maximum rates for each airport is to be established every five years.

        In December 2005, the Ministry of Communications and Transportation determined the maximum rates for our airports for the 2006 to 2010 period. For further information on the maximum rates applicable to our airports, see "Regulatory Framework—Revenue Regulation" and "Risk Factors—Risks Related to Our Operations."

        Our revenues from non-aeronautical services, including revenues that we earn from most commercial activities in our terminals, are not subject to this price regulation system, which we refer to as a "dual-till" system, and are therefore not subject to a ceiling.

Summary of Third Quarter Results

        Our 13 airports served approximately 2.9 million terminal passengers during the three months ended September 30, 2006, a 7.4% increase over the three months ended September 30, 2005. Of our total terminal passengers during the three months ended September 30, 2006, 2.4 million were domestic passengers and 0.5 million were international passengers. Domestic and international passenger traffic for the three months ended September 30, 2006 was 10.9% higher and 6.1% lower, respectively, compared to the three months ended September 30, 2005.

        Our revenues increased 15.2% to Ps. 405.6 million for the three months ended September 30, 2006, as compared to Ps. 351.9 million for the three months ended September 30, 2005, reflecting increases in both aeronautical revenues and non-aeronautical revenues. Increases in aeronautical revenues were primarily due to increases in passengers paying passenger charges and air traffic movements. Increases in non-aeronautical revenues were primarily due to increases in revenue from car parking charges and, to a lesser extent, across-the-board increases in other non-aeronautical revenue.

        Our operating income increased 33.7% to Ps. 156.0 million for the three months ended September 30, 2006, as compared to Ps. 116.7 million for the three months ended September 30, 2005, principally reflecting the increase in revenues which offset a proportionately smaller increase in operating costs. Operating costs increased mainly as a result of increases in technical assistance fees, concession taxes and depreciation and amortization, which more than offset a decline in costs of services and general and administrative expenses.

        Our net income increased 3.6% to Ps. 112.6 million for the three months ended September 30, 2006, as compared to Ps. 108.7 million for the three months ended September 30, 2005, principally as a result of the increase in operating income discussed above coupled with a change from net comprehensive financing income in the 2005 period to net comprehensive financing expense in the 2006 period.

        At September 30, 2006, our cash and cash equivalents were Ps. 1,805 million. We did not have any debt at September 30, 2006.

THE GLOBAL OFFERING

Global Offering
The selling stockholder is offering 83,513,040 Series B shares in the form of ADSs and Series B shares in the United States and elsewhere outside of Mexico and 83,513,046 Series B shares in Mexico. Each ADS represents eight Series B shares.
Over-allotment
The international underwriter has an option from the selling stockholder to purchase up to 12,526,952 additional Series B shares in the form of ADSs or Series B shares to cover over-allotments. The Mexican underwriter has an option to purchase up to 12,526,962 additional Series B shares to cover over-allotments.
Selling Stockholder
The Series B shares are being offered by the selling stockholder, which, prior to this global offering, held 192,080,000 Series B shares, representing 56.6% of the Series B shares and 48.0% of our outstanding capital stock. The selling stockholder is a trust established by the Ministry of Communications and Transportation with NAFIN, a Mexican development bank owned and controlled by the Mexican government. NAFIN is trustee of the selling stockholder. If all of the Series B shares offered by the selling stockholder are sold (and the over-allotment option is exercised in full), the Mexican government will cease to have any ownership interest in us.
Expected Offering Price
The initial offering price for each ADS is expected to be between U.S. $14.50 and U.S. $16.50. Based on the ratio of eight Series B shares for each ADS, the initial offering price for each Series B share is expected to be between U.S. $1.8125 and U.S. $2.0625.
Listings and Registration
The ADSs have been approved for listing on The NASDAQ Global Market under the symbol "OMAB" and to list the Series B shares on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.) under the symbol "OMA."

We have also applied to register the Series B shares in the Mexican National Securities Registry maintained by the Mexican National Banking and Securities Commission and in the Special Section currently maintained by the Mexican National Securities Registry. Prior to this global offering, there has been no trading market for the Series B shares in Mexico, in the United States or elsewhere.

Lock-up Provision
We, the selling stockholder, SETA and Aeroinvest have agreed not to issue or sell any Series B shares or ADSs for 180 days from the date of this prospectus. For more information regarding these lock-up provisions, see "Underwriting" and "Principal Stockholders and Selling Stockholder."
Use of Proceeds	We will not receive any proceeds from this global offering. The net proceeds from the sale of ADSs and Series B shares sold in this global offering are payable to the selling stockholder.
Capital Stock
341,200,000 Series B shares and 58,800,000 Series BB shares of our common stock will be outstanding after this global offering. Since all of the Series B shares to be sold in the global offering are being sold by the selling stockholder, the number of Series B shares and Series BB shares outstanding will not change as a result of this global offering.
Voting Rights
Each Series B share will entitle the holder to one vote at any shareholders' meeting, including voting at meetings to elect members of our board of directors. ADS holders may instruct the depositary how to exercise the voting rights of the shares represented by the ADSs. The depositary has agreed that, if we so request, it will mail notices of shareholders' meetings that it receives from us to holders of ADSs and explain the procedures necessary to exercise voting rights. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions. For a more complete discussion of the depositary's role and your voting rights, see "Description of American Depositary Shares."
Special Rights of Series BB Stockholder
The Series BB shares held by SETA provide it with certain rights under our bylaws, which are in addition to the rights of holders of Series B shares. Pursuant to our bylaws, SETA (as holder of our Series BB shares) has the right to present to the board of directors the name or names of the candidates for appointment as our chief executive officer, to appoint and remove half of our executive officers, which currently include our chief financial officer, our chief operating officer and our commercial director and to elect three members of our board of directors. SETA (as holder of our Series BB shares) also has the right pursuant to our bylaws to veto certain actions requiring approval of our stockholders (including the payment of dividends, the amendment of our bylaws and the amendment of its right to appoint certain members of our senior management). In addition, any matter requiring board approval under our bylaws will require the approval of a majority of the directors appointed by our Series BB shareholders. See "Description of Capital Stock—Authority of the Board of Directors—Powers of Series BB Directors." In the event of the termination of the technical assistance agreement, the Series BB shares would be converted into Series B shares, resulting in the termination of all of SETA's special rights. If at any time before June 14, 2015 SETA were to hold less than 7.65% of our capital stock in the form of Series BB shares, it would lose its veto rights (but its other special rights would be unaffected). If at any time after June 14, 2015 SETA were to hold less than 7.65% of our capital stock in the form of Series BB shares, such shares must be converted into Series B shares, which would cause SETA to lose all of its special rights. As long as SETA retains at least 7.65% of our capital stock in the form of Series BB shares, whether before or after June 14, 2015, all of its special rights will remain in place. Pursuant to our bylaws, the technical assistance agreement and the participation agreement, SETA is required to retain at least 51% of its Series BB shares until June 14, 2007, after which it is entitled to transfer up to one eighth of such 51% during each year thereafter. The rights and obligations of SETA in our management are described in "Management—Committees," "Description of Capital Stock" and "Principal Stockholders and Selling Stockholder."
Dividends
Our shareholders recently adopted a new dividend policy. Under the policy our annual dividend has a fixed and a variable component. The fixed component will be Ps. 325 million per year. The variable component will be based on the funds available for distribution in excess of the fixed component. The determination of the variable portion of our dividend will be made based on the amount of cash and liquid investments we hold (as reflected in our balance sheet as of the month-end immediately prior to the dividend payment) that is in excess of our "minimum cash balance." For the purposes of our dividend policy, "minimum cash balance" is the minimum amount of cash and liquid investments, as determined by our board of directors, necessary to cover our projected investments for the subsequent twelve months and our expected operating expenses for the subsequent six months. We expect to pay dividends in cash and in one or more payments, as determined by the shareholders' meeting in which dividends are determined and declared.

As of June 30, 2006, we had accumulated approximately Ps. 13.5 million of distributable earnings that have been subject to the corporate income tax and that could be declared and paid to shareholders free of the corporate level dividend tax. Because we expect any dividend we pay to be subject to the corporate level dividend tax referred to above, we intend to limit the amount of dividends we pay so as to avoid generating a tax liability that cannot be credited against our expected income tax liability in the subsequent two years (which is the period during which Mexican law allows us to credit the corporate level dividend tax against our income tax liability).

Under our dividend policy, the declaration, amount and payment of dividends pursuant to the policy described above (including the fixed portion) are subject to (i) compliance with applicable law regarding the declaration and payment of dividends with respect to any year including the establishment of the statutory legal reserve fund, (ii) the absence of any adverse effect on our business plan for the current or subsequent fiscal year as a result of the payment of any dividend, and (iii) the absence of any adverse tax consequence to us from the payment of any dividend, based on the tax considerations described above and any other applicable taxes. This policy is based on current Mexican tax law and our projections of our future earnings and corporate income tax liability. Changes in Mexican tax law and our actual results of operations could cause our policy to change or otherwise change the amount of dividends paid in any given year.
On September 22, 2006, prior to the effectiveness of our new dividend policy, we paid an aggregate dividend of Ps. 423.9 million. We did not pay any dividends prior to September 22, 2006.

The declaration, amount and payment of dividends, if any, are subject to the approval of either (x) holders of a majority of our capital stock present at a shareholders' meeting and, so long as the Series BB shares represent at least 7.65% of our outstanding capital stock, the approval of SETA (as the holder of our Series BB shares) or (y) holders of 95% of our capital stock. Any such approval by SETA requires the approval of its shareholders Aeroinvest and Aéroports de Paris Management. We cannot assure you that we will continue to pay dividends.

To the extent that we declare and pay dividends or make any other distribution in respect of our outstanding Series B shares, the ADS holders on the relevant date will be entitled to receive dividends or distributions payable in respect of the Series B shares underlying their ADSs. The delivery of dividends or distributions to ADS holders will be subject to the terms of our deposit agreement with the depositary. Cash dividends generally will be paid to the depositary in pesos, except as otherwise provided in this prospectus. Under current applicable Mexican law, any dividend we pay to non-Mexican holders of our Series B shares and ADSs, including the depositary, will not be subject to a dividend withholding tax. For more information regarding our dividend policy and withholding taxes, see "Dividend Policy," "Description of Capital Stock" and "Taxation."

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following tables present our summary consolidated financial information for each of the periods indicated. This information should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements, including the notes thereto, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Note 19 to our audited financial statements for the years ended December 31, 2005, 2004 and 2003 and Note 18 to our unaudited financial statements for the six-month periods ended June 30, 2006 and 2005 provide 1) a summary of the principal differences between Mexican GAAP and U.S. GAAP as they relate to our business; 2) a reconciliation to U.S. GAAP of net income and stockholders' equity; and 3) condensed financial statements under U.S. GAAP and additional U.S. GAAP disclosure information.

        The unaudited interim consolidated financial information has been prepared on the same basis as our audited consolidated financial statements and, in our opinion, includes all adjustments that we consider necessary to fairly present our results of operations and financial condition for and as of the end of these periods. Our results for the six-month period ended June 30, 2006 are not necessarily indicative of our results to be expected for the year ended December 31, 2006 and should not be construed as such.

        Mexican GAAP provides for the recognition of certain effects of inflation by restating non-monetary assets and non-monetary liabilities using the Mexican National Consumer Price Index, restating the components of stockholders' equity using the Mexican National Consumer Price Index and recording gains or losses in purchasing power from holding monetary liabilities or assets. Mexican GAAP also requires the restatement of all financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Our audited year-end and unaudited interim financial statements and all other financial information contained herein are accordingly presented in constant pesos with purchasing power as of June 30, 2006, unless otherwise noted.

	Year ended December 31,							Six months ended June 30,
	2001	2002	2003	2004	2005	2005		2005	2006	2006
	(thousands of pesos, except per share amounts)							(thousands of pesos, except per share amounts)		(thousands of dollars)(1)
						(thousands of dollars)(1)
Statement of income data:
Mexican GAAP:
Revenues:
Aeronautical services(2)	Ps.1,005,808	Ps.914,215	Ps.937,938	Ps.1,010,305	Ps.1,111,493	U.S.$	98,480	Ps.552,028	Ps.621,833	U.S.$	55,095
Non-aeronautical services(3)	134,261	146,071	184,818	233,737	268,146		23,758	137,438	149,703		13,264
Total revenues	1,140,069	1,060,286	1,122,756	1,244,042	1,379,639		122,238	689,466	771,536		68,359
Operating costs:
Cost of services	316,619	306,905	318,027	334,268	362,686		32,134	172,290	186,988		16,567
General and administrative expenses	288,429	225,180	238,248	225,669	228,132		20,213	100,488	109,313		9,686
Technical assistance fees(4)	57,406	63,175	36,855	37,491	37,305		3,306	17,107	16,347		1,448
Concession taxes(5)	59,001	56,064	55,123	60,487	67,722		6,000	33,466	38,905		3,447
Depreciation and amortization:
Depreciation(6)	53,402	61,366	170,814	184,659	194,930		17,271	96,420	103,374		9,159
Amortization(7)	108,653	108,398	16,568	16,568	17,445		1,546	8,362	14,153		1,254
Total depreciation and amortization	162,055	169,764	187,382	201,227	212,375		18,817	104,782	117,527		10,413
Total operating costs	883,510	821,088	835,635	859,142	908,220		80,469	428,133	469,080		41,561
Income from operations	256,559	239,198	287,121	384,900	471,419		41,769	261,333	302,456		26,798
Net comprehensive financing income (expense)	(9,643)	17,564	24,154	(14,304)	27,607		2,446	17,807	78,572		6,962
Other income (expense)	4,026	8,974	2,601	4,295	5,013		444	(1,472)	9,732		862
Income before income taxes and statutory employee profit sharing	250,942	265,736	313,876	374,891	504,039		44,659	277,668	390,760		34,622
Income tax and statutory employee profit sharing expense	127,096	131,383	135,618	87,501	148,746		13,180	89,240	136,244		12,072
Consolidated net income	123,846	134,353	178,258	287,390	355,293		31,479	188,428	254,516		22,550
Basic and diluted earnings per share(8)	Ps.0.3159	Ps.0.3427	Ps.0.4547	Ps.0.7331	Ps.0.9064	U.S.$	0.0803	Ps.0.4807	Ps.0.6493	U.S.$	0.0575
Pro forma basic and diluted earnings per share(9)					Ps.0.8811	U.S.$	0.0781		Ps.0.6312	U.S.$	0.0559
Basic and diluted earnings per ADS(8)	Ps.2.5275	Ps.2.7419	Ps.3.6379	Ps.5.8651	Ps.7.2509	U.S.$	0.6424	Ps.3.8455	Ps.5.1942	U.S.$	0.4602
U.S. GAAP:
Revenues				Ps.1,244,042	Ps.1,379,639	U.S.$	122,238	Ps.689,466	Ps.771,536	U.S.$	68,541
Income from operations				453,429	559,592		49,581	308,002	301,887		26,748
Consolidated net income				171,637	415,615		36,824	220,134	273,280		24,213
Basic earnings per share(8)				Ps.0.4412	Ps.1.0683	U.S.$	0.0947	Ps.0.5658	Ps.0.7024	U.S.$	0.0622
Diluted earnings per share(10)				Ps.0.4378	Ps.1.0602	U.S.$	0.0939	Ps.0.5616	Ps.0.6951	U.S.$	0.0616
Pro forma basic earnings per share(9)					Ps.1.0383	U.S.$	0.0920		Ps.0.6827	U.S.$	0.0605
Pro forma diluted earnings per share(9)					Ps.1.0307	U.S.$	0.0913		Ps.0.6777	U.S.$	0.0600
Basic earnings per ADS(8)				Ps.3.5293	Ps.8.5460	U.S.$	0.7572	Ps.4.5265	Ps.5.6193	U.S.$	0.4979
Diluted earnings per ADS(10)				Ps.3.5028	Ps.8.4814	U.S.$	0.7515	Ps.4.4925	Ps.5.5610	U.S.$	0.4927
Other operating data:
Total terminal passengers (thousands of passengers)(11)	9,052	8,553	8,853	9,739	10,599		10,599	5,216	5,779		5,779
Total air traffic movements (thousands of movements)	354	340	333	346	362		362	181	190		190
Total revenues per terminal passenger(12)	126	124	127	128	130		130	132	134		134
Other data:
EBITDA:
Consolidated net income under Mexican GAAP	Ps.123,846	Ps. 134,353	Ps.178,258	Ps. 287,390	Ps.355,293	U.S.$	31,479	Ps.188,428	Ps.254,516	U.S.$	22,550
Minus:
Net comprehensive financing income (expense)	(9,643)	17,564	24,154	(14,304)	27,607		2,446	17,807	78,572		6,962
Plus:
Income tax and statutory employee profit sharing expense	127,096	131,383	135,618	87,501	148,746		13,180	89,240	136,244		12,072
Depreciation and amortization	162,055	169,764	187,382	201,227	212,375		18,817	104,782	117,527		10,413

EBITDA(13)	Ps.422,640	Ps.417,936	Ps.477,104	Ps.590,422	Ps.688,807	U.S.$	61,030	Ps. 364,643	Ps.429,715	U.S.$	38,073

	Year ended December 31,							Six months ended June 30,
	2001	2002	2003	2004	2005	2005		2005	2006	2006
	(thousands of pesos)					(thousands of dollars)(1)		(thousands of pesos)		(thousands of dollars)(1)
Balance sheet data:
Mexican GAAP:
Cash and cash equivalents	Ps.423,713	Ps.775,596	Ps.901,189	Ps.1,210,747	Ps.1,591,008	U.S.$	140,966	Ps.1,483,171	Ps.1,983,241	U.S.$	175,718
Total current assets	656,352	1,091,802	1,154,099	1,437,258	1,873,163		165,965	1,733,816	2,257,833		200,047
Airport concessions—net	—	—	762,138	745,571	729,004		64,591	737,288	720,719		63,857
Rights to use airport facilities—net	5,203,081	5,094,682	4,198,611	4,081,372	3,964,060		351,221	4,022,723	3,905,276		346,013
Total assets	6,577,802	6,929,174	7,166,893	7,508,704	8,009,628		709,664	7,767,329	8,409,164		745,064
Current liabilities	157,612	141,986	121,308	142,252	144,807		12,830	135,615	214,244		18,982
Total liabilities	217,556	434,576	494,037	548,458	694,089		61,497	618,665	839,109		74,347
Total stockholders' equity(14)	6,360,246	6,494,598	6,672,856	6,960,246	7,315,539		648,167	7,148,674	7,570,055		670,717
U.S. GAAP:
Cash and cash equivalents				1,210,747	1,591,008		140,966	1,483,171	1,983,241		175,718
Total current assets				1,455,905	1,873,163		165,965	1,753,612	2,265,632		200,738
Assets under concession ("Rights to use airport facilities" under Mexican GAAP)				930,057	892,599		79,085	911,428	874,042		77,441
Total assets				4,410,762	4,866,905		431,657	4,633,091	5,224,573		462,905
Current liabilities				143,969	172,347		15,270	138,277	220,805		19,564
Total liabilities				190,819	224,479		19,889	189,767	278,793		24,701
Total stockholders' equity(14)				4,219,943	4,612,426		411,768	4,443,324	4,945,780		438,203
Other data:
Mexican GAAP:
Net resources generated by operating activities	Ps.400,488	Ps.547,603	Ps.488,386	Ps.569,602	Ps.653,896	U.S.$	57,936	Ps.339,273	Ps.524,626	U.S.$	46,482
Net resources used in investing activities	(179,005)	(195,722)	(362,792)	(260,044)	(273,635)		(24,244)	(66,849)	(132,393)		(11,730)
Increase in cash and cash equivalents	221,483	351,881	125,594	309,558	380,261		33,692	272,424	392,233		34,752
U.S. GAAP:(15)
Net cash generated by operating activities				565,161	645,817		57,220	339,038	521,032		46,164
Net cash used in investing activities				(259,934)	(266,706)		(23,630)	(66,839)	(129,432)		(11,468)
Effect of inflation accounting				4,331	1,150		102	225	633		56
Increase in cash and cash equivalents				309,558	380,261		33,692	272,424	392,233		34,752

(1)
Translated into dollars at the rate of Ps. 11.2865 per U.S. dollar, the Federal Reserve Bank of New York noon buying rate for Mexican pesos at June 30, 2006. Per share dollar amounts are expressed in dollars (not thousands of dollars). Operating data is expressed in units indicated.

(2)
Revenues from aeronautical services principally consist of a fee for each departing passenger, aircraft landing fees based on the aircraft's weight and arrival time, an aircraft parking fee, a fee for the transfer of passengers from the aircraft to the terminal building, a security charge for each departing passenger and other sources of revenues subject to regulation under our maximum rates.

(3)
Revenues from non-aeronautical services consist of sources of revenues not subject to regulation under our maximum rates, and consist of revenues from car parking charges, leasing of commercial space to tenants, advertising, taxis and other ground transportation providers and other miscellaneous sources of revenues. Pursuant to our concessions and to the Airport Law and the regulations thereunder, parking services are currently excluded from aeronautical services under our maximum rates, although the Ministry of Communications and Transportation could decide to regulate such rates and they may be regulated by other authorities.

(4)
On January 1, 2001, we began paying SETA a technical assistance fee under the technical assistance agreement entered into in connection with SETA's purchase of its Series BB shares. This fee is described in "Business—Opening of Mexican Airports to Investment—Investment by SETA."

(5)
Each of our subsidiary concession holders is required to pay a concession tax to the Mexican government under the Mexican Federal Duties Law for the use of public domain assets pursuant to the terms of its concession. The concession tax is currently equal to 5% of each concession holder's gross annual revenues.

(6)
Reflects depreciation of fixed assets.

(7)
Reflects amortization of airport concessions and rights to use airport facilities.

(8)
For Mexican GAAP purposes, based on 392,000,000 weighted average common shares outstanding in each period. For U.S. GAAP purposes, based on 389,060,000 weighted average common shares outstanding in each period. Earnings per ADS is based on the ratio of 8 Series B shares per ADS.

(9)
Determined by giving effect to (i) SETA's exercise, on September 5, 2006, of its option to subscribe for 8,000,000 newly issued Series B shares at an exercise price of U.S. $1.3527 (Ps. 14.6735) per share and (ii) the increase in the number of shares necessary to be issued in order to be able to replace the capital in excess of the earnings being withdrawn under the dividend paid in September 2006. For purposes of pro forma presentation, the 8,000,000 newly issued Series B shares are included in basic earnings per share.

(10)
Based on 392,022,615 weighted average common shares and common share equivalents outstanding for the year ended December 31, 2005, 393,135,368 weighted average common shares and common share equivalents outstanding for the six-month period ended June 30, 2006, and 392,000,000 weighted average common shares and common share equivalents outstanding for the year ended December 31, 2004 and for the six-month period ended June 30, 2005. Earnings per ADS is based on the ratio of 8 Series B shares per ADS.

(11)
Includes arriving and departing passengers as well as transfer passengers (passengers who arrive at our airports on one aircraft and depart on a different aircraft). Excludes transit passengers (passengers who arrive at our airports but generally depart without changing aircraft).

(12)
Total revenues for the period divided by terminal passengers for the period. Expressed in pesos (not thousands of pesos).

(13)
EBITDA represents net income minus net comprehensive financing income plus income taxes, asset tax, statutory employee profit sharing and depreciation and amortization. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance, or as an alternative to cash flow as an indicator of liquidity. Our management believes that EBITDA provides a useful measure of our performance that is widely used by investors to evaluate our performance and compare it with other companies. In making such comparisons, however, you should bear in mind that EBITDA is not defined and is not a recognized financial measure under Mexican GAAP or U.S. GAAP and that it may be calculated differently by different companies. EBITDA as presented in this table is not equivalent to our operating income (prior to deducting depreciation and amortization and the technical assistance fee), which is used as the basis for calculation of our technical assistance fee.

(14)
Total stockholders' equity under Mexican GAAP reflects the value assigned to our concessions. Under U.S. GAAP, no value has been assigned to our concessions.

(15)
U.S. GAAP cash flow data is expressed in nominal Mexican pesos.

RISK FACTORS

        You should consider carefully the following risk factors, as well as all the other information presented in this prospectus, before buying our Series B shares or ADSs. Any of the following risks, if they actually occur, could materially and adversely affect our business, results of operations, prospects and financial condition. In that event, the market price of our Series B shares and ADSs could decline, and you could lose all or part of your investment.

Risks Related to the Regulation of Our Business

We provide a public service regulated by the Mexican government and our flexibility in managing our aeronautical activities is limited by the regulatory environment in which we operate.

        Our aeronautical fees charged to airlines and passengers are, like most airports in other countries, regulated. In 2003, 2004, 2005 and the first six months of 2006, approximately 83.5%, 81.2%, 80.6% and 80.6%, respectively, of our total revenues were earned from aeronautical services, which are subject to price regulation under our maximum rates. These regulations may limit our flexibility in operating our aeronautical activities, which could have a material adverse effect on our business, results of operations, prospects and financial condition. In addition, several of the regulations applicable to our operations and that affect our profitability are authorized (as in the case of our master development programs) or established (as in the case of our maximum rates) by the Ministry of Communications and Transportation for five-year terms. Except under limited circumstances, we generally do not have the ability to unilaterally change our obligations (such as the investment obligations under our master development programs or the obligation under our concessions to provide a public service) or increase our maximum rates applicable under those regulations should our passenger traffic or other assumptions on which the regulations were based change during the applicable term. In addition, there can be no assurance that this price regulation system will not be amended in a manner that would cause additional sources of our revenues to be regulated.

We cannot predict how the regulations governing our business will be applied.

        Many of the laws, regulations and instruments that regulate our business were adopted or became effective in 1999, and there is only a limited history that would allow us to predict the impact of these legal requirements on our future operations. In addition, although Mexican law establishes ranges of sanctions that might be imposed should we fail to comply with the terms of one of our concessions, the Mexican Airport Law (Ley de Aeropuertos) and its regulations or other applicable law, we cannot predict the sanctions that are likely to be assessed for a given violation within these ranges. We cannot assure you that we will not encounter difficulties in complying with these laws, regulations and instruments. Moreover, there can be no assurance that the laws and regulations governing our business, including the rate-setting process and the Mexican Airport Law, will not change in the future. Additionally, we cannot predict how the incoming Mexican government administration taking office in December 2006 will interpret and apply such laws and regulations.

The regulations pursuant to which the maximum rates applicable to our aeronautical revenues are established do not guarantee that our consolidated results of operations, or that the results of operations of any airport, will be profitable.

        The regulations applicable to our aeronautical activities establish an annual maximum rate for each airport, which is the maximum annual amount of revenues per workload unit (which is equal to one terminal passenger or 100 kilograms (220 pounds) of cargo) that we may earn at that airport from services subject to price regulation. The maximum rates for our airports have been determined by the Ministry of Communications and Transportation for each year through December 31, 2010. In December 2005, the Ministry of Communications and Transportation determined, based on the terms of our concessions, the maximum rates for our airports from January 1, 2006 through December 31,

2010. Under the terms of our concessions, there is no guarantee that the results of operations of any airport will be profitable.

        Our concessions provide that an airport's maximum rates will be adjusted periodically for inflation (determined by reference to the Mexican producer price index excluding petroleum). Although we are entitled to request additional adjustments to an airport's maximum rates under certain circumstances, including, among others, required capital investments not foreseen in our master development programs, decreases in capital investments attributable to Mexican economy-related passenger traffic decreases or modifications of the concession tax payable by us to the Mexican government, our concessions provide that such a request will be approved only if the Ministry of Communications and Transportation determines that certain limited events specified in our concessions have occurred. Therefore, there can be no assurance that any such request would be granted.

The terms of our concessions may not be extended beyond 2048.

        The terms of our concessions are scheduled to expire in 2048. Although Mexican law allows for the possible extension of the terms of our concessions, any such extension would require the consent of the Ministry of Communications and Transportation, as to which there can be no assurance.

If we exceed the maximum rate at any airport at the end of any year, we could be subject to sanctions.

        Historically, we have set the prices we charge for aeronautical services at each airport in order to come as close as possible to our authorized maximum rate for that airport in any given year. For example, in 2005, our revenues subject to maximum rate regulation represented approximately 95% of the amount we were entitled to earn under the maximum rates for all of our airports. In the first six months of 2006, our revenues subject to maximum rate regulation represented approximately 92% of the amounts we were entitled to earn under the maximum rates for all of our airports. There can be no assurance that we will be able to establish prices in the future that allow us to collect substantially all of the revenue we are entitled to earn from services subject to price regulation.

        The specific prices we charge for aeronautical services are determined based on various factors, including projections of passenger traffic volumes, the Mexican producer price index (excluding petroleum) and the value of the peso relative to the U.S. dollar. These variables are outside of our control. Our projections could differ from the applicable actual data, and, if these differences occur at the end of any year, they could cause us to exceed the maximum rate at any one or more of our airports during that year.

        If we exceed the maximum rate at any airport at the end of any year, the Ministry of Communications and Transportation may assess a fine and may reduce the maximum rate at that airport in the subsequent year. The imposition of sanctions for violations of certain terms of a concession, including for exceeding an airport's maximum rate, can result in termination of the concession if the relevant term has been violated and sanctions have been imposed at least three times. In the event that any one of our concessions is terminated, our other concessions may also be terminated.

The Mexican government may terminate or reacquire our concessions under various circumstances, some of which are beyond our control.

        Our concessions are our principal assets and we are unable to continue our operations without them. A concession may be terminated by the Mexican government for certain prescribed reasons, including failure to comply with our master development programs, a temporary or permanent halt in our operations, actions affecting the operations of other concession holders in Mexico, failure to pay damages resulting from our operations, exceeding our maximum rates or failure to comply with any other material term of our concessions. Violations of certain terms of a concession (including violations for exceeding the applicable maximum rate) can result in termination of a concession only if sanctions have been imposed for violation of the relevant term at least three times. Violations of other terms of a concession can result in the immediate termination of the concession. Our concessions may also be terminated upon our bankruptcy or insolvency. In the event that any one of our concessions is terminated, our other concessions may also be terminated.

        We would face similar sanctions for violations of the Mexican Airport Law or its regulations. Under applicable Mexican law and the terms of our concessions, our concessions may also be made subject to additional conditions, including under our renewed master development programs, which we may be unable to meet. Failure to meet these conditions may also result in fines, other sanctions and the termination of the concessions.

        The Mexican government may also terminate one or more of our concessions at any time through reversion, if, in accordance with applicable Mexican law, it determines that it is in the public interest to do so. The Mexican government may also assume the operation of any airport in the event of war, public disturbance or a threat to national security. In addition, in the case of a force majeure event, the Mexican government may require us to implement certain changes in our operations. In the event of a reversion of the public domain assets that are the subject of our concessions, the Mexican government under Mexican law is required to compensate us for the value of the concessions or added costs based on the results of an audit performed by appraisers or, in the case of a mandated change in our operations, the cost of that change. Similarly, in the event of an assumption of our operations, other than in the event of war, the government is required to compensate us and any other affected parties for any resulting damages. There can be no assurance that we would receive compensation equivalent to the value of our investment in or any additional damages related to our concessions and related assets in the event of such action.

        In the event that any one of our concessions is terminated, whether through revocation or otherwise, our other concessions may also be terminated. Thus, the loss of any concession would have a material adverse effect on our business and results of operations.

The Mexican government could grant new concessions that compete with our airports.

        The Mexican government could grant additional concessions to operate existing government-managed airports, or authorize the construction of new airports, which could compete directly with our airports. In the future, we also may face competition from Aeropuerto del Norte, an airport near Monterrey operated by a third party pursuant to a concession. Historically, Aeropuerto del Norte has been used solely for general aviation flights. Recently, the state of Nuevo León has approached the Ministry of Communications and Transportation to discuss the possibility of amending Aeropuerto del Norte's concession to allow it to serve commercial aviation flights. We understand, based on a recent government analysis, that Aeropuerto del Norte as currently configured is not capable of accommodating commercial traffic. To date, the Ministry of Communications and Transportation has not amended Aeropuerto del Norte's concession. However, there can be no assurance that the Ministry of Communications and Transportation will not authorize such an amendment and that commercial aviation flights will not operate from Aeropuerto del Norte in the future.

        Any competition from other such airports could have a material adverse effect on our business and results of operations. Under certain circumstances, the grant of a concession for a new or existing airport must be made pursuant to a public bidding process. In the event that a competing concession is offered in a public bidding process, we cannot assure you that we would participate in such process, or that we would be successful if we did participate.

Risks Related to Our Operations

Our revenues are highly dependent on levels of air traffic, which depend in part on factors beyond our control.

        Our revenues are closely linked to passenger and cargo traffic volumes and the number of air traffic movements at our airports. These factors directly determine our revenues from aeronautical services and indirectly determine our revenues from non-aeronautical services. Passenger and cargo traffic volumes and air traffic movements depend in part on many factors beyond our control, including economic conditions in Mexico and the U.S., the political situation in Mexico and elsewhere in the world, the attractiveness of our airports relative to that of other competing airports, fluctuations in petroleum prices (which can have a negative impact on traffic as a result of fuel surcharges or other measures adopted by airlines in response to increased fuel costs) and changes in regulatory policies applicable to the aviation industry. Any decreases in air traffic to or from our airports as a result of factors such as these could adversely affect our business, results of operations, prospects and financial condition.

Terrorist attacks have had a severe impact on the international air travel industry and have adversely affected our business and may continue to do so in the future.

        As with all airport operators, we are subject to the threat of terrorist attack. The terrorist attacks on the United States on September 11, 2001 had a severe adverse impact on the air travel industry, particularly on U.S. carriers and on carriers operating international service to and from the United States. Airline traffic in the United States fell precipitously after the attacks. Our terminal passenger volumes declined 5.8% in 2002, as compared to 2001. In the event of a terrorist attack involving one of our airports directly, airport operations would be disrupted or suspended during the time necessary to conduct rescue operations, investigate the incident and repair or rebuild damaged or destroyed facilities. In addition, our insurance policies do not cover all losses and liabilities resulting from terrorism. Any future terrorist attacks, whether or not involving aircraft, will likely adversely affect our business, results of operations, prospects and financial condition.

        Because a substantial majority of our international flights involve travel to the U.S., we may be required to comply with security directives of the U.S. Transportation Security Administration, in addition to the directives of Mexican aviation authorities. Security measures taken to comply with future security directives or in response to a terrorist attack or threat could reduce passenger capacity at our airports due to increased passenger screening and slower security checkpoints, which would have an adverse effect on our results of operations.

International events could have a negative impact on international air travel.

        Historically, a substantial majority of our revenues have been derived from aeronautical services, and our principal source of aeronautical services revenues is passenger charges. Passenger charges are payable for each passenger (other than diplomats, infants, transfer and transit passengers) departing from the airport terminals we operate, collected by the airlines and paid to us. In 2003, 2004, 2005 and the first six months of 2006, passenger charges represented 57.2%, 56.0%, 56.6% and 58.0%, respectively, of our total revenues. Events such as the war in Iraq and public health crises such as the Severe Acute Respiratory Syndrome, or SARS, crisis have negatively affected the frequency and pattern of air travel worldwide. Because our revenues are largely dependent on the level of passenger traffic in our airports, any general increase of hostilities relating to reprisals against terrorist organizations, further conflict in the Middle East, outbreaks of health epidemics such as SARS or other events of general international concern (and any related economic impact of such events) could result in decreased passenger traffic and increased costs to the air travel industry and, as a result, could cause a material adverse effect on our business, results of operations, prospects and financial condition.

Increases in international petroleum prices could reduce demand for air travel.

        International prices of fuel, which represents a significant cost for airlines using our airports, have increased in recent years and may be subject to further increases resulting from any future terrorist attacks, a general increase in international hostilities or a reduction in output of petroleum, voluntary or otherwise, by oil-producing countries. Such increases in airlines' costs have resulted in higher airline ticket prices and may decrease demand for air travel generally, thereby having an adverse effect on our revenues and results of operations.

Our revenues and profitability may not increase if we fail in our business strategy.

        Our ability to increase our revenue and profitability will depend in part on our business strategy, which consists of increasing passenger and cargo traffic at our airports and increasing revenue from commercial activities.

        Our ability to increase our commercial revenue is, among other factors, significantly dependent upon increasing passenger traffic at our airports. We cannot assure you that we will be successful in implementing our strategy of increasing our passenger traffic or our revenues from commercial activities. The passenger traffic volume in our airports depends on factors beyond our control, such as the attractiveness of the commercial, industrial and tourist centers that the airports serve. Accordingly, there can be no assurance that the passenger traffic volume in our airports will increase.

Competition from other tourist destinations could adversely affect our business.

        The principal factor affecting our results of operations and business is the number of passengers using our airports. The number of passengers using our airports (particularly our Acapulco, Mazatlán and Zihuatanejo airports) may vary as a result of factors beyond our control, including the level of tourism in Mexico. In addition, our passenger traffic volume may be adversely affected by the attractiveness, affordability and accessibility of competing tourist destinations in Mexico, such as Cancun, Puerto Vallarta and Los Cabos, or elsewhere, such as Puerto Rico, Florida, Cuba, Jamaica, the Dominican Republic and other Caribbean islands and destinations in Central America. The attractiveness of the destinations we serve is also likely to be affected by perceptions of travelers as to the safety and political and social stability of Mexico. There can be no assurance that tourism levels, and therefore the number of passengers using our airports, in the future will match or exceed current levels.

Our business is highly dependent upon revenues from four of our airports and could be adversely impacted by any condition affecting those airports.

        In 2005 and the first six months of 2006, approximately 67.0% and 68.1%, respectively, of our revenues were generated from four of our 13 airports. In particular, our Monterrey International Airport is our most important airport. The following table lists the percentage of total revenues generated at our airports for the periods indicated:

Airport	For year ended December 31, 2005	For six months ended June 30, 2006
Monterrey International Airport	43.4%	43.1%
Acapulco International Airport	8.6	10.1
Mazatlán International Airport	8.2	8.4
Culiacán International Airport	6.9	6.5
Nine other airports	32.9	31.9

Total	100.0%	100.0%

        As a result of the substantial contribution to our revenues from these four airports, any event or condition affecting our principal airports, particularly Monterrey, could have a material adverse effect on our business, results of operations, prospects and financial condition.

If a change in relations with our labor force should occur, such a change could have an adverse impact on our results of operations.

        Although we currently believe we maintain good relations with our labor force, if any conflicts with our employees were to arise in the future, including with our unionized employees (which accounted for 60% of our total employees at December 31, 2005 and 59% of our employees at June 30, 2006), resulting events such as strikes or other disruptions that could arise with respect to our workforce could have a negative impact on our results of operations.

The loss of one or more of our key customers could result in a loss of a significant amount of our revenues.

        Of the total revenues generated at our airports in 2005, Aeroméxico and its affiliates accounted for 25.2%, Mexicana and its affiliates accounted for 10.4% and Aviacsa and its affiliates represented 10.1%. Through December 2005, Aeroméxico, Mexicana and their respective affiliates were owned by Cintra, a Mexican holding company controlled by the Mexican government. In December 2005, Cintra sold its interest in Mexicana and its affiliates to Grupo Posadas, S.A. de C.V. Subsequent to this sale, Cintra was renamed Consorcio Aeroméxico, S.A. de C.V. None of our contracts with our airline customers obligate them to continue providing service to our airports, and we can offer no assurance that, if any of our key customers reduced their use of our airports, competing airlines would add flights to their schedules to replace any flights no longer handled by our principal airline customers. In addition, Consorcio Aeroméxico has announced publicly that it intends to sell all or a portion of its remaining ownership interest in Aeroméxico and its affiliates, and we can offer no assurance that these airlines, operating independently of Consorcio Aeroméxico, would continue to use any or all of our airports. Our business and results of operations could be adversely affected if we do not continue to generate comparable portions of our revenue from our key customers.

        In April 2006, Mexican regulatory authorities suspended the operations of Lineas Aereas Aerocalifornia, S.A. de C.V., which accounted for approximately 6.0% of our revenues in 2005, due to safety concerns relating to the carrier's fleet of aircraft. Although Aerocalifornia resumed limited operations in August 2006, any similar suspension affecting our principal airline customers could have a material adverse effect on our results of operations.

Revenues from passenger charges are not secured, and we may not be able to collect amounts invoiced in the event of the insolvency of one of our principal airline customers.

        In recent years, many airlines have reported substantial losses. Our revenues from passenger charges from our principal airline customers are not secured by a bond or any other collateral. Thus, in the event of the insolvency of any of these airlines, we would not be assured of collecting any amounts invoiced to that airline in respect of passenger charges.

The principal domestic airlines operating at our airports have in the past refused to pay certain increases in our specific prices for regulated aeronautical services and could refuse to pay additional increases in the future.

        From January 2001 to November 2002, several domestic airlines operating at our 13 airports—Aeroméxico, Mexicana, Aeromar and Aerolitoral—refused to pay certain increases in our airport service charges. In December 2002, the amount of invoiced fees subject to dispute was Ps. 3.7 million.

As part of this dispute, these airlines brought proceedings challenging the privatization of the Mexican airport sector and the methodology for calculating the maximum rate system applicable under the privatization of all of the airport groups in Mexico.

        Subsequently, we entered into an agreement with the National Air Transportation Chamber of Commerce (Camara Nacional de Aerotransportes) and the Ministry of Communications and Transportation pursuant to which we resolved existing disputes with our principal airline customers and established specific prices for regulated aeronautical services applicable to those airlines, as these airlines previously had refused to pay certain increases in our charges. Under the agreement, the National Air Transportation Chamber of Commerce agreed to cause our principal airline customers to enter into (a) contracts governing charges for certain aeronautical services and (b) lease contracts for property used by the airlines. Although our agreement with the National Air Transportation Chamber of Commerce expired in December 2005, we continued to charge our principal airline customers in accordance with the terms of the agreement until October 31, 2006, when we entered into a new agreement with the National Air Transportation Chamber of Commerce that offers incentives, including discounts, for the establishment of new routes and other measures expected to increase passenger traffic volume at our airports.

        These incentives and discounts could reduce our aeronautical revenues per terminal passenger in the future. In addition, should any of our principal airline customers refuse to continue to make payment to us, or should they refuse to pay increases in our charges for aeronautical services in future years, our results of operations could be adversely impacted.

The operations of our airports may be affected by the actions of third parties, which are beyond our control.

        As is the case with most airports, the operation of our airports is largely dependent on the services of third parties, such as air traffic control authorities and airlines. We are also dependent upon the Mexican government or entities of the government for provision of services, such as electricity, supply of fuel to aircraft, air traffic control and immigration and customs services for our international passengers. We are not responsible for and cannot control the services provided by these parties. Any disruption in, or adverse consequence resulting from, their services, including a work stoppage or other similar event, may have a material adverse effect on the operation of our airports and on our results of operations.

        In addition, we are dependent on third-party providers of certain complementary services such as catering and baggage handling. For example, Grupo Aeroméxico and Grupo Mexicana together control Servicios de Apoyo en Tierra, or SEAT, pursuant to a joint venture. Consorcio Aeroméxico, which owns Grupo Aeroméxico, has announced publicly that it intends to sell its remaining ownership interest in SEAT separately from the proposed sale of its ownership interest in Grupo Aeroméxico. SEAT is currently the largest provider of baggage and handling services at our airports. If these service providers, including SEAT, were to halt operations at any of our airports, we would be required to seek a new provider of these services or provide these services ourselves, either of which is likely to result in increased costs and have an adverse impact on our results of operations.

Actions by parties purporting to be former owners of land comprising a portion of the Ciudad Juárez International Airport could cause our concession to operate the airport to be invalid.

        Parties purporting to be former owners of land comprising a portion of our Ciudad Juárez International Airport initiated legal proceedings against the airport to reclaim the land, alleging that it was improperly transferred to the Mexican government. As an alternative to recovery of this land, the claimants also sought monetary damages of U.S. $120 million. On May 18, 2005, a Mexican court ordered us to return the disputed land to the plaintiffs. An appellate court recently vacated the May 18 court order, nullified the underlying legal proceeding and dismissed the plaintiffs' claim without prejudice. The appellate decision was based upon Mexican constitutional provisions and the terms of our concessions. The plaintiffs are permitted, however, to bring a new claim and, in the event that any subsequent action results in a decision substantially similar to the May 18 court order or otherwise adverse to us, and the Mexican government does not subsequently exercise its power of eminent domain to retake possession of the land for our use, which we believe the terms of our concessions would require, our concession to operate the Ciudad Juárez Airport would terminate. In 2005 and the first six months of 2006, our Ciudad Juárez International Airport represented 5.2% and 4.9%, respectively, of our revenue. Although we believe and have been advised by the Ministry of Communications and Transportation that under the terms of our concessions the termination of our Ciudad Juárez concession would not affect the validity of our remaining airport concessions and that the Mexican federal government would be obligated to indemnify us against any monetary or other damages resulting from the termination of our Ciudad Juárez concession or a definitive resolution of the matter in favor of the plaintiffs, there can be no assurance that we would be so indemnified.

We may be liable for property taxes as a result of claims asserted against us by certain municipalities.

        Administrative law proceedings have been asserted against us by the municipalities of Chihuahua, Ciudad Juárez, Reynosa, Tampico and Zihuatanejo for the payment of property taxes with respect to the real property on which we operate our airports in those cities. The claims in respect of the Chihuahua and Ciudad Juárez airports have been dismissed, although we expect the municipality of Chihuahua to assert an amended claim. The total amount of the property tax claims outstanding in each of Reynosa, Tampico and Zihuatanejo are Ps. 0.3 million, Ps. 0.5 million and Ps. 10.2 million, respectively, although any of these amounts could increase if the underlying claims are not resolved in our favor. Moreover, similar claims may be asserted by other municipalities where we operate our airports. For additional information on these proceedings, see "Business—Legal Proceedings—Property tax claims by certain municipalities."

        We do not believe that liabilities related to any claims or proceedings against us are likely to have, individually or in the aggregate, a material adverse effect on our consolidated financial condition or results of operations, because, should a court determine that these taxes must be paid in response to any future proceedings, we believe that only the owner of the land should be responsible for paying these taxes directly, and the obligation to pay these taxes is not otherwise contemplated in the terms of our concessions. The Mexican government has not acknowledged any obligation to pay such taxes, however, and changes to the Mexican Constitution and other applicable laws could render us liable to municipalities for property taxes in the future. We cannot predict the amount of any such future tax liabilities or the criteria that would be used to determine them. If such changes were to take effect, and any amounts owed were substantial, these tax liabilities could have a materially adverse effect on our financial condition or results of operations. If we believe that there is a substantial likelihood of an adverse result in a pending case, we will establish reserves to meet such liabilities consistent with Mexican GAAP.

        Other Mexican airport operators contesting the assessment of similar property tax claims have been required to post surety bonds in connection with their challenge of those assessments. If we are required to post similar surety bonds in the future, the terms of the surety bonds may restrict our ability to pay dividends or otherwise limit our flexibility.

Natural disasters could adversely affect our business.

        From time to time, the Northern and Central regions of Mexico experience torrential rains and hurricanes (particularly during the months of July through September), as well as earthquakes. The most recent natural event that affected our airport was Hurricane Emily in July 2005, which resulted in the cancellation of several flights to and from our Monterrey International Airport and minor damage to our Reynosa and Tampico International Airports. In addition, our Acapulco International Airport is susceptible to occasional flooding due to torrential rainfall. Natural disasters may impede operations, damage infrastructure necessary to our operations or adversely affect the destinations served by our airports. Any of these events could reduce our passenger traffic volume. The occurrence of natural disasters in the destinations we serve could adversely affect our business, results of operations, prospects and financial condition. We have insured the physical facilities at our airports against damage caused by natural disasters, accidents or other similar events, but do not have insurance covering losses due to resulting business interruption. Moreover, should losses occur, there can be no assurance that losses caused by damages to the physical facilities will not exceed the pre-established limits on any of our insurance policies.

Our operations are at greater risk of disruption due to the dependence of several of our airports on a single commercial runway.

        As is the case with many other domestic and international airports around the world, several of our airports, including our Mazatlán and Zihuatanejo International Airports, have only one commercial aviation runway. While we seek to keep our runways in good working order and to conduct scheduled maintenance during off-peak hours, we cannot assure you that the operation of our runways will not be disrupted due to required maintenance or repairs. In addition, our runways may require unscheduled repair or maintenance due to natural disasters, aircraft accidents and other factors that are beyond our control. The closure of any runway for a significant period of time could have a material adverse effect on our business, results of operations, prospects and financial condition.

We are exposed to risk related to construction projects.

        The building requirements under our master development programs could encounter delays or cause us to exceed our budgeted costs for such projects, which could limit our ability to expand capacity at our airports, increase our operating or capital expenses and adversely affect our business, results of operations, prospects and financial condition. Such delays or budgetary overruns also could limit our ability to comply with our master development programs.

We are exposed to certain risks inherently associated with the rental of real property.

        We are exposed to risks generally associated with ownership of properties rented to third parties, such as a decline in rental market demand occupancy rates or rent levels, non-payment by tenants or a weakening of the real estate market. Moreover, our real estate assets are located on or adjacent to our airports and serve a particular sector of the rental market, thus exposing us to fluctuations in this specific market. Any of these risks could adversely affect the profitability of our real estate development activities and, consequently, our business, results of operations, prospects and financial position.

We are exposed to the risk of non-performance by our subcontractors.

        We subcontract certain services necessary to conduct our operations. In the event that our subcontractors fail to perform their obligations under our agreements, we could incur extra costs in providing replacements and could be exposed to liability for operations we may have to provide directly, which could adversely affect our results of operations.

We are exposed to risks inherent to the operation of airports.

        We are obligated to protect the public at our airports and to reduce the risk of accidents at our airports. As with any company dealing with members of the public, we must implement certain measures for the protection of the public, such as fire safety in public spaces, design and maintenance of car parking facilities and access routes to meet road safety rules. We are also obligated to take certain measures related to aviation activities, such as maintenance, management and supervision of aviation facilities, rescue and fire-fighting services for aircraft, measurement of runway friction coefficients, flood control at our Acapulco International Airport and measures to control the threat from birds and other wildlife on airport sites. These obligations could increase our exposure to liability to third parties for personal injury or property damage resulting from our operations.

Our insurance policies may not provide sufficient coverage against all liabilities.

        While we seek to insure all reasonable risks, we can offer no assurance that our insurance policies would cover all of our liabilities in the event of an accident, terrorist attack or other incident. The markets for airport insurance and construction insurance are limited, and a change in coverage policy by the insurance companies involved could reduce our ability to obtain and maintain adequate or cost-effective coverage. A certain number of our assets cannot, by their nature, be covered by property insurance (notably aircraft movement areas and certain civil engineering works and infrastructure). In addition, we do not currently carry business interruption insurance.

Our ability to expand certain of our airports and to comply with applicable safety guidelines could be limited by difficulties we encounter in acquiring additional land on which to operate our airports.

        Certain guidelines established by the International Civil Aviation Organization require the maintenance of a perimeter surrounding the land used for airport operations. At several of our airports, we do not control portions of the land within the required perimeters. If portions of such land adjacent to certain of our airports are developed by third parties in a manner that encroaches on the required perimeters, our ability to comply with applicable guidelines of the International Civil Aviation Organization or to expand our airport operations could be adversely affected.

  Changes in Mexican environmental regulations could limit the growth of certain of our airports.

        Several of our airports, such as our Ciudad Juárez, Tampico and Torreón International Airports, are located in densely populated urban areas, which are subject to more restrictive environmental regulations than less populated areas of Mexico. Should environmental regulators adopt a more restrictive regulatory framework in any of these areas (such as limitations on noise pollution), our ability to expand these airports to meet growth in demand could be limited, which could adversely affect our results of operations. Furthermore, compliance with future environmental regulations may require us to incur additional costs in order to bring our airports into compliance, and if we fail to comply with current or future environmental regulations, we may be subject to fines and other sanctions.

  We are exposed to potential liability for baggage screening.

        The International Civil Aviation Organization recently established security guidelines requiring checked baggage on all international commercial flights as of January 2006, and all domestic commercial flights as of July 2006, to undergo a comprehensive screening process for the detection of explosives. Although the Mexican federal government has yet to adopt the new baggage screening guidelines into law, we expect that Mexican law will require airlines to comply with these guidelines in the near future. We are currently negotiating with our principal airline customers to enter into service agreements pursuant to which we expect to agree to purchase, install and operate new screening equipment and implement other security measures to facilitate our airline customers' compliance with the new baggage screening guidelines. Until the new screening equipment becomes operational, checked baggage will continue to be screened by hand in order to comply with the new screening guidelines. Although Mexican law holds airlines liable for errors in baggage screening, our purchase, installation and operation of the new equipment could increase our exposure to liability as a result of our involvement in the screening process.

        We are currently responsible for inspecting passengers and their carry-on luggage before they board aircrafts. This obligation could increase our exposure to liability to third parties for personal injury or property damage resulting from the performance of such inspection.

Risks Related to Our Stockholders

Following the offering, Aeroinvest and SETA will continue to control our management, and their interests may differ from those of other stockholders.

        Regardless of the number of Series B shares sold in the global offering, upon completion of the offering SETA still will hold Series BB shares currently representing 14.7% of our outstanding capital stock and Series B shares currently representing 2% of our capital stock and SETA's principal shareholder, Aeroinvest, will hold Series B shares representing an additional 35.3% of our outstanding capital stock. Pursuant to our bylaws, SETA (as holder of our Series BB shares) has the right to present to the board of directors the name or names of the candidates for appointment as our chief executive officer, to appoint and remove half of our executive officers, which currently include our chief financial officer, our chief operating officer and our commercial director and to elect three members of our board of directors. SETA (as holder of our Series BB shares) also has the right pursuant to our bylaws to veto certain actions requiring approval of our stockholders (including the payment of dividends, the amendment of our bylaws and the amendment of its right to appoint certain members of our senior management). In addition, any matter requiring board approval under our bylaws will require the approval of a majority of the directors appointed by our Series BB shareholders. See "Description of Capital Stock—Authority of the Board of Directors—Powers of Series BB Directors." In the event of the termination of the technical assistance agreement, the Series BB shares would be converted into Series B shares, resulting in the termination of all of SETA's special rights. If at any time before June 14, 2015 SETA were to hold less than 7.65% of our capital stock in the form of Series BB shares, it would lose its veto rights (but its other special rights would be unaffected). If at any time after June 14, 2015 SETA were to hold less than 7.65% of our capital stock in the form of Series BB shares, such shares must be converted into Series B shares, which would cause SETA to lose all of its special rights. As long as SETA retains at least 7.65% of our capital stock in the form of Series BB shares, whether before or after June 14, 2015, all of its special rights will remain in place. Pursuant to our bylaws, the technical assistance agreement and the participation agreement, SETA is required to retain at least 51% of its Series BB shares until June 14, 2007, after which it is entitled to transfer up to one eighth of such 51% during each year thereafter. The rights and obligations of SETA in our management are explained in "Management—Committees," "Description of Capital Stock" and "Principal Stockholders and Selling Stockholder."

        So long as the technical assistance agreement remains in effect and SETA continues to hold any Series BB shares, SETA also has the obligation to appoint and nominate the same directors and officers that it currently is entitled to appoint under our bylaws. The technical assistance agreement sets forth certain qualifications that members of our management appointed by SETA must have. The technical assistance agreement will remain in effect until June 14, 2015, after which it will be automatically extended for successive five-year periods unless any party thereto elects otherwise.

        SETA's continuing veto rights as holder of at least 7.65% of our capital stock in the form of Series BB shares, and its right to nominate and appoint certain directors and officers as holder of Series BB shares until June 14, 2015, will continue for so long as it owns at least one Series BB share and the technical assistance agreement remains in effect, could adversely impact our operations and constitute an obstacle for us to bring in a new strategic stockholder and/or operator. Through the right to nominate, appoint and remove certain members of our senior management, SETA directs the actions of our management in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses.

        In addition to these special rights of SETA, Aeroinvest is entitled under Mexican law to elect one director to our board for each 10% of our capital stock that it owns. Thus, Aeroinvest's ownership of 35.3% of our capital stock entitles it to elect three members of our board of directors. SETA and Aeroinvest are each subsidiaries of Empresas ICA.

        The interests of SETA and Aeroinvest may differ from those of our other stockholders and be contrary to the preferences and expectations of our other stockholders and we can offer no assurance that SETA and Aeroinvest and the officers nominated or appointed by SETA and Aeroinvest would exercise their rights in ways that favor the interests of our other stockholders.

If SETA or Aeroinvest, our principal stockholders subsequent to this offering, should sell or otherwise transfer all or a portion of their remaining interests in us, our operations could be adversely affected.

        SETA and Aeroinvest currently exercise a substantial influence over our management, as described above. Our bylaws and certain of the agreements executed in connection with the privatization process provide that SETA is required to retain at least 51% of its Series BB shares until June 14, 2007, after which it is entitled to transfer up to one eighth of such 51% during each year thereafter. SETA, as holder of the BB shares, is entitled to present to the board of directors the name or names of the candidates for appointment as our chief executive officer and to appoint and remove half of our executive officers, which currently includes our chief financial officer, our chief operating officer and our commercial director, and to elect three of our board members. Elimination of these rights from our bylaws would require the consent of SETA for so long as it owns Series BB shares representing at least 7.65% of our capital stock. Should SETA fall below this threshold, our management could change significantly and our operations could be adversely affected as a result. In the event of termination of the technical assistance agreement, SETA would cease to have the special rights of the Series BB shares, which may adversely affect and disrupt our operations.

        In addition, in December 2005, Aeroinvest acquired Series B shares representing 35.3% of our currently outstanding capital stock, which it transferred to a guaranty trust to secure its obligations to WestLB AG under a U.S. $125 million loan used to finance that acquisition. In addition, Aeroinvest entered into a separate loan agreement with WestLB AG for U.S. $15 million, which was recently amended and restated to, among other things, increase the amount of the facility by U.S. $40 million, for a total of U.S. $55 million. We refer to the U.S. $125 million and U.S. $55 million loans together as the Aeroinvest Loans. On October 25, 2006, WestLB AG sold and assigned its rights under the Aeroinvest Loans to Halkin Finance Plc, an affiliate of Merrill Lynch & Co. If Aeroinvest were to default on its obligations under the loan agreement, Halkin Finance Plc would be entitled to foreclose on the Series B shares owned by Aeroinvest. Aeroinvest also has entered into an agreement with NAFIN pursuant to which Aeroinvest will be obligated on or after December 2010, if certain conditions to be agreed by the parties are met, either to sell the Series B shares it directly owns or deposit them in a voting trust. The terms of this obligation are described more fully under "Principal Stockholders and Selling Stockholder—Arrangements relating to Aeroinvest." If Aeroinvest were to sell its Series B shares, SETA and Aeroinvest may no longer control us, which could adversely affect our operations and result in a decrease in the price of our Series B shares and ADSs. Any such foreclosure, deposit of shares in trust or sale would not affect the Series BB shares owned by SETA.

The terms of Aeroinvest's financing arrangements impose significant financial restrictions on us, which may restrict our flexibility and prevent us from capitalizing on business opportunities.

        Under terms of the Aeroinvest Loans, Aeroinvest and its subsidiaries, including us, are obligated to comply with certain covenants. These covenants impose significant operating and financial restrictions on us that limit our ability, among other things, to:

  •
  incur additional indebtedness;

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  make investments;

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  dispose of assets;

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  incur liens; and

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  consolidate, merge or sell all or substantially all of our assets.

        Aeroinvest is currently negotiating with creditors to refinance the Aeroinvest Loans, which are scheduled to mature in May 2007. The terms of any such refinancing could impose similar or more onerous operating and financial restrictions on us.

We are subject to different corporate disclosure and accounting standards than U.S. companies.

        A principal objective of the securities laws of the United States is to promote full and fair disclosure of all material corporate information. However, there may be less publicly available information about foreign issuers of securities listed in the United States than is regularly published by or about U.S. issuers of listed securities. In addition, we prepare our consolidated financial statements in accordance with Mexican GAAP, which differs from U.S. GAAP in a number of respects. For example, we must incorporate the effects of inflation directly in our accounting records and published consolidated financial statements. While we are required to reconcile our net income and stockholders' equity to those amounts that would be derived under U.S. GAAP in our annual consolidated financial statements, the effects of inflation accounting under Mexican GAAP are not eliminated in such reconciliation in our annual consolidated financial statements. For this and other reasons, the presentation of Mexican GAAP consolidated financial statements and reported earnings may differ from that of U.S. companies in this and other important respects. Please see Note 19 to our audited year-end financial statements and Note 18 to our unaudited interim financial statements for the six-month periods ended June 30, 2006 and 2005.

Risks Related to Mexico

Our business is significantly dependent upon the volume of air passenger traffic in Mexico and negative economic developments in Mexico will adversely affect our business and results of operations.

        Domestic terminal passengers in recent years have represented approximately 76% of the passenger traffic volume in our airports. In addition, all of our assets are located, and all of our operations are conducted, in Mexico. As a result, our business, financial condition and results of operations could be adversely affected by the general condition of the Mexican economy, by a devaluation of the peso, by inflation and high interest rates in Mexico, or by political, social and economic developments in Mexico.

        Mexico has, particularly from 1982 to 1987, from December 1994 through 1995 and in 1998, experienced adverse economic conditions, including slow or negative economic growth and high levels of inflation. In addition, the economic crises in Asia and Russia and the financial turmoil in Argentina, Brazil, Venezuela and elsewhere produced greater volatility in the international financial markets, which further slowed Mexico's economic growth.

        Mexico's GDP grew by 1.4% in 2003, 4.4% in 2004 and 3.0% in 2005. The annual rate of inflation, as measured by changes in the Mexican National Consumer Price Index, or the NCPI, was 4.0% for 2003, 5.2% for 2004 and 3.3% for 2005. Average interest rates on 28-day Mexican government treasury securities were 6.3% in 2003, 6.8% in 2004 and 9.2% in 2005. For the first six months of 2006, inflation in Mexico was 0.7%, interest rates on 28-day Mexican government treasury securities averaged 7.0% and the peso depreciated by 6.0% (in nominal terms) against the U.S. dollar.

        If the Mexican economy falls into a recession or if inflation and interest rates increase significantly, our business, results of operations, prospects and financial condition could suffer material adverse consequences because, among other things, demand for transportation services may decrease. We cannot assure you that similar events may not occur, or that any recurrence of these or similar events will not adversely affect our business, results of operations, prospects and financial condition.

Depreciation or fluctuation of the peso relative to the U.S. dollar could adversely affect our results of operations and financial condition.

        Following the devaluation of the peso and the economic crisis beginning in 1994, the aggregate passenger traffic volume in our airports in 1995 (then operated by our predecessor) decreased as compared to prior years, reflecting a decrease in Mexican passenger traffic volume. Any future depreciation of the peso could reduce our domestic passenger traffic volume, which may have a material adverse effect on our results of operations.

        As of December 31, 2005 and June 30, 2006, we had no significant indebtedness. Although we currently intend to fund the investments required by our business strategy through cash flow from operations, we may incur dollar-denominated debt to finance all or a portion of these investments. A devaluation of the peso would increase the debt service cost of any dollar-denominated indebtedness that we may incur and result in foreign exchange losses.

        Severe devaluation or depreciation of the peso may also result in the disruption of the international foreign exchange markets and may limit our ability to transfer or to convert pesos into U.S. dollars and other currencies.

Devaluation or depreciation of the peso against the U.S. dollar may adversely affect the dollar value of an investment in the ADSs and the Series B shares, as well as the dollar value of any dividend or other distributions that we may make.

        Fluctuations in the exchange rate between the peso and the U.S. dollar, particularly depreciations, may adversely affect the U.S. dollar equivalent of the peso price of the Series B shares on the Mexican Stock Exchange. As a result, such peso depreciations will likely affect our revenues and earnings in U.S.- dollar terms and the market price of the ADSs. Exchange rate fluctuations would also affect the depositary's ability to convert into U.S. dollars and make timely payment of any peso cash dividends and other distributions paid in respect of the Series B shares.

Political conditions in Mexico could materially and adversely affect Mexican economic policy and, in turn, our operations.

        Federal elections were held in Mexico on July 2, 2006. Based on preliminary election results, the Federal Electoral Institute announced on July 6, 2006 that Felipe de Jesús Calderón Hinojosa of the center-right Partido Accion Nacional, or PAN, obtained a plurality of the vote, with a narrow margin over Andrés Manuel López Obrador of the center-left Partido de la Revolución Democrática, or PRD. Citing electoral fraud, Mr. López Obrador initiated legal challenges to the preliminary election results and commenced protests in Mexico City. On September 5, 2006, the Electoral Court (Tribunal Electoral del Poder Judicial de la Federación) determined in a non-appealable ruling that Mr. Calderón won the election and formally declared him to be president-elect. To date, Mr. López Obrador has refused to concede the election. In addition, Mr. López Obrador has announced that he will continue to lead demonstrations protesting the electoral process and the legitimacy of Mr. Calderón's electoral victory. We cannot predict the impact that these protests may have on the Mexican government or on economic and business conditions in Mexico.

        Although the PAN won a plurality of the seats in the Mexican Congress after the election, no party succeeded in securing a majority in either chamber of the Mexican Congress. The absence of a clear majority by a single party and the lack of alignment between the president-elect and the legislature is likely to continue at least until the next Congressional election in 2009. This situation, combined with the expected continued protests led by Mr. López Obrador, members of the PRD and their supporters, may result in government gridlock and political uncertainty, which could have an adverse effect on our business, financial position and results of operations. We cannot provide any assurance that future political developments in Mexico, over which we have no control, will not have an adverse effect on our financial position or results of operations.

Changes to Mexican laws, regulations and decrees applicable to us could have a material adverse impact on our results of operations.

        The Mexican government has in recent years implemented changes to the tax laws applicable to Mexican companies, including us. The terms of our concessions do not exempt us from any changes to the Mexican tax laws. Should the Mexican government implement changes to the tax laws that result in our having significantly higher income or asset tax liability, we will be required to pay the higher amounts due pursuant to any such changes, which could have a material adverse impact on our results of operations. In addition, changes to the Mexican Constitution or to any other Mexican laws could also have a material adverse impact on our results of operations.

Developments in other countries may affect us.

        The market value of securities of Mexican companies may be, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in these countries may differ significantly from economic conditions in Mexico, investors' reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Mexican issuers. In past years, prices of both Mexican debt and equity securities have been adversely affected by the sharp drop in Asian securities markets and the economic crises in Russia, Brazil, Argentina and Venezuela.

        In addition, in recent years, economic conditions in Mexico have become increasingly correlated to economic conditions in the United States. Therefore, adverse economic conditions in the United States could have a significant adverse effect on the Mexican economy. There can be no assurance that the market value of our securities will not be adversely affected by events elsewhere.

Our business could be adversely affected by a downturn in the U.S. economy.

        In 2005, 10.8% and 12.6% of the terminal passengers served by our airports arrived and departed, respectively, on international flights. In the first six months of 2006, 11.2% and 13.6% of the terminal passengers served by our airports arrived and departed, respectively, on international flights. As is the case with other Mexican companies, our business is dependent on the condition of the U.S. economy, and is particularly influenced by trends in the United States relating to leisure travel, consumer spending and international tourism. Events and conditions affecting the U.S. economy will likely have a material adverse effect on our business, results of operations, prospects and financial condition.

        We cannot predict what effect any future terrorist attacks or threatened attacks on the United States or any retaliatory measures taken by the United States in response to these events may have on the U.S. economy. An economic downturn in the United States may negatively affect our results of operations and a prolonged economic crisis in the United States will likely have a material adverse effect on our results of operations.

Minority shareholders may be less able to enforce their rights against us, our directors, or our controlling shareholders in Mexico.

        Under Mexican law, the protections afforded to minority shareholders are different from those afforded to minority shareholders in the United States. For example, because provisions concerning fiduciary duties of directors have only recently been incorporated into the new Mexican Securities Market Law, it may be difficult for minority shareholders to bring an action against directors for breach of this duty and achieve the same results as in most jurisdictions in the United States. The grounds for shareholder derivative actions under Mexican law are extremely limited, which effectively bars most of these kinds of suits in Mexico. Procedures for class action lawsuits do not exist under applicable Mexican law. Therefore, it may be more difficult for minority shareholders to enforce their rights against us, our directors, or our controlling shareholders than it would be for minority shareholders of a U.S. company.

Risks Related to the Global Offering and our Securities

A public market for our Series B shares and our ADSs may not develop.

        Prior to this global offering, there has been no public market for the ADSs or the Series B shares. The ADSs have been approved for listing on The NASDAQ Global Market under the symbol "OMAB" and to list the Series B shares on the Mexican Stock Exchange under the symbol "OMA." We cannot predict the extent to which investors will choose to take delivery of their Series B shares in the form of ADSs or Series B shares, or the extent to which investor interest in our ADSs and Series B shares will lead to the development of a trading market in Mexico, the United States or elsewhere. We also cannot predict the liquidity of any such market, should any such market develop. If the trading volume of our Series B shares or ADSs in any such market were to be below certain levels, our shares or ADSs may be delisted or deregistered in such market, further reducing liquidity of our shares.

        ADSs and Series B shares may trade at market prices below the initial public offering price. The initial public offering price for the ADSs and the Series B shares has been determined by negotiations among NAFIN, acting as the selling stockholder pursuant to the instructions of the Ministry of Communications and Transportation, and representatives of the underwriters, and may not be indicative of prices that will prevail in the trading market, should such market develop, following the completion of this offering.

Future sales of shares by the selling stockholder, Aeroinvest and SETA may depress the price of our Series B shares and ADSs.

        We have 341,200,000 Series B shares outstanding. After this offering, the Series B shares sold in this offering will be freely tradable, without restriction, under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by our "affiliates," as defined in the Securities Act. Sales of substantial amounts of any remaining Series B shares may depress our stock price and, as a result, the price of our ADSs, and we cannot assure you that our stock price would recover from any such loss in value. The eligibility of these restricted shares to be sold in the future is described in the table below:

Number of Series B shares available for sale	Date of availability for sale of restricted Series B shares
0	At the date of this prospectus.
174,173,914	180 days after the date of this prospectus or afterwards.

        The above table assumes the effectiveness of certain lock-up arrangements with the underwriters under which we, the selling stockholder, Aeroinvest and SETA have agreed not to issue, sell or otherwise dispose of shares. We cannot assure you that these lock-up arrangements will not be terminated prior to 180 days after the global offering without prior notice to you by the underwriters.

        In addition, Aeroinvest has transferred the Series B shares it owns representing 35.3% of our capital stock to a guaranty trust to secure Aeroinvest's obligations under the Aeroinvest Loans. If Aeroinvest were to default on its obligations under the loan agreements, Halkin Finance Plc would be entitled to foreclose on the Series B shares owned by Aeroinvest. Aeroinvest also has entered into an agreement with NAFIN pursuant to which Aeroinvest is obligated under certain circumstances either to sell its Series B shares or to deposit them in a voting trust. The terms of this obligation are described more fully under "Principal Stockholders and Selling Stockholder—Arrangements relating to Aeroinvest."

As a result of the lower level of liquidity and the higher level of volatility of the Mexican securities market, the market price of our Series B shares, and as a result, our ADSs, may experience extreme price and trading volume fluctuations.

        The Mexican Stock Exchange is one of Latin America's largest exchanges in terms of market capitalization, but it remains relatively small, illiquid and volatile compared to other major world markets. Although the public participates in the trading of securities on the Mexican Stock Exchange, a substantial portion of such activity consists of transactions by or on behalf of institutional investors. These market characteristics may limit the ability of a holder of Series B shares to sell its shares and may also adversely affect the market price of the Series B shares and, as a result, the market price of the ADSs. The trading volume for securities issued by emerging market companies tends to be lower than the trading volume of securities issued by companies in more developed countries.

You may not be entitled to participate in future preemptive rights offerings.

        Under Mexican law, if we issue new shares for cash as part of a capital increase other than for purposes of conducting a public offering of such shares, we must grant our stockholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage in our company. Rights to purchase shares in these circumstances are known as preemptive rights. We may not legally be permitted to allow holders of ADSs or holders of Series B shares in the United States to exercise any preemptive rights in any future capital increase unless: (i) we file a registration statement with the U.S. Securities and Exchange Commission, or the SEC, with respect to that future issuance of shares; or (ii) the offering qualifies for an exemption from the registration requirements of the Securities Act. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC and any other factors that we consider important to determine whether we will file such a registration statement.

        We cannot assure you that we will file a registration statement with the SEC to allow holders of ADSs or holders of Series B shares in the United States to participate in a preemptive rights offering. In addition, under current Mexican law, sales by the depositary of preemptive rights and distribution of the proceeds from such sales to you, the ADS holders, is not possible. As a result, your equity interest in us may be diluted proportionately.

ADS holders may only vote through the depositary and are not entitled to attend shareholders' meetings.

        Under the terms of the ADSs, you have a right to instruct the depositary, The Bank of New York, to vote the shares underlying our ADSs. If we request the depositary to ask for your instructions, the depositary will notify you of shareholders' meetings. Otherwise, you may not be able to exercise your right to vote unless you withdraw the Series B shares underlying the ADSs. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions. However, you may not receive voting materials in time to ensure that you are able to instruct the depositary to vote your shares or otherwise learn of shareholders' meetings to withdraw your Series B shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send out your voting instructions on time or carry them out in the manner you have instructed. As a result, you may not be able to exercise your right to vote and you may lack recourse if the Series B shares underlying your ADSs are not voted as you requested.

        In addition, Mexican law and our bylaws require shareholders to deposit their shares with our secretary or with a Mexican custodian or provide evidence of their status as shareholders in order to attend shareholders' meetings. ADS holders will not be able to meet this requirement and accordingly are not entitled to attend shareholders' meetings. ADS holders will also not be permitted to vote the Series B shares underlying the ADSs directly at a shareholders' meeting or to appoint a proxy to do so without withdrawing the Series B shares. Please see "Description of American Depositary Shares" for further discussion regarding the deposit agreement and your voting rights.

It may be difficult to enforce civil liabilities against us or our directors, officers and controlling persons.

        We are organized under the laws of Mexico, and all of our directors, officers and controlling persons reside in Mexico. In addition, substantially all of our assets and their assets are located in Mexico. As a result, it may be difficult for investors to effect service of process on such persons within the United States or elsewhere outside of Mexico or to enforce judgments against us or them, including in any action based on civil liabilities under U.S. federal securities laws. There is doubt as to the enforceability in Mexico, whether in original actions or in actions to enforce judgments of U.S. courts or other courts outside of Mexico, of liabilities based solely on U.S. federal securities laws.

Our ability to pay dividends depends on our subsidiaries' ability to transfer income and dividends to us.

        Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., is a holding company with no significant assets other than the stock of its wholly owned subsidiaries. Our ability to pay dividends to our shareholders depends on the continued transfer to us of dividends and other revenue from our wholly owned subsidiaries. The ability of our subsidiaries to pay dividends to us is limited by the requirement under Mexican law that our subsidiaries allocate earnings to their respective legal reserve funds prior to paying dividends.

BUSINESS STRATEGY

        We believe that we are well diversified, with airports in metropolitan areas, tourist destinations, regional population centers, and border cities. Our airports handled approximately 10.6 million and 5.8 million terminal passengers in 2005 and the first six months of 2006, respectively. Historically, air transport in Mexico has been relatively expensive and thus used almost exclusively by the more affluent segment of the population. For example, Mexico had approximately 70 million commercial aviation passengers at its airports in 2005 according to the Airport and Auxiliary Services Agency, as compared to a population of approximately 103 million in 2005 according to the Mexican National Institute of Statistics, Geography and Informatics. The United States, by contrast, had a population of approximately 295 million in 2005 according to the U.S. Census Bureau and reported approximately 746 million commercial aviation passengers in 2005 according to the U.S. Department of Transportation. Mexico also has the largest economy in Latin America, a largely undeveloped long-distance road and rail network and a challenging topography better suited to air transportation than overland transportation, which are factors we believe favor sustained growth in passenger traffic volume. We believe these factors have led to the recent entry of several low-cost carriers to the Mexican market.

        We intend to capitalize on these trends through the following strategies:

  •
  Taking advantage of the entry of new low-cost, discount and other carriers and expected expansion of the air transport industry.    In 2005 and the first six months of 2006, the Mexican government awarded several new domestic airline licenses to low-cost, discount and other carriers. These carriers have recently announced a total of 16 new routes serving our airports, which we anticipate should increase our domestic passenger traffic. We seek to offer incentives, including significant discounts on charges for aeronautical services, to encourage carriers to establish new routes and take other measures expected to increase passenger traffic at our airports. The Mexican Airport Law prevents discriminatory pricing, so incentives we offer must be available to any carrier meeting the conditions specified for those incentives. On November 22, 2006, we delivered a notice to the Mexican National Air Transportation Chamber of Commerce setting forth the following criteria that carriers operating at our Monterrey International Airport must meet in order to receive a discount equal to Ps. 75.00 per terminal passenger on passenger charges (representing approximately a 40% discount from our usual passenger charge):

  1.
  The carrier must sign a binding agreement with us pursuant to which it agrees to meet criteria 2 through 4 below;

  2.
  The carrier must generate additional traffic levels of 1 million and 2.5 million terminal passengers at our Monterrey International Airport in each of the first and second years, respectively, during which it receives the discount and 3 million terminal passengers in each subsequent year. Such additional passengers may not be as a result of an alliance, agreement, merger or similar transaction. These targets relate only to passengers using Monterrey International Airport and do not include transit passengers;

  3.
  The carrier must establish or construct an office and maintenance, operations and traffic facilities on our Monterrey International Airport property; and

  4.
  The carrier must use the terminal building and/or platforms assigned to it by us for its operations.

    We intend to offer this incentive only to airlines meeting the criteria set forth above. Carriers must notify us in writing of their intent to take advantage of the incentive program within 180 days from the delivery of the notice on November 22, 2006. Thereafter, the incentive will no longer be available. The term of any agreement signed pursuant to criterion 1 above will be three years and it may be renewed annually thereafter. This incentive is not available in combination with any other incentive programs we currently offer.

    We anticipate the low-cost carrier Viva Aerobus will be the first airline to take advantage of the incentive package described above, although there can be no assurance in this regard. Viva Aerobus is a joint venture between Grupo de Inversionistas en Autotransporte de Mexico, S.A. and RyanMex, a company controlled by the founder of Ryanair and other investors experienced in the low-cost aviation industry. We recently entered into a letter of intent with Viva Aerobus, which contemplates our offering incentives linked to passenger traffic targets and the use of certain facilities. Pursuant to this letter of intent, Viva Aerobus has announced that it intends to establish its corporate and operational headquarters and maintenance facilities at our Monterrey International Airport. We expect Viva Aerobus to commence operations in December 2006 with two aircraft operating nine routes and to be operating a total of 24 routes serving 12 of our airports by April 2007. Thirteen of these routes are expected to be to destinations not previously served by our Monterrey International Airport. It has also announced that it expects to expand its fleet to ten aircraft by December 2008. We are currently negotiating with Viva Aerobus with respect to a definitive agreement that we anticipate will include the incentive package described above. Although we are optimistic about these developments, there can be no assurance that Viva Aerobus or any other carrier will enter into an agreement involving the incentive package described above or that any such agreement would result in growth of aeronautical revenues at our airports.

    We believe that this incentive should contribute to growth of aeronautical revenues at our airports, although there can be no assurance that the incentive will have the intended effect. This incentive is likely to result in decreases in aeronautical revenues per terminal passenger with respect to carriers participating in the incentive program, and may result in an overall decrease in aeronautical revenues per terminal passenger. In addition, there can be no assurance that this discount will not create pressure from other carriers for discounts on prices charged to them.

  •
  Increasing our airline customers and expanding our cargo operations.    We are working to increase the number of airline customers based at our airports by improving the quantity and variety of services available to our airline customers. We are also offering financial and other incentives to encourage our airline customers to establish maintenance facilities at our Monterrey International Airport. In addition, we are expanding the cargo capacity at certain of our airports and recently opened cargo terminals at our Monterrey International Airport, Chihuahua International Airport and Ciudad Juárez International Airport.

  •
  Maximizing opportunities for growth presented by reduced congestion at the Mexico City International Airport.    The Mexican government, together with Mexico's main airport groups (including us), recently entered into an agreement aimed at reducing passenger and aircraft congestion at the Mexico City International Airport. The agreement is intended to encourage the use of alternative airports, including our Monterrey International Airport, as air transportation hubs for passengers connecting to other final destinations. In addition, the agreement provides financial incentives to airlines, including discounts on aeronautical charges, for the development of new connecting routes using the four alternate airports serving Mexico City's greater metropolitan area (Puebla, Toluca, Queretaro and Cuernavaca), and for the development of new routes between each of these four airports and other Mexican airports, including our 13 airports. We believe that congestion at the Mexico City International Airport has adversely affected air travel throughout Mexico, and that the decentralization of air travel expected to result from this agreement should increase air travel throughout Mexico, including at our airports.

  •
  Developing infrastructure to accommodate expected growth in passenger traffic.    Our current master development programs contemplate aggregate investments of approximately Ps. 2.0 billion from 2006 through 2010. These investments are expected to include the construction of a new passenger terminal building at our Monterrey International Airport with a total area of at least 14,000 square meters (150,695 square feet). The new terminal is expected to have six air bridges, a five-position remote apron and at least 2,250 square meters (24,219 square feet) of commercial space designed to maximize passenger exposure to commercial areas, as well as additional parking facilities with a total area of 17,000 square meters (182,988 square feet).

  •
  Benefiting from the new U.S.-Mexico bilateral agreement.    The amended bilateral aviation agreement between Mexico and the United States, which took effect in July 2006, increases, from two each to three each, the number of Mexican and U.S. carriers eligible to operate routes between certain pairs of cities, which may include any U.S. city and twelve specified cities in Mexico, including our airports in Acapulco, Mazatlán and Zihuatanejo. The agreement also provides for a future increase, from two each to three each, in the number of Mexican and U.S. carriers eligible to operate routes between U.S. cities and two specified additional Mexican cities, including Monterrey. This subsequent increase is expected to take effect in October 2007. We believe that our business will benefit from an increase in flights to and from four of our airports as a result of the amended bilateral aviation agreement.

  •
  Selectively entering into real estate development opportunities to increase non-aeronautical revenues.    We are exploring the possibility of developing various types of buildings on land reserves at our 13 airports that are not needed for aeronautical activities. Among other projects, we are considering building industrial parks, commercial centers and additional cargo facilities at several of our airports. We believe this real estate is attractive for development given its location near the terminals within our airports, as well as, in most cases, its proximity to major transportation routes and population centers. Our strategy is to develop such opportunities through joint ventures with experienced real estate developers and investors.

  •
  Continuing to improve the commercial offerings at our airports.    Since we began operating our airports, we have undertaken various measures at our airports to increase our non-aeronautical revenues, including remodeling the commercial space at our airports, optimizing the mix of retailers and other merchants, changing the terms of our lease agreements to allow us to collect royalties rather than fixed rent and developing and promoting the "OMA Plaza" retail brand to establish a consistent and recognizable appearance for the commercial space throughout our airports. We periodically conduct surveys to identify opportunities to improve the offering of commercial goods and services available in our airports.

  •
  Advertising.    Our airports provide an attractive space for advertising. We have strategically increased the number of billboards and other advertising space at our airports in locations intended to maximize their exposure to passenger traffic flows.

USE OF PROCEEDS

        We will not receive any proceeds from this offering. The net proceeds from the sale of the ADSs and the Series B shares sold in this global offering are payable to the selling stockholder. The Mexican government will in turn receive the proceeds from the selling stockholder, to be used as determined by the Mexican government.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2006, and as adjusted to give effect to (i) the subscription by SETA for 8,000,000 newly issued Series B shares pursuant to an option it acquired in connection with its purchase of our Series BB shares and (ii) our payment of a dividend of Ps. 423.9 million in September 2006. This information should be read in conjunction with the financial statements appearing elsewhere in this prospectus. With the exception of the effects to capitalization as a result of the subscription of the option and the payment of dividends discussed above, there will be no further change to our capitalization as a result of this global offering.

	As of June 30, 2006
	Mexican GAAP						U.S. GAAP
	Mexican pesos			U.S. dollars(1)			Mexican pesos			U.S. dollars(1)
	Actual		As adjusted	Actual		As adjusted	Actual		As adjusted	Actual		As adjusted
	(in thousands)
Cash and cash equivalents	Ps.	1,983,241	1,677,197	U.S.$	175,718	148,602	Ps.	1,983,241	1,677,197	U.S.$	175,718	148,602
Total liabilities(2)		839,109	1,012,268		74,347	89,688		278,793	451,952		24,701	40,044
Stockholders' equity:
Common stock(3)		5,681,221	5,798,076		503,364	513,718		1,592,335	1,721,516		141,083	152,528
Retained earnings		1,633,522	1,209,580		144,732	107,171		3,289,999	2,866,057		291,499	253,937
Cumulative initial effect of deferred income tax		255,312	255,312		22,621	22,621		—	—		—	—
Additional paid-in capital(4)		—	1,044		—	92		42,851	31,568		3,797	2,797
Total stockholders' equity(5)		7,570,055	7,264,012		670,717	643,602		4,925,185	4,619,141		436,379	409,262

(1)
Pesos have been converted into U.S. dollars for your convenience at the rate of Ps. 11.2865 per U.S. dollar, the Federal Reserve noon buying rate at June 30, 2006.

(2)
The increase in liabilities represents income tax payable of Ps. 173,159 (determined according to the Mexican Federal Income Tax Law regulations) related to the dividends paid by the Company to its shareholders.

(3)
For purposes of Mexican GAAP, the increase to common stock to give effect to the subscription of shares by SETA was calculated based on 8,000,000, the number of shares exercised by SETA, multiplied by Ps. 14.6068, which represents the book value of the Company's common stock per share on September 5, 2006, the date of exercise. Book value per share is calculated as the book value of our common stock at September 5, 2006, divided by the number of shares outstanding. The excess of the sum of the cash proceeds received upon the exercise of the shares over the total book value of such shares was recognized as additional paid-in capital.

For purposes of U.S. GAAP, the increase in common stock was calculated as Ps. 117,898, representing the sum of the cash proceeds received upon the exercise of the option, plus Ps. 11,283, which represents the amounts previously credited to additional paid-in capital related to the 2% of the option as a result of the recognition of compensation expense over the life of the award.

(4)
For purposes of Mexican GAAP, the increase in additional paid-in capital was calculated as the excess of the sum of the proceeds received upon exercise of the option of Ps. 117,898 over the total book value of the option exercised of Ps. 116,854.

For purposes of U.S. GAAP, the decrease to additional paid-in capital was represented by the transfer to common stock of Ps. 11,283, which represented amounts previously credited to additional paid-in capital related to the 2% option as a result of the recognition of compensation expense over the life of the award.

(5)
Total stockholders' equity under Mexican GAAP reflects the value assigned to our concessions under Mexican GAAP. Under U.S. GAAP, no value has been assigned to our concessions.

DILUTION

        On June 30, 2006, we had a net tangible book value under Mexican GAAP of Ps. 19.60 per share, or Ps. 156.79 per ADS (U.S. $13.89 per ADS at an exchange rate of Ps. 11.2865 per U.S. dollar) based on the ratio of eight Series B shares per ADS. Net tangible book value per ADS is determined by dividing tangible assets (defined as total assets less intangibles, and including our concessions and rights to use airport facilities) less total liabilities by the total number of shares outstanding and adjusting for the ratio of shares per ADS. Dilution, for this purpose, represents the difference between the price per ADS paid by purchasers in the global offering and net tangible book value per ADS on June 30, 2006. The following table illustrates the dilution in net tangible book value per ADS to purchasers of ADSs in the global offering:

U.S. $
Assumed public offering price per ADS(1)	15.50
Net tangible book value per ADS before global offering	13.89
Increase per ADS attributable to ADSs offered hereby	—
Pro forma net tangible book value per ADS after global Offering	13.89
Dilution to purchasers of ADSs in global offering	1.61

(1)
Based on the mean of the price range indicated on the cover of this prospectus.

        A U.S. $1.00 increase (decrease) in the assumed initial public offering price of U.S. $15.50 per ADS would increase (decrease) the dilution in the net tangible book value to investors in this offering by U.S. $1.00 per ADS.

        In September 2006, SETA subscribed for 8,000,000 newly issued Series B shares representing 2% of our outstanding capital stock at a purchase price of U.S. $10.8 million (Ps. 117.9 million) (determined based on an initial price per share of U.S. $1.1286 (Ps. 11.0198) plus an annual 5% premium, subject to decreases corresponding to dividends declared and paid by us) pursuant to an option that SETA acquired in connection with its purchase of our Series BB shares.

        In December 2005, Aeroinvest exercised an option to purchase from the Mexican government Series B shares currently representing 35.3% of our outstanding capital stock (141,120,000 Series B shares) at a purchase price of U.S. $203.3 million (Ps. 2,165.4 million) (determined based on an initial price per share of U.S. $1.1286 (Ps. 11.0198) plus an annual 5% premium, subject to decreases corresponding to dividends declared and paid by us).

MARKET INFORMATION

        Prior to this global offering, there has been no public market for the ADSs or the Series B shares in the United States, Mexico or elsewhere. The ADSs have been approved for listing on The NASDAQ Global Market under the symbol "OMAB" and to list the Series B shares on the Mexican Stock Exchange under the symbol "OMA."

        We cannot predict the extent to which investors will choose to take delivery of their Series B shares in the form of ADSs as compared to Series B shares, or the extent to which investor interest in our ADSs and Series B shares will lead to the development of a trading market in Mexico, the United States or elsewhere. We also cannot predict the liquidity of any such market, should any such market develop. If the trading volume of our Series B shares or ADSs in any such market were to be below certain levels, our Series B shares or ADSs may be delisted or deregistered in such market.

Trading on the Mexican Stock Exchange

Overview

        The Mexican Stock Exchange, located in Mexico City, is the only stock exchange in Mexico. Operating continuously since 1907, the Mexican Stock Exchange is organized as a corporation (sociedad anonima de capital variable). Securities trading on the Mexican Stock Exchange occurs each business day from 8:30 a.m. to 3:00 p.m., Mexico City time.

        Since January 1999, all trading on the Mexican Stock Exchange has been effected electronically. The Mexican Stock Exchange may impose a number of measures to promote an orderly and transparent trading price of securities, including the operation of a system of automatic suspension of trading in shares of a particular issuer when price fluctuation exceeds certain limits. The Mexican Stock Exchange may also suspend trading in shares of a particular issuer as a result of:

  •
  non-disclosure of material events; or

  •
  changes in the offer or demand, volume traded, or prevailing share price that are inconsistent with the shares' historical performance and cannot be explained through publicly available information.

        The Mexican Stock Exchange may reinstate trading in suspended shares when it deems that the material events have been adequately disclosed to public investors or when it deems that the issuer has adequately explained the reasons for the changes in offer and demand, volume traded, or prevailing share price. Under current regulations, the Mexican Stock Exchange may consider the measures adopted by the other stock exchanges in order to suspend and/or resume trading in an issuer's shares in cases where the relevant securities are simultaneously traded on a stock exchange outside of Mexico.

        Settlement on the Mexican Stock Exchange is effected two business days after a share transaction. Deferred settlement is not permitted without the approval of the Mexican National Banking and Securities Commission, even where mutually agreed. Most securities traded on the Mexican Stock Exchange are on deposit with the S.D. Indeval, S.A. de C.V., Institucion para el Deposito de Valores, or Indeval, a privately owned securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for Mexican Stock Exchange transactions, eliminating the need for physical transfer of securities.

        Although the Mexican Securities Market Law (Ley del Mercado de Valores) provides for the existence of an over-the-counter market, no such market for securities in Mexico has developed.

Market Regulation

        In 1925, the Mexican National Banking Commission (Comisión Nacional Bancaria) was established to regulate banking activity and in 1946, the Mexican Securities Commission (Comisión Nacional de Valores) was established to regulate stock market activity. In 1995, these two entities were merged to form the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores). The Mexican Securities Market Law, which took effect in 1975, introduced important structural changes to the Mexican financial system, including the organization of brokerage firms as corporations (sociedades anónimas). The Mexican Securities Market Law sets standards for authorizing companies to operate as brokerage firms, which authorization is granted at the discretion of the Mexican Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico), upon the recommendation of the National Banking and Securities Commission. In addition to setting standards for brokerage firms, the Mexican Securities Market Law authorizes the National Banking and Securities Commission, among other things, to regulate the public offering and trading of securities, corporate governance, disclosure and reporting standards and to impose sanctions for the illegal use of insider information and other violations of the Mexican Securities Market Law. The National Banking and Securities Commission regulates and supervises the Mexican securities market, the Mexican Stock Exchange, Indeval and brokerage firms through a board of governors composed of 13 members.

        On December 30, 2005, a new Mexican Securities Market Law was enacted and published in the Official Gazette. The new Securities Market Law became effective on June 28, 2006; however, in some cases an additional period of 180 days (until late December 2006) will be available for issuers to incorporate the new corporate governance and other requirements derived from the new law into their bylaws. The new Mexican Securities Market Law changed the Mexican securities regulation in various material respects. The reforms were intended to update the Mexican regulatory framework applicable to the securities market and publicly traded companies in accordance with international standards.

        In particular, the new Mexican Securities Market Law (i) establishes that public entities and the entities controlled by them will be considered a single economic unit (e.g., holding companies and wholly owned subsidiaries), (ii) clarifies the rules for tender offers, dividing them into voluntary and mandatory categories, (iii) clarifies standards for disclosure of holdings of shareholders of public companies, (iv) expands and strengthens the role of the board of directors of public companies, (v) defines the standards applicable to the board of directors and the duties of the board, each director, its secretary, the general director and executive officers (introducing concepts such as the duty of care, duty of loyalty and safe harbors), (vi) replaces the statutory auditor (comisario) and its duties with an audit committee, a corporate practices committee and external auditors, (vii) clearly defines the roles and responsibilities of executive officers, (viii) improves the rights of minority shareholders relating to legal remedies and access to company information, (ix) introduces concepts such as consortiums, groups of related persons or entities, control, related parties and decision-making power, and (x) expands the definition of applicable sanctions for violations of the Mexican Securities Market Law, including the punitive damages and criminal penalties.

        In March 2003, the National Banking and Securities Commission issued certain general regulations applicable to issuers and other securities market participants. The general regulations, which repealed several previously enacted National Banking and Securities Commission regulations (circulares), now provide a single set of rules governing issuers and issuer activity, among other things. In September 2006, these general regulations were amended to give effect to the provisions of the Mexican Securities Market Law.

        In addition, in September 2004, the National Banking and Securities Commission issued general rules applicable to brokerage firms, the General National Banking and Securities Commission Rules for Brokerage Firms (circulares aplicables a casas de bolsa). The General National Banking and Securities

Commission Rules for Brokerage Firms now provide a single set of rules governing participation of Mexican underwriters in public offerings, among other things.

Registration and Listing Standards

        To offer securities to the public in Mexico, an issuer must meet specific qualitative and quantitative requirements. In addition, only securities that have been registered with the Mexican National Securities Registry pursuant to the National Banking and Securities Commission's approval may be listed on the Mexican Stock Exchange. The National Banking and Securities Commission's approval for registration does not imply any kind of certification or assurance related to the investment quality of the securities, the solvency of the issuer, or the accuracy or completeness of any information delivered to the National Banking and Securities Commission. The general regulations state that the Mexican Stock Exchange must adopt minimum requirements for issuers to list their securities in Mexico. These requirements relate to matters such as operating history, financial and capital structure, minimum trading volumes and minimum public floats, among others. The general regulations also state that the Mexican Stock Exchange must implement minimum requirements for issuers to maintain their listing in Mexico. These requirements relate to matters such as financial condition, trading minimums, capital structure and minimum public floats, among others. The National Banking and Securities Commission may waive some of these requirements in certain circumstances. In addition, some of the requirements are applicable to each series of shares of the relevant issuer.

        The Mexican Stock Exchange will review compliance with the foregoing requirements and other requirements on an annual, semi-annual and quarterly basis, and may also do it at any other time. The Mexican Stock Exchange must inform the National Banking and Securities Commission of the results of its review and this information must, in turn, be disclosed to investors. If an issuer fails to comply with any of the foregoing requirements, the Mexican Stock Exchange will request that the issuer propose a plan to cure the violation. If the issuer fails to propose a plan, if the plan is not satisfactory to the Mexican Stock Exchange or if an issuer does not make substantial progress with respect to the corrective measures, trading of the relevant series of shares on the Mexican Stock Exchange will be temporarily suspended. In addition, if an issuer fails to propose a plan or ceases to follow the plan once proposed, the National Banking and Securities Commission may suspend or cancel the registration of the shares, in which case the majority shareholder or any controlling group must carry out a tender offer to acquire 100% of the outstanding shares of the issuer in accordance with the tender offer rules discussed below.

Reporting Obligations

        Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements as well as various periodic reports with the National Banking and Securities Commission and the Mexican Stock Exchange. Mexican issuers must file the following reports with the National Banking and Securities Commission:

  •
  an annual report prepared in accordance with the National Banking and Securities Commission general regulations by no later than June 30 of each year;

  •
  quarterly reports, within 20 days following the end of each of the first three quarters and 40 days following the end of the fourth quarter; and

  •
  reports disclosing material events promptly upon their occurrence.

        Pursuant to the National Banking and Securities Commission's general regulations, the internal rules of the Mexican Stock Exchange were amended to implement an automated electronic information transfer system, or SEDI (Sistema Electrónico de Envío y Difusión de Información), for information required to be filed with the Mexican Stock Exchange. Issuers of listed securities must prepare and disclose their financial information via a Mexican Stock Exchange-approved electronic financial information system, or SIFIC (Sistema de Información Financiera Computarizada). Immediately upon its receipt, the Mexican Stock Exchange makes the financial information submitted via SIFIC available to the public.

        The National Banking and Securities Commission's general regulations and the rules of the Mexican Stock Exchange require issuers of listed securities to file information through SEDI that relates to any act, event or circumstance that could influence issuers' share price. If listed securities experience unusual price volatility, the Mexican Stock Exchange must immediately request that an issuer inform the public as to the causes of the volatility or, if the issuer is unaware of the causes, that an issuer make a statement to that effect. In addition, the Mexican Stock Exchange must immediately request that issuers disclose any information relating to relevant material events, when it deems the information currently disclosed to be insufficient, as well as instruct issuers to clarify the information when necessary. The Mexican Stock Exchange may request that issuers confirm or deny any material events that have been disclosed to the public by third parties when it deems that the material event may affect or influence the securities being traded. The Mexican Stock Exchange must immediately inform the National Banking and Securities Commission of any such requests.

        In addition, the National Banking and Securities Commission may also make any of these requests directly to issuers. An issuer may defer the disclosure of material events under some circumstances, as long as:

  •
  the issuer implements adequate confidentiality measures (including maintaining records of persons or entities in possession of confidential information);

  •
  the information is related to incomplete transactions;

  •
  there is no misleading public information relating to the material event; and

  •
  no unusual price or volume fluctuation occurs.

        Similarly, if an issuer's securities are traded on both the Mexican Stock Exchange and a foreign securities exchange, the issuer must simultaneously file the information that it is required to file pursuant to the laws and regulations of the foreign jurisdiction with the National Banking and Securities Commission and the Mexican Stock Exchange.

        The new Mexican Securities Market Law has not substantially modified the reporting obligations of issuers of equity securities listed on the Mexican Stock Exchange.

Suspension of Trading

        In addition to the authority of the Mexican Stock Exchange under its internal regulations as described above, pursuant to the rules of National Banking and Securities Commission, the National Banking and Securities Commission and the Mexican Stock Exchange may suspend trading in an issuer's securities:

  •
  if the issuer does not disclose a material event; or

  •
  upon price or volume volatility or changes in the offer or demand in respect of the relevant securities that are not consistent with the historic performance of the securities and cannot be explained solely through information made publicly available pursuant to the National Banking and Securities Commission's general regulations.

        The Mexican Stock Exchange must immediately inform the National Banking and Securities Commission and the general public of any such suspension. An issuer may request that the National Banking and Securities Commission or the Mexican Stock Exchange resume trading, provided it demonstrates that the causes triggering the suspension have been resolved and that it is in full compliance with the periodic reporting requirements under applicable law. If an issuer's request has been granted, the Mexican Stock Exchange will determine the appropriate mechanism to resume trading. If trading in an issuer's securities is suspended for more than 20 business days and the issuer is authorized to resume trading without conducting a public offering, the issuer must disclose via SEDI a description of the causes that resulted in the suspension and reasons why it is now authorized to resume trading before trading may resume.

Insider Trading, Trading Restrictions and Tender Offers

        The Mexican Securities Market Law contains specific regulations regarding insider trading, including (i) the requirement that persons in possession of information deemed privileged abstain (x) from trading in the relevant issuer's securities, (y) from making recommendations to third parties to trade in such securities and (z) from trading in options and derivatives of the underlying security issued by such entity and (ii) providing a counterparty not privy to insider information with a right of indemnification from the party possessing privileged information.

        In addition, if an issuer's securities are traded on both the Mexican Stock Exchange and a foreign securities exchange, the issuer must simultaneously file with the National Banking and Securities Commission the information that it is required to file pursuant to the rules and regulations of the foreign securities exchange.

        Pursuant to the Mexican Securities Market Law, the following persons must notify the National Banking and Securities Commission of any transactions undertaken by a listed issuer:

  •
  members of a listed issuer's board of directors,

  •
  shareholders controlling 10% or more of a listed issuer's outstanding share capital,

  •
  advisors,

  •
  groups controlling 25% or more of a listed issuer's outstanding share capital, and

  •
  other insiders.

        In addition, under the Mexican Securities Market Law insiders must abstain from purchasing or selling securities of the issuer within 90 days from the last sale or purchase, respectively.

        Shareholders of issuers listed on the Mexican Stock Exchange must notify the National Banking and Securities Commission before effecting transactions outside of the Mexican Stock Exchange that result in a transfer of 10% or more of an issuer's share capital. Transferring shareholders must also inform the National Banking and Securities Commission of the effect of the transactions within three days following their completion, or, alternatively, that the transactions have not been consummated. The National Banking and Securities Commission will notify the Mexican Stock Exchange of these transactions on a no-name basis.

        The Mexican Securities Market Law also provides that, for purposes of determining any of the foregoing percentages, convertible securities, warrants and derivatives must be taken into account.

        Subject to certain exceptions, any acquisition of a public company's shares that results in the acquiror owning 10% or more, but less than 30%, of an issuer's outstanding share capital must be publicly disclosed to the National Banking and Securities Commission and the Mexican Stock Exchange by no later than one business day following the acquisition. Any acquisition by an insider that results in the insider holding an additional 5% or more of a public company's outstanding share capital must also be publicly disclosed to the National Banking and Securities Commission and the Mexican Stock Exchange no later than the day following the acquisition. Some insiders must also notify the National Banking and Securities Commission of share purchases or sales that occur within a three-month or five-day term and that exceed certain value thresholds. The Mexican Securities Market Law requires that convertible securities, warrants and derivatives to be settled in kind be taken into account in the calculation of share ownership percentages.

        The Mexican Securities Market Law contains provisions relating to public tender offers and certain other share acquisitions occurring in Mexico. Under the law, tender offers may be voluntary or mandatory. Voluntary tender offers, or offers where there is no requirement that they be initiated or completed, are required to be made pro rata. Any intended acquisition of a public company's shares that results in the acquiror owning 30% or more, but less than a percentage that would result in the acquiror obtaining control, of a company's voting shares requires the acquiror to make a mandatory tender offer for (a) the greater of the percentage of the share capital intended to be acquired or (b) 10% of the company's outstanding share capital stock. Finally, any intended acquisition of a public company's shares that is aimed at obtaining voting control requires the potential acquiror to make a mandatory tender offer for 100% of the company's outstanding share capital (however, under certain circumstances the National Banking and Securities Commission may permit an offer for less than 100%). The tender offer must be made at the same price to all shareholders and classes of shares. The board of directors, with the advice of the audit committee, must issue its opinion of any tender offer resulting in a change of control, which opinion must take minority shareholder rights into account and which may be accompanied by an independent fairness opinion.

        Under the Mexican Securities Market Law, all tender offers must be open for at least 20 business days and not 15 business days as required under the general rules and purchases thereunder are required to be made pro rata to all tendering shareholders. The Mexican Securities Market Law also permits the payment of certain amounts to controlling shareholders over and above the offering price if these amounts are fully disclosed, approved by the board of directors and paid in connection with non-compete or similar obligations. The law also provides exceptions to the mandatory tender offer requirements and specifically sets forth remedies for non-compliance with these tender offer rules (e.g., suspension of voting rights, possible annulment of purchases, etc.) and other rights available to prior shareholders of the issuer.

Anti-Takeover Protections

        The Mexican Securities Market Law provides that public companies may include anti-takeover provisions in their bylaws if such provisions (i) are approved by a majority of the shareholders, with no more than 5% of the outstanding capital shares voting against such provisions, (ii) do not exclude any shareholder(s) or group of shareholder(s), and (iii) do not restrict, in an absolute manner, a change of control. See "Description of Capital Stock—Shareholder Ownership Restrictions and Anti-takeover Protection."

DIVIDEND POLICY

        The declaration, amount and payment of dividends require the approval of either (i) holders of a majority of our capital stock present at a shareholders' meeting and, so long as the Series BB shares represent at least 7.65% of our outstanding capital stock, the approval of the holders of a majority of the Series BB shares, or (ii) holders of 95% of our capital stock. Shareholder resolutions regarding dividends generally, but not necessarily, are taken on the recommendation of the board of directors.

        Mexican law requires that at least 5% of a company's net income each year (after profit sharing and other deductions required by Mexican law) be allocated to a legal reserve fund until such fund reaches an amount equal to at least 20% of its capital stock from time to time (without adjustment for inflation). Our legal reserve fund was Ps. 36.1 million at June 30, 2006 (excluding reserve amounts corresponding to 2006 net income), which represented 0.64% of our capital stock as of such date.

        Mexican companies may pay dividends only out of earnings (including retained earnings after all losses have been absorbed or paid up) and only after such allocation to the legal reserve fund. The reserve fund is required to be funded on a stand-alone basis for each company, rather than on a consolidated basis. The level of earnings available for the payment of dividends is determined under Mexican GAAP. Our subsidiaries are required to allocate earnings to their respective legal reserve funds prior to paying dividends to Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. We are also required to allocate earnings to our legal reserve fund prior to distributing any dividend payments to our shareholders.

        Dividends that are paid from a company's distributable earnings that have not been subject to corporate income tax are subject to a corporate-level dividend tax (charged against cumulative net income and payable by us). Companies are entitled to apply any corporate-level dividend tax on the distribution of earnings as a credit against their Mexican corporate income tax corresponding to the fiscal year in which the dividend was paid or against the Mexican corporate income tax of the two fiscal years following the date in which the dividend was paid. Dividends paid from a company's distributable earnings that have been subject to corporate income tax are not subject to this corporate-level dividend income tax. Furthermore, dividends paid to resident and non-resident holders with respect to our Series B shares and ADSs are currently not subject to Mexican withholding tax.

        As of June 30, 2006, we had accumulated approximately Ps. 13.5 million of distributable earnings that have been subject to the corporate income tax and that could be declared and paid to shareholders free of the corporate level dividend tax. Accordingly, any dividends we pay in excess of this amount will be subject to the corporate level dividend tax, and we may apply such corporate level dividend tax as a credit to our tax liability in the year paid and in the subsequent two years.

        Our shareholders recently adopted a new dividend policy that seeks to ensure the tax efficient payment of dividends. Because we expect any dividend we pay to be subject to the corporate-level dividend tax referred to above, our dividend policy has been designed to ensure that any corporate level dividend tax we pay may be applied by us as a credit against our projected future corporate income tax liability.

        Our new dividend policy has a fixed and a variable component. The fixed component is targeted to be Ps. 325 million per annum. The variable component will be based on the funds available for distribution in excess of the fixed component. The determination of the variable portion of our dividend will be made based on the amount of cash and liquid investments we hold (as reflected in our balance sheet as of the month-end immediately prior to the dividend payment) that is in excess of our "minimum cash balance." For the purposes of our dividend policy, "minimum cash balance" is the minimum amount of cash and liquid investments, as determined by our board of directors, necessary to cover our projected investments for the subsequent twelve months and our expected operating expenses for the subsequent six months. We expect to pay dividends in cash and in one or more payments, as determined by the shareholders' meeting in which dividends are determined and declared. We expect to regularly evaluate our dividend policy to ensure that it remains tax efficient.

        The declaration, amount and payment of dividends pursuant to the policy described above are subject to (i) compliance with applicable law regarding the declaration and payment of dividends with respect to any year including the establishment of the statutory legal reserve fund, (ii) the absence of any adverse effect on our business plan for the current or subsequent fiscal year as a result of the payment of any dividend, and (iii) the absence of any adverse tax consequence to us from the payment of any dividend, based on the tax considerations described above and any other applicable taxes. This policy is based on current Mexican tax law and our projections of our future earnings and corporate income tax liability. Changes in Mexican tax law and our actual results of operations could cause our policy to change or otherwise change the amount of dividends paid in any given year.

        Prior to September 22, 2006, we had not paid any dividends. On September 22, 2006, prior to the effectiveness of our new dividend policy, we paid an aggregate dividend of Ps. 423.9 million. We cannot assure you that we will continue to pay dividends or that our current dividend policy will not be amended.

        We will declare any dividends in pesos. In the case of Series B shares represented by ADSs, the cash dividends will be paid to the depositary and, subject to the terms of the Deposit Agreement, converted into and paid in U.S. dollars at the prevailing rate of exchange, net of conversion expenses of the depositary and applicable Mexican withholding tax. Fluctuations in exchange rates will affect the amount of dividends that ADS holders receive. For a more detailed discussion, see "Description of American Depositary Shares."

        Distributions made by us to our shareholders other than as dividends (in the manner described above), including capital reductions, amortization of shares or otherwise, would be subject to taxation in Mexico, including withholding taxes. The tax rates applicable and the method of assessing and paying taxes applicable to any such non-dividend distributions will vary depending on the nature of the distributions.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables present our summary consolidated financial information for each of the periods indicated. This information should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements, including the notes thereto, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Note 19 to our audited financial statements for the years ended December 31, 2005, 2004 and 2003 and Note 18 to our unaudited financial statements for the six-month periods ended June 30, 2006 and 2005 provide 1) a summary of the principal differences between Mexican GAAP and U.S. GAAP as they relate to our business; 2) a reconciliation to U.S. GAAP of net income and stockholders' equity; and 3) condensed financial statements under U.S. GAAP and additional U.S. GAAP disclosure information.

        The unaudited interim consolidated financial information has been prepared on the same basis as our audited consolidated financial statements and, in our opinion, includes all adjustments that we consider necessary to fairly present our results of operations and financial condition for and as of the end of these periods. Our results for the six-month period ended June 30, 2006 are not necessarily indicative of our results to be expected for the year ended December 31, 2006 and should not be construed as such.

        Mexican GAAP provides for the recognition of certain effects of inflation by restating non-monetary assets and non-monetary liabilities using the Mexican National Consumer Price Index, restating the components of stockholders' equity using the Mexican National Consumer Price Index and recording gains or losses in purchasing power from holding monetary liabilities or assets. Mexican GAAP also requires the restatement of all financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Our audited year-end and unaudited interim financial statements and all other financial information contained herein are accordingly presented in constant pesos with purchasing power as of June 30, 2006, unless otherwise noted.

	Year ended December 31,						Six months ended June 30,
	2001	2002	2003	2004	2005	2005	2005	2006	2006
	(thousands of pesos, except per share amounts)					(thousands of dollars)(1)	(thousands of pesos, except per share amounts)		(thousands of dollars)(1)
Statement of income data:
Mexican GAAP:
Revenues:
Aeronautical services(2)	Ps.1,005,808	Ps.914,215	Ps.937,938	Ps.1,010,305	Ps.1,111,493	U.S.$98,480	Ps.552,028	Ps.621,833	U.S.$55,095
Non-aeronautical services(3)	134,261	146,071	184,818	233,737	268,146	23,758	137,438	149,703	13,264
Total revenues	1,140,069	1,060,286	1,122,756	1,244,042	1,379,639	122,238	689,466	771,536	68,359
Operating costs:
Cost of services	316,619	306,905	318,027	334,268	362,686	32,134	172,290	186,988	16,567
General and administrative expenses	288,429	225,180	238,248	225,669	228,132	20,213	100,488	109,313	9,686
Technical assistance fees(4)	57,406	63,175	36,855	37,491	37,305	3,306	17,107	16,347	1,448
Concession taxes(5)	59,001	56,064	55,123	60,487	67,722	6,000	33,466	38,905	3,447
Depreciation and amortization:
Depreciation(6)	53,402	61,366	170,814	184,659	194,930	17,271	96,420	103,374	9,159
Amortization(7)	108,653	108,398	16,568	16,568	17,445	1,546	8,362	14,153	1,254
Total depreciation and amortization	162,055	169,764	187,382	201,227	212,375	18,817	104,782	117,527	10,413
Total operating costs	883,510	821,088	835,635	859,142	908,220	80,469	428,133	469,080	41,561
Income from operations	256,559	239,198	287,121	384,900	471,419	41,769	261,333	302,456	26,798
Net comprehensive financing income (expense)	(9,643)	17,564	24,154	(14,304)	27,607	2,446	17,807	78,572	6,962
Other income (expense)	4,026	8,974	2,601	4,295	5,013	444	(1,472)	9,732	862
Income before income taxes and statutory employee profit sharing	250,942	265,736	313,876	374,891	504,039	44,659	277,668	390,760	34,622
Income tax and statutory employee profit sharing expense	127,096	131,383	135,618	87,501	148,746	13,180	89,240	136,244	12,072
Consolidated net income	123,846	134,353	178,258	287,390	355,293	31,479	188,428	254,516	22,550
Basic and diluted earnings per share(8)	Ps.0.3159	Ps.0.3427	Ps.0.4547	Ps.0.7331	Ps.0.9064	U.S.0.0803	Ps.0.4807	Ps.0.6493	U.S.$0.0575
Pro forma basic and diluted earnings per share(9)					Ps.0.8811	U.S.$0.0781		Ps.0.6312	U.S.$0.0559
Basic and diluted earnings per ADS(8)	Ps.2.5275	Ps.2.7419	Ps.3.6379	Ps.5.8651	Ps.7.2509	U.S.$0.6424	Ps.3.8455	Ps.5.1942	U.S.$0.4602
U.S. GAAP:
Revenues				Ps.1,244,042	Ps.1,379,639	U.S.$122,238	Ps.689,466	Ps.771,536	U.S.$68,541
Income from operations				453,429	559,592	49,581	308,002	301,887	26,748
Consolidated net income				171,637	415,615	36,824	220,134	273,280	24,213
Basic earnings per share(8)				Ps.0.4412	Ps.1.0683	U.S.$0.0947	Ps.0.5658	Ps.0.7024	U.S.$0.0622
Diluted earnings per share(10)				Ps.0.4378	Ps.1.0602	U.S.$0.0939	Ps.0.5616	Ps.0.6951	U.S.$0.0616
Pro forma basic earnings per share(9)					Ps.1.0383	U.S.$0.0920		Ps.0.6827	U.S.$0.0605
Pro forma diluted earnings per share(9)				Ps.1.0307	U.S.$0.0913	Ps.0.6777	U.S.$0.0600
Basic earnings per ADS(8)				Ps.3.5293	Ps.8.5460	U.S. $0.7572	Ps.4.5265	Ps.5.6193	U.S.$0.4979
Diluted earnings per ADS(10)				Ps.3.5028	Ps.8.4814	U.S. $0.7515	Ps.4.4925	Ps.5.5610	U.S.$0.4927
Other operating data:
Total terminal passengers (thousands of passengers)(11)	9,052	8,553	8,853	9,739	10,599	10,599	5,216	5,779	5,779
Total air traffic movements (thousands of movements)	354	340	333	346	362	362	181	190	190
Total revenues per terminal passenger(12)	126	124	127	128	130	130	132	134	134
Other data:
EBITDA:
Consolidated net income under Mexican GAAP	Ps.123,846	Ps.134,353	Ps.178,258	Ps.287,390	Ps.355,293	U.S.$31,479	Ps.188,428	Ps.254,516	U.S.$22,550
Minus:
Net comprehensive financing income (expense)	(9,643)	17,564	24,154	(14,304)	27,607	2,446	17,807	78,572	6,962
Plus:
Income tax and statutory employee profit sharing expense	127,096	131,383	135,618	87,501	148,746	13,180	89,240	136,244	12,072
Depreciation and amortization	162,055	169,764	187,382	201,227	212,375	18,817	104,782	117,527	10,413

EBITDA(13)	Ps.422,640	Ps.417,936	Ps.477,104	Ps.590,422	Ps.688,807	U.S.$61,030	Ps.364,643	Ps.429,715	U.S.$38,073

	Year ended December 31,											Six months ended June 30,
	2001		2002		2003		2004		2005		2005	2005		2006		2006
	(thousands of pesos)											(thousands of pesos)				(thousands dollars)(1)
											(thousands of of dollars)(1)
Balance sheet data:
Mexican GAAP:
Cash and cash equivalents	Ps.	423,713	Ps.	775,596	Ps.	901,189	Ps.	1,210,747	Ps.	1,591,008	U.S.$140,966	Ps.	1,483,171	Ps.	1,983,241	U.S.$	175,718
Total current assets		656,352		1,091,802		1,154,099		1,437,258		1,873,163	165,965		1,733,816		2,257,833		200,047
Airport concessions—net		—		—		762,138		745,571		729,004	64,591		737,288		720,719		63,857
Rights to use airport facilities—net		5,203,081		5,094,682		4,198,611		4,081,372		3,964,060	351,221		4,022,723		3,905,276		346,013
Total assets		6,577,802		6,929,174		7,166,893		7,508,704		8,009,628	709,664		7,767,329		8,409,164		745,064
Current liabilities		157,612		141,986		121,308		142,252		144,807	12,830		135,615		214,244		18,982
Total liabilities		217,556		434,576		494,037		548,458		694,089	61,497		618,665		839,109		74,347
Total stockholders' equity(14)		6,360,246		6,494,598		6,672,856		6,960,246		7,315,539	648,167		7,148,674		7,570,055		670,717
U.S. GAAP:
Cash and cash equivalents								1,210,747		1,591,008	140,966		1,483,171		1,983,241		175,718
Total current assets								1,455,905		1,873,163	165,965		1,753,612		2,265,632		200,738
Assets under concession ("Rights to use airport facilities" under Mexican GAAP)								930,057		892,599	79,085		911,428		874,042		77,441
Total assets								4,410,762		4,866,905	431,657		4,633,091		5,224,573		462,905
Current liabilities								143,969		172,347	15,270		138,277		220,805		19,564
Total liabilities								190,819		224,479	19,889		189,767		278,793		24,701
Total stockholders' equity(14)								4,219,943		4,612,426	411,768		4,443,324		4,945,780		438,203
Other data:
Mexican GAAP:
Net resources generated by operating activities	Ps.	400,488	Ps.	547,603	Ps.	488,386	Ps.	569,602	Ps.	653,896	U.S.$57,936	Ps.	339,273	Ps.	524,626	U.S.$	46,482
Net resources used in investing activities		(179,005)		(195,722)		(362,792)		(260,044)		(273,635)	(24,244)		(66,849)		(132,393)		(11,730)
Increase in cash and cash equivalents		221,483		351,881		125,594		309,558		380,261	33,692		272,424		392,233		34,752
U.S. GAAP:(15)
Net cash generated by operating activities								565,161		645,817	57,220		339,038		521,032		46,164
Net cash used in investing activities								(259,934)		(266,706)	(23,630)		(66,839)		(129,432)		(11,468)
Effect of inflation accounting								4,331		1,150	102		225		633		56
Increase in cash and cash equivalents								309,558		380,261	33,692		272,424		392,233		34,752

(1)
Translated into dollars at the rate of Ps. 11.2865 per U.S. dollar, the U.S. Federal Reserve noon buying rate for Mexican pesos at June 30, 2006. Per share dollar amounts are expressed in dollars (not thousands of dollars). Operating data is expressed in units indicated.

(2)
Revenues from aeronautical services principally consist of a fee for each departing passenger, aircraft landing fees based on the aircraft's weight and arrival time, an aircraft parking fee, a fee for the transfer of passengers from the aircraft to the terminal building, a security charge for each departing passenger and other sources of revenues subject to regulation under our maximum rates.

(3)
Revenues from non-aeronautical services consist of sources of revenues not subject to regulation under our maximum rates, and consist of revenues from car parking charges, leasing of commercial space to tenants, advertising, taxis and other ground transportation providers and other miscellaneous sources of revenues. Pursuant to our concessions and to the Airport Law and the regulations thereunder, parking services are currently excluded from aeronautical services under our maximum rates, although the Ministry of Communications and Transportation could decide to regulate such rates and they may be regulated by other authorities.

(4)
On January 1, 2001, we began paying SETA a technical assistance fee under the technical assistance agreement entered into in connection with SETA's purchase of its Series BB shares. This fee is described in "Business—Opening of Mexican Airports to Investment—Investment by SETA."

(5)
Each of our subsidiary concession holders is required to pay a concession tax to the Mexican government under the Mexican Federal Duties Law for the use of public domain assets pursuant to the terms of its concession. The concession tax is currently equal to 5% of each concession holder's gross annual revenues.

(6)
Reflects depreciation of fixed assets.

(7)
Reflects amortization of airport concessions and rights to use airport facilities.

(8)
For Mexican GAAP purposes, based on 392,000,000 weighted average common shares outstanding in each period. For U.S. GAAP purposes, based on 389,060,000 weighted average common shares outstanding in each period. Earnings per ADS is based on the ratio of 8 Series B shares per ADS.

(9)
Determined by giving effect to (i) SETA's exercise, on September 5, 2006, of its option to subscribe for 8,000,000 newly issued Series B shares at an exercise price of U.S. $1.3527 (Ps. 14.6735) per share and (ii) the increase in the number of shares necessary to be issued in order to be able to replace the capital in excess of the earnings being withdrawn under the dividend paid in September 2006. For purposes of pro forma presentation, the 8,000,000 newly issued Series B shares are included in basic earnings per share.

(10)
Based on 392,022,615 weighted average common shares and common share equivalents outstanding for the year ended December 31, 2005, 393,135,368 weighted average common shares and common share equivalents outstanding for the six-month period ended June 30, 2006, and 392,000,000 weighted average common shares and common share equivalents outstanding for the year ended December 31, 2004 and for the six-month period ended June 30, 2005. Earnings per ADS is based on the ratio of 8 Series B shares per ADS.

(11)
Includes arriving and departing passengers as well as transfer passengers (passengers who arrive at our airports on one aircraft and depart on a different aircraft). Excludes transit passengers (passengers who arrive at our airports but generally depart without changing aircraft).

(12)
Total revenues for the period divided by terminal passengers for the period. Expressed in pesos (not thousands of pesos).

(13)
EBITDA represents net income minus net comprehensive financing income plus income taxes, asset tax, statutory employee profit sharing and depreciation and amortization. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance, or as an alternative to cash flow as an indicator of liquidity. Our management believes that EBITDA provides a useful measure of our performance that is widely used by investors to evaluate our performance and compare it with other companies. In making such comparisons, however, you should bear in mind that EBITDA is not defined and is not a recognized financial measure under Mexican GAAP or U.S. GAAP and that it may be calculated differently by different companies. EBITDA as presented in this table is not equivalent to our operating income (prior to deducting depreciation and amortization and the technical assistance fee), which is used as the basis for calculation of our technical assistance fee.

(14)
Total stockholders' equity under Mexican GAAP reflects the value assigned to our concessions. Under U.S. GAAP, no value has been assigned to our concessions.

(15)
U.S. GAAP cash flow data is expressed in nominal Mexican pesos.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion is derived from our year-end audited and unaudited interim financial statements, which are presented elsewhere in this prospectus. This discussion does not include all of the information included in our financial statements. You should read our financial statements to gain a better understanding of our business and our historical results of operations.

        Our financial statements have been prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. See Note 19 to our audited financial statements for the years ended December 31, 2005, 2004 and 2003 and Note 18 to our unaudited financial statements for the six-month periods ended June 30, 2006 and 2005 for a) a summary of the principal differences between Mexican GAAP and U.S. GAAP as they relate to us; b) a reconciliation to U.S. GAAP of net income and stockholders' equity; and c) condensed financial statements under U.S. GAAP and additional U.S. GAAP disclosure information.

        Our year-end audited and unaudited interim financial statements and all other financial information contained herein are presented in constant pesos with purchasing power as of June 30, 2006, unless otherwise noted. Our results of operations for the six-month period ended June 30, 2006 are not necessarily indicative of our expected results of operations for the year ended December 31, 2006 and should not be construed as such.

Overview

        We hold concessions to operate, maintain and develop 13 airports in Mexico, many of which are located in the northern and central regions of the country, pursuant to concessions granted by the Mexican government. The substantial majority of our revenues are derived from providing aeronautical services, which generally are related to the use of our airport facilities by airlines and passengers. For example, approximately 80.6% of our total revenues in each of 2005 and the first six months of 2006 were earned from aeronautical services. Changes in our revenues from aeronautical services are principally driven by the passenger and cargo volume at our airports. Our revenues from aeronautical services are also affected by the maximum rates we are allowed to charge under the price regulation system established by the Ministry of Communications and Transportation and the specific prices we negotiate with airlines for the provision of aeronautical services. The maximum rate system of price regulation that applies to our aeronautical revenues is linked to the traffic volume (measured in workload units) at each airport; thus, increases in passenger and cargo volume generally permit greater revenues from aeronautical services. In evaluating our aeronautical revenue, we focus principally on workload units, which measure volume, and aeronautical revenue per workload unit, which measures the contribution to aeronautical revenue from each workload unit.

        We also derive revenue from non-aeronautical activities, which principally relate to the commercial activities carried out at our airports such as the operation of parking facilities, advertising and the leasing of space to restaurants and retailers. Our revenues from non-aeronautical activities are not subject to the system of price regulation established by the Ministry of Communications and Transportation (though they may be subject to regulation by other authorities). Thus, our non-aeronautical revenues are principally affected by the passenger volume at our airports and the mix of commercial activities carried out at our airports. We evaluate our non-aeronautical revenue by analyzing changes in overall non-aeronautical revenue and changes in non-aeronautical revenue per terminal passenger.

Passenger and Cargo Volumes

        The substantial majority of the passenger traffic volume in our airports is made up of domestic passengers. In 2005 and the first six months of 2006, for example, approximately 76.6% and 75.1%,

respectively, of the terminal passengers using our airports were domestic. In addition, of the international passengers traveling through our airports, a majority has historically traveled on flights originating in or departing to the United States. Accordingly, our results of operations are influenced strongly by changes to Mexican economic conditions and to a lesser extent influenced by U.S. economic and other conditions, particularly trends and events affecting leisure travel and consumer spending. Many factors affecting our passenger traffic volume and the mix of passenger traffic in our airports are beyond our control.

        The following table sets forth certain operating and financial data relating to our revenues and passenger and cargo volume for the periods indicated.

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006
Domestic terminal passengers(1)	6,981.7	7,568.7	8,118.9	3,878.3	4,342.5
International terminal passengers(1)	1,871.2	2,170.7	2,479.8	1,338.2	1,436.1
Total terminal passengers(1)	8,852.9	9,739.4	10,598.7	5,216.5	5,778.6
Cargo(1)	710.2	790.4	808.6	381.9	403.1
Total workload units(1)		10,529.8	11,407.3	5,598.4	6,181.7
Change in total terminal passengers(2)		10.0%	8.8%		10.8%
Change in workload units(2)		10.1%	8.3%		10.4%
Aeronautical revenue(3)	Ps.937.9	Ps.1,010.3	Ps.1,111.5	Ps.552.0	Ps.621.8
Change in aeronautical revenue(2)		7.7%	10.0%		12.6%
Aeronautical revenue per workload unit	Ps.98.1	Ps.95.9	Ps.97.4	Ps.98.6	Ps.100.6
Change in aeronautical revenue per workload unit(1)(2)		(2.2)%	1.6%		2.0%
Non-aeronautical revenue(3)	Ps.184.8	Ps.233.7	Ps.268.1	Ps.137.4	Ps.149.7
Change in non-aeronautical revenue(2)		26.5%	14.7%		8.9%
Non-aeronautical revenue per terminal passenger	Ps.20.9	Ps.24.0	Ps.25.3	Ps.26.3	Ps.25.9
Change in non-aeronautical revenue per terminal passenger(2)		15.0%	5.4%		(1.7)%

(1)
In thousands. One cargo unit is equivalent to 100 kilograms (220 pounds) of cargo. Under the regulation applicable to our aeronautical revenues, one workload unit is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo.

(2)
In each case, as compared to previous period.

(3)
In millions of constant pesos.

        In 2005, we served 10.6 million terminal passengers (8.1 million domestic and 2.5 million international). During the first six months of 2006, we had 5.8 million terminal passengers (4.3 million domestic and 1.4 million international). In 2005 and the first six months of 2006, we served approximately 1.4 million and 0.4 million transit passengers, respectively.

Classification of Revenues

        We classify our revenues into two categories: revenues from aeronautical services and revenues from non-aeronautical services. Historically, a substantial majority of our revenues have been derived from aeronautical services. For example, in each of 2005 and the first six months of 2006, 80.6% of our revenues were derived from aeronautical services and the remainder of our revenues were derived from non-aeronautical services.

        Our revenues from aeronautical services are subject to price regulation under the applicable maximum rate at each of our airports, and principally consist of passenger charges, aircraft landing and parking charges, airport security charges, passenger walkway charges, leasing of space in our airports to airlines (other than first class/VIP lounges and other similar activities not directly related to essential airport operations) and complementary services (i.e., fees from handling and catering providers, permanent ground transportation operators and access fees from fuel providers at our airports).

        Our revenue from non-aeronautical services is not subject to price regulation under our maximum rates and generally includes revenues earned from car parking (which may be subject to certain municipal regulations, but not to our maximum rates), leasing of space in our airports to airlines (for first class/VIP lounges and similar activities not directly related to essential airport operations), rental and royalty payments from third parties operating stores and providing commercial services at our airports, such as car rental agencies, food and beverage providers and retail and duty-free store operators, as well as advertising and fees collected from other miscellaneous sources, such as vending machines and timeshare companies.

        For a detailed description of the components of our aeronautical and non-aeronautical revenue categories, see "Business—Our Sources of Revenue."

  Aeronautical Revenue

        The system of price regulation applicable to our aeronautical revenues establishes a maximum rate in pesos for each airport for each year in a five-year period, which is the maximum annual amount of revenue per workload unit (a workload unit is equal to one terminal passenger or 100 kilograms (220 pounds) of cargo) that we may earn at that airport from aeronautical services. See "Regulatory Framework—Revenue Regulation" for a description of our maximum rates and the rate setting procedures for future periods. The maximum rates for our airports have been determined for each year through December 31, 2010.

        The following table sets forth our revenue from aeronautical services for the periods indicated.

Aeronautical Revenue

	Year ended December 31,						Six months ended June 30,
	2003		2004		2005		2005		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(millions of pesos, except percentages and workload unit data)
Aeronautical Revenue:
Passenger charges	Ps.641.7	68.4%	Ps.697.1	69.0%	Ps.780.4	70.2%	Ps.382.3	69.3%	Ps.447.4	72.0%
Landing charges	91.5	9.8	98.8	9.8	105.6	9.5	52.5	9.5	54.3	8.7
Aircraft parking charges	78.0	8.3	82.4	8.2	84.6	7.6	42.1	7.6	44.0	7.1
Airport security charges	13.3	1.4	14.5	1.4	16.5	1.5	8.2	1.5	8.7	1.4
Passenger walkway charges	19.6	2.1	21.9	2.2	25.7	2.3	13.1	2.4	12.1	1.9
Leasing of space to airlines	93.2	9.9	95.2	9.4	98.2	8.8	53.8	9.7	55.3	8.9
Revenues from complementary service providers(1)	0.6	0.1	0.4	0.0	0.5	0.1	0.0	0.0	0.0	0.0

Total Aeronautical Revenue	Ps.937.9	100.0%	Ps.1,010.3	100.0%	Ps.1,111.5	100.0%	Ps.552.0	100.0%	Ps.621.8	100.0%

(1)
Revenues from complementary service providers consist of access and other fees charged to third parties providing handling, catering and other services at our airports.

        Under the regulatory system applicable to our aeronautical revenues, we can set the specific price for each category of aeronautical services, other than complementary services and leasing of space to airlines, every six months (or more frequently if accumulated inflation in Mexico since the last adjustment exceeds 5%), as long as the total aeronautical revenue per workload unit each year at each of our airports does not exceed the maximum rate at that airport for that year. We currently set the specific price for these categories of aeronautical services after negotiating with our principal airline customers. Historically, our specific prices have been structured such that the substantial majority of our aeronautical revenues are derived from passenger charges, and we expect this to continue to be the case in future agreements with our principal airline customers. In 2005 and the first six months of 2006, passenger charges represented 70.2% and 72.0%, respectively, of our aeronautical services revenues. In 2005 and the first six months of 2006, aeronautical services represented 80.6% of our total revenues.

        We seek to offer incentives, including significant discounts on charges for aeronautical services, to encourage carriers to establish new routes and take other measures expected to increase passenger traffic at our airports. The Mexican Airport Law prevents discriminatory pricing, so incentives we offer must be available to any carrier meeting the conditions specified for those incentives.

On November 22, 2006, we delivered a notice to the Mexican National Air Transportation Chamber of Commerce setting forth the following criteria that carriers operating at our Monterrey International Airport must meet in order to receive a discount equal to Ps. 75.00 per terminal passenger on passenger charges (representing approximately a 40% discount from our usual passenger charge):

  1.
  The carrier must sign a binding agreement with us pursuant to which it agrees to meet criteria 2 through 4 below;

  2.
  The carrier must generate additional traffic levels of 1 million and 2.5 million terminal passengers at our Monterrey International Airport in each of the first and second years, respectively, during which it receives the discount and 3 million terminal passengers in each subsequent year. Such additional passengers may not be as a result of an alliance, agreement, merger or similar transaction. These targets relate only to passengers using Monterrey International Airport and do not include transit passengers;

  3.
  The carrier must establish or construct an office and maintenance, operations and traffic facilities on our Monterrey International Airport property; and

  4.
  The carrier must use the terminal building and/or platforms assigned to it by us for its operations.

We intend to offer this incentive only to airlines meeting the criteria set forth above. Carriers must notify us in writing of their intent to take advantage of the incentive program within 180 days from the delivery of the notice on November 22, 2006. Thereafter, the incentive will no longer be available. The term of any agreement signed pursuant to criterion 1 above will be three years and it may be renewed annually thereafter. This incentive is not available in combination with any other incentive programs we currently offer.

        We anticipate the low-cost carrier Viva Aerobus will be the first airline to take advantage of the incentive package described above, although there can be no assurance in this regard. Viva Aerobus is a joint venture between Grupo de Inversionistas en Autotransporte de Mexico, S.A. and RyanMex, a company controlled by the founder of Ryanair and other investors experienced in the low-cost aviation industry. We recently entered into a letter of intent with Viva Aerobus, which contemplates our offering incentives linked to passenger traffic targets and the use of certain facilities. Pursuant to this letter of intent, Viva Aerobus has announced that it intends to establish its corporate and operational headquarters and maintenance facilities at our Monterrey International Airport. We expect Viva Aerobus to commence operations in December 2006 with two aircraft operating nine routes and to be operating a total of 24 routes serving 12 of our airports by April 2007. Thirteen of these routes are expected to be to destinations not previously served by our Monterrey International Airport. It has also announced that it expects to expand its fleet to ten aircraft by December 2008. We are currently negotiating with Viva Aerobus with respect to a definitive agreement that we anticipate will include the incentive package described above. Although we are optimistic about these developments, there can be no assurance that Viva Aerobus or any other carrier will enter into an agreement involving the incentive package described above or that any such agreement would result in growth of aeronautical revenues at our airports.

        We believe that this incentive should contribute to growth of aeronautical revenues at our airports, although there can be no assurance that the incentive will have the intended effect. This incentive is likely to result in decreases in aeronautical revenues per terminal passenger with respect to carriers participating in the incentive program, and may result in an overall decrease in aeronautical revenues per terminal passenger. In addition, there can be no assurance that this discount will not create pressure from other carriers for discounts on prices charged to them.

        The Mexican government, together with Mexico's main airport groups (including us), recently entered into an agreement aimed at reducing passenger and aircraft congestion at the Mexico City International Airport. The agreement is intended to encourage the use of alternative airports, including our Monterrey International Airport, as air transportation hubs for passengers connecting to other final destinations. In addition, the agreement provides financial incentives to airlines, including discounts on airport charges, for the development of new connecting routes using the four alternate airports serving Mexico City's greater metropolitan area (Puebla, Toluca, Queretaro and Cuernavaca), and for the development of new routes between each of these four airports and other Mexican airports, including our 13 airports.

        In December 2001, we entered into an agreement with the National Air Transportation Chamber of Commerce and the Ministry of Communications and Transportation pursuant to which we resolved existing disputes with our principal airline customers and established specific prices for regulated aeronautical services applicable to those airlines. Although this agreement expired in December 2005, we continued to charge our principal airline customers in accordance with the terms of the agreement until October 31 2006, when we entered into a new agreement with the National Air Transportation Chamber of Commerce. This new agreement offers certain incentives and discounts for the development of new routes and other measures expected to increase passenger traffic volume at our airports. This agreement will expire in December 2008.

        Although we are optimistic about these developments, there can be no assurance that any of these initiatives will be carried out or will increase our passenger traffic volume or our revenues.

        In 2005, our aeronautical revenues represented approximately 95% of the amount we were entitled to earn under the maximum rates applicable to all of our airports. To the extent that we offer incentives to carriers to establish routes serving our airports in the future, however, this percentage could decrease. There can be no assurance that we will be able to collect substantially all of the revenue we are entitled to earn from services subject to price regulation in the future.

        For a discussion of risks relating to our ability to set specific prices, see "Risk Factors—Risks Related to Our Operations—The principal domestic airlines operating at our airports have in the past refused to pay certain increases in our specific prices for regulated aeronautical services and could refuse to pay additional increases in the future."

  Non-aeronautical Revenue

        Non-aeronautical services historically have generated a significantly smaller portion of our total revenues as compared to aeronautical services. The contribution to our total revenues from non-aeronautical services was 19.4% in 2005 and 19.4% in the first six months of 2006. Since 2003, our non-aeronautical revenue per terminal passenger increased from Ps. 20.9 in 2003 to Ps. 25.3 in 2005 and Ps. 25.9 in the first six months of 2006. In light of our substantial completion of our remodeling efforts at most of our airports and the fixed portion of certain non-aeronautical revenues, we expect non-aeronautical revenue per terminal passenger to remain relatively stable in the coming years.

        The following table sets forth our revenue from non-aeronautical activities for the periods indicated.

Non-aeronautical Revenue

	Year ended December 31,						Six months ended June 30,
	2003		2004		2005		2005		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(millions of pesos, except percentages and passenger data)
Non-aeronautical Revenue:
Commercial activities:
Car parking charges	Ps.55.1	29.8%	Ps.73.2	31.3%	Ps.76.3	28.5%	Ps.36.3	26.4%	Ps.40.5	27.0%
Advertising	19.1	10.3	23.2	9.9	30.6	11.4	16.1	11.7	17.3	11.5
Leasing of space(1)	13.3	7.2	24.5	10.5	32.0	11.9	17.2	12.5	17.3	11.6
Car rentals	14.8	8.0	15.4	6.6	19.5	7.3	9.8	7.1	10.3	6.9
Food and beverage operations	11.8	6.4	12.9	5.5	17.2	6.4	8.1	5.9	11.0	7.3
Retail operations	21.6	11.7	24.1	10.3	27.2	10.1	13.7	10.0	14.1	9.4
Duty-free operations	12.7	6.9	14.6	6.3	15.6	5.8	9.4	6.9	9.4	6.3
Communications	2.2	1.2	2.7	1.2	3.3	1.3	1.7	1.2	1.8	1.2
Financial services	2.0	1.1	1.4	0.6	1.9	0.7	0.5	0.4	0.7	0.5
Time share	12.3	6.7	16.2	6.9	15.7	5.9	7.5	5.5	7.9	5.3
Other	11.7	6.3	13.3	5.7	16.9	6.3	10.9	7.9	12.8	8.6
Total commercial activities	176.6	95.6	221.5	94.8	256.2	95.6	131.2	95.5	143.1	95.6
Recovery of costs(2)	8.2	4.4	12.2	5.2	11.9	4.4	6.2	4.5	6.6	4.4

Total Non-aeronautical Revenue	Ps.184.8	100.0%	Ps.233.7	100.0%	Ps.268.1	100.0%	Ps.137.4	100.0%	Ps.149.7	100.0%

(1)
Includes leasing of space in our airports to airlines and complementary service providers (for first class/VIP lounges and other similar non-essential activities).

(2)
Recovery of costs consists of utility and maintenance charges that are transferred to airlines and other tenants in our airports.

        The majority of our revenue from non-aeronautical services is derived from car parking (which may be subject to government regulation, but not to our maximum rates), leasing of space in our airports to airlines and complementary service providers (for first class/VIP lounges and similar activities not directly related to essential airport operations), rental and royalty payments from third parties operating stores and providing commercial services at our airports, such as car rental agencies, food and beverage providers and retail and duty free store operators, and advertising and fees collected from other miscellaneous sources, such as timeshare companies and telecommunications providers.

  Operating Costs

        The following table sets forth our operating costs and certain other related information for the periods indicated.

Operating Costs

	Year ended December 31,					Six months ended June 30,
		2004		2005			2006
	2003					2005
			% change		% change			% change
	Amount	Amount		Amount		Amount	Amount
	(millions of pesos, except percentages)
Operating Costs:
Cost of services:
Employee costs	Ps.107.2	Ps.111.2	3.7%	Ps.118.7	6.7%	Ps.58.8	Ps.66.0	12.2%
Maintenance	41.0	44.5	8.5	50.3	13.0	19.8	23.4	18.2
Safety, security & insurance	56.9	61.6	8.3	66.8	8.4	34.0	32.2	(5.3)
Utilities	73.4	75.6	2.9	80.9	7.0	38.0	41.2	8.4
Other	39.5	41.4	4.8	46.0	11.1	21.7	24.2	11.5
Total cost of services	318.0	334.3	5.1	362.7	8.5	172.3	187.0	8.5
General and administrative expenses	238.2	225.7	(5.2)	228.1	1.1	100.5	109.3	8.7
Technical assistance fees	36.9	37.5	1.6	37.3	(0.5)	17.1	16.4	(4.1)
Concession taxes	55.1	60.4	9.6	67.7	12.1	33.5	38.9	16.1
Depreciation and amortization:
Depreciation(1)	170.8	184.7	8.1	194.9	5.5	96.4	103.4	7.3
Amortization(2)	16.6	16.5	(0.6)	17.5	6.1	8.4	14.1	67.9
Total depreciation and amortization	187.4	201.2	7.4	212.4	5.6	104.8	117.5	12.1
Total operating costs	Ps.835.6	Ps.859.1	2.8%	Ps.908.2	5.7%	Ps.428.1	Ps.469.1	9.6%

(1)
Reflects depreciation of fixed assets.

(2)
Reflects amortization of our airport concessions and rights to use airport facilities.

  Cost of Services

        Our cost of services consists primarily of employee, maintenance, safety, security and insurance costs, utilities (a portion of which we recover from our tenants) and other miscellaneous expenses. In recent years, our cost of services increased from Ps. 318.0 million in 2003 to Ps. 362.7 million in 2005 and Ps. 187.0 million in the first six months of 2006. This relative stability in cost of services, together with increases in revenue in recent years, have contributed to the increase in our operating margins (defined as income from operations divided by total revenue) from 25.6% in 2003 to 39.2% in the first six months of 2006.

  General and Administrative Expenses

        Our general and administrative expenses consist primarily of administrative overhead costs, fees and expenses paid to consultants and other providers of professional services and other miscellaneous expenses. In recent years, our general and administrative expenses have decreased from Ps. 238.2 million in 2003 to Ps. 228.1 million in 2005 and Ps. 109.3 million in the first six months of 2006. We anticipate that our general and administrative expenses will increase following the completion of this offering as a result of costs associated with being a public reporting company in Mexico and the United States.

  Technical Assistance Fee and Concession Tax

        Under the technical assistance agreement, SETA provides management and consulting services and transfers technical assistance and technological and industry knowledge and experience to us in exchange for a fee. This agreement is more fully described in "Related Party Transactions." The technical assistance fee for each of 2001 and 2002 was fixed at U.S. $5.0 million (adjusted annually for U.S. inflation). For the remainder of the contract term, the fee is equal to the greater of U.S.

$3.0 million adjusted annually for inflation since June 14, 2006 (measured by the U.S. consumer price index) or 5% of our annual consolidated operating income (calculated prior to deducting the technical assistance fee, taxes and depreciation and amortization, in each case determined in accordance with Mexican GAAP).

        Beginning November 1, 1998, we became subject to Article 232-A of the Mexican Federal Duties Law, which requires that the holders of concessions pay a tax for the use of state-owned assets. This tax is currently equal to 5% of the gross annual revenues of each subsidiary concession holder obtained from the use of public domain assets pursuant to the terms of its concession. The concession tax may be revised at any time by the Mexican government, and there can be no assurance that this tax may not increase in the future. If the Mexican government increases the concession tax, we are entitled to request an increase in our maximum rates from the Ministry of Communications and Transportation; however, there can be no assurance that the Ministry of Communications and Transportation would honor our request.

  Depreciation and Amortization

        Our depreciation and amortization expenses primarily reflect the amortization of our investment in our 13 concessions. The value of our concessions was determined in June 2000, when SETA won the bid to acquire Series BB shares currently representing 14.7% of our capital stock, based on the value assigned to the concessions by an independent appraiser. In addition, we depreciate the value of certain fixed assets we acquire or build at our airports pursuant to the investment requirements under our master development programs.

Taxation

        We and each of our subsidiaries pay taxes on an individual (rather than consolidated) basis. Mexican companies are generally required to pay the greater of their income tax liability (determined at a rate of 34% for 2003, 33% for 2004, 30% for 2005, 29% for 2006 and 28% thereafter) or their asset tax liability (determined at a rate of 1.8% of the average tax value of virtually all of their assets including, in our case, our concessions), less the average tax value of certain liabilities. If, in any year, the asset tax liability exceeds the income tax liability, the asset tax payment for such excess may be reduced by the amount by which the income tax exceeded the asset tax in the three preceding years. In addition, any required payment of asset tax is creditable against the excess of income tax over asset tax of the following ten years.

        In addition, we amortize our investment in our concessions for tax purposes at a rate of 15% per year. This depreciation reduces our current income tax payments. Because we are required under Mexican GAAP to amortize our investment in our concession over a longer period for financial reporting purposes, we will continue to record a deferred tax liability and provision in our financial statements with respect to the difference between the amount of amortization for tax and financial reporting purposes.

        We regularly review our deferred tax assets for recoverability and, if necessary, establish a valuation allowance based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences.

        Our effective tax rate in 2003, 2004, 2005 and the first six months of 2006 was 43.1%, 23.2%, 29.2% and 25.3%, respectively. Changes in our tax rate in these years was largely the result of the effect on deferred taxes resulting from decreases in statutory income tax rates (from 34% in 2003, to 33% in 2004, 30% in 2005, 29% in 2006 and 28% thereafter).

        We are subject to the statutory employee profit sharing regime established under the Mexican Federal Labor Law. Under this regime, 10% of each unconsolidated company's annual profits (as calculated for tax purposes) must be distributed among its employees, other than its chief executive officer.

        In addition, we are subject to the concession tax described above under "—Classification of Revenues—Technical Assistance Fee and Concession Tax."

Effects of Devaluation and Inflation

        The following table sets forth, for the periods indicated:

  •
  the percentage that the Mexican peso devalued or appreciated against the U.S. dollar;

  •
  the Mexican inflation rate;

  •
  the U.S. inflation rate; and

  •
  the percentage that Mexican gross domestic product, or GDP, changed as compared to the previous period.

	Year ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006
Depreciation (appreciation) of the Mexican peso as compared to the U.S. dollar(1)	7.6%	(0.8)%	(4.6)%	1.1%	6.1%
Mexican inflation rate(2)	4.0%	5.2%	3.3%	0.8%	0.7%
U.S. inflation rate(3)	1.9%	3.3%	3.4%	2.5%	4.3%
Increase (decrease) in Mexican gross domestic product(4)	1.4%	4.2%	3.0%	2.9%	5.1%

(1)
Based on changes in the rates for calculating foreign exchange liabilities, as reported by Banco de Mexico, or the Mexican Central Bank, at the end of each period, which were as follows: Ps. 11.2372 per U.S. dollar as of December 31, 2003, Ps. 11.1495 per U.S. dollar as of December 31, 2004, Ps. 10.6344 per U.S. dollar as of December 30, 2005, and Ps. 11.2865 per U.S. dollar as of June 30, 2006.

(2)
Based on changes in the Mexican National Consumer Price Index from the previous period, as reported by the Mexican Central Bank. The Mexican National Consumer Price Index at period-end was 106.996 in 2003, 112.550 in 2004, 116.301 in 2005. The Mexican National Consumer Price Index was 113.447 on June 30, 2005, and 117.0590 on June 30, 2006.

(3)
As reported by the U.S. Department of Labor, Bureau of Labor Statistics.

(4)
In real terms, as reported by the Mexican Central Bank.

        Due to the relatively low rate of inflation in Mexico in recent years, inflation has not had a material impact on our revenues or results of operations during the past three years. However, the general condition of the Mexican economy, the devaluation of the peso as compared to the dollar, inflation and high interest rates have in the past adversely affected, and may in the future adversely affect, the following:

  •
  Depreciation and amortization expense. We restate our non-monetary assets to give effect to inflation. The restatement of these assets in periods of high inflation increases the carrying value of these assets in pesos, which in turn increases the related depreciation expense and risk of impairments.

  •
  Passenger charges. Passenger charges for international passengers are currently denominated in U.S. dollars (although invoiced and paid in Mexican pesos), while passenger charges for domestic passengers are denominated in pesos. Because as required under Mexican GAAP, Mexican companies restate their results of operations for prior periods in constant pesos as of the most recent balance sheet date, when the rate of inflation in a period exceeds the depreciation of the peso as compared to the dollar for that period, the peso value of dollar-denominated or dollar-linked revenues in the prior period will be higher than those of the current period. This effect may occur despite the fact that the amount of such revenues in dollar terms may have been the same or greater in the current period.

  •
  Comprehensive financing cost. As required under Mexican GAAP, our comprehensive financing cost reflects gains or losses from foreign exchange transactions and gains or losses from monetary position and, as a result, is impacted by both inflation and devaluations.

  •
  Maximum rates in pesos. Our passenger charges for international passengers are denominated in U.S. dollars, but are invoiced and paid in Mexican pesos based on the average exchange rate for the month prior to each flight.

Operating Results by Airport

        The following table sets forth our results of operations for the periods indicated for each of our principal airports.

Airport Operating Results

	Year ended December 31,						Six months ended June 30,
	2003		2004		2005		2005		2006
	(millions of pesos, except percentages)
Monterrey:
Revenues:
Aeronautical services	Ps.	389.6	Ps.	428.0	Ps.	465.5	Ps.	224.6	Ps.	258.5
Non-aeronautical services		77.9		108.4		132.7		67.5		73.7
Total revenues		467.5		536.4		598.2		292.1		332.2
Operating costs		242.5		267.9		285.9		131.0		147.1
Costs of services		69.1		92.2		98.1		46.8		49.3
General and administrative expenses		83.0		79.0		81.8		33.4		42.0
Depreciation and amortization		53.7		56.8		61.3		30.4		32.2
Income from operations		225.0		268.5		312.3		161.1		185.1
Operating margin(1)		48.1%		50.1%		52.2%		55.2%		55.7%
Acapulco:
Revenues:
Aeronautical services	Ps.	88.0	Ps.	90.4	Ps.	100.1	Ps.	57.3	Ps.	66.9
Non-aeronautical services		15.4		17.6		18.0		10.0		11.1
Total revenues		103.4		108.0		118.1		67.3		78.0
Operating costs		106.0		98.2		106.8		50.7		55.0
Costs of services		45.2		37.7		46.5		20.1		23.5
General and administrative expenses		25.9		24.3		23.0		11.1		11.7
Depreciation and amortization		25.8		26.8		28.3		14.1		14.5
Income (loss) from operations		(2.6)		9.8		11.3		16.6		23.0
Operating margin(1)		(2.5)%		9.1%		9.6%		24.7%		29.5%
Mazatlán:
Revenues:
Aeronautical services	Ps.	73.6	Ps.	79.2	Ps.	84.3	Ps.	45.7	Ps.	49.7
Non-aeronautical services		24.3		26.6		28.7		15.7		15.3
Total revenues		97.9		105.8		113.0		61.4		65.0
Operating costs		81.9		81.8		86.4		41.4		42.4
Costs of services		29.5		30.0		31.3		15.9		17.0
General and administrative expenses		23.5		21.7		25.0		9.9		9.5
Depreciation and amortization		20.3		21.3		21.6		10.8		11.2
Income from operations		16.0		24.0		26.6		20.0		22.6
Operating margin(1)		16.3%		22.7%		23.5%		32.6%		34.8%

Culiacán:
Revenues:
Aeronautical services	Ps.	64.4	Ps.	69.5	Ps.	82.5	Ps.	40.5	Ps.	42.5
Non-aeronautical services		11.7		12.1		13.1		6.5		7.3
Total revenues		76.1		81.6		95.6		47.0		49.8
Operating costs		61.8		59.6		65.7		29.1		32.7
Costs of services		22.9		23.1		24.1		11.4		12.3
General and administrative expenses		15.9		12.9		16.5		5.7		7.6
Depreciation and amortization		17.0		17.3		17.5		8.7		9.1
Income from operations		14.3		22.0		29.9		17.9		17.1
Operating margin(1)		18.8%		27.0%		31.3%		38.1%		34.3%
Chihuahua:
Revenues:
Aeronautical services	Ps.	59.3	Ps.	59.9	Ps.	67.4	Ps.	30.7	Ps.	34.2
Non-aeronautical services		10.2		11.3		13.3		6.4		7.9
Total revenues		69.5		71.2		80.7		37.1		42.1
Operating costs		46.7		48.7		60.5		26.1		28.9
Costs of services		18.2		19.0		22.9		10.8		12.3
General and administrative expenses		14.8		13.9		19.2		6.5		6.9
Depreciation and amortization		8.2		10.3		12.3		6.0		6.5
Income from operations		22.8		22.5		20.2		11.0		13.2
Operating margin(1)		32.8%		31.6%		25.0%		29.6%		31.4%
Zihuatanejo:
Revenues:
Aeronautical services	Ps.	54.5	Ps.	60.3	Ps.	60.9	Ps.	34.7	Ps.	42.0
Non-aeronautical services		8.4		13.9		13.9		8.2		9.1
Total revenues		62.9		74.2		74.8		42.9		51.1
Operating costs		59.6		60.1		60.8		29.6		36.3
Costs of services		22.6		22.0		23.4		11.4		12.5
General and administrative expenses		17.3		16.6		15.5		6.8		12.0
Depreciation and amortization		14.2		15.5		16.1		8.0		8.3
Income from operations		3.3		14.1		14.0		13.3		14.8
Operating margin(1)		5.2%		19.0%		18.7%		31.0%		29.0%
Other:(2)
Revenues:
Aeronautical services	Ps.	208.6	Ps.	223.0	Ps.	250.8	Ps.	118.5	Ps.	128.0
Non-aeronautical services		36.9		43.8		48.4		23.1		25.3
Total revenues		245.5		266.8		299.2		141.6		153.3
Operating costs		240.8		242.3		250.6		119.8		130.0
Costs of services		109.6		109.1		116.4		55.9		60.1
General and administrative expenses		65.6		60.8		59.4		27.5		29.8
Depreciation and amortization		45.4		51.4		52.1		25.6		28.6
Income from operations		4.7		24.5		48.6		21.8		23.3
Operating margin(1)		1.9%		9.2%		16.2%		15.4%		15.2%

Total:(3)
Revenues:
Aeronautical services	Ps.	938.0	Ps.	1,010.3	Ps.	1,111.5	Ps.	552.0	Ps.	621.8
Non-aeronautical services		184.8		233.7		268.1		137.4		149.7
Total revenues		1,122.8		1,244.0		1,379.6		689.4		771.5
Operating costs		839.3		858.6		916.7		427.7		472.4
Costs of services		317.1		333.1		362.7		172.3		187.0
General and administrative expenses		246.0		229.2		240.4		100.9		119.5
Depreciation and amortization		184.6		199.4		209.2		103.6		110.4
Income from operations		283.5		385.4		462.9		261.7		299.1
Operating margin(1)		25.2%		31.0%		33.6%		38.0%		38.8%

(1)
We determine operating margin per airport by dividing income from operations at each airport or group of airports by total revenues for that airport or group of airports.

(2)
Reflects the results of operations of our airports located in Ciudad Juárez, Durango, Reynosa, San Luis Potosí, Tampico, Torreón and Zacatecas.

(3)
Includes intercompany transactions between us and our subsidiaries and among our subsidiaries.

        Historically, our most profitable airport has been our Monterrey International Airport, which handles the majority of our international passengers. We determine profitability per airport by dividing income from operations in each airport by total revenues for that airport.

Summary of Third Quarter Results

        The following amounts are expressed in constant pesos as of September 30, 2006 and are based on unaudited data for the three months and nine months ended September 30, 2006. Mexican inflation during the third quarter of 2006 was 1.8%. Accordingly, although we do not consider the rate of inflation to be material, the following information for the three months and nine months ended September 30, 2006 is not directly comparable to the financial information presented elsewhere in this prospectus, which, unless otherwise stated, is presented in constant Mexican pesos as of June 30, 2006.

        The following table sets forth certain operating and financial data relating to our revenues and passenger and cargo volume for the periods indicated.

	Three months ended September 30,				Nine months ended September 30,
	2005		2006		2005		2006
Domestic terminal passengers(1)		2,191		2,429		6,069		6,771
International terminal passengers(1)		556		522		1,894		1,958
Total terminal passengers(1)		2,747		2,951		7,963		8,729
Cargo(1)		201		206		583		609
Total workload units(1)		2,948		3,157		8,546		9,338
Change in total terminal passengers(2)				7.4%				9.6%
Change in workload units(2)				7.1%				9.3%
Aeronautical revenue(3)	Ps.	286.8	Ps.	330.9	Ps.	848.5	Ps.	963.7
Change in aeronautical revenue(2)				15.4%				13.6%
Aeronautical revenue per workload unit	Ps.	97.3	Ps.	104.8	Ps.	99.2	Ps.	103.2
Change in aeronautical revenue per workload unit(1)(2)				7.7%				4.0%
Non-aeronautical revenue(3)	Ps.	65.1	Ps.	74.6	Ps.	204.9	Ps.	226.9
Change in non-aeronautical revenue(2)				14.6%				10.7%
Non-aeronautical revenue per terminal passenger	Ps.	23.7	Ps.	25.3	Ps.	25.7	Ps.	26.0
Change in non-aeronautical revenue per terminal passenger(2)				6.7%				1.0%

(1)
In thousands. One cargo unit is equivalent to 100 kilograms (220 pounds) of cargo. Under the regulation applicable to our aeronautical revenues, one workload unit is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo.

(2)
In each case, as compared to previous period.

(3)
In millions of constant pesos.

        The following table sets forth a summary of our consolidated results of operations for the periods indicated.

	Summary Consolidated Operating Results
	Three months ended September 30,					Nine months ended September 30,
	2005		2006			2005		2006
	Amount		Amount		% change	Amount		Amount		% change
	(thousands of pesos, except percentages)
Revenues:
Aeronautical services	Ps.	286,823	Ps.	330,964	15.3%	Ps.	848,531	Ps.	963,701	13.5%
Non-aeronautical services		65,096		74,638	14.7%		204,944		226,966	10.7%
Total revenues		351,919		405,602	15.2%		1,053,475		1,190,667	13.0%
Operating costs:
Cost of services		99,657		99,400	(0.3)%		274,968		289,667	5.3%
General and administrative expenses		54,703		52,638	(3.8)%		156,954		163,598	4.2%
Technical assistance fees		8,403		17,486	108.1%		25,810		34,118	32.1%
Concession taxes		18,500		20,386	10.2%		52,553		59,977	14.1%
Depreciation and amortization		53,989		59,912	10.9%		160,608		179,500	11.7%
Total operating costs		235,252		249,555	6.1%		670,893		726,860	8.3%
Income from operations		116,668		156,047	33.7%		382,582		463,807	21.2%
Net comprehensive financing income (expense):
Interest income, net		28,009		32,576	16.3%		74,319		89,325	20.2%
Exchange gain (loss), net		879		(14,946)	(1,800.3)%		(17,548)		19,273	(209.8)%
Monetary position loss		(14,986)		(33,709)	(124.9)%		(24,749)		(44,727)	80.7%
Net comprehensive financing income (expense)		13,902		(16,079)	(215.6)%		32,022		63,871	99.4%
Other income		2,850		7,022	146.3%		1,354		16,924	1149.9%
Income before income taxes and statutory employee profit sharing		133,420		146,990	10.1%		415,958		544,602	30.9%
Income taxes and statutory employee profit sharing expense (benefit)		24,696		34,364	39.1%		115,501		172,998	49.8%
Consolidated net income		108,726		112,626	3.6%		300,457		371,604	23.6%
Other operating data (unaudited):
Operating margin(1)		33.2%		38.5%			36.3%		38.9%
Net margin(2)		30.9%		27.8%			28.5%		31.2%

(1)
Income from operations divided by total revenue, expressed as a percentage.

(2)
Net income divided by total revenues, expressed as a percentage.

        Our 13 airports served approximately 2.9 million terminal passengers during the three months ended September 30, 2006, a 7.4% increase over the three months ended September 30, 2005. Of our total terminal passengers during the three months ended September 30, 2006, 2.4 million were domestic passengers and 0.5 million were international passengers. Domestic and international passenger traffic for the three months ended September 30, 2006 was 10.9% higher and 6.1% lower, respectively, compared to the three months ended September 30, 2005.

        Our revenues increased 15.2% to Ps. 405.6 million for the three months ended September 30, 2006, as compared to Ps. 351.9 million for the three months ended September 30, 2005, reflecting increases in both aeronautical revenues and non-aeronautical revenues. Increases in aeronautical revenues were primarily due to increases in passengers paying passenger charges and air traffic movements. Increases in non-aeronautical revenues were primarily due to increases in revenue from car parking charges and, to a lesser extent, across-the-board increases in other non-aeronautical revenue.

        Our operating income increased 33.7% to Ps. 156.0 million for the three months ended September 30, 2006, as compared to Ps. 116.7 million for the three months ended September 30, 2005, principally reflecting the increase in revenues which offset a proportionately smaller increase in operating costs. Operating costs increased mainly as a result of increases in technical assistance fees, concession taxes and depreciation and amortization, which more than offset a decline in costs of services and general and administrative expenses.

        Our net income increased 3.6% to Ps. 112.6 million for the three months ended September 30, 2006, as compared to Ps. 108.7 million for the three months ended September 30, 2005, principally as a result of the increase in operating income discussed above coupled with a change from net comprehensive financing income in the 2005 period to net comprehensive financing expense in the 2006 period.

        At September 30, 2006, our cash and cash equivalents were Ps. 1,805 million. We did not have any debt at September 30, 2006.

Summary Historical Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods indicated.

	Summary Consolidated Operating Results
	Year ended December 31,								Six months ended June 30,
	2003		2004			2005			2005		2006
	Amount		Amount		% change	Amount		% change	Amount		Amount		% change
	(thousands of pesos, except percentages)
Revenues:
Aeronautical services	Ps.	937,938	Ps.	1,010,305	7.7%	Ps.	1,111,493	10.0%	Ps.	552,028	Ps.	621,833	12.6%
Non-aeronautical services		184,818		233,737	26.5%		268,146	14.7%		137,438		149,703	8.9%
Total revenues		1,122,756		1,244,042	10.8%		1,379,639	10.9%		689,466		771,536	11.9%
Operating costs:
Cost of services		318,027		334,268	5.1%		362,686	8.5%		172,290		186,988	8.5%
General and administrative expenses		238,248		225,669	(5.3)%		228,132	1.1%		100,488		109,313	8.7%
Technical assistance fees		36,855		37,491	1.7%		37,305	(0.5)%		17,107		16,347	(4.5)%
Concession taxes		55,123		60,487	9.7%		67,722	12.0%		33,466		38,905	16.3%
Depreciation and amortization		187,382		201,227	7.4%		212,375	5.5%		104,782		117,527	12.2%
Total operating costs		835,635		859,142	2.8%		908,220	5.7%		428,133		469,080	9.6%
Income from operations		287,121		384,900	34.1%		471,419	22.5%		261,333		302,456	15.7%
Net comprehensive financing income (expense):
Interest income, net		29,503		48,523	64.5%		101,739	109.7%		45,512		55,771	22.5%
Exchange gain (loss), net		32,049		(4,406)	(113.7)%		(24,653)	459.6%		(18,109)		33,629	(285.7)%
Monetary position loss		(37,398)		(58,421)	56.2%		(49,479)	(15.3)%		(9,596)		(10,828)	12.8%
Net comprehensive financing income (expense)		24,154		(14,304)	(159.2)%		27,607	(293.0)%		17,807		78,572	341.2%
Other (expense) income		2,601		4,295	65.1%		5,013	16.7%		(1,472)		9,732	(761.1)%
Income before income taxes and statutory employee profit sharing		313,876		374,891	19.4%		504,039	34.4%		277,668		390,760	40.7%
Income taxes and statutory employee profit sharing expense		135,618		87,501	(35.5)%		148,746	70.0%		89,240		136,244	52.7%
Consolidated net income		178,258		287,390	61.2%		355,293	23.6%		188,428		254,516	35.1%
Other operating data (unaudited):
Operating margin(1)		25.6%		30.9%			34.2%			37.9%		39.2%
Net margin(2)		15.9%		23.1%			25.8%			27.3%		33.0%

(1)
Income from operations divided by total revenue, expressed as a percentage.

(2)
Net income divided by total revenues, expressed as a percentage.

Results of operations for the six months ended June 30, 2006, compared to the six months ended June 30, 2005.

Revenues

        Total revenues for the first six months of 2006 were Ps. 771.5 million, 11.9% higher than the Ps. 689.5 million recorded in the first six months of 2005, as a result of increases in both aeronautical and non-aeronautical revenue.

        Aeronautical revenue increased 12.6% in the first six months of 2006, as compared to the first six months of 2005, due primarily to a 13.1% increase in passengers paying passenger charges and a 5.3% increase in air traffic movements, which resulted in increases in revenues from passenger charges, landing charges and aircraft parking charges of Ps. 65.1 million, Ps. 1.8 million and Ps. 1.9 million, respectively. Reflecting these volume increases, total workload units increased 10.4% in the first six months of 2005 as compared to the first six months of 2006. Aeronautical revenue also benefited from increases in the specific rates we charge for aeronautical services. Aeronautical revenue per workload unit in the first six months of 2006 was Ps. 100.6 compared to Ps. 98.6 in the first six months of 2005, an increase of 2.0%.

        Non-aeronautical revenue increased 8.9% from Ps. 137.4 million in the first six months of 2005 to Ps. 149.7 million in the first six months of 2006, principally due to increases in revenue from car parking and, to a lesser extent, across-the-board increases in other non-aeronautical revenue. These increases were driven by the increase in passenger traffic at our airports. Non-aeronautical revenue per terminal passenger remained substantially the same in both periods, decreasing by 1.7% to Ps. 25.9 in the first six months of 2006, from Ps. 26.3 in the first six months of 2005.

Operating Results

  Cost of Services

        Cost of services increased 8.5% in the first six months of 2006, as compared to the first six months of 2005, mainly as a result of increases in various categories of expenses, including employee costs (from Ps. 58.8 million to Ps. 66.0 million), maintenance (from Ps. 19.8 million to Ps. 23.4 million) and utilities (from Ps. 38.0 million to Ps. 41.2 million). The increase in employee costs was attributable primarily to a 4.7% increase in personnel, while the increase in utilities resulted from increases in both the price and the consumption of electricity. Offsetting these sources of increases, safety, security and insurance expenses decreased 5.3%, from Ps. 34.0 million in the first six months of 2005 to Ps. 32.2 million in the first six months of 2006. As a percentage of total revenues, cost of services decreased from 25.0% of revenues in the first six months of 2005 to 24.2% of revenues in the first six months of 2006, reflecting the increase in revenues.

  General and Administrative Expenses

        General and administrative expenses increased 8.7% to Ps. 109.3 million in the first six months of 2006, from Ps. 100.5 million in the first six months of 2005, primarily due to increases in provisions, approximately Ps. 5 million of which was related to the Zihuatanejo administrative proceeding. Reflecting the increase in revenues, general and administrative expenses decreased from 14.6% of total revenues in the first six months of 2005 to 14.2% of total revenues in the first six months of 2006.

  Technical Assistance Fee and Concession Tax

        Our technical assistance fee decreased 4.5% to Ps. 16.3 million in the first six months of 2006, as compared to Ps. 17.1 million in the first six months of 2005, as a result of greater out-of-pocket expenses during the first six months of 2005 than during the first six months of 2006 for which we were required to reimburse SETA under the technical assistance agreement. Our concession tax increased 16.1% from Ps. 33.5 million in the first six months of 2005 to Ps. 38.9 million in the first six months of 2006, reflecting the increase in revenues in the first six months of 2006.

  Depreciation and Amortization

        Our 12.2% increase in depreciation and amortization, from Ps. 104.8 million for the first six months of 2005 to Ps. 117.5 million for the first six months of 2006, was principally due to the increase in our property, plant and equipment, reflecting investments made pursuant to our master development programs during 2005.

  Income from Operations

        Operating income increased 15.7% to Ps. 302.5 million in the first six months of 2006, as compared to Ps. 261.3 million during the first six months of 2005. This increase primarily reflected the 11.9%

increase in our total revenues in the first six months of 2006, which was offset in part by a proportionately smaller increase in total operating costs. Our operating margin increased from 37.9% in the first six months of 2005 to 39.2% in the first six months of 2006.

        On an airport-by-airport basis, the principal contributors to the increase in operating income in the first six months of 2006 were our Monterrey International Airport (operating income increased 14.9% and operating margin increased from 55.2% to 55.7%), our Acapulco International Airport (operating income increased 38.6% and operating margin increased from 24.7% to 29.5%), our Mazatlán International Airport (operating income increased 13.0% and operating margin increased from 32.6% to 34.8%) and our Chihuahua International Airport (operating income increased 20.0% and operating margin increased from 29.6% to 31.4%). In the case of our Monterrey International Airport, Acapulco International Airport and Chihuahua International Airport, these increases were mainly attributable to the increases in terminal passenger volumes at those airports ranging from 13% to 19%; in the case of our Mazatlán International Airport, this increase was mainly attributable to the increase in terminal passenger volumes and a reduction of costs relative to revenues.

  Comprehensive Financing Result

        Our net comprehensive financing result in the first six months of 2006 generated income of Ps. 78.6 million, as compared to income of Ps. 17.8 million in the first six months of 2005. This increase resulted primarily from the change from a foreign exchange loss of Ps. 18.1 million in the first six months of 2005 to a foreign exchange gain of Ps. 33.7 million in the first six months of 2006, as well as from an increase in interest income from Ps. 45.5 million in the first six months of 2005 to Ps. 55.8 million in the first six months of 2006. These increases were partially offset by a 13.5% increase in losses from monetary position, from Ps. 9.6 million in the first six months of 2005 to Ps. 10.9 million during the same period in 2006.

  Income Taxes, Statutory Employee Profit Sharing and Asset Tax

        The provision for income taxes and statutory employee profit sharing increased 52.7% to Ps. 136.2 million in the first six months of 2006, from Ps. 89.2 million in the first six months of 2005. This increase was attributable primarily to higher statutory employee profit sharing and an increase in our pre-tax income. Our effective rate increased from 32.1% in the first six months of 2005 to 25.3% in the first six months of 2006.

  Net Income

        Net income increased 35.1% during the first six months of 2006 to Ps. 254.5 million, from Ps. 188.4 million during the first six months of 2005, reflecting the factors described above.

Results of operations for the year ended December 31, 2005 compared to the year ended December 31, 2004

Revenues

        Total revenues for 2005 were Ps. 1,379.6 million, 10.9% higher than the Ps. 1,244.0 million recorded in 2004, as a result of increases in both aeronautical and non-aeronautical revenue.

        Aeronautical revenue increased 10.0% from 2004 to 2005, due primarily to a 7.5% increase in passengers paying passenger charges and a 4.7% increase in air traffic movements, which resulted in increases in revenues from passenger charges, landing charges and aircraft parking charges of Ps. 83.3 million, Ps. 6.8 million and Ps. 2.2 million, respectively. Reflecting these volume increases, total workload units increased 8.3% from 2004 to 2005. Aeronautical revenue also benefited from increases in the specific rates we charge for aeronautical services. Aeronautical revenue per workload unit in 2005 was Ps. 97.4 compared to Ps. 95.9 in 2004, an increase of 1.6%.

        Non-aeronautical revenue increased 14.7% from Ps. 233.7 million in 2004 to Ps. 268.4 million in 2005, principally due to increases in revenue from car parking charges, advertising, leasing of space and food and beverage operations. Non-aeronautical revenue per terminal passenger in 2005 was Ps. 25.3 compared to Ps. 24.0 in 2004, an increase of 5.4%.

Operating Results

  Cost of Services

        Cost of services increased 8.5% from 2004 to 2005, mainly as a result of increases in various categories of expenses, including employee costs (from Ps. 112.2 million to Ps. 118.7 million), safety, security and insurance (from Ps. 61.6 million to Ps. 66.8 million), utilities (from Ps. 75.6 million to Ps. 80.9 million) and maintenance (from Ps. 44.5 million to Ps. 50.3 million). The increase in safety, security and insurance was due to increased security costs at certain of our airports, while the increase in utilities was attributable primarily to an increase in electricity rates. The increase in maintenance was due to maintenance activities for parking lots, taxiways and aprons at several airports. As a percentage of total revenues, cost of services decreased slightly from 26.9% of revenues in 2004 to 26.3% of revenues in 2005.

  General and Administrative Expenses

        General and administrative expenses remained substantially the same, increasing 1.1% from 2004 to 2005, mainly as a result of expenses associated with topographical surveys and software licenses. As a percentage of total revenues, general and administrative expenses decreased from 18.1% of revenues in 2004 to 16.5% of revenues in 2005, reflecting the increase in revenues.

  Technical Assistance Fee and Concession Tax

        Our technical assistance fee remained substantially unchanged, decreasing 0.5% to Ps. 37.3 million in 2005, as compared to Ps. 37.5 million in 2004, principally as a result of fewer reimbursable expenses in 2005 as compared to 2004. Our concession tax increased 12.0% from Ps. 60.5 million in 2004 to Ps. 67.7 million in 2005, reflecting the increase in revenues in 2005.

  Depreciation and Amortization

        Our 5.5% increase in depreciation and amortization, from Ps. 201.2 million for 2004 to Ps. 212.4 million for 2005, was mainly the result of an increase in our property, plant and equipment reflecting the investments made pursuant to our master development programs.

  Income from Operations

        Operating income increased 22.5% to Ps. 471.4 million in 2005, as compared to Ps. 384.9 million in 2004. This increase primarily reflected the 10.9% increase in our total revenues in 2005, which more than offset the proportionately smaller increase in total operating costs of 5.7%. Our operating margin increased from 30.9% in 2004 to 34.2% in 2005.

        On an airport-by-airport basis, the principal contributors to the increase in operating income in 2005 were our Monterrey International Airport (operating income increased 16.3% and operating margin increased from 50.1% to 52.2%), our Culiacan International Airport (operating income increased 35.9% and operating margin increased from 27.0% to 31.3%) and our San Luis Potosi International Airport (operating income increased 128.2% and operating margin increased from 16.8% to 29.8%). These increases were mainly attributable to increase in terminal passenger volumes at each of these airports and were also attributable to improved margins in our Monterrey, Culiacan and Mazatlán International Airports.

Comprehensive Financing Result

        Our net comprehensive financing result changed in 2005 to income of Ps. 27.6 million, as compared to an expense of Ps. 14.3 million in 2004. This change resulted primarily from an increase in interest income, which more than doubled due to our higher average cash balances in 2005, as well as from a 15.3% decline in losses from monetary position. These effects were partially offset by a more than five-fold increase in foreign exchange losses in 2005.

Income Taxes, Statutory Employee Profit Sharing and Asset Tax

        The provision for income taxes and statutory employee profit sharing and asset tax increased 70.0% in 2005, to Ps. 148.7 million, from Ps. 87.5 million in 2004. This increase was attributable primarily to the effect on deferred income taxes in 2004. As we are in a deferred income tax liability position, the decrease in statutory income tax rates enacted in 2004 resulted in a deferred tax benefit for us of Ps. 70.1 million in 2004, thereby reducing our overall income tax expense in that year. This was partially offset by a Ps. 20.4 million increase in our valuation allowance. Our effective rate increased from 23.2% in 2004 to 29.2% in 2005.

Net Income

        Net income increased 23.6% in 2005, to Ps. 355.3 million, from Ps. 287.4 million for 2004, reflecting the factors described above.

Results of operations for the year ended December 31, 2004 compared to the year ended December 31, 2003

Revenues

        Total revenues for 2004 were Ps. 1,244.0 million, 10.8% higher than the Ps. 1,122.8 million recognized in 2003, as a result of increases in both aeronautical and non-aeronautical revenue.

        Aeronautical revenue increased 7.7% from Ps. 937.9 million in 2003 to Ps. 1,010.3 million 2004, due primarily to a 7.0% increase in passengers paying passenger charges and a 3.8% increase in air traffic movements, which resulted in increases in revenues from passenger charges, landing charges and aircraft parking charges of Ps. 55.4 million, Ps. 7.3 million and Ps. 4.4 million, respectively. These increases more than offset a 2.2% decrease in aeronautical revenue per workload unit, from Ps. 98.1 in 2003 to Ps. 95.9 in 2004, which resulted primarily from a 10.1% increase in total workload units increased from 2003 to 2004.

        Non-aeronautical revenue increased 26.5% from Ps. 184.8 million in 2003 to Ps. 233.7 million in 2004, principally due to increases in revenue from car parking reflecting our assuming the operations of the parking facilities at our Monterrey International Airport in March 2004 and at our Mazatlán International Airport in July 2004. Previously, these facilities had been operated by third parties. To a lesser extent, non-aeronautical revenue benefited from an increase of revenue from leasing of space, including leasing a warehouse to FedEx and a VIP lounge to American Express at our Monterrey International Airport. Non-aeronautical revenue per terminal passenger increased 15.0% from Ps. 20.9 in 2003 to Ps. 24.0 in 2004.

Operating Results

  Cost of Services

        Cost of services increased 5.1% from 2003 to 2004, mainly as a result of increases in various categories of expenses, including maintenance (from Ps. 41.0 million to Ps. 44.5 million) and safety, security and insurance (from Ps. 56.9 million to Ps. 61.6 million). The increase in maintenance was attributable primarily to scheduled maintenance activities and the increase in safety, security and insurance was attributable to increased costs associated with checked baggage services, parking and security for the cargo terminal at our Monterrey International Airport. As a percentage of total revenues, cost of services decreased from 28.3% of revenues in 2003 to 26.9% of revenues in 2004 reflecting the increase in revenues.

  General and Administrative Expenses

        General and administrative expenses decreased 5.3% from 2003 to 2004, mainly as a result of decreases in various categories of expenses, including a decrease of in Ps. 4.7 million in the cost of leasing corporate office space attributable to the relocation of our corporate headquarters to property owned by us. As a percentage of total revenues, general and administrative expenses decreased from 21.2% of revenues in 2003 to 18.1% of revenues in 2004.

  Technical Assistance Fee and Concession Tax

        Our technical assistance fee increased 1.7% to Ps. 37.5 million in 2004, as compared to Ps. 36.8 million in 2003, principally as a result of increases in reimbursable expenses in 2004 as compared to 2003. Our concession tax increased 9.7% from Ps. 55.1 million in 2003 to Ps. 60.4 million in 2004, reflecting the increase in revenues in 2004.

  Depreciation and Amortization

        Our 7.4% increase in depreciation and amortization, from Ps. 187.3 million for 2003 to Ps. 201.2 million for 2004, was mainly the result of an increase in our property, plant and equipment reflecting the investments made pursuant to our master development programs.

  Income from Operations

        Operating income increased 34.1% to Ps. 384.9 million in 2004, as compared to Ps. 287.1 million in 2003. This increase primarily reflected the 10.8% increase in our total revenues in 2004, which was offset in part by the proportionately smaller increase in total operating costs of 2.8%. Our operating margin increased from 25.6% in 2003 to 30.9% in 2004, reflecting the proportionately greater increase in our revenues relative to the increase in our total operating costs.

        On an airport-by-airport basis, the principal contributors to the increase in operating income in 2004 as compared to 2003 were our Monterrey International Airport (operating income increased 19.3% and operating margin increased from 48.1% to 50.1%), our Acapulco International Airport (operating income increased 477.0% and operating margin changed from (2.5)% to 9.1%), our Culiacan International Airport (operating income increased 53.8% and operating margin increased from 18.8% to 27.0%), our Mazatlán International Airport (operating income increased 50.0% and operating margin increased from 16.3% to 22.7%) and our Zihuatanejo International Airport (operating income increased 327.3% and operating margin increased from 5.2% to 19.0%). These increases were attributable primarily to increases in terminal passenger volumes at each of these airports and were also attributable, in the cases of our Monterrey International Airport, our Acapulco International Airport, our Culiacan International Airport and our Mazatlán International Airport, to improved margins.

Comprehensive Financing Result

        Our net comprehensive financing result changed to an expense of Ps. 14.3 million in 2004, as compared to income of Ps. 24.1 million in 2003. This change resulted primarily from the change from a foreign exchange gain of Ps. 32.0 million in 2003 to a foreign exchange loss of Ps. 4.4 million in 2004. In addition, losses from monetary position increased 56.2% in 2004. The increased loss from monetary position was principally the result of higher inflation in 2004 (5.2% as compared to 4.0% in 2003).

These trends were partially offset by a 64.5% increase in interest income, to Ps. 48.5 million in 2004 from Ps. 29.5 million in 2003, which resulted mainly from our higher average cash balances during 2004.

Income Taxes, Statutory Employee Profit Sharing and Asset Tax

        The provision for income taxes and statutory employee profit sharing and asset tax decreased 35.5% in 2004, to Ps. 87.5 million, from Ps. 135.6 million in 2003. This decrease was attributable primarily to the effect on deferred taxes of decreases in statutory income tax rates (from 34% in 2003 to 33% in 2004), which resulted in a Ps. 70.1 million deferred tax benefit in 2004.

Net Income

        Net income increased 61.2% in 2004, to Ps. 287.3 million, from Ps. 178.3 million for 2003, reflecting the factors described above.

Liquidity and Capital Resources

        Historically, our operations have been funded through cash flow from operations, and we have not incurred any significant indebtedness. The cash flow generated from our operations has generally been used to fund operating costs and capital expenditures, including expenditures under our master development programs, and the excess of our cash flow has been added to our accumulated cash balances. At December 31, 2005 and June 30, 2006, we had Ps. 1,591.0 million and Ps. 1,983.2 million, respectively, of cash and cash equivalents. After giving effect to (i) the issuance in September 2006 of 8,000,000 Series B shares to SETA pursuant to its exercise of an option acquired in connection with its purchase of its Series BB shares and (ii) our payment of a dividend of Ps. 423.9 million in September 2006, our cash and cash equivalents at June 30, 2006 would have been Ps. 1,677.0 million. We believe our working capital and resources expected to be generated from operations will be sufficient to meet our requirements within the next twelve months.

        We will not receive any proceeds from the global offering, as the net proceeds will be paid to the selling stockholder.

        In the first six months of 2006, we generated Ps. 524.6 million in resources from operating activities, as compared to Ps. 339.3 million in the first six months of 2005, principally reflecting the improvement in our income from operations discussed above under "—Results of operations for the six months ended June 30, 2006, compared to six months ended June 30, 2005—Operating Results." We used no resources in financing activities during the first six months of 2006. Our resources used in investing activities in the first six months of 2006 were Ps. 66.9 million, mainly for the purchase of capital assets as summarized below in the table "Historical Capital Expenditures by Type."

        In 2005, we generated Ps. 653.9 million in resources from operating activities, principally reflecting our increased net income generated from our operations without considering non-cash items such as depreciation and amortization, deferred income tax and the change in our working capital. We used no resources in financing activities in 2005. Our resources used in investing activities in 2005 were Ps. 273.6 million, mainly for the purchase of capital assets as summarized below in the table "Historical Capital Expenditures by Type."

        In 2004, we generated Ps. 569.6 million in resources from operating activities, principally reflecting our net income generated from our operations without considering non-cash items such as depreciation and amortization, deferred income tax and the change in our working capital. We used no resources in financing activities in 2004. Our resources used in investing activities in 2004 were Ps. 260.0 million, mainly for the purchase of capital assets as summarized below in the table "Historical Capital Expenditures by Type."

        In 2003, we generated Ps. 488.3 million in resources from operating activities, principally reflecting our net income generated from our operations without considering non-cash items such as depreciation and amortization and deferred income tax. We used no resources in financing activities in 2003. Our resources used in investing activities in 2003 were Ps. 362.8 million, mainly for the purchase of capital assets as summarized below in the table "Historical Capital Expenditures by Type."

        In December 2005, in order to finance its acquisition from the Mexican government of Series B shares currently representing 35.3% of our capital stock, Aeroinvest entered into a U.S. $125 million loan agreement with WestLB AG that matures in May 2007. Aeroinvest may prepay the loan at any time without penalty. The loan is secured by a guaranty trust holding the acquired Series B shares. Aeroinvest has the right to direct the voting of the shares held in the guaranty trust so long as no event of default has occurred and is ongoing. In addition, Aeroinvest is required to maintain at least its present ownership interest in SETA and us, ensure that SETA maintains its present ownership interest in us and maintain a minimum interest expense to EBITDA ratio. In connection with SETA's assignment to Aeroinvest of the option to purchase the Series B shares from the Mexican government, Aeroinvest agreed with SETA and Aéroports de Paris Management to vote the Series B shares held in the guaranty trust in the manner that SETA votes its Series BB shares. In addition, Aeroinvest entered into a separate loan agreement with WestLB AG for U.S. $15 million, which was recently amended and restated to, among other things, increase the amount of the loan by U.S. $40 million, for a total of U.S. $55 million, in order to provide Aeroinvest with additional liquidity for working capital and general corporate purposes. On October 25, 2006, Halkin Finance Plc, an affiliate of Merrill Lynch & Co., purchased both of these loans, which we refer to as the Aeroinvest Loans, from WestLB through an assignment agreement with respect to each loan agreement. The U.S. $55 million loan agreement includes a cross-default provision whereby an event of default by Aeroinvest under the U.S. $125 million loan agreement would constitute an event of default under the U.S. $55 million loan agreement. As a result of the aforementioned assignment agreements, Halkin Finance Plc would be entitled to foreclose on the Series B shares held in the guaranty trust if Aeroinvest defaults on its obligations under the U.S. $125 million loan agreement.

        Aeroinvest's subsidiaries, including us, are obligated under the terms of the Aeroinvest Loans to comply with certain covenants, including the following:

  •
  Restrictions on the indebtedness of Aeroinvest and its subsidiaries, subject to certain exceptions, including exceptions for debt incurred

  •
  prior to the incurrence of the Aeroinvest Loans,

  •
  between Aeroinvest or us and any of our subsidiaries or Aeroinvest, and

  •
  to prepay the Aeroinvest Loans

  •
  Restrictions on certain liens, asset transfers, merger transactions and fundamental business changes; and

  •
  An obligation that we pay annually as a dividend any available cash (calculated based on EBITDA less taxes and capital expenditures).

The Aeroinvest Loans also provide that, in the event of certain property damage or other impairment of assets, Aeroinvest and its subsidiaries apply any insurance proceeds that are not reinvested in their business to the prepayment of the Aeroinvest Loans. As a result of the Aeroinvest Loans, we believe Aeroinvest would be required to obtain a waiver or amendment from Halkin Finance plc to permit us to incur any material amount of indebtedness, and there can be no assurance that such a waiver or amendment would be obtained.

        Aeroinvest is currently negotiating with creditors seeking to refinance the Aeroinvest Loans. Any such refinancing could impose similar or more onerous restrictions on us.

        Under the terms of our concessions, each of our subsidiary concession holders is required to present a master development program for approval by the Ministry of Communications and Transportation every five years. Each master development program includes investment commitments (including capital expenditures and improvements) applicable to us as a concession holder for the succeeding five-year period. Once approved by the Ministry of Communications and Transportation, these commitments become binding obligations under the terms of our concessions. In December 2005, the Ministry of Communications and Transportation approved our master development programs for each of our airports for the 2006 to 2010 period. These five-year programs will be in effect from January 1, 2006 until December 31, 2010.

        We have complied with the investment obligations set forth in our master development programs for each of our airports for the 2001 to 2005 period. The Ministry of Communications and Transportation will periodically conduct a review of our compliance with the obligations of our master development plan for 2006-2010. If the Ministry of Communications and Transportation determines that we did not comply with our obligations under each of our master development programs, we may be subject to sanctions.

        The following tables set forth our historical committed investments and capital expenditures for the periods indicated. Our capital expenditures have historically exceeded our committed investments pursuant to our master development programs, primarily due to capital expenditures intended to complement the minimum amounts required under our master development programs or that are otherwise necessary to accommodate the growth of our business. In addition, our master development programs include some commitments that are expensed rather than capitalized; thus, not all of our committed investments will constitute capital expenditures.

        The following table sets forth our historical committed investments for each airport from 2001 to 2005 under our master development programs.

Historical Committed Investments Under Master Development Programs

	Year ended December 31,
	2001		2002		2003		2004		2005		Total 2001-2005
	(thousands of pesos)
Acapulco	Ps.	6,964	Ps.	22,186	Ps.	23,332	Ps.	22,508	Ps.	9,580	Ps.	84,571
Ciudad Juárez		31,316		26,650		473		23,846		23,307		105,593
Culiacán		85,441		12,736		—		9,350		7,081		114,607
Chihuahua		9,216		34,584		30,294		26,915		29,683		130,693
Durango		3,528		23,335		14,524		6,817		6,676		54,881
Mazatlán		57,213		18,890		689		7,091		4,803		88,687
Monterrey		82,316		107,332		—		13,138		46,388		249,173
Reynosa		14,787		21,024		628		2,954		15,583		54,976
San Luis Potosí		7,514		4,098		9,588		4,757		5,392		31,349
Tampico		1,895		21,965		13,551		4,322		2,350		44,084
Torreón		3,701		17,429		49,127		45,319		35,764		151,340
Zacatecas		1,121		6,596		14,660		11,076		3,328		36,781
Zihuatanejo		14,149		20,883		26,167		585		40,582		102,366

Total	Ps.	319,160	Ps.	337,709	Ps.	183,034	Ps.	178,679	Ps.	230,519	Ps.	1,249,101

        The following table sets forth our historical capital expenditures, which reflect our actual expenditures (as compared to our committed investments, which are presented above) by airport for the periods indicated.

Historical Capital Expenditures by Airport

	Year ended December 31,						Six months ended June 30,
	2003		2004		2005		2005		2006
	(thousands of pesos)
Acapulco	Ps.	35,923	Ps.	32,672	Ps.	12,698	Ps.	1,707	Ps.	8,724
Ciudad Juárez		20,390		15,022		24,571		5,753		10,341
Culiacán		6,969		12,186		6,737		965		14,075
Chihuahua		50,622		24,136		26,226		11,583		17,913
Durango		13,056		7,052		7,212		1,676		673
Mazatlán		9,602		7,496		8,480		662		3,152
Monterrey		82,773		77,055		60,525		14,230		32,439
Reynosa		15,410		8,413		16,107		4,384		2,277
San Luis Potosí		8,751		2,617		37,242		7,091		7,840
Tampico		17,084		6,700		2,559		517		6,496
Torreón		38,483		41,654		36,704		14,526		11,920
Zacatecas		14,701		17,643		3,283		503		2,695
Zihuatanejo		29,591		3,967		27,983		2,604		12,406
Other		19,437		3,431		3,308		648		1,442

Total	Ps.	362,792	Ps.	260,044	Ps.	273,635	Ps.	66,849	Ps.	132,393

        The following table sets forth our historical capital expenditures by type of investment across all of our airports for the periods indicated:

Historical Capital Expenditures by Type

	Year ended December 31,						Six months ended June 30,
	2003		2004		2005		2005		2006
	(thousands of pesos)
Terminals	Ps.	265,962	Ps.	159,837	Ps.	93,492	Ps.	46,732	Ps.	52,543
Runways and aprons		43,829		73,536		125,295		7,733		71,613
Machinery and equipment		26,168		16,753		47,499		10,193		5,824
Other		26,833		9,918		7,349		2,191		2,413

Total	Ps.	362,792	Ps.	260,044	Ps.	273,635	Ps.	66,849	Ps.	132,393

        Our capital expenditures from 2003 through 2005 were allocated to the following types of investments at the majority of our airports:

  •
  Terminals.    We remodeled many of the terminals at our airports by expanding departure areas (concourses and lounges), baggage claim areas and arrival areas, by improving lighting systems, adding office space, adding taxi and other ground transportation waiting areas, and by increasing handicap services and remodeling our restrooms.

  •
  Runways, access roads and aircraft parking.    We improved our runways and access roads (including their lighting systems), expanded our aircraft parking areas, and made improvements and renovations to the fences on the outlying areas of our properties subject to our concessions.

  •
  Machinery and equipment.    We invested in machinery and equipment such as fire extinguishing vehicles, emergency back-up electricity generators, metal detectors and other security-related equipment, ambulances, moving walkways and public information systems.

  •
  Utility-related infrastructure.    We installed sewage treatment plants and systems at several of our airports, improved our drainage systems, and installed underground electric wiring systems at several of our airports.

        The following table sets forth our committed investments approved by the Ministry of Communications and Transportation for each airport for 2006 through 2010. We will be required to comply with the investment obligations under these programs on a year-by-year basis. For a discussion of the regulations applicable to our compliance with our master development programs, see "Regulatory Framework—Master Development Programs."

Committed Investments by Airport

	Year ended December 31,
	2006		2007		2008		2009		2010		Total 2006–2010
	(thousands of pesos)
Acapulco	Ps.	88,420	Ps.	38,422	Ps.	26,286	Ps.	12,259	Ps.	12,429	Ps.	117,816
Ciudad Juárez		42,343		31,668		18,583		16,108		10,087		118,789
Culiacán		56,344		12,419		7,014		18,730		2,005		96,512
Chihuahua		65,245		7,965		25,405		6,379		8,654		113,648
Durango		15,662		24,249		16,813		19,901		7,657		84,282
Mazatlán		81,878		23,690		8,463		15,744		1,864		131,639
Monterrey		285,767		225,739		217,143		69,975		19,841		818,465
Reynosa		16,864		16,545		9,495		7,788		1,454		52,146
San Luis Potosí		22,768		11,168		17,108		20,407		2,573		74,024
Tampico		36,574		19,759		10,316		12,957		3,732		83,338
Torreón		15,871		8,900		25,465		5,208		6,755		62,199
Zacatecas		15,305		11,697		3,748		20,265		6,470		57,485
Zihuatanejo		66,071		12,304		17,864		23,056		10,809		130,104

Total	Ps.	809,110	Ps.	444,525	Ps.	403,703	Ps.	248,777	Ps.	94,330	Ps.	2,000,445

        The following table sets forth our committed investments for 2006 through 2010 by type of investment:

Committed Investments by Type

	Year ended December 31,
	2006		2007		2008		2009		2010		Total 2006-2010
	(thousands of pesos)
Terminals	Ps.	98,803	Ps.	97,050	Ps.	195,363	Ps.	53,155	Ps.	13,218	Ps.	457,589
Runways and aprons		239,869		204,868		158,963		144,267		58,281		806,248
Machinery and equipment		60,215		73,801		40,786		45,665		22,831		243,298
Baggage screening system—investments		403,966		56,763		—		—		—		460,729
Other		6,257		12,043		8,591		5,690		—		32,581

Total	Ps.	809,110	Ps.	444,525	Ps.	403,703	Ps.	248,777	Ps.	94,330	Ps.	2,000,445

        For the six-month period ended June 30, 2006, our capital expenditures totaled Ps. 132 million. We estimate that our total capital expenditures for 2006 will amount to approximately Ps. 944 million. We anticipate that our capital expenditures for 2006 will be devoted primarily to our committed investments and secondarily to the construction of a new passenger terminal.

        We expect to fund our operations and capital expenditures in the short-term and long-term through cash flows from operations, although we may incur indebtedness from time to time.

Critical Accounting Policies

        We prepare our consolidated financial statements in conformity with Mexican GAAP. As such, we are required to make estimates, judgments and assumptions that affect (i) certain reported amounts of our assets and liabilities, (ii) the disclosure of our contingent assets and liabilities at the date of the financial statements and (iii) certain reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on our historical experience and on various other reasonable factors that together form the basis for making judgments about the carrying values of our assets and liabilities. Our actual results may differ from these estimates under different assumptions or conditions. We evaluate our estimates and judgments on an ongoing basis. Our significant accounting policies are described in Note 3 to our audited consolidated financial statements. We believe our most critical accounting policies that result in the application of estimates and/or judgments are the following:

  Income Taxes

        In conformity with Bulletin D-4, Accounting for Income Tax, Asset Tax and Statutory Employee Profit Sharing, of Mexican GAAP, a provision or benefit for income tax is recorded in the results of the year in which such tax expense or benefit is incurred. Deferred income tax assets and liabilities are recognized for temporary differences derived from comparing the accounting and tax values of assets and liabilities, plus any future benefits resulting from tax loss carryforwards. The resulting deferred tax provision or benefit is reflected in our statement of operations. A deferred tax liability is recorded when there is a charge to results, and a deferred tax asset is recorded in the event of a credit to results.

        The calculation and recognition of deferred taxes and the related valuation allowance requires the use of estimates, which may be affected by the amount of our future taxable income, the assumptions relied on by our management and our results of operations.

        We periodically evaluate the fairness of deferred tax assets or liabilities based on historical tax results and estimated tax profits, among others. A valuation allowance is recorded for any deferred tax assets that, in the opinion of our management, are not probable of being realized. Any change in our estimates may have an effect on our financial condition and results of operations.

  Impairment in the Value of Long-Lived Assets

        We must test for impairment when indicators of potential impairment in the carrying amount of tangible and intangible long-lived assets in use exist, unless there is conclusive evidence that the indicators of impairment are temporary. An impairment is recorded when the carrying amount of long-lived assets exceeds the greater of the present value of future net cash flows provided by the assets on the net sales price upon disposal. Present value of future net cash flows is based on management's projections of future operations, discounted using current interest rates. Our evaluations throughout the year and up to the date of this filing did not reveal any impairment of tangible and intangible long-lived assets. We can give no assurance that our evaluations will not change as a result of new information or developments which may change our future projections of net cash flows or the related discount rates and result in future impairment charges.

Principal Differences Between Mexican GAAP and U.S. GAAP

        Our consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP.

        The principal differences between Mexican GAAP and U.S. GAAP as they relate to us are the treatment of our investments in our concessions and the rights to use our airport facilities, the treatment of SETA's option and portion of shares held in trust, which are forfeitable, and the deferred tax effects of these adjustments. See Note 19 to our audited consolidated financial statements and Note 18 to our unaudited interim financial statements for the six-month periods ended June 30, 2006 and 2005, for a discussion of these differences and the effect on our consolidated results of operations.

Off-balance Sheet Arrangements

        We are not party to any off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations

	Payments due by period
Contractual Obligations	Total		Less than 1 year(2)		1-3 years		3-5 years		More than 5 years
	(in millions of pesos)
Master development programs	Ps.	2,000	Ps.	809	Ps.	848	Ps.	343		N/A	(3)
Purchase obligations(1)		294		17		69		69		139
Total	Ps.	2,294	Ps.	826	Ps.	917	Ps.	412	Ps.	139

(1)
Reflects minimum fixed annual payment of U.S. $3 million required to be paid under our technical assistance agreement, assuming an average exchange rate of Ps. 11.2865 per U.S. dollar and an annual U.S. inflation rate of 2.4%. The amount ultimately to be paid in any year will depend on our profitability.

(2)
Amount for less than one year corresponds to obligations for the remainder of 2006.

(3)
In year five of the master development programs, a negotiation will take place with the Ministry of Communications and Transportation to determine the new master development program commitments for the subsequent five-year period. For a description of our master development programs, see "Regulatory Framework—Master Development Programs."

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk from changes in currency exchange rates.

  Foreign Currency Risk

        Our principal exchange rate risk involves changes in the value of the peso relative to the dollar. Historically, a significant portion of the revenues generated by our airports (principally derived from passenger charges for international passengers) has been denominated in or linked to the U.S. dollar, although such revenues are collected in pesos based on the average exchange rate for the prior month. In 2003, 2004, 2005 and the first six months of 2006, approximately 14.2%, 15.1%, 16.4% and 18.2%, respectively, of our consolidated revenues were derived from passenger charges for international passengers. Substantially all of our other revenues are denominated in pesos. We estimate that substantially all of our consolidated costs and expenses are denominated in pesos (other than the technical assistance fee, to the extent paid based on the fixed minimum annual payment). Based upon a 10% depreciation of the peso compared to the U.S. dollar as of December 31, 2005, we estimate that our revenues would have decreased by Ps. 23 million.

        As of December 31, 2003, 2004, 2005 and June 30, 2006, 46.7%, 42.4%, 31.3% and 27.9%, respectively, of our cash and cash equivalents were denominated in dollars. Based upon a 10% depreciation of the peso compared to the U.S. dollar as of December 31, 2005, we estimate that the value of our cash and cash equivalents would have increased by Ps. 50 million.

        We did not have any foreign currency indebtedness at December 31, 2003, 2004 and 2005 and at June 30, 2006. In the event that we incur foreign currency denominated indebtedness in the future, decreases in the value of the peso relative to the dollar will increase the cost in pesos of servicing such indebtedness. Depreciation of the peso relative to the dollar would also result in foreign exchange losses as the peso value of our foreign currency denominated indebtedness is increased.

        At December 31, 2003, 2004 and 2005 and at June 30, 2006, we did not have any outstanding forward foreign exchange contracts.

        For a discussion of the effects of devaluation and inflation on our results of operations, see "—Effects of Devaluation and Inflation."

New Accounting Pronouncements

  Mexican GAAP

        As of May 31, 2004, the Mexican Institute of Public Accountants, or IMCP, formally transferred the function of establishing and issuing financial reporting standards to the Mexican Board for Research and Development of Financial Reporting Standards, or CINIF, consistent with the international trend of requiring this function to be performed by an independent entity.

        Accordingly, the task of establishing bulletins of Mexican GAAP and circulars issued by the IMCP was transferred to CINIF, who subsequently renamed the standards of Mexican GAAP as Normas de Información Financiera, or Financial Reporting Standards, and determined that the Financial Reporting Standards would encompass (i) new bulletins established under the new function; (ii) any interpretations issued thereon; (iii) any Mexican GAAP bulletins that have not been amended, replaced or revoked by the new Financial Reporting Standards; and (iv) International Financial Reporting Standards, or IFRS, that are supplementary guidance to be used when Mexican GAAP does not provide primary guidance.

        One of the main objectives of CINIF is to achieve greater concurrence with IFRS. To this end, it started by reviewing the theoretical concepts contained in Mexican GAAP and establishing a Conceptual Framework, or CF, to support the development of financial reporting standards and to serve as a reference in resolving issues arising in the accounting practice. The CF consists of eight financial reporting standards, which comprise the Financial Reporting Standards-A series. The Financial Reporting Standards-A series, together with Financial Reporting Standards B-1, were issued on October 31, 2005. Their provisions are effective for years beginning January 1, 2006 and thereafter, and supersede all existing Mexican GAAP series A bulletins.

        The new Financial Reporting Standards are as follows:

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  Financial Reporting Standards A-1 Structure of Financial Reporting Standards

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  Financial Reporting Standards A-2 Fundamental Principles

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  Financial Reporting Standards A-3 Users' Needs and Financial Statement Objectives

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  Financial Reporting Standards A-4 Qualitative Characteristics of Financial Statements

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  Financial Reporting Standards A-5 Basic Elements of Financial Statements

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  Financial Reporting Standards A-6 Recognition and Valuation

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  Financial Reporting Standards A-7 Presentation and Disclosure

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  Financial Reporting Standards A-8 Supplementary Standards to Mexican GAAP

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  Financial Reporting Standards B-1 Accounting Changes

        The most significant changes established by these standards are as follows:

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  In addition to the statement of changes in financial position, Financial Reporting Standards A-3 includes the statement of cash flows, which should be issued when required by a particular standard.

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  Financial Reporting Standards A-5 includes a new classification for revenues and expenses: ordinary and not ordinary. Ordinary revenues and expenses are derived from transactions or events that are within the normal course of business or that are inherent in the entity's activities, whether frequent or not; revenues and expenses classified as not ordinary refer to unusual transactions and events, whether frequent or not.

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  Financial Reporting Standards A-7 requires the presentation of comparative financial statements for at least the preceding period. Through December 31, 2004, the presentation of prior years' financial statements was optional. The financial statements must disclose the authorized date for their issuance, and the names of any officers or administrative bodies authorizing the related issuance.

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  Financial Reporting Standards B-1 establishes that changes in particular standards, reclassifications and corrections of errors must be recognized retroactively. Consequently, basic financial statements presented on a comparative basis with the current year that might be affected by the change must be adjusted as of the beginning of the earliest period presented.

        We have not fully assessed the effects of adopting these new standards on our financial information.

  U.S. GAAP

        On January 1, 2006, we adopted Statement of Financial Accounting Standards, or SFAS No. 123 (revised 2004), "Share-Based Payments" issued by the Financial Accounting Standards Board, or the FASB. SFAS No. 123 eliminated the option to apply the intrinsic value measurement provisions of Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees" to stock compensation awards issued to employees and instead requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). The adoption of SFAS No. 123 did not have a material effect on our financial position, results of operations or cash flows.

        On January 1, 2006, we adopted SFAS No. 153, "Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29," which amended APB Opinion No. 29, "Accounting for Nonmonetary Transactions," to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary asset that do not have commercial substance. The adoption of SFAS No. 153 did not have a material effect on our financial position, results of operations or cash flows.

        On January 1, 2006, we adopted SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3," which required retrospective application to prior periods' financial statements of changes in accounting principles, unless impracticable. SFAS No. 154 also required that the retrospective application of a change in accounting principle be limited to the direct effects of the change, with indirect effects being recognized in the period of the accounting change. The adoption of SFAS No. 154 did not have a material effect on our financial position, results of operations or cash flows.

        On January 1, 2006, we adopted Financial Staff Position, or FSP, FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which nullified certain requirements of EITF No. 03-1, "The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments" and superseded Emerging Issues Task Force, or EITF, Issue Topic No. D-44, "Recognition of Other-Than-Temporary Impairment Upon the Planned Sale of a Security whose Cost Exceeds Fair Value." The adoption of this guidance did not have a material effect on our financial position, results of operations or cash flows.

        On January 1, 2006, we adopted EITF 05-6, "Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination," which provided additional guidance related to the appropriate amortization periods for leasehold improvements either acquired in a business combination or which were not preexisting and were placed in service significantly after, and not contemplated at, the beginning of the lease term. Leasehold improvements acquired in a business combination or which were not preexisting and were placed in service significantly after, and not contemplated at the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition of the business combination or at the date the leasehold improvements are purchased. The adoption of EITF 05-6 did not have a material effect on our financial position, results of operations or cash flows.

BUSINESS

Introduction

        We were incorporated in 1998 as part of the Mexican government's program for the opening of Mexico's airports to private investment. We hold concessions to operate, maintain and develop 13 airports in Mexico, which are concentrated in the central and northern regions of the country. Each of our concessions has a term of 50 years beginning on November 1, 1998. The term of each of our concessions may be extended by the Ministry of Communications and Transportation under certain circumstances for up to 50 additional years. As operator of the 13 airports under our concessions, we charge airlines, passengers and other users fees for the use of the airports' facilities. We also derive rental and other income from commercial activities conducted at our airports, such as the leasing of space to restaurants and retailers.

Our Operations

        We operate 13 airports, which serve a major metropolitan area (Monterrey), tourist destinations (Acapulco, Mazatlán and Zihuatanejo), regional centers (Chihuahua, Culiacán, Durango, San Luis Potosí, Tampico, Torreón and Zacatecas) and border cities (Ciudad Juárez and Reynosa). Our airports are located in 9 of the 31 Mexican states, covering a territory of approximately 926,421 square kilometers (approximately 575,667 square miles), with a population of approximately 24.0 million according to the National Institute of Statistics, Geography and Informatics and the Mexican National Population Council. All of our airports are designated as international airports under Mexican law, meaning that they are all equipped to receive international flights and maintain customs and immigration services managed by the Mexican government, as well as refueling services. All of our airports have received environmental compliance certificates. In addition, six of our airports, including our Monterrey International Airport, have received ISO 9000 service and quality certification, and we expect that the remaining seven of our airports will apply for such certification during 2006.

        According to figures published by the Mexican Bureau of Civil Aviation, our commercial aviation passenger traffic accounted for approximately 15.3% of all arriving and departing commercial aviation passengers in Mexico in 2005.

        In 2005, we recorded revenues of Ps. 1,379 million (U.S. $122 million) and net income of Ps. 355 million (U.S. $31 million). In the first six months of 2006, we recorded revenues of Ps. 772 million (U.S. $68 million) and net income of Ps. 255 million (U.S. $22 million). Our airports handled approximately 10.6 million terminal passengers in 2005. In the first six months of 2006, our airports handled approximately 5.8 million terminal passengers.

        Our airports serve several major international routes, including Monterrey-Houston, Monterrey-Dallas and Monterrey-Madrid, as well as several other major international destinations, including Los Angeles, Chicago, and Las Vegas. In addition, our airports serve major resort destinations, such as Acapulco, Mazatlán and Zihuatanejo, which are popular destinations in Mexico frequented by tourists from Mexico, the United States and Canada. Our airports also serve major domestic routes, including Monterrey-Mexico City, which was the country's busiest domestic route in 2005, with approximately 1.9 million total passengers, according to the Mexican Bureau of Civil Aviation. Other major domestic routes served by our airports include Mexico City-Ciudad Juárez, Mexico City-Acapulco and Culiacan-Tijuana, according to the Mexican Bureau of Civil Aviation.

        The amended bilateral aviation agreement between Mexico and the United States, which took effect in July 2006, increases, from two each to three each, the number of Mexican and U.S. carriers eligible to operate routes between certain pairs of cities, which may include any U.S. city and twelve specified cities in Mexico, including our airports in Acapulco, Mazatlán and Zihuatanejo. The agreement also provides for a future increase, from two each to three each, in the number of Mexican and U.S. carriers eligible to operate routes between U.S. cities and two specified additional Mexican cities, including Monterrey. This subsequent increase is expected to take effect in October 2007. We believe that our business will benefit from an increase in flights to and from four of our airports as a result of the amended bilateral aviation agreement.

        The Mexican government recently awarded domestic airlines licenses to several new low-cost and other carriers, including Interjet, Avolar, Volaris and Click Mexicana, the discount carrier subsidiary of the Mexicana Group. These carriers recently announced a total of 16 new routes serving our airports, which we anticipate will increase our domestic passenger traffic. We are in discussions with these and other carriers to add further routes at our airports. In addition, the low-cost carrier Viva Aerobus has recently announced that it intends to locate its corporate and operational headquarters and maintenance facilities at our Monterrey International Airport. It has also announced that it expects to begin operating nine routes in December 2006 and to be operating a total of 24 routes serving 12 of our airports by April 2007. Thirteen of these routes are expected to be to destinations not previously served by our Monterrey International Airport.

        Monterrey is the third largest city in Mexico in terms of population, with a population of 4.2 million in the greater metropolitan area. Monterrey ranks among Mexico's most established urban and commercial centers and is the capital of the state of Nuevo León, Mexico's ninth largest state in terms of population. It is home to many of Mexico's largest companies in a wide variety of industries, as well as several major universities. Business travelers account for a substantial portion of passengers at the Monterrey International Airport. We believe that both the economic growth of the city of Monterrey and corresponding passenger traffic growth at our Monterrey International Airport are closely linked to Mexico's economic performance. The airport is our leading airport in terms of passenger traffic volume, air traffic movements and contribution to revenues, and ranked fourth among the top ten busiest airports in Mexico based on passenger traffic volume in 2005, according to data published by the Mexican Bureau of Civil Aviation. Monterrey International Airport accounted for approximately 43.9% and 43.2%, of our terminal passenger traffic in 2005 and the first six months of 2006, respectively.

        Three of our airports, Acapulco International Airport, Mazatlán International Airport and Zihuatanejo International Airport, serve popular Mexican tourist destinations. Of these tourist destinations, Acapulco and Mazatlán are the largest, with Acapulco constituting Mexico's seventh largest international tourist destination and Mazatlán the fifth largest in terms of visitors in 2005, according to the Mexican National Institute of Immigration. Acapulco is a principal port of embarkation and disembarkation for cruise ships. In 2005 and the first six months of 2006, our Acapulco International Airport, our Mazatlán International Airport and our Zihuatanejo International Airport collectively accounted for 21.6% and 24.7%, respectively, of our aggregate terminal passengers and 22.1% and 25.1%, respectively, of our total revenues.

        Mexico was the eighth largest tourist destination in the world in 2005 in terms of international arriving tourists (24 million), according to the World Tourism Organization. Within Latin America and the Caribbean, Mexico ranked first in 2005 in terms of number of foreign visitors and income from tourism, according to the World Tourism Organization.

        Seven of our airports serve small- and mid-sized cities that are important regional centers of economic activity with such diverse economic activities as mining (Durango International Airport and Zacatecas International Airport), maquiladora manufacturing (Chihuahua International Airport and Torreón International Airport), petroleum and chemical production (Tampico International Airport), agriculture and livestock (Culiacán International Airport) and transportation (San Luis Potosí). In 2005 and the first six months of 2006, these seven regional airports collectively accounted for 27.3% and 25.3%, respectively, of our aggregate terminal passengers and 28.0% and 25.8%, respectively, of our total revenues.

        The remaining two airports in our group, Ciudad Juárez International Airport and Reynosa International Airport, serve cities situated along the border of Mexico and the United States. Both

Ciudad Juárez and Reynosa are popular entry points to the United States. In 2005 and the first six months of 2006, our Ciudad Juárez International Airport and our Reynosa International Airport collectively accounted for 7.2% and 6.8%, respectively, of our aggregate terminal passengers and 6.4% and 6.0%, respectively, of our total revenues.

Opening of Mexican Airports to Investment

  Privatization of Mexican Airports

        In February 1998, the Mexican government issued the Investment Guidelines for the Opening of Investment in the Mexican Airport System. Under these guidelines, the Ministry of Communications and Transportation identified 35 of Mexico's 58 principal airports as being suitable for investment. These 35 airports were divided into four groups: the Central North Group (consisting of our 13 airports), Grupo Aeroportuario del Pacifico, or the Pacific Group (consisting of 12 airports), Grupo Aeroportuario del Sureste, or the Southeast Group (consisting of nine airports), and Grupo Aeroportuario de la Ciudad de Mexico, D.F., or the Mexico City Group (currently consisting of one airport). The guidelines generally provide for the airport groups to become open to investment through a two-stage program.

        In the first stage, a series of public bidding processes were conducted to award a minority interest in each airport group (except the Mexico City Group) to a strategic stockholder. In the second stage, all or a portion of the remaining interest in each airport group is proposed to be sold through public offerings in the Mexican and international capital markets. To date, the government has completed the first stage and this global offering represents the final stage of the opening of our airports to investment. In 1998, a 15% interest in the Southeast Group was awarded to a consortium including Copenhagen Airports, A/S, the Danish airport operator, and in 1999, a 15% interest in the Pacific Group was awarded to a consortium of Spanish and Mexican investors. The Southeast Group conducted the second stage with a global public offering of shares and ADSs in September 2000 and, in March 2005, sold the remaining 11.08% held by the Mexican government in a local public offering of shares in Mexico. The Pacific Group conducted the second stage with a global public offering of shares and ADSs in February 2006.

        As a result of the opening of Mexico's airports to investment, we and our subsidiaries are no longer subject to the Mexican regulations applicable to companies that are wholly owned by the Mexican government. We believe that this provides us greater flexibility to develop and implement our business strategy and to respond to potential business opportunities.

  Investment by SETA and its Affiliates

        In 2000, as part of the first stage in the process of opening Mexico's airports to private investment, the Mexican government sold Series BB shares currently representing 14.7% of our capital stock to SETA, pursuant to a public bidding process. In December 2005, Aeroinvest acquired Series B shares currently representing 35.3% of our capital stock pursuant to the assignment by SETA of its option under the participation agreement between the Mexican government and SETA. SETA subsequently exercised an option to subscribe for 2% of newly issued Series B shares and subscribed for such shares in September 2006. This offering is the final stage of the opening of our airports to private investment.

        SETA's current stockholders are:

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  Aeroinvest, which owns 74.5% of SETA, 41.0% of which is held directly and 33.5% of which is held through a Mexican trust to secure certain obligations to Aéroports de Paris Management. Aeroinvest also directly owns 35.3% of our Series B shares as a result of its exercise of an option to acquire these shares from the Mexican government. Aeroinvest's Series B shares were acquired in December 2005 from the Mexican government at an aggregate cost of

    U.S. $203.3 million (Ps. 2,165.4 million) (determined based on an initial price per share of U.S. $1.1286 (Ps. 11.0198) plus an annual 5% premium, subject to decreases corresponding to dividends declared and paid by us). Aeroinvest has transferred the Series B shares it owns to a guaranty trust for the benefit of WestLB AG to secure Aeroinvest's obligations under a U.S. $125 million loan used to finance the acquisition of these Series B shares and certain other indebtedness. In addition, Aeroinvest has entered into an agreement with NAFIN pursuant to which Aeroinvest has agreed under certain circumstances either (i) to sell the Series B shares it owns representing 35.3% of our capital stock or (ii) to deposit such Series B shares in a voting trust. The terms of this obligation are described more fully under "Principal Stockholders and Selling Stockholder—Arrangements relating to Aeroinvest." Empresas ICA, the parent of Aeroinvest, is the largest engineering, construction and procurement company in Mexico. Empresas ICA's principal lines of business are construction and engineering, housing and infrastructure operations, including the operation of airports (through SETA), toll roads and municipal services. Empresas ICA is listed on the Mexican Stock Exchange and the New York Stock Exchange and had a market capitalization of U.S. $1.2 billion at June 30, 2006. Through Aeroinvest, Empresas ICA controls a majority of our capital stock.

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  Aéroports de Paris Management, which owns 25.5% of SETA. Aéroports de Paris Management is a wholly owned subsidiary of Aéroports de Paris, a French company that is a leading European airport group. For more than 40 years, Aéroports de Paris has operated the Charles de Gaulle and Orly airports in France, which processed 78.7 million passengers in 2005. Aéroports de Paris is listed on the Eurolist Market of Euronext Paris S.A. and had a market capitalization of €4.8 billion at June 30, 2006 and total revenue of approximately €1.9 billion in 2005.

        In 2000, as part of the first stage of our privatization, the Mexican government sold Series BB shares currently representing 14.7% of our capital stock to SETA in a public bidding process. Pursuant to this transaction, SETA paid the Mexican government a total of Ps. 864,055,578 (nominal pesos, excluding interest) (U.S. $76 million based on the exchange rate in effect on the date of SETA's bid) in exchange for:

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  all of our Series BB shares, currently representing 14.7% of our outstanding capital stock;

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  an option to acquire from the Mexican government shares currently representing 35.3% of our capital stock (which subsequently was assigned to and exercised by Aeroinvest, S.A. de C.V., a principal shareholder of SETA);

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  an option to subscribe for up to 3% of newly issued Series B shares (1% of which expired unexercised on June 14, 2005 and 2% of which was subscribed for in September 2006); and

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  the right and obligation to enter into various agreements with us and the Mexican government, including a participation agreement setting forth the rights and obligations of each of the parties involved in the privatization (including SETA), a 15-year technical assistance agreement setting forth SETA's right and obligation to provide technical assistance to us in exchange for an annual fee, and a shareholders' agreement under terms established during the public bidding process. These agreements are described in greater detail under "Principal Stockholders and Selling Stockholder" and "Related Party Transactions."

Our Sources of Revenue

Aeronautical Services

        All of our revenues from aeronautical services are regulated under the dual-till price regulation system applicable to our airports. In 2005 and the first six months of 2006, aeronautical services revenues represented approximately 80.6% of our total revenues.

        Our revenues from aeronautical services are derived principally from the charges listed below. Aeronautical revenues are principally dependent on the following factors: passenger traffic volume, the number of air traffic movements, the weight of the aircraft, the duration of an aircraft's stay at the airport, the time of day the aircraft operates at the airport and the specific prices charged for the service.

  Passenger Charges

        We earn a passenger charge for each departing passenger on an aircraft (other than diplomats, infants and transfer and transit passengers). We do not collect passenger charges from arriving passengers. Passenger charges are automatically included in the cost of a passenger's ticket and we issue invoices for those charges to each airline on a bi-weekly basis and we record an account receivable for the invoice corresponding to a flight during the actual month of the flight.

        Our principal airline customers are required to pay us no later than 152 days after our invoice delivery date. The actual term for payment is dependent upon interest rates on short-term Mexican treasury bills, or Cetes, with longer payment terms during periods of lower interest rates (within a defined range). In the first six months of 2006, the weighted average term of payment was 103 days.

        Although the Ministry of Communications and Transportation may authorize an increase in our maximum rates, we must negotiate with our principal airline customers the specific rates applicable to each regulated activity. As a result, we may not be able to implement increases up to the amount of these maximum rates. See "Risk Factors—Risks Related to Our Operations."

        International passenger charges are currently dollar-denominated, but are collected in pesos based on the average exchange rate during the month prior to the flight. Domestic passenger charges are peso-denominated. In 2005 and the first six months of 2006, passenger charges represented approximately 70.2% and 72.0%, respectively, of our aeronautical services revenues and approximately 56.6% and 58.0%, respectively, of our total revenues. Passenger charges vary at each of our airports and based on the destination of each flight. Passenger charges for international flights are denominated in U.S. dollars and the value of our revenues from those charges is therefore affected by fluctuations in the value of the U.S. dollar as compared to the peso.

  Aircraft Landing Charges

        We collect landing charges from carriers for their use of our runways and taxiways, illumination systems on the runways and other visual landing assistance services. Our landing charges are different for each of our airports and are based on each landing aircraft's weight (determined as an average of the aircraft's weight without fuel and maximum takeoff weight), the time of the landing, the origin of the flight and the nationality of the airline or client. In 2005 and the first six months of 2006, these charges represented approximately 9.5% and 8.7%, respectively, of our aeronautical services revenues and approximately 7.6% and 7.0%, respectively, of our total revenues.

  Aircraft Parking, Boarding and Unloading Charges

        We collect various charges from carriers for the use of our facilities by their aircraft and passengers after landing. We collect aircraft parking charges based on the time an aircraft is at an airport's gate or parking position. Each of these charges varies based on the time of day or night that the relevant service is provided (with higher fees generally charged during peak usage periods and at night), the aircraft's maximum takeoff weight, the origin and destination of the flight and the nationality of the airline or client. We collect aircraft parking charges the entire time an aircraft is on our aprons.

  Aircraft Long-Term Parking Charges

        We collect charges from our carriers for the long-term use of facilities at our airports for aircraft long-term parking that does not involve the loading or unloading of passengers or cargo. These charges are based on the time of day or night the aircraft is parked at our facilities, the length of time the aircraft is parked at our facilities and the nationality of the airline or client. Together with our aircraft parking, boarding and unloading charges described above, in 2005 and the first six months of 2006, these charges represented approximately 7.6% and 7.1% respectively, of our aeronautical services revenues and 6.1% and 5.7%, respectively, of our total revenues.

  Passenger Walkway Charges

        Airlines are also assessed charges for the connection of their aircraft to our terminals through a passenger walkway and for the transportation of passengers between terminals and aircraft via buses and other vehicles. These charges are generally based on the amount of time each service is used, the number of these services used, the time of day the services are used, the origin and destination of the flight and the nationality of the airline or client. In 2005 and the first six months of 2006, these charges represented approximately 2.3% and 1.9%, respectively, of our aeronautical services revenues and approximately 1.9% and 1.6%, respectively, of our total revenues.

  Airport Security Charges

        We also assess an airport security charge, which is collected from each airline, based on the number of its departing terminal passengers (excluding infants, diplomats and transit passengers), for use of our X-ray equipment, metal detectors and other security equipment and personnel. These charges are based on the time of day the services are used, the number of departing passengers and the destination of the flight. Airport security services at our airports are provided by independent subcontractors. In 2005 and the first six months of 2006, these charges represented approximately 1.5% of our aeronautical services revenues and approximately 1.2% of our total revenues.

        The International Civil Aviation Organization, the General Office of Civil Aviation (Mexico's federal authority on aviation) and the Office of Public Security issue guidelines for airport security in Mexico. In response to the September 11, 2001 terrorist attacks in the United States, we have taken additional steps to increase security at our airports. The International Civil Aviation Organization issued directives in October 2001 establishing new rules and procedures to be adopted at our airports. Under these directives, these rules and procedures were to be implemented immediately and for an indefinite period of time.

        To comply with these directives, we have reinforced our security by:

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  updating and amending our emergency security and contingency plans and the responsibilities of security personnel relating thereto;

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  segregating flows of arriving and departing passengers;

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  improving security supervision committees at each of our airports, particularly those with significant international traffic;

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  updating our security screening technology, including increasing the sensitivity of metal detectors and introducing new procedures for x-ray inspection of luggage;

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  increasing and improving the training of security personnel;

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  coordinating security measures and emergency plans with operators of complementary and commercial services at our airports;

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  implementing a higher security employee identification system; and

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  increased collaboration with providers of security equipment installation services.

        Certain of these improvements are expected to be expensed in our results of operations, while others are expected to require additional capital expenditures under our master development program.

        Several of our airline customers have also contributed to the enhanced security at our airports as they have adopted new procedures and guidelines established by the International Civil Aviation Organization applicable to airlines. Some measures adopted by the airlines include adding more points for verification of passenger identification, inspecting luggage prior to check-in and reinforcing controls over access to airplanes by various service providers (such as baggage handlers and food service providers).

        The International Civil Aviation Organization recently established security guidelines requiring checked baggage on all international commercial flights as of January 2006, and all domestic commercial flights as of July 2006, to undergo a comprehensive screening process for the detection of explosives. Although the Mexican federal government has yet to adopt the new baggage screening guidelines into law, we expect that Mexican law will require airlines to comply with these guidelines in the near future. We are currently negotiating with our principal airline customers to enter into service agreements pursuant to which we expect to agree to purchase, install and operate new screening equipment and implement other screening measures to facilitate our airline customers' compliance with the new baggage screening guidelines. Until the new screening equipment becomes operational, checked baggage will continue to be screened by hand in order to comply with the new screening guidelines. Although airlines are responsible for checked baggage under Mexican law, we could be exposed to liability as a result of our involvement in the screening process.

  Complementary Services

        At each of our airports, we earn revenues from charging access and other fees from third-party providers of baggage handling services, catering services, aircraft maintenance and repair and fuel at our airports. These access fees are included in the revenues that are regulated under our dual-till price regulation system and are determined for each third-party service provider based on a percentage of their total revenues. In 2005 and the first six months of 2006, revenues from these access fees represented approximately 2.3% and 2.6%, respectively, of our total revenues. We currently maintain contracts with nine companies that provide the majority of these complementary services at our 13 airports.

        Under the Mexican Airport Law, we are required to provide complementary services at each of our airports if there is no third party providing such services. For example, SEAT, which is controlled by Aeroméxico and Mexicana through a joint venture, currently provides the majority of the baggage handling services at our airports. If the third parties currently providing these services cease to do so, we will be required to provide these services or find a third party to provide such services.

        The Mexican Airport and Auxiliary Services Agency maintains an exclusive contract to sell fuel at all of our airports and we charge the Mexican Airport and Auxiliary Services Agency a nominal access fee. The Mexican Airport and Auxiliary Services Agency in turn is required to purchase all of its fuel from Petroleos Mexicanos, or PEMEX. In the event that the Mexican government privatizes fuel supply activities in the future, the terms of our concessions provide that it will do so through a competitive bidding process.

  Leasing of Space to Airlines

        In addition, we derive aeronautical revenue from leasing space in our airports to airlines that is necessary for their operations, such as ticket counters, monitors and back offices. Our lease agreements with airline customers for the use of space in our airports are typically for terms of three years with provisions for periodic inflation adjustments to our rental fees.

  Cargo Handling

        In 2005 and the first six months of 2006, our 13 airports handled approximately 80 thousand metric tons of cargo and 41 thousand metric tons of cargo, respectively. Increases in our cargo volume are beneficial to us for purposes of the maximum rate calculations, as cargo increases the number of our workload units.

        Cargo-related revenues include revenues from the leasing of space in our airports to handling agents and shippers, landing fees for each arriving aircraft carrying cargo and a portion of the revenues derived from other complementary services provided in connection with cargo services. Cargo-related revenue is largely regulated and therefore subject to maximum rates applicable to aeronautical revenue sources.

        Revenues from cargo handling in our airports historically have represented a negligible portion of our total revenues, but we believe that Mexico has significant potential for growth in the volume of cargo transported by air.

  Permanent Ground Transportation

        We receive revenues from ground transportation vehicles and taxi companies who pay an access fee to operate on our airports' premises. Our revenues from providers of ground transport services deemed "permanent" under applicable Mexican law, such as access fees charged to taxis, are subject to price regulation.

Non-aeronautical Services

  General

        Our revenues from non-aeronautical services are principally derived from commercial activities. Non-aeronautical services historically have generated a significantly smaller portion of our revenues as compared to aeronautical services, although the contribution to our total revenues from non-aeronautical services has increased in recent years from approximately 16.5% in 2003 to approximately 19.4% in the first six months of 2006. Similarly, non-aeronautical revenue per terminal passenger increased from 20.9 to 25.9 in the same period. In light of our substantial completion of our remodeling efforts at most of our airports and the fixed nature of a portion of our non-aeronautical revenues, we expect non-aeronautical revenue per terminal passenger to remain relatively stable in the coming years.

        None of our revenues from non-aeronautical services are regulated under our dual-till price regulation system, though they may be regulated by other authorities. For example, our parking facilities may be subject to certain municipal regulations.

  Revenues from Commercial Activities

        As the main part of our business strategy, since we took over control of our airports, we have made it a priority to increase our revenues from commercial activities and to develop and promote the "OMA" brand, including the "OMA Plaza" retail brand described below. As a result of our efforts, our revenues from commercial activities have increased from approximately 7% of total revenues in 2000 to nearly 20% in 2005, due primarily to the following initiatives:

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  Expanding and reconfiguring the commercial space available in our airport terminals. In order to increase our revenues from commercial activities, we have expanded and redesigned the layout of certain terminals in our airports to allow for the inclusion of more commercial businesses and larger individual commercial spaces, as well as to redirect the flow of passengers through our airports so as to increase their exposure to the commercial businesses operating in our airports.

    As a result, between 2000 and 2005, we increased the total area available for commercial activity in our 13 airports by approximately 50%, and have nearly doubled the commercial area in our Monterrey International Airport.

  •
  Renegotiating agreements with terminal tenants to be more consistent with market practice. We have also improved our lease arrangements with our tenants by adopting a new type of contract that provides for royalty payments based on a percentage of revenues, subject to a minimum fixed amount based partly on square-footage, as opposed to the fixed-rent leases based principally on square footage that were used historically in Mexican airports. We estimate, based on the nature of our tenants' operations, that approximately half of our commercial contracts are suitable for royalty-based leasing arrangements. At June 30, 2006, substantially all of these eligible contracts were represented by royalty-based leasing arrangements.

  •
  Improving the quality of retail offerings in our airports. Historically, commercial tenants in our terminals consisted of small, often similar, local businesses offering goods and services of limited variety. We have leased redesigned space formerly occupied by such tenants, as well as newly available space, to more established, internationally recognized businesses in order to improve the quality, diversity and brand recognition of commercial goods and services available to our passengers which we believe, based in part on market surveys conducted at several of our airports, have increased and will continue to increase the sales revenues of our commercial tenants, thereby increasing our revenues from commercial activities. In order to promote commercial development at all of our airports, we encourage commercial tenants to lease bundles of spaces among multiple airports that we operate.

  •
  Development and promotion of "OMA Plaza" retail brand. In order to enhance our passengers' confidence in the retailers operating in our airports, we have developed the "OMA Plaza" brand for our commercial spaces. As part of this initiative, we have begun to standardize certain merchandising and design elements of our commercial spaces in order to create a more uniform and elegant image that is more appealing to retail customers. In addition, we have developed promotional programs focusing on the further development of the OMA Plaza brand that are intended to stimulate retail sales in our airports. We believe that a recognizable brand and familiar aesthetic for our commercial spaces will make passengers more likely to take advantage of the commercial goods and services available in our airports.

        An airport's revenues from commercial activities are largely dependent on passenger traffic, its passengers' level of spending, its terminal design, the mix of commercial tenants and how fees are charged to businesses operating in the commercial area of the airport. Revenues from commercial activities also depend on other factors, such as variations in the advertising budgets of Mexican companies in the case of advertising revenues.

        Commercial activities in each of our airports currently consist of the following:

  •
  Parking facilities—Our concessions provide us the right to operate the car parking facilities at all of our airports. Revenues from parking facilities at our airports currently are not regulated under our maximum rates, although they are subject to the regulatory oversight of the Ministry of Communications and Transportation.

  •
  Advertising—We recently entered into a contract with a subsidiary of Corporación Interamericana de Entretenimiento, S.A. de C.V., or CIE, pursuant to which we have developed a greater number of and more strategically located billboards, screens (projection and plasma) and other advertising space at our airports. Under the agreement, CIE places advertising in our airports and we collect a percentage of the revenues that CIE receives from individual advertisers.

  •
  Leasing of space—Revenues that we derive from leasing of space in our terminals to airlines and complementary service providers for certain activities that are not essential to airport operations, such as first class/VIP lounges, are not subject to price regulation under our maximum rates and are classified by us as non-regulated commercial activities.

  •
  Retail stores—We have completed several renovation projects as part of our overall effort, described above, to improve the product mix and brand recognition of retail stores in the commercial areas at our airports. Our retailer tenants currently offer such internationally recognized product brands as Cartier, Hermes, Mont Blanc, Swatch, Hermenegildo Zegna, Christian Dior, Lancome, L'Oreal, Swarovski and Lacoste. We also have several duty-free retailers that cater to international passengers.

  •
  Car rentals—We have recently sought to increase the presence of internationally known name-brand car rental providers at our airports, and have encouraged car rental companies to establish on-site automobile pick-up and drop-off facilities at our airports, which we anticipate will increase our revenues from the leasing of space to car rental companies.

  •
  Food and beverage services—In recent years we have completed "clean up" projects with respect to our restaurant and bar leases, in order to bring in world-class providers of high-quality food and beverage services offering a wider variety of cuisine options and service concepts.

  •
  Communications—We have consolidated most of the telephone service at our airports with one provider and we offer Internet access (either wireless access or through Internet service kiosks) at all of our airports.

  •
  Financial services—We lease space to financial services providers such as currency exchange bureaus, banks and ATMs, at our airports. ATM service is currently available at each of our airports.

  •
  Ground transportation—Our revenues from providers of ground transportation services deemed "non-permanent" under applicable Mexican law, such as access fees charged to charter buses, are not subject to price regulation under our maximum rates and are classified by us as non-regulated commercial activities.

  •
  Time-Share Marketing and Sales—We receive revenues from time-share developers to whom we rent space in our airports for the purpose of marketing and sales of time-share units.

Our Airports

        In 2005 and the first six months of 2006, our airports served a total of approximately 10.6 million and 5.8 million terminal passengers, respectively. Monterrey International Airport accounted for approximately 44.4% and 43.2% of our terminal passenger traffic in 2005 and the first six months of 2006, respectively. Acapulco International Airport, Mazatlán International Airport and Culiacán International Airport, our main airports servicing the next most popular destinations in our group, collectively accounted for approximately 23.1% and 24.4% of our terminal passenger traffic in 2005 and the first six months of 2006, respectively. Ciudad Juárez International Airport, our largest airport servicing a border city, accounted for approximately 5.8% and 5.7% of our terminal passenger traffic in 2005 and the first six months of 2006, respectively. All of our airports are designated as international airports under applicable Mexican law, meaning that they are equipped to receive international flights and maintain customs and immigration facilities operated by the Mexican government.

        The following tables set forth the passenger traffic volume for each of our airports for the periods indicated:

Passenger Traffic

	Year ended December 31,
	2001			2002			2003			2004			2005
	Terminal(1)	Transit(2)	Total	Terminal(1)	Transit(2)	Total	Terminal(1)	Transit(2)	Total	Terminal(1)	Transit(2)	Total	Terminal(1)	Transit(2)	Total
Total passengers:
Acapulco	940,197	9,995	950,192	793,420	13,914	807,334	774,349	34,704	809,053	821,301	35,353	856,654	880,190	39,291	919,481
Chihuahua	515,154	92,381	607,535	511,625	78,393	590,018	541,531	88,885	630,416	556,074	95,271	651,345	599,977	79,932	679,909
Ciudad Juárez	553,793	4,741	558,534	524,393	4,785	529,178	549,476	3,643	553,119	570,923	5,596	576,519	611,942	31,032	642,974
Culiacán	571,578	216,487	788,065	583,134	197,823	780,957	620,511	137,669	758,180	673,002	100,189	773,191	769,118	118,238	887,356
Durango	214,020	57,308	271,328	193,110	53,484	246,594	188,212	37,944	226,156	210,774	44,885	255,659	214,920	47,334	262,254
Mazatlán	828,738	137,223	965,961	710,273	102,447	812,720	703,320	87,535	790,855	741,267	89,918	831,185	799,801	106,125	905,926
Monterrey	3,479,221	250,808	3,730,029	3,446,469	250,339	3,696,808	3,703,288	266,386	3,969,674	4,293,816	289,813	4,583,629	4,660,138	360,213	5,020,351
Reynosa	161,576	6,482	168,058	149,391	1,411	150,802	150,059	2,049	152,108	145,075	2,508	147,583	146,250	1,777	148,027
San Luis Potosí	178,705	6,576	185,281	172,313	5,601	177,914	173,073	3,281	176,354	195,700	3,875	199,575	233,610	832	234,442
Tampico	357,081	10,379	367,460	327,627	13,128	340,755	331,124	15,784	346,908	333,696	12,687	346,383	402,122	13,292	415,414
Torreón	355,497	77,736	433,233	333,894	86,297	420,191	333,166	95,247	428,413	361,40	109,324	470,724	374,559	91,188	465,747
Zacatecas	254,224	77,218	331,442	235,033	60,841	295,874	230,241	64,433	294,674	236,692	57,040	293,732	297,137	72,469	369,606
Zihuatanejo	642,735	10,893	653,628	572,746	5,525	578,271	554,516	6,508	561,024	599,720	5,104	604,824	608,897	4,062	612,959

Total	9,052,519	958,227	10,010,746	8,553,428	873,988	9,427,416	8,852,866	844,068	9,696,934	9,739,440	851,563	10,591,003	10,598,661	965,785	11,564,446

	Year ended December 31,
	2001			2002			2003			2004			2005
	Domestic	International	Total	Domestic	International	Total	Domestic	International	Total	Domestic	International	Total	Domestic	International	Total
Terminal departing passengers:
Acapulco	264,186	221,889	486,075	246,359	159,449	405,808	244,661	152,996	397,657	251,552	168,251	419,803	256,715	192,531	449,246
Chihuahua	223,581	30,771	254,352	225,305	28,646	253,951	241,902	27,887	269,789	248,329	28,232	276,561	261,361	36,808	298,169
Ciudad Juárez	238,646	1,039	239,685	230,769	940	231,709	248,468	832	249,300	256,713	795	257,508	272,641	878	273,519
Culiacán	263,482	24,400	287,882	273,998	19,886	293,884	294,465	22,257	316,722	313,146	26,754	339,900	365,805	25,748	391,553
Durango	84,303	22,289	106,592	77,634	19,633	97,267	74,893	19,090	93,983	78,977	25,809	104,786	82,656	24,293	105,949
Mazatlán	207,645	209,035	416,680	175,351	180,684	356,035	172,148	180,203	352,351	182,168	189,010	317,178	178,758	222,324	401,082
Monterrey	1,386,853	348,147	1,735,000	1,359,899	367,401	1,727,300	1,463,479	402,700	1,866,179	1,692,546	463,357	2,155,903	1,779,871	515,697	2,295,568
Reynosa	75,017	279	75,296	70,027	254	70,281	70,912	214	71,126	66,985	104	67,089	65,674	117	65,791
San Luis Potosí	70,136	20,848	90,984	65,151	22,425	87,576	66,400	21,597	87,997	71,675	27,177	98,852	77,923	39,514	117,437
Tampico	152,575	25,997	178,572	141,727	22,750	164,477	144,964	20,069	165,033	144,887	21,609	166,496	171,153	30,307	201,460
Torreón	153,946	23,889	177,835	141,524	24,708	166,232	143,867	22,397	166,264	152,230	28,154	180,384	149,345	36,911	186,256
Zacatecas	82,035	50,121	132,156	77,147	44,640	121,787	71,685	46,055	117,740	72,025	49,529	121,554	99,691	52,973	152,654
Zihuatanejo	178,929	144,157	323,086	167,683	120,580	288,263	161,781	117,901	279,682	155,386	146,818	302,204	143,963	161,763	305,726

Total	3,381,334	1,122,861	4,504,195	3,252,574	1,011,996	4,264,570	3,399,625	1,034,198	4,433,823	3,686,619	1,175,599	4,862,218	3,905,556	1,339,864	5,245,420

	Year ended December 31,
	2001			2002			2003			2004			2005
	Domestic	International	Total	Domestic	International	Total	Domestic	International	Total	Domestic	International	Total	Domestic	International	Total
Terminal arriving passengers:
Acapulco	305,009	149,113	454,122	276,813	110,799	387,612	282,547	94,145	376,692	290,885	110,613	401,98	298,273	132,671	430,944
Chihuahua	237,869	22,933	260,802	236,114	21,560	257,674	251,017	20,725	271,742	258,468	21,045	279,513	271,814	29,994	301,808
Ciudad Juárez	312,963	1,145	314,108	291,624	860	292,684	299,313	863	300,176	312,392	1,023	313,415	337,558	865	338,423
Culiacán	267,501	16,195	283,696	278,120	11,130	289,250	293,227	10,562	303,789	320,278	12,824	333,102	366,652	10,913	377,565
Durango	91,926	15,502	107,428	80,966	14,877	95,843	80,385	13,844	94,229	85,366	20,622	105,988	89,741	18,230	107,971
Mazatlán	235,339	176,719	412,058	205,848	148,390	354,238	198,606	152,363	350,969	204,671	165,418	370,089	201,781	196,938	398,719
Monterrey	1,427,397	316,824	1,744,221	1,395,701	323,468	1,719,169	1,478,648	358,461	1,837,109	1,697,834	440,079	2,137,913	1,867,610	496,960	2,364,570
Reynosa	86,069	211	86,280	79,006	104	79,110	78,801	132	78,933	77,905	81	77,986	80,190	269	80,459
San Luis Potosí	72,473	15,248	87,721	67,537	17,200	84,737	68,155	16,921	85,076	76,923	19,925	96,848	85,549	30,624	116,173
Tampico	159,877	18,632	178,509	148,847	14,303	163,150	153,369	12,722	166,091	153,234	13,966	167,200	185,451	15,211	200,662
Torreón	161,249	16,413	177,662	152,030	15,632	167,662	152,775	14,127	166,902	161,310	19,706	181,016	160,898	27,405	188,303
Zacatecas	94,354	27,714	122,068	75,310	37,936	113,246	67,488	45,013	112,501	68,770	46,368	115,138	98,085	46,388	144,473
Zihuatanejo	201,132	118,517	319,649	184,111	100,372	284,483	177,801	97,033	274,834	174,133	123,383	297,516	169,731	133,440	303,171

Total	3,653,158	895,166	4,548,324	3,472,227	816,631	4,288,858	3,582,132	836,911	4,419,043	3,882,169	995,053	4,877,222	4,213,333	1,139,908	5,353,241

(1)
Includes arriving and departing passengers as well as transfer passengers (passengers who arrive at our airports on one aircraft and depart on a different aircraft).
(2)
Terminal passengers who arrive at our airports but generally depart without changing aircraft.

	Six months ended June 30,
	2005			2006
	Terminal(1)	Transit(2)	Total	Terminal(1)	Transit(2)	Total
Total passengers:
Acapulco	496,491	16,015	512,506	564,420	21,999	586,419
Chihuahua	276,866	39,450	316,316	298,233	37,166	335,399
Ciudad Juárez	287,629	7,675	295,304	328,676	17,840	346,516
Culiacán	373,030	61,413	434,443	391,417	54,058	445,475
Durango	97,694	26,032	123,726	98,077	10,870	108,947
Mazatlán	425,757	52,333	478,090	463,396	45,759	509,155
Monterrey	2,244,416	176,860	2,421,276	2,499,086	154,134	2,653,220
Reynosa	71,857	803	72,660	65,372	831	66,203
San Luis Potosí	112,908	495	113,403	113,361	463	113,824
Tampico	190,965	6,571	197,536	226,602	5,771	232,373
Torreón	174,634	45,998	220,632	174,719	26,201	200,920
Zacatecas	125,315	28,532	153,847	158,144	63,788	221,932
Zihuatanejo	338,986	2,046	341,032	397,106	3,759	400,865

Total	5,216,548	464,223	5,680,771	5,778,609	442,639	6,221,248

	Six months ended June 30,
	2005			2006
	Domestic	International	Total	Domestic	International	Total
Total departing passengers:
Acapulco	127,669	132,139	259,808	151,566	142,336	293,902
Chihuahua	121,124	16,495	137,619	128,243	21,044	149,287
Ciudad Juárez	126,577	359	126,936	142,103	285	142,388
Culiacán	181,372	12,240	193,612	191,238	10,649	201,887
Durango	39,881	8,650	48,531	37,701	11,296	48,997
Mazatlán	83,175	135,078	218,253	82,469	154,521	236,990
Monterrey	863,820	244,868	1,108,688	958,711	244,344	1,203,055
Reynosa	30,983	61	31,044	30,829	41	30,870
San Luis Potosí	38,828	18,324	571,512	36,471	20,352	56,823
Tampico	81,080	15,349	96,429	96,387	17,499	113,886
Torreón	70,919	16,254	87,173	69,116	18,660	87,776
Zacatecas	42,687	22,145	64,823	57,877	23,650	81,527
Zihuatanejo	65,844	108,753	174,597	81,003	122,989	203,992

Total	1,873,950	730,715	2,604,665	2,063,714	787,666	2,851,380

	Six months ended June 30,
	2005			2006
	Domestic	International	Total	Domestic	International	Total
Total arriving passengers:
Acapulco	144,360	92,323	236,683	168,806	101,712	270,518
Chihuahua	126,025	13,222	139,247	132,065	16,881	148,946
Ciudad Juárez	160,293	400	160,693	185,939	349	186,288
Culiacán	175,880	3,538	179,418	187,123	2,407	189,530
Durango	43,098	6,065	49,163	42,205	6,875	49,080
Mazatlán	90,787	116,717	207,504	91,469	134,937	226,406
Monterrey	902,495	233,233	1,135,728	1,074,349	221,682	1,296,031
Reynosa	40,792	21	40,813	34,498	4	34,502
San Luis Potosí	41,896	13,860	55,756	40,702	15,836	56,538
Tampico	86,761	7,775	94,536	102,908	9,808	112,716
Torreón	75,668	11,793	87,461	72,993	13,950	86,943
Zacatecas	41,066	19,426	60,492	55,978	20,639	76,617
Zihuatanejo	75,206	89,183	164,389	89,822	103,292	193,114

Total	2,004,327	607,556	2,611,883	2,278,857	648,372	2,927,229

(1)
Includes arriving and departing passengers as well as transfer passengers (passengers who arrive at our airports on one aircraft and depart on a different aircraft).

(2)
Terminal passengers who arrive at our airports but depart without changing aircraft.

        The following table sets forth the air traffic movement capacity of each of our airports for 2005.

Capacity by Airport(1)

Airport	Peak air traffic movements per hour	Runway capacity(2)
Acapulco	8	40
Chihuahua	9	40
Ciudad Juárez	7	20
Culiacán	10	20
Durango	5	40
Mazatlán	9	22
Monterrey	26	38
Reynosa	2	18
San Luis Potosí	6	20
Tampico	6	22
Torreón	7	20
Zacatecas	5	20
Zihuatanejo	7	20

(1)
2005 figures.

(2)
Air traffic movements per hour.

        The following table sets forth the air traffic movements for each of our airports for the periods indicated.

Air Traffic Movements by Airport(1)

	Year ended December 31,					Six months ended June 30,
	2001	2002	2003	2004	2005	2005	2006
Acapulco	26,404	23,907	23,778	23,288	26,336	13,887	15,218
Chihuahua	35,869	39,589	36,205	35,205	36,614	17,659	17,938
Ciudad Juárez	17,224	16,752	16,069	17,565	20,424	9,875	9,240
Culiacán	46,753	46,842	48,048	46,404	50,648	25,376	26,884
Durango	16,914	14,794	14,021	15,075	15,599	7,736	7,603
Mazatlán	22,935	21,637	20,532	21,984	23,965	12,786	12,078
Monterrey	90,006	82,874	84,154	95,027	94,292	47,032	50,652
Reynosa	9,228	6,706	6,603	6,386	6,513	2,970	3,947
San Luis Potosí	19,771	20,536	19,222	20,361	22,102	10,794	11,343
Tampico	21,555	20,516	21,211	19,512	21,299	10,589	11,223
Torreón	23,656	23,146	20,673	22,344	21,523	10,434	9,942
Zacatecas	8,156	7,732	7,602	7,942	9,112	4,037	5,154
Zihuatanejo	15,498	15,169	15,086	14,923	13,899	7,583	9,130

Total	353,969	340,200	333,204	346,016	362,326	180,758	190,352

(1)
Includes departures and landings.

        The following table sets forth the average number of passengers per air traffic movement for each of our airports for the periods indicated:

Average Passengers per Air Traffic Movement by Airport(1)

	Year ended December 31,					Six months ended June 30,
	2001	2002	2003	2004	2005	2005	2006
Acapulco	35.6	33.2	32.6	35.3	33.4	35.8	37.1
Chihuahua	14.4	12.9	15.0	15.8	16.4	15.7	16.6
Ciudad Juárez	32.2	31.3	34.2	32.5	30.0	29.1	35.6
Culiacán	12.2	12.4	12.9	14.5	15.2	14.7	14.6
Durango	12.7	13.1	13.4	14.0	13.8	12.6	12.9
Mazatlán	36.1	32.8	34.3	33.7	33.4	33.3	38.4
Monterrey	38.7	41.6	44.0	45.2	49.4	47.7	49.3
Reynosa	17.5	22.3	22.7	22.7	22.5	24.2	16.6
San Luis Potosí	9.0	8.4	9.0	9.6	10.6	10.5	10.0
Tampico	16.6	16.0	15.6	17.1	18.9	18.0	20.2
Torreón	15.0	14.4	16.1	16.2	17.4	16.7	17.6
Zacatecas	31.2	30.4	30.3	29.8	32.6	31.0	30.7
Zihuatanejo	41.5	37.8	36.8	40.2	43.8	44.7	43.5

Average of all airports	25.6	25.1	26.6	28.1	29.3	28.9	30.4

(1)
Includes total passengers divided by total air traffic movements.

  Metropolitan Area

  Monterrey International Airport

        Monterrey International Airport is our most important airport in terms of passenger traffic, air traffic movements and contribution to revenues. According to the Mexican Bureau of Civil Aviation, Monterrey International Airport was the fourth busiest airport in Mexico in 2005, in terms of commercial aviation passenger traffic (including both domestic and international passengers). In 2005 and the first six months of 2006, it accounted for approximately 43.9% and 43.2%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 4.7 million terminal passengers and 2.5 million terminal passengers, respectively, were served by Monterrey International Airport. Of the terminal passengers in 2005, 78.3% were domestic and 21.7% were international passengers. In the first six months of 2006, 81.4% were domestic and 18.6% were international. This airport serves primarily business travelers and is also a hub for the transportation of goods.

        A total of 14 commercial airlines operate at the airport, the principal ones of which are Aviacsa, Aeroméxico, Mexicana and Aerolitoral. The airport is an important hub for Aviacsa and a maintenance center for Aeroliteral. The principal non-Mexican airlines operating at the airport are American and Continental. Airlines operating at this airport serve 27 destinations, of which 19 are domestic and 8 are international. Of these destinations, Mexico City, Toluca, Guadalajara, Tijuana, Houston, Cancun, Dallas, Merida, Hermosillo, Los Angeles, Las Vegas, Chicago and Madrid are the principal routes. Under the amended bilateral aviation agreement between Mexico and the United States, we anticipate that additional carriers will commence service to and from the airport in 2007.

        Monterrey International Airport is located approximately 21 kilometers (13 miles) from the city of Monterrey, which has a population (including its suburbs) of approximately 4.2 million. Monterrey is Mexico's third largest city in terms of population and is one of Mexico's most productive industrial centers. It is home to many of Mexico's largest companies in a wide variety of industries, as well as several major universities. Monterrey is the capital of the state of Nuevo León, the third highest contributor to Mexico's gross domestic product (GDP). As home to most of Nuevo León's industry, Monterrey generates roughly 80% of the state's GDP.

        Monterrey International Airport operates 24 hours daily. The airport has two operating runways, one with a length of 3,000 meters (9,842 feet) and the other with a length of 1,800 meters (5,905 feet). The airport's runway capacity is 38 air traffic movements per hour. The airport also has an instrument landing system (ILS) used primarily to assist pilots in poor weather conditions. The airport occupies a total area of 821 hectares (88,371,705 square feet). The airport's facilities include a commercial passenger terminal building with a total area of approximately 28,966 square meters (311,787 square feet), of which 4,112 square meters (44,261 square feet) is commercial space, a 23-position apron for commercial aviation, a two-position apron for air freight, a ten-position apron for general aviation, five taxiways, nine air bridges, an ample boarding lounge for passengers making connections with other flights, and other boarding lounges. The airport has 11 gates for international or domestic flights.

        With an area of 60,000 square meters (645,840 square feet) for freight operations, Monterrey International Airport is the leading air-cargo terminal in northern Mexico. The airport offers one of Mexico's most attractive air shipping options, both as a final destination and as a logistical hub. Its current infrastructure servicing air cargo operations includes, among other facilities, terminal warehouses (including a 4,000 square meter (43,056 square foot) terminal warehouse occupied by United Parcel Service, Federal Express, and since 2004, OMA Carga, which we operate directly), merchandise checkpoint platforms (which can service nine trailers simultaneously), and parking for 359 cars and 32 trailers. Roadways suitable for trailers and cars serve the terminal and x-ray facilities are available.

        In 2004, we completed a remodeling of the Monterrey International Airport terminal. Among the upgraded facilities introduced to the public were automatic check-in kiosks, Internet access points, new VIP lounges, and lounge areas for passengers awaiting connecting or regional flights.

        We recently entered the initial stage of a long-term expansion plan for the Monterrey International Airport, which we expect to complete in 2010. The plan includes the construction of a new passenger terminal building with a total area of at least 14,000 square meters (150,695 square feet). The new terminal is expected to have six air bridges, a five-position apron and at least 2,250 square meters (24,219 square feet) of commercial space designed to maximize passenger exposure to commercial areas, as well as additional parking facilities with a total area of 17,000 square meters (182,988 square feet).

        As part of our strategy of offering incentives to carriers to encourage them to operate new routes and take other measures expected to increase passenger traffic at our airports, on November 22, 2006, we delivered a notice to the Mexican National Air Transportation Chamber of Commerce setting forth certain criteria that carriers operating at our Monterrey International Airport must meet in order to receive a discount equal to Ps. 75.00 per terminal passenger on passenger charges (representing approximately a 40% discount from our usual passenger charge). See "Business Strategy" for a description of these criteria.

        We anticipate the low-cost carrier Viva Aerobus will be the first airline to take advantage of these incentives, although there can be no assurance in this regard. Viva Aerobus has announced that it intends to establish its corporate and operational headquarters and maintenance facilities at our Monterrey International Airport. We expect Viva Aerobus to commence operations in December 2006 with two aircraft operating nine routes and to be operating a total of 24 routes serving 12 of our airports by April 2007. Thirteen of these routes are expected to be to destinations not previously served by our Monterrey International Airport. It has also announced that it expects to expand its fleet to ten aircraft by December 2008. We are currently negotiating with Viva Aerobus with respect to a definitive agreement that we anticipate will include the incentive package described above. Although we are optimistic about these developments, there can be no assurance that Viva Aerobus or any other carrier will enter into an agreement involving the incentive package described above or that any such agreement would result in growth of aeronautical revenues at our airports.

        In the future, we may face competition from Aeropuerto del Norte, an airport near Monterrey operated by a third party pursuant to a concession. Historically, Aeropuerto del Norte has been used solely for general aviation operations. Recently, the state of Nuevo Leon has requested that the Ministry of Communications and Transportation to amend Aeropuerto del Norte's concession to allow it to serve commercial aviation operations. We understand, based on a recent government analysis, that Aeropuerto del Norte is not capable of accommodating commercial traffic as currently configured. To date the Ministry of Communications and Transportation has not amended Aeropuerto del Norte's concession. However, there can be no assurance that the Ministry of Communications and Transportation will not authorize such an amendment and that commercial aviation flights will not operate from Aeropuerto del Norte in the future.

  Tourist Destinations

  Acapulco International Airport

        Acapulco International Airport is our second most important airport in terms of passenger traffic, air traffic movements and contribution to revenues. According to the Mexican Bureau of Civil Aviation, Acapulco International Airport was the eleventh busiest airport in Mexico in 2005, in terms of commercial aviation passenger traffic. In 2005 and the first six months of 2006, it accounted for approximately 8.3% and 9.6% respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 880,190 terminal passengers and 564,420 terminal passengers, respectively, were served by Acapulco International Airport. Of the terminal passengers in 2005, 63.1% were domestic and 36.9% were international passengers. In the first six months of 2006, 56.8% were domestic and 43.2% were international. Because the airport's passengers are predominantly tourists, the airport's passenger traffic and results of operations are highly seasonal and affected by Mexican and international economic conditions.

        A total of 13 commercial airlines operate at the airport, the principal ones of which are Mexicana, Aeroméxico and Aviacsa. The principal non-Mexican airlines operating at the airport are American and Continental. Airlines operating at this airport serve 12 destinations. Of these destinations, Mexico City, Tijuana, Chicago and Houston are the most popular. In 2005, we entered into agreements with 2 new low-cost Mexican carriers for the operation of two additional routes, Acapulco-Toluca and Puebla-Acapulco-Tijuana, and Viva Aerobus has announced that it expects to operate a Monterrey-Acapulco route and other carriers have expressed an interest in commencing operations at our airport. In addition, under the amended bilateral aviation agreement between Mexico and the United States, we anticipate that an additional U.S. carrier will commence service to and from the airport in 2006.

        Acapulco International Airport is located approximately 15 kilometers (9 miles) from the city of Acapulco, which has a population (including its suburbs) of approximately 915,000. Acapulco is Mexico's twelfth largest city in terms of population and is one of Mexico's most recognized tourist destinations, of particular importance as a port of embarkation and disembarkation for cruise ships. We believe that these cruise ship passengers could contribute significantly to future growth in the airport's passenger traffic volumes.

        Acapulco International Airport operates 24 hours daily. The airport has two operating runways and 6 taxiways. The principal runway has a length of 3,300 meters (10,827 feet) and the auxiliary runway has a length of 1,700 meters (5,577 feet). The apron servicing commercial aviation accommodates 15 airplanes. Two of these spaces accommodate a B-737 model or equivalent, another two accommodate a B-747-400 model or equivalent, and the remaining eleven accommodate a B-757 model or equivalent. Three of the 15 spaces have mechanical boarding bridges and 13 of the spaces have oil pumps. The apron servicing general aviation accommodates 24 aircraft.

        The main runway capacity at Acapulco International airport is 40 air traffic movements per hour. The airport also has an instrument landing system (ILS) that assists pilots in poor weather. The airport occupies a total area of 448.7 hectares (48,297,666 square feet) and has two buildings, one for commercial aviation and the other one for executive or general aviation. The building for commercial aviation has four floors and occupies a total area of 19,943 square meters (214,666 square feet), of which 1,882 square meters (20,257 square feet) is commercial space.

        Due to its technical and geographic characteristics, Acapulco International Airport is the primary alternate airport of Mexico City. The length of the airport's runway as well as its elevation and average temperature makes it possible to operate airplanes at their maximum passenger, freight, and fuel capacities. There is currently no airport in closer proximity to the airport of Mexico City with better air traffic conditions than those of the Acapulco International Airport.

  Mazatlán International Airport

        Mazatlán International Airport is our third most important airport in terms of passenger traffic. According to the Mexican Bureau of Civil Aviation, Mazatlán International Airport was the twelfth busiest airport in Mexico in 2005, in terms of commercial aviation passenger traffic. In 2005 and the first six months of 2006, it accounted for approximately 7.5% and 8.0%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 799,801 terminal passengers and 463,396 terminal passengers, respectively, were served by Mazatlán International Airport. Of the terminal passengers in 2005, 52.4% were domestic and 47.6% were international passengers. In the first six months of 2006, 37.5% were domestic and 62.5% were international. The airport's passengers are predominantly domestic tourists who come from Mexico City, Durango and La Paz, among other cities, and international tourists who come primarily from the United States and Canada. Because the airport's passengers are predominantly tourists, the airport's passenger traffic and results of operations are highly seasonal and affected by Mexican and international economic conditions.

        A total of 10 commercial airlines operate at the airport, the principal Mexican ones of which are Mexicana, Aeroméxico, Aerolitoral and Magnicharter. In addition, Viva Aerobus has announced that it intends to establish service to Mazatlan in 2007. The principal non-Mexican airlines operating at the airport are Alaska Airlines, America West and Continental. Airlines operating at this airport serve 12 destinations. Of these destinations, Mexico City, Guadalajara, Los Cabos, La Paz, Durango, Torreón and Los Mochis are the national routes. The international routes are Denver, Phoenix, Los Angeles, Houston, and Salt Lake City. Under the amended bilateral aviation agreement between Mexico and the United States, we anticipate that an additional U.S. carrier will commence service to and from the airport in 2006.

        Mazatlán International Airport is located approximately 18 kilometers (11 miles) from the city of Mazatlán, which has a population of approximately 600,000. Mazatlán is the principal tourist destination of the Sinaloa region, with about 6,713 hotel rooms, according to the Mexican Ministry of Tourism. Mazatlán offers attractive beaches and is also a major producer of shrimp, sardines and tuna.

        Mazatlán International Airport operates 24 hours daily. Its runway capacity is 22 air traffic movements per hour. The airport occupies approximately 467 hectares (50,267,461 square feet) of land. The airport's facilities include a terminal building with a total area of 16,300 square meters (175,453 square feet), of which 1,125 square meters (12,299 square feet) is commercial space. The airport has a 68,980-square-meter (742,500-square-foot) commercial aviation apron with ten positions and a 33,277-square-meter (358,193-square-foot) general aviation apron with 60 positions. In addition, the airport has four air bridges, multiple boarding lounges, and a public parking facility that accommodates 200 vehicles. The airport's runway is 2,700 meters (8,858 feet) long, with four taxiways that connect the commercial and general aviation platforms.

        Mazatlán International Airport has been extensively remodeled and upgraded since 2000 in order to improve its operational efficiency and appearance. Its platform for general aviation was completely renovated in 2003 and its runway system was completely replaced in 2001. The terminal building was also remodeled to include, among other amenities, tourist information services and new charter flight check-in counters. The remodeling project was completed in 2003.

  Zihuatanejo International Airport

        Zihuatanejo International Airport is our sixth most important airport in terms of passenger traffic. According to the Mexican Bureau of Civil Aviation, Zihuatanejo International Airport was the seventeenth busiest airport in Mexico in 2005, in terms of commercial aviation passenger traffic. In 2005 and the first six months of 2006, it accounted for approximately 5.7% and 6.9% respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 608,897 terminal passengers and 397,106 terminal passengers, respectively, were served by Zihuatanejo International Airport. Of the terminal passengers in 2005, 51.5% were domestic and 48.5% were international passengers. In the first six months of 2006, 43.0% were domestic and 57.0% were international. Because the airport's passengers are predominantly tourists, the airport's passenger traffic and results of operations are seasonal and are affected by Mexican economic conditions.

        A total of 11 commercial airlines operate at the airport, the principal ones of which are Aeroméxico, Alaska Airlines and Mexicana. Other non-Mexican airlines operating at the airport include Airline Charter Enterprises and Continental and Viva Aerobus has announced that it intends to establish service to Zihuatanejo in 2007. Airlines operating at this airport serve 7 destinations. Of these destinations, Mexico City, Dallas, Houston, Phoenix and Los Angeles are the principal routes. In 2005 we entered into agreements with 3 new low-cost Mexican carriers for the operation of 4 additional routes to and from the airport. Under the amended bilateral aviation agreement between Mexico and the United States, we anticipate that an additional U.S. carrier will commence service to and from the airport in 2006.

        Zihuatanejo International Airport is located approximately 12 kilometers (7 miles) from the city of Zihuatanejo. Situated in the state of Guerrero and with a population of approximately 10,000 people, the city of Zihuatanejo is one of Mexico's most attractive tourist destinations, with approximately 4,353 hotel rooms, a marina, world-class golf courses and a growing residential real estate market.

        Zihuatanejo International Airport operates 24 hours daily. The airport has one runway, which is 2,500 meters (8,202 feet) long with a runway capacity of 20 air traffic movements per hour. The airport's facilities include a terminal building encompassing an area of 6,905 square meters (74,325 square feet), including 1,081 square meters (11,637 square feet) of commercial space. It has a five-position commercial aviation apron, a 30-position general aviation apron and two taxiways. The airport has 4 gates for international or domestic flights.

        The quality of services offered at the Zihuatanejo International Airport has improved as a result of the recent the expansion and renovation of the baggage claim, passenger waiting and commercial areas.

  Regional Cities

  Chihuahua International Airport

        Chihuahua International Airport is our fifth most important airport in terms of passenger traffic, air traffic movements and contribution to revenues. According to the Mexican Bureau of Civil Aviation, Chihuahua International Airport was the eighteenth busiest airport in Mexico in 2005, in terms of commercial aviation passenger traffic. In 2005 and the first six months of 2006, it accounted for approximately 5.7% and 5.2%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 599,977 terminal passengers and 298,233 terminal passengers, respectively, were served by Chihuahua International Airport. Of the terminal passengers in 2005, 88.9% were domestic and 11.1% were international passengers. In the first six months of 2006, 87.3% were domestic and 12.7% were international. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of 7 commercial airlines operate at the airport, of which the principal ones are Aeroméxico, Aerolitoral and Azteca. Airlines operating at this airport serve 10 destinations. In addition, Viva Aerobus intends to begin service to Chihuahua in December 2006. The principal routes are Mexico City, Monterrey, Hermosillo and Houston.

        Chihuahua International Airport is located approximately 18 kilometers (11 miles) from the City of Chihuahua, which is the capital of the state of Chihuahua. The city's population is approximately 670,000. The state of Chihuahua ranks sixth largest in terms of GDP. Chihuahua's close proximity to the United States and its highly developed maquiladora industry account for the majority of the airport's incoming and outgoing traffic.

        Chihuahua International Airport operates 14 hours daily, from 7:00 a.m. to 9:00 p.m. (local time), with an extended schedule from 5:00 a.m. to 12:00 a.m. The airport has two runways, with lengths of 2,620 meters (8,596 feet) and 1,100 meters (3,609 feet), respectively. The main runway, including its recently constructed parallel taxiway, has a capacity of 40 air traffic movements per hour. The airport occupies a total area of approximately 921.4 hectares (99,178,670 square feet). The airport's facilities include a terminal building with a total area of approximately 5,540 square meters (59,632 square feet), including 650 square meters (6,993 square feet) of commercial space, a three-position apron for commercial aviation, a 32-position apron for general aviation, four taxiways, a two-position apron for air freight and one air bridge. The airport has 4 gates for international or domestic flights.

        To accommodate growing demand for air freight services and an expanding local economy, we recently completed construction of a cargo area, which includes a warehouse, a customs office, x-ray zones, storage areas and packaging offices. We currently directly operate all international cargo operations at this airport.

  Culiacán International Airport

        Culiacán International Airport is our fourth most important airport in terms of passenger traffic, air traffic movements and contribution to revenues. According to the Mexican Bureau for Civil Aviation, Culiacán International Airport was the thirteenth busiest airport in Mexico in 2005, in terms of commercial aviation passenger traffic. In 2005 and the first six months of 2006, it accounted for approximately 7.3% and 6.8%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 769,118 terminal passengers and 391,417 terminal passengers, respectively, were served by Culiacán International Airport. Of the terminal passengers in 2005, 95.2% were domestic and 4.8% were international passengers. In the first six months of 2006, 96.6% were domestic and 3.4% were international. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are highly affected by Mexican economic conditions.

        The airport's terminal passenger traffic consists predominantly of general aviation. In 2005, general aviation and commercial aviation accounted for approximately 64% and 36%, respectively, of the airport's terminal passenger traffic.

        A total of five commercial airlines regularly operate at the airport (Aeroméxico, Aerolitoral, Aviacsa, Mexicana and Aeropacifico), and Viva Aerobus has announced that it intends to begin service to Culiacán in December 2006. In April 2006, Mexican regulatory authorities suspended the operations of Aerocalifornia, which accounted for approximately 25% of the airport's commercial passenger traffic in 2005, due to safety concerns relating to the carrier's fleet of aircraft. Although Aerocalifornia resumed limited operations in August 2006, we believe that Mexicana, which established routes to and from this airport in June 2006 similar to those historically served by Aerocalifornia, has absorbed a substantial portion of the passenger traffic previously served by Aerocalifornia.

        Airlines operating at this airport serve 9 destinations. Of these destinations, Mexico City, Tijuana, Guadalajara, Monterrey, Hermosillo, La Paz and Los Angeles are the most important routes. Viva Aerobus has announced that it intends to begin service to the airport beginning in December 2006 and carriers such as Continental and Aviacsa have expressed interest in servicing these routes and we anticipate that such carriers will serve the airport in the near future.

        Culiacán International Airport is located approximately 12 kilometers (7 miles) from the city of Culiacán, whose population is approximately 750,000. Culiacán is the capital of the state of Sinaloa, an important producer of beef and agricultural products. The potential for growth of exports to the U.S. could generate an increase in cargo operations at this airport, though we can offer no assurances that such growth will in fact occur or that cargo operations would increase as a result thereof.

        Although Culiacán International Airport operates 12 hours daily, from 6:00 a.m. to 6:00 p.m. (local time), it frequently extends its hours of operation until 11:30 p.m. to service cargo operations. Its runway capacity is 20 air traffic movements per hour. The airport occupies a total area of 289.9 hectares (31,204,576 square feet) and has 2 air bridges.

        In 2002, in order to improve efficiency, we completed construction of a new 8,046-square meter (86,607-square-foot) terminal that includes 1,064 square meters (11,455 square feet) of commercial space, a five-position apron for commercial aviation, a 32-position apron for general aviation, two taxiways, two air bridges, a boarding lounge, 15 commercial establishments, 12 hangars, a 238-space public parking area, and a 73-space parking area for employees and authorities.

        Culiacán International Airport also includes military installations. The presence of these installations does not currently limit the airport's runway capacity or otherwise affect its civil aviation operations, and we have no reason to anticipate that it will do so in the future.

  Durango International Airport

        In 2005 and the first six months of 2006, our Durango International Airport accounted for approximately 2.0% and 1.7%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 214,920 terminal passengers and 98,077 terminal passengers, respectively, were served by Durango International Airport. Of the terminal passengers in 2005, 80.5% were domestic and 19.5% were international passengers. In the first six months of 2006, 81.5% were domestic and 18.5% were international. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of seven commercial airlines operate at the airport, the principal ones of which are Aerolíneas TAO, Continental, Aviacsa and Avolar, and Viva Aerobus has announced that it intends to establish service to the airport in 2007. In April 2006, Mexican regulatory authorities suspended the operations of Aerocalifornia, which accounted for 33% of the airport's revenues in 2005, due to safety concerns relating to the carrier's fleet of aircraft. Although Aerocalifornia resumed limited operations in August 2006, we believe that Aviacsa and Avolar, which recently established routes to and from this airport similar to those historically served by Aerocalifornia, together have absorbed a substantial portion of the passenger traffic previously served by Aerocalifornia.

        Airlines operating at this airport service 8 destinations. Of these, Chicago, Mexico City, Tijuana and Los Angeles are the most important routes.

        Durango International Airport is located approximately 16 kilometers (10 miles) from the City of Durango, which has a population of approximately 500,000 people. The state of Durango is rich in natural resources and is Mexico's leading producer of wood, gold and bentonite, and the second leading producer of silver.

        Durango International Airport operates 14 hours daily, from 6:00 a.m. to 8:00 p.m. (local time). The airport's runway is 2,900 meters (9,514 feet) long. The runway has five taxiways and a capacity of 40 air traffic movements per hour.

        The airport's total area is 552.2 hectares (59,438,313 square feet). Its facilities include a 4,000 square-meter (43,056-square-feet) terminal building with 135 square meters (1,458 square feet) of commercial space. It has a three-position commercial aviation apron, a twenty-six-position general aviation apron, and an 84-space public parking area. The airport has 2 gates for international or domestic flights.

        Recent improvements to the airport include the construction of a new boarding lounge for international and domestic flights, the expansion of the concourse, the renovation of commercial spaces and the addition of separate domestic and international baggage claim areas.

  San Luis Potosí International Airport

        In 2005 and the first six months of 2006, San Luis Potosí International Airport accounted for approximately 2.2% and 2.0%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 233,610 terminal passengers and 113,361 terminal passengers, respectively, were served by San Luis Potosí International Airport. Of the terminal passengers in 2005, 70.0% were domestic and 30.0% were international passengers. In the first six months of 2006, 68.1% were domestic and 31.9% were international. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of seven commercial airlines operate at the airport, of which the principal ones are Aerolíneas TAO, Continental and Mexicana. Airlines operating at this airport serve 4 destinations. Viva Aerobus has announced that it intends to begin service to the airport beginning in January 2007. Of these destinations, the airport's most important routes are Mexico City, Monterrey and Houston.

        San Luis Potosí International Airport is located approximately 15 kilometers (9 miles) from the city of San Luis Potosí, which is the capital of the state of San Luis Potosí and has a population of approximately 670,532. The city of San Luis Potosí is equidistant (300 kilometers) from three of the most important cities in Mexico (Mexico City, Guadalajara and Monterrey). It is located within an area that represents 80%, in the aggregate, of Mexico's total economic consumption, making it a natural distribution center for packing and shipping companies. In 2005, in collaboration with Estafeta Mexicana, a major Mexican airfreight company, we completed the construction of an international cargo facility at this airport, which OMA Carga and Estafeta Mexicana now occupy.

        The airport operates 24 hours daily and can serve as an alternate airport for Mexico City. The airport has two runways and a runway capacity of 20 air traffic movements per hour. The principal runway is 3,000 meters (9,843 feet) long and the secondary runway is 1,000 meters (3,281 feet) long. With a total area of 527.7 hectares (56,801,155 square feet), the airport's facilities include a terminal building with approximately 2,613 square meters (28,126 square feet), including 281 square meters (3,023 square feet) of commercial space, a three-position platform for commercial aviation, a 26-position platform for general aviation, three taxiways and a boarding lounge.

        The terminal building was remodeled in 2003.

  Tampico International Airport

        According to the Mexican Bureau of Civil Aviation, Tampico International Airport was the twenty-fifth busiest airport in Mexico in 2005, in terms of commercial aviation passenger traffic. In 2005 and the first six months of 2006, it accounted for approximately 3.8% and 3.9%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 402,122 terminal passengers and 226,602 terminal passengers, respectively, were served by Tampico International Airport. Of the terminal passengers in 2005, 88.7% were domestic and 11.3% were international passengers. In the first six months of 2006, 88.0% were domestic and 12.0% were international. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        Five commercial airlines operate at the airport (Mexicana, Aviacsa, Aerolitoral, Interjet and Continental). Airlines operating at this airport serve 6 destinations and Viva Aerobus has announced that it intends to begin service to the airport in December 2006. Of these destinations, the airport's principal routes are Mexico City, Monterrey, Houston and Veracruz.

        Tampico International Airport serves the industrial zone of Tampico, Ciudad Madero and Altamira, which have a combined population of approximately 700,000. This industrial zone is home to companies in the petroleum and chemical industries.

        Tampico International Airport operates daily from 6:30 a.m. to 9:00 p.m. The airport has two runways in operation. The principal runway is 2,550 meters (8,366 feet) long with a capacity of 22 air traffic movements per hour and includes an instrument landing system (ILS) that assists pilots in poor weather. The secondary runway is 1,300 meters (4,265 feet) in length.

        The airport's total area is 391.7 hectares (42,162,237 square feet). Its facilities include a 6,250 square meter (67,275 square feet) terminal building, of which 461 square meters (4,964 square feet) are commercial space. It has a four-position apron for commercial aviation, a 36-position apron for general aviation, two taxiways and a boarding lounge.

        The Tampico International Airport terminal was recently remodeled to include additional commercial space and an exhibition area.

  Torreón International Airport

        In 2005 and the first six months of 2006, Torreón International Airport accounted for approximately 3.5% and 3.0%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 374,559 terminal passengers and 174,719 terminal passengers, respectively, were served by Torreón International Airport. Of the terminal passengers in 2005, 82.8% were domestic and 17.2% were international passengers. In the first six months of 2006, 81.3% were domestic and 18.7% were international. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of 6 commercial airlines operate at the airport, serving 11 destinations. In addition, Viva Aerobus has announced that it intends to begin service to the airport in 2007. Of these destinations, the airport's principal routes are Ciudad Juárez, Los Angeles, Mexico City, Guadalajara and Monterrey.

        The principal commercial airlines are Aeroméxico, Aerocalifornia, Aerolitoral, Mexicana, Continental and American Airlines. In April 2006, Mexican regulatory authorities suspended the operations of Aerocalifornia, due to safety concerns relating to the carrier's fleet of aircraft. Although Aerocalifornia resumed limited operations in August 2006, we believe that Mexicana, which established routes to and from at this airport in June 2006 similar to those historically served by Aerocalifornia, has absorbed a substantial portion of the passenger traffic previously served by Aerocalifornia.

        Torreón International Airport is located in the city of Torreón, which is part of the La Laguna region, which is Mexico's top dairy-producing region and an important industrial and commercial region, with nearly 300 maquiladoras. Approximately 529,512 people live in the city of Torreón and about one million live in La Laguna region.

        Torreón International Airport operates 14 hours daily, from 7:00 a.m. to 9:00 p.m. (local time). The airport has two runways. The principal runway measures 2,750 meters (9,022 feet) in length with a runway capacity of 20 air traffic movements per hour, and the secondary runway measures 1,740 meters (5,709 feet) in length.

        The airport's total area is 460 hectares (49,513,987 square feet). Its facilities include a terminal building, a seven-position apron for commercial aviation, a 14-position apron for general aviation, two taxiways, a boarding lounge and one air bridge. As a result of the recent remodeling and expansion project, the airport's terminal building now includes additional check-in counters, VIP lounges and a second floor with an additional boarding lounge and a boarding bridge. The terminal building occupies approximately 5,275 square meters (56,780 square feet), including 508 square meters (5,469 square feet) of commercial space.

  Zacatecas International Airport

        In 2005 and the first six months of 2006, Zacatecas International Airport accounted for approximately 2.8% and 2.7%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 297,137 terminal passengers and 158,144 terminal passengers, respectively, were served by Zacatecas International Airport. Of the terminal passengers in 2005, 66.6% were domestic and 33.4% were international passengers. In the first six months of 2006, 72.0% were domestic and 28.0% were international. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        Three commercial airlines operate at the airport (Mexicana, Lineas Aereas Azteca and Transportes Aeromar), serving 7 destinations and Viva Aerobus has announced that it intends to establish service to the airport in 2007. Of these destinations, the airport's principal national routes are Tijuana, Bajío and connecting flights via Mexico City. Airlines serving the airport recently added service to the United States cities of Chicago, Los Angeles and Oakland.

        Located in the center of Mexico, the state of Zacatecas (of which the city of Zacatecas is the capital) is Mexico's leading silver producer and second leading producer of lead, copper, zinc and gold. The state of Zacatecas has a population of approximately 1.4 million.

        The airport currently operates 12 hours daily, from 7:00 a.m. to 7:00 p.m. (local time) and is expected to adopt a schedule of 24 hours daily in the near future. The airport has one runway, which measures 3,000 meters (9,843 feet) in length. The runway capacity is 20 air traffic movements per hour.

        The airport's total area is 218 hectares (23,465,324 square feet). The terminal building is 3,700 square meters (39,827 square feet), of which 176 square meters (1,895 square feet) is commercial area. It has a three-position apron for commercial aviation, a 12-position apron for general aviation, a boarding lounge, and a parking lot with 128 parking spaces.

  Border Cities

  Ciudad Juárez International Airport

        In 2005 and the first six months of 2006, Ciudad Juárez International Airport accounted for approximately 5.8% and 5.7%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 611,942 terminal passengers and 328,676 terminal passengers, respectively, were served by Ciudad Juárez International Airport. Of the terminal passengers in 2005, 99.7% were domestic. In the first six months of 2006, 99.8% were domestic.

        Five commercial airlines operate at the airport, serving eight destinations and Viva Aerobus has announced that it intends to begin service to the airport in December 2006. The airport's principal routes are Mexico City, Torreón, Monterrey, Guadalajara and Chihuahua.

        The airport is located in the city of Ciudad Juárez, which is near the U.S. border and has a population of approximately 1.2 million people. The city is a major center of the maquiladora industry, with about 400 automobile, electric and textile plants. Countries such as Singapore, Germany, France, Taiwan and the United States, as well as international companies such as Delphi, Lear, Toshiba, Johnson & Johnson, Ford and Motorola, have made investments in Ciudad Juárez. In addition, because Ciudad Juárez is a popular entry point to the United States many of the airport's passengers consist of Mexican migrant workers traveling to Ciudad Juárez in order to seek work in the United States. Accordingly, although the airport's passengers are predominantly domestic, its passenger traffic and results of operations are affected by economic conditions in both Mexico and the United States.

        Ciudad Juárez International Airport operates 14 hours daily, from 7:00 a.m. to 9:00 p.m. (local time). The airport has two runways. The principal runway measures 2,700 meters (8,858 feet) in length with a capacity of 20 air traffic movements per hour, and the secondary runway measures 1,750 meters (5,741 feet) in length.

        The airport's total area is 921.4 hectares (99,178,670 square feet). Its facilities include a terminal building of 4,275 square meters (46,016 square feet), consisting of 471 square meters (5,069 square feet) of commercial space, a boarding lounge and two air bridges. The airport has a five-position commercial aviation apron, a nine-position general aviation apron, a one-position freight services apron and three taxiways. The airport has four gates for international and domestic flights.

        A new cargo terminal was completed in 2005, which we anticipate will allow the airport to grow as a center for the shipment and distribution of goods in Mexico's northern region. The new terminal includes a cargo apron, warehouses, customs offices, x-ray machines and public parking facilities. In January 2006, United Parcel Service established a route from our Ciudad Juárez International Airport to Louisville, Kentucky, one of its hubs in the United States.

  Reynosa International Airport

        In 2005 and the first six months of 2006, Reynosa International Airport accounted for approximately 1.4% and 1.1%, respectively, of our terminal passenger traffic.

        In 2005 and the first six months of 2006, a total of 146,250 terminal passengers and 65,372 terminal passengers, respectively, were served by Reynosa International Airport. Of the terminal passengers in 2005 and in the first six months of 2006, 99.9% were domestic. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        Two commercial airlines operate at the airport, serving Mexico City and Poza Rica.

        The airport is located in Reynosa, a city of 800,000 inhabitants bordering the United States near the Gulf of Mexico. The city is a major maquiladora center, particularly for the electricity sector. We believe that Reynosa's robust industrial economic activity and proximity to the U.S. create the potential for growth in air cargo services at the Reynosa International Airport, and we recently completed the construction of a new international cargo facility at the airport. In addition, because Reynosa is a popular entry point to the United States many of the airport's passengers consist of Mexican migrant workers traveling to Reynosa in order to seek work in the United States. Accordingly, although the airport's passengers are predominantly domestic, its passenger traffic and results of operations are affected by economic conditions in both Mexico and the United States.

        Reynosa International Airport operates 12 hours daily, from 7:00 a.m. to 7:00 p.m. (local time). The airport has one runway, which is 1,900 meters (6,234 feet) in length and has a runway capacity of 18 air traffic movements per hour.

        The airport's total area is approximately 418 hectares (44,993,146 square feet). The terminal building is 1,212 square meters (13,046 square feet), which includes 135 square meters (1,458 square feet) of commercial area. It has a three-position apron for commercial aviation, a 12-position apron for general aviation, two taxiways, two private hangars, a boarding lounge, and a public parking area with 144 spaces.

Principal Customers

Principal Aeronautical Services Customers

  Airline Customers

        As of December 31, 2005, over 20 international airlines (considering all charter airlines as one client since we manage them through a single representative that is our actual client) and 10 Mexican airlines operated flights at our 13 airports. Aeroméxico and Aerolitoral operate the most flights at our airports, followed by Aviacsa, Mexicana and Click. In 2005, revenues from Aeroméxico and its affiliates totaled Ps. 353 million (U.S. $31.0 million), while revenues from Mexicana and its affiliates were Ps. 145 million (U.S. $12.8 million), and from Aviacsa and its affiliates were Ps. 136 million (U.S. $12.0 million), representing 33%, 13% and 13%, respectively, of our aeronautical revenues from airline customers for 2005. These revenues are earned from passenger charges, landing charges, aircraft parking charges and the leasing of space to these airlines.

        Historically, traditional carriers such as Aeroméxico and Mexicana have represented a substantial majority of the Mexican commercial airline market. In recent years, however, international carriers, discount carriers, low-cost carriers and other new market entrants have represented a growing proportion of the Mexican commercial airline market. In May 2006, passengers traveling on discount and low-cost carriers, such as Avolar, Click Mexicana, Interjet and Volaris, accounted for approximately 15% of our commercial aviation passenger traffic. Since air transportation historically has been affordable only to the higher income segments of Mexico's population, resulting in a comparatively low level of air travel, we believe that the entry of low-cost and discount carriers into the Mexican commercial airline market has the potential to significantly increase the use of air transportation in Mexico.

        Aeroméxico currently is owned by the Mexican holding company Consorcio Aeroméxico (formerly known as Cintra). The Mexican government directly owns approximately 10% of the capital stock of Consorcio Aeroméxico, approximately 3.5% of the capital stock of Consorcio Aeroméxico is owned by NAFIN and approximately 50% of the capital stock of Consorcio Aeroméxico is owned by the Institute for the Protection of Bank Savings, a decentralized entity of the Mexican federal government. Consorcio Aeroméxico has announced that it is seeking to sell its interest in Grupo Aeroméxico, including its subsidiaries Aeroméxico and Aerolitoral. Until recently, Consorcio Aeroméxico (then Cintra) also owned Grupo Mexicana, whose subsidiaries include Mexicana and Click Mexicana (formerly known as Aerocaribe). In December 2005, the board of directors of Cintra sold Grupo Mexicana to Grupo Posadas, S.A de C.V., the largest hotel operator in Mexico. Grupo Aeroméxico and Grupo Mexicana also control other airlines operating in our airports, including Aerolitoral and Click, respectively, as well as the largest provider of baggage and ramp handling services at our airports, Servicios de Apoyo en Tierra, or SEAT, a joint venture between Grupo Aeroméxico and Grupo Mexicana. Further information regarding Consorcio Aeroméxico and its affiliates may be found in "Related Party Transactions."

        Aeroméxico and Mexicana, along with Aeromar and Aerolitoral, have in the past refused to pay certain increases in our airport service charges. In December 2001, we entered into an agreement with the National Air Transportation Chamber of Commerce and the Ministry of Communications and Transportation pursuant to which we resolved existing disputes with our principal airline customers and established specific prices for regulated aeronautical services applicable to those airlines. The National Air Transportation Chamber of Commerce agreed to cause our principal airline customers to enter into (a) contracts governing charges for aeronautical services and (b) lease contracts for property used by the airlines. These airlines entered into agreements with us that are currently in effect, in some cases as a result of periodic renegotiations or extensions. Although this agreement expired in December 2005, we continued to charge our principal airline customers in accordance with the terms of the agreement until October 31, 2006, when we entered into a new agreement with the National Air Transportation Chamber of Commerce that offers incentives, including discounts on airport charges, for the establishment of new routes and other measures expected to increase passenger traffic volume at our airports. These incentives could reduce our aeronautical revenues per terminal passenger in the future.

        In April 2006, Mexican regulatory authorities suspended the operations of Aerocalifornia due to safety concerns relating to the carrier's fleet of aircraft. Services provided to Aerocalifornia accounted for approximately 6.0% of our revenues in 2005, primarily at our Culiacán, Durango and Torreón International Airports. Aerocalifornia resumed limited operations in August 2006. Any similar suspension affecting our principal airline customers could have a material adverse effect on out results of operations.

        The following charts set forth our principal air traffic customers as of December 31, 2005.

Principal Air Traffic Customers	Percentage of 2005 Revenues
Domestic:
Aeroméxico	24.7%
Aviacsa	12.6%
Mexicana	13.4%
Aerolitoral	7.9%
Aerocalifornia(1)	7.1%
Líneas Aéreas Azteca	3.1%
Grupo Aero Monterrey	3.0%
Other	3.6%

Total domestic	75.4%

International:
Continental	6.6%
American Airlines	4.3%
Alaska Airlines	1.9%
America West	1.3%
Charters	7.7%
Other	2.8%

Total international	24.6%

Total	100.0%

(1)
Figures for 2005 do not reflect the suspension of Aerocalifornia's operations from April 2006 through August 2006, which is expected to reduce this airline's contribution to revenues in 2006.

  Complementary Services Customers

        Our principal complementary services clients are two principal providers of baggage handling services, Menzies Aviation and SEAT, which provided Ps. 9.3 million of revenues each in the form of access fees in 2005. Although SEAT is the primary provider of complementary services in our airports, under our agreement with the National Air Transportation Chamber of Commerce described above, we earn only nominal revenue from SEAT.

        Our primary catering clients are Comisariato Gotre, S.A. de C.V. and Aerococina, S.A. de C.V., which provided Ps. 2.5 million and Ps. 0.7 million in revenues in the form of access fees, respectively, in 2005.

  Principal Non-aeronautical Services Customers

        At December 31, 2005, we were party to approximately 688 contracts with providers of commercial services in the commercial space in our airports, including retail store operators, duty free store operators, food and beverage providers, financial services providers, car rental companies, telecommunications providers, VIP lounges, advertising, travel agencies, time-share sales and promotions services and tourist information and promotion services. As a result, our revenues from non-aeronautical services commercial customers are spread across a large number of customers and are therefore not dependent on a limited number of principal customers. In 2005, our largest commercial customers were Corporación Interamericana de Entretenimiento, through its subsidiary Publitop (advertising), Aeroboutiques (duty free and duty paid stores), Aerocomidas (food and beverage), Cenca (magazines), Telmex (telecommunications), Aeroméxico, Aerolitoral, Mexicana and the American Express Company (VIP lounges).

Property and Insurance

        Pursuant to the Mexican General Law of National Assets, all real estate and fixtures in our airports are owned by the Mexican government. Each of our concessions is scheduled to terminate in 2048, although each concession may be extended one or more times for up to an aggregate of an additional 50 years. The option to extend a concession is subject to our acceptance of any changes to such concession that may be imposed by the Ministry of Communications and Transportation and our compliance with the terms of our current concessions. Upon expiration of our concessions, these assets automatically revert to the Mexican government, including improvements we may have made during the terms of the concessions, free and clear of any liens and/or encumbrances, and we will be required to indemnify the Mexican government for damages to these assets, except for those caused by normal wear and tear.

        Our corporate headquarters are located on the property of our Monterrey International Airport.

        We maintain comprehensive insurance coverage that covers the principal assets of our airports and other property, subject to customary limits, against damage due to natural disasters, accidents, terrorism or similar events. We also maintain general liability insurance, but do not maintain business interruption insurance. Among other insurance policies, we carry a U.S. $50 million insurance policy covering damages to our property resulting from certain terrorist acts and a U.S. $500 million policy covering personal and property damages to third parties. We also carry a U.S. $200 million insurance policy covering damage to our assets and infrastructure generally.

Competition

        Excluding our airports servicing tourist destinations, our airports generally are natural monopolies in the geographic areas that they serve and generally do not face significant competition.

        However, since our Acapulco, Mazatlán and Zihuatanejo International Airports are substantially dependent on tourists, these airports face competition from competing tourist destinations. We believe that the main competitors to these airports are those airports serving vacation destinations in Mexico, such as Los Cabos, Cancun and Puerto Vallarta and, abroad, such as in Puerto Rico, Florida, Cuba, Jamaica, the Dominican Republic, other Caribbean islands and Central America.

        The relative attractiveness of the locations we serve is dependent on many factors, some of which are beyond our control. These factors include the general state of the Mexican economy and the attractiveness of other commercial and industrial centers in Mexico that may affect the attractiveness of Monterrey and other growing population centers in our group, such as Ciudad Juárez and San Luis Potosí. In addition, with respect to Acapulco, Mazatlán and Zihuatanejo, these factors include promotional activities and pricing policies of hotel and resort operators, weather conditions, natural disasters (such as hurricanes and earthquakes) and the development of new resorts that may be considered more attractive. There can be no assurance that the locations we serve will continue to attract the same level of passenger traffic in the future.

        The Mexican Airport and Auxiliary Services Agency currently operates 19 small airports in Mexico's central and northern regions. The Mexican Airport and Auxiliary Services Agency estimates that its airports collectively account for less than 27.3% of the passenger traffic in this region.

        In the future, we also may face competition from Aeropuerto del Norte, an airport near Monterrey operated by a third party pursuant to a concession. Historically, Aeropuerto del Norte has been used solely for general aviation operations. Recently, the state of Nuevo Leon has approached the Ministry of Communications and Transportation to discuss the amendment of Aeropuerto del Norte's concession to allow it to serve commercial aviation operations. We understand, based on a recent government analysis, that Aeropuerto del Norte is not capable of accommodating commercial traffic as currently configured. To date the Ministry of Communications and Transportation has not amended Aeropuerto del Norte's concession. However, there can be no assurance that the Ministry of Communications and Transportation will not authorize such an amendment and that commercial aviation flights will not operate from Aeropuerto del Norte in the future.

        In addition, the Mexican government could grant new concessions to operate existing government-managed airports, or authorize the construction of new airports, which could compete directly with our airports. Any competition from other such airports could have a material adverse effect on our business and results of operations.

Employees

        As of June 30, 2006, we had approximately 933 employees. Our total number of employees decreased by 0.3% in 2003, and increased by 0.1% in 2004 and by 1.0% in 2005 due primarily to the addition of personnel operating our cargo facilities and security personnel. At June 30, 2006, approximately 60% of our employees were unionized.

        The following table sets forth the number of employees and a breakdown of employees by main category of activity and geographic location as of the end of each period indicated.

	December 31,
Employees				June 30, 2006
	2003	2004	2005
Categories of activity:
Airport operations	447	466	493	490
Airport maintenance	145	142	145	150
Administration(1)	305	283	292	293
Geographic location:
Acapulco	89	88	94	93
Ciudad Juárez	46	47	48	52
Culiacán	52	50	51	52
Chihuahua	55	53	61	61
Durango	33	33	41	41
Mazatlán	67	69	69	69
Monterrey	168	173	174	173
Reynosa	28	27	29	28
San Luis Potosí	41	39	39	39
Tampico	53	50	58	59
Torreón	41	47	46	47
Zacatecas	44	40	40	40
Zihuatanejo	47	45	47	46
Servicios Aeroportuarios del Centro Norte, S.A. de C.V.	133	130	133	133

Total(1)	897	891	930	933

(1)
At December 31, 2003, 2004, 2005 and June 30 2006, includes 133, 130, 133 and 133 persons, respectively, employed by Servicios Aeroportuarios del Centro Norte, S.A. de C.V., our administrative services subsidiary.

        All of our unionized employees are members of local chapters of the Mexican National Union of Airport and Auxiliary Services Workers, an organization formed in 1998 whose members include employees of the Mexican Airport and Auxiliary Services Agency as well as of the three other airport groups (the Southeast Group, the Mexico City Group and the Pacific Group) operating in Mexico. Labor relations with our employees are governed by 13 separate collective labor agreements, each relating to one of our 13 airport subsidiaries, and negotiated by the local chapter of the union. As is typical in Mexico, wages are renegotiated every year, while other terms and conditions of employment are renegotiated every two years. We will next renegotiate our collective bargaining agreements with our unionized employees in October 2006. We believe that our relations with our employees are good. We believe the wages we pay our employees are similar to those paid to employees of similar airport operating companies in Mexico.

        We maintain a savings plan available to all of our employees pursuant to which our employees may make bi-weekly contributions of up to 13% of their pre-tax salaries. We make bi-weekly contributions matching each employee's contribution. Employees are entitled to withdraw the funds in their accounts on an annual basis. In 2004 and 2005, we made a total of Ps. 17.3 million and Ps. 18.6 million, respectively, in payments to employees' accounts pursuant to the savings plan.

        Funds in the savings plan may be used to make loans to employees and are otherwise invested in securities listed on the Mexican Stock Exchange or in treasury bills issued by the Ministry of Finance and Public Credit.

Legal Proceedings

  General

        We are involved in certain legal proceedings from time to time that are incidental to the normal conduct of our business. In addition, the Mexican Airport and Auxiliary Services Agency is currently engaged in several legal proceedings related to our airports, none of which is expected to have a material adverse effect on our business.

  Disputed land ownership at Ciudad Juárez International Airport

        In 1991, parties purporting to be former owners of land comprising a portion of our Ciudad Juárez International Airport initiated legal proceedings against the airport to reclaim the land, alleging that it was improperly transferred to the Mexican government. As an alternative to recovery of this land, the plaintiffs also sought monetary damages of U.S. $120 million. On May 18, 2005, a Mexican court ordered us to return the disputed land to the claimants. An appellate court recently vacated the May 18 court order, nullified the underlying legal proceeding and dismissed the plaintiffs' claim without prejudice. The appellate decision was based upon Mexican constitutional provisions and the terms of our concessions. The plaintiffs are permitted, however, to bring a new claim and, in the event that any subsequent action results in a decision substantially similar to the May 18 court order or otherwise adverse to us, and the Mexican government does not subsequently exercise its power of eminent domain to retake possession of the land for our use, which we believe the terms of our concessions would require, our concession to operate the Ciudad Juárez Airport would terminate. In 2005 and the first six months of 2006, our Ciudad Juárez International Airport represented 5.2% and 4.9%, respectively, of our revenue. Although we believe and have been advised by the Ministry of Communications and Transportation that under the terms of our concessions the termination of our Ciudad Juárez concession would not affect the validity of our remaining airport concessions and that the Mexican federal government would be obligated to indemnify us against any monetary or other damages resulting from the termination of our Ciudad Juárez concession or the definitive resolution of the matter in favor of the plaintiffs, there can be no assurance that we would be so indemnified.

  Property tax claims by certain municipalities

        Claims have been asserted against us by the municipalities of Chihuahua, Ciudad Juárez, Reynosa, Tampico and Zihuatanejo for the payment of property taxes with respect to the real property on which we operate our airports in those cities, and similar claims may be asserted by other municipalities where we operate our airports. The claims in respect of the Chihuahua and Ciudad Juárez airports have been dismissed, although we expect the municipality of Chihuahua to assert an amended claim. The total amount of the property-tax claims outstanding in each of Reynosa, Tampico and Zihuatanejo are Ps. 0.25, Ps. 0.50 and Ps. 10.2 million, respectively, although any of these amounts could increase if the underlying claims are not resolved in our favor.

        On June 27, 2006, the municipality of Zihuatanejo issued a decree assessing taxes of Ps. 4.3 million and a fine of Ps. 4.3 million in respect of property taxes for the period from 1996 to 2000. Pursuant to the decree, the municipality seized and attached two bank accounts of our Zihuatanejo International Airport and garnished rent paid by tenants located on concession property. These two bank accounts contained no funds at the time of their seizure. The monthly amount of rent subject to garnishment is approximately Ps. 88,442. We have filed claims seeking to (i) annul the assessment of the fine on substantive and procedural grounds, (ii) stay the seizure and attachment pending appeal and final resolution of our legal challenge to the constitutionality of the underlying tax liability and (iii) recover amounts paid by Zihuatanejo International Airport's tenants to the municipality as a result of the ordered garnishment. We anticipate that the municipality may issue additional decrees assessing property taxes in respect of the period from 2000 to the present.

        We do not believe that liabilities related to any claims or proceedings against us are likely to have, individually or in the aggregate, a material adverse effect on our consolidated financial condition or results of operations because, should a court determine that these taxes must be paid in response to any future proceedings, we believe that only the owners of the land should be responsible for paying these taxes directly, and the obligation to pay these taxes is not otherwise contemplated in the terms of our concessions. The Mexican government has not acknowledged an obligation to pay such taxes, however, and changes to the Mexican Constitution and other applicable laws could render us liable to municipalities for property taxes in the future. We cannot predict the amount of any such future tax liabilities or the criteria that would be used to determine them. If such changes were to occur and any amounts owed were substantial, these resulting tax liabilities could have a materially adverse effect on our consolidated financial condition or results of operations.

        Other Mexican airport operators contesting the assessment of similar property tax claims have been required to post surety bonds in connection with their challenge of those assessments. If we are required to post similar surety bonds in the future, the terms of the surety bonds may restrict our ability to pay dividends or otherwise limit our flexibility.

  Relocation of a cargo tenant at Monterrey International Airport

        As part of the expansion and modernization of cargo operations at our Monterrey International Airport, we have entered into agreements with most of our cargo customers and the Mexican customs authorities under which they have agreed to relocate their operations to new facilities. Braniff Air Freight and Company, S.A. de C.V., or Braniff, a cargo customer that leases a portion of the area originally dedicated to customs activities at the airport from Mexican customs authorities, asserted a legal claim challenging the validity of our relocation agreement with the Mexican customs authorities. Although Braniff's claim was dismissed, it has refused to vacate the space it occupies. We brought a claim against the Mexican customs authorities seeking to cause them to relocate Braniff, and a Mexican court recently entered an initial judgment in favor of us. Our claim seeking court costs and damages resulting from Braniff's occupation of this area remains pending. Although the Mexican customs authorities did not successfully appeal the initial judgment in our favor, we anticipate that Braniff will challenge our efforts to seek its enforcement. In the event that the matter is not definitively resolved in favor of the Monterrey International Airport, Braniff's continued occupation of this space could impede the expansion and modernization of cargo operations as well as plans for the construction of new commercial terminals at the airport.

Environmental Matters

  Regulation

        Our operations are subject to Mexican federal, state and municipal laws and regulations relating to the protection of the environment. The major federal environmental laws applicable to our operations are: (i) the General Law of Ecological Balance and Environmental Protection, or the General Environmental Law, and its regulations, which are administered by the Ministry of the Environment and Natural Resources (Secretaria de Medio Ambiente y Recursos Naturales) and enforced by the Ministry's enforcement branch, the Federal Office for the Protection of the Environment (Procuraduria Federal de Proteccion al Ambiente); (ii) the General Law for the Prevention and Integral Management of Waste, or the Law on Waste, which is also administered by the Ministry of the Environment and Natural Resources and enforced by the Federal Office for the Protection of the Environment; and (iii) the National Waters Law and its regulations, which are administered and enforced by the National Waters Commission, (Comision Nacional del Agua), also a branch of the Ministry of the Environment and Natural Resources.

        Under the General Environmental Law, regulations have been enacted concerning air pollution, environmental impact, noise control, hazardous waste, environmental audits and natural protected areas. The General Environmental Law also regulates, among other things, vibrations, thermal energy, soil contamination and visual pollution, although the Mexican government has not yet issued enforceable regulation on the majority of these matters. The General Environmental Law and the Law on Waste also provide that companies that contaminate soils are responsible for their clean-up. Further, according to the Law on Waste, which was enacted in January 2004, owners and/or possessors of real property with soil contamination are jointly and severally liable for the remediation of such contaminated sites, irrespective of any recourse or other actions such owners and/or possessors may have against the contaminating party, and aside from the criminal or administrative liability to which the contaminating party may be subject. Restrictions on the transfer of contaminated sites also exist. The Law on Waste also regulates the generation, handling and final disposal of hazardous waste. The Mexican government is in the process of developing regulations under the Law on Waste, which we anticipate may be adopted in the near future.

        Pursuant to the National Waters Law, companies that discharge waste waters into national water bodies must comply, among others, with maximum permissible contaminant levels in order to preserve water quality. Periodic reports on water quality must be provided to competent authorities. Liability may result from the contamination of underground waters or recipient water bodies. The use of underground waters is subject to restrictions pursuant to our concessions and the National Waters Commission.

        In addition to the foregoing, Mexican Official Norms, which are technical standards issued by competent regulatory authorities pursuant to the General Normalization Law (Ley General de Metrologia y Normalizacion) and to other laws that include the environmental laws described above, establish standards relating to air emissions, waste water discharges, the generation, handling and disposal of hazardous waste and noise control, among others. Although a Mexican Official Norm on the contamination of soil with hydrocarbons has been enacted, more general Mexican Official Norms on soil contamination and waste management are currently being developed and may also soon be enacted. Although not enforceable, the internal administrative criteria on soil contamination of the Federal Office for the Protection of the Environment are widely used as guidance in cases where soil remediation, restoration or clean-up is required.

        The Federal Office for the Protection of the Environment can bring administrative, civil and criminal proceedings against companies that violate environmental laws and it also has the power to close non-complying facilities and impose a variety of sanctions. Companies in Mexico are required to obtain proper authorizations, licenses, concessions or permits from competent environmental authorities for the performance of activities that may have an impact on the environment or that may constitute a source of contamination. Companies in Mexico are also required to comply with a variety of reporting obligations that include, among others, providing the Federal Office for the Protection of the Environment and the National Waters Commission, as applicable, with periodic reports regarding compliance with various environmental laws.

        Prior to the opening of Mexico's airports to private investment, the Federal Office for the Protection of the Environment required that environmental audits be performed at each of our airports. Based on the results of these audits, the Federal Office for the Protection of the Environment issued recommendations for improvements and corrective actions to be taken at each of our airports. In connection with the transfer of the management of our airports from our predecessor, we entered into environmental compliance agreements with the Federal Office for the Protection of the Environment on January 1, 1999 and July 12, 2000 pursuant to which we agreed to comply with a specific action plan and adopt specific actions within a determined time frame.

        The Federal Office of the Prosecutor for the Protection of the Environment has confirmed that we have complied with all of the relevant environmental requirements derived from the aforementioned environmental audits at of, and has issued compliance certificates for, all of our airports. These certificates, which are known as Environmental Compliance Certificates (Certificados de Cumplimiento Ambiental) certify compliance with applicable Mexican environmental laws, regulations and applicable Mexican Official Norms and must be renewed on an annual basis. In addition, six of our airports, including our Monterrey International Airport, have received ISO 9000 service and quality certification, and we expect that the remaining seven of our airports will apply for such certification during 2006.

  Liability for Environmental Noncompliance

        The legal framework of environmental liability applicable to our operations is generally outlined above. Under the terms of our concessions, the Mexican government has agreed to indemnify us for any environmental liabilities arising prior to November 1, 1998 and for any failure by the Mexican Airport and Auxiliary Services Agency prior to November 1, 1998 to comply with applicable environmental laws and with its agreements with Mexican environmental authorities. Although there can be no assurance, we believe that we are entitled to indemnification for any liabilities related to the actions our predecessor was required to perform or refrain from performing under applicable environmental laws and under their agreements with environmental authorities. For further information regarding these liabilities, see Note 13 to our audited financial statements.

        The level of environmental regulation in Mexico has significantly increased in recent years, and the enforcement of environmental laws is becoming substantially more stringent. We expect this trend to continue and expect additional norms to be imposed by the North American Agreement on Environmental Cooperation entered into by Canada, the United States and Mexico in the context of the North American Free Trade Agreement, as well as by other international treaties on environmental matters. We do not expect that compliance with Mexican federal, state or municipal environmental laws currently in effect will have a material adverse effect on our financial condition or results of operations. However, there can be no assurance that environmental regulations or the enforcement thereof will not change in a manner that could have a material adverse effect on our business, results of operations, prospects or financial condition.

  Investment in Environmental Compliance

        Since the first stage of our privatization, we have made significant efforts towards complying with environmental laws and regulations, with our investment in environmental compliance totaling Ps. 2.4 million in 2003, Ps. 1.1 million in 2004 and Ps. 3.3 million in 2005. We expect to invest approximately Ps. 11.7 million in environmental compliance activities in 2006. However, we can provide no assurance that we may not have to make significant investments in environmental compliance in the future, whether due to noncompliance, changes to applicable regulatory frameworks or more stringent enforcement of applicable regulatory frameworks.

Subsidiaries

        The following table sets forth our subsidiaries at June 30, 2006.

Name of Company	Jurisdiction of Establishment	Percentage Owned	Description
Aeropuerto de Acapulco, S.A. de C.V.	Mexico	100	Holds concession for Acapulco International Airport
Aeropuerto de Ciudad Juárez, S.A. de C.V. International Airport	Mexico	100	Holds concession for Ciudad Juárez
Aeropuerto de Culiacán, S.A. de C.V. Airport	Mexico	100	Holds concession for Culiacán International
Aeropuerto de Chihuahua, S.A. de C.V.	Mexico	100	Holds concession for Chihuahua International Airport
Aeropuerto de Durango, S.A. de C.V.	Mexico	100	Holds concession for Durango International Airport
Aeropuerto de Mazatlán, S.A. de C.V. Airport	Mexico	100	Holds concession for Mazatlán International
Aeropuerto de Monterrey, S.A. de C.V.	Mexico	100	Holds concession for Monterrey International Airport
Aeropuerto de Reynosa, S.A. de C.V.	Mexico	100	Holds concession for Reynosa International Airport
Aeropuerto de San Luis Potosí, S.A. de C.V. International Airport	Mexico	100	Holds concession for San Luis Potosí
Aeropuerto de Tampico, S.A. de C.V.	Mexico	100	Holds concession for Tampico International Airport
Aeropuerto de Torreón, S.A. de C.V.	Mexico	100	Holds concession for Torreón International Airport
Aeropuerto de Zacatecas, S.A. de C.V.	Mexico	100	Holds concession for Zacatecas International Airport
Aeropuerto de Zihuatanejo, S.A. de C.V.	Mexico	100	Holds concession for Zihuatanejo International Airport
Servicios Aeroportuarios del Centro Norte, S.A. de C.V. our airports.	Mexico	100	Provider of administrative and other services at certain of our airports

REGULATORY FRAMEWORK

Sources of Regulation

        The following are the principal laws, regulations and instruments that govern our business and the operation of our airports:

  •
  the Mexican Airport Law (Ley de Aeropuertos), enacted December 22, 1995;

  •
  the regulations under the Mexican Airport Law (Reglamento del la Ley de Aeropuertos), enacted February 17, 2000;

  •
  the Mexican Communications Law (Ley de Vias Generales de Comunicacion), enacted February 19, 1940;

  •
  the Mexican Civil Aviation Law (Ley de Aviacion Civil), enacted May 12, 1995;

  •
  the Mexican Federal Duties Law (Ley Federal de Derechos), revised on an annual basis;

  •
  the Mexican National Assets Law (Ley de Bienes Nacionales), enacted May 20, 2004; and

  •
  the concessions that entitle our subsidiaries to operate our 13 airports for a term of fifty years beginning on November 1, 1998.

        The Mexican Airport Law and the regulations under the Mexican Airport Law establish the general framework regulating the construction, operation, maintenance and development of Mexican airport facilities. The Mexican Airport Law's stated intent is to promote the expansion, development and modernization of Mexico's airport infrastructure by encouraging investment and competition.

        Under the Mexican Airport Law, a concession granted by the Ministry of Communications and Transportation is required to construct, operate, maintain and develop a public service airport in Mexico. A concession generally must be granted pursuant to a public bidding process, except for: (i) concessions granted to (a) entities considered part of "the federal public administration" as defined under Mexican law and (b) private companies whose principal stockholder may be a state or municipal government; (ii) concessions granted to operators of private airports (who have operated privately for five or more years) wishing to begin operating their facilities as public service airports; and (iii) complementary concessions granted to existing concession holders. Complementary concessions may be granted only under certain limited circumstances, such as where an existing concession holder can demonstrate, among other things, that the award of the complementary concession is necessary to satisfy passenger demand. On June 29, 1998, the Ministry of Communications and Transportation granted 13 concessions to operate, maintain and develop the 13 principal airports in Mexico's Central North region to our subsidiaries. Because our subsidiaries were considered entities of the federal public administration at the time the concessions were granted, the concessions were awarded without a public bidding process. However, the process of selling Series BB shares currently representing 14.7% of our capital stock to our strategic stockholder pursuant to the privatization process was conducted through a public bidding process. Each of our concessions was amended on September 12, 2000, in order, among other things, to incorporate each airport's maximum rates and certain other terms as part of the concession.

        On February 17, 2000, the regulations under the Mexican Airport Law were issued and we believe we are currently complying in all material respects with the requirements of the Mexican Airport Law and its regulations. Noncompliance with these regulations could result in fines or other sanctions being assessed by the Ministry of Communications and Transportation, and are among the violations that could result in termination of a concession if they occur three or more times.

        On May 20, 2004 a new Mexican National Assets Law was adopted and published in Mexico's Official Record of the Federation (Diario Oficial de la Federación) which, among other things,

establishes regulations relating to concessions on real property held in the public domain, including the airports that we operate. The new Mexican National Assets Law establishes new grounds for revocation of concessions for failure to pay the applicable taxes, but does not specify which taxes must be paid, including whether certain taxes to municipalities must be paid by the concessionaire.

        To the best of our knowledge as of the date hereof, the constitutionality of the new Mexican National Assets Law has not been challenged in Mexico's court system. If challenged in the future, a court could declare the tax void or determine an alternate amount.

Role of the Ministry of Communications and Transportation

        The Ministry of Communications and Transportation is the principal regulator of airports in Mexico and is authorized by the Mexican Airport Law to perform the following functions:

  •
  plan, formulate and establish the policies and programs for the development of the national airport system;

  •
  construct, administer and operate airports and airport-related services for the public interest;

  •
  grant, modify and revoke concessions for the operation of airports;

  •
  establish air transit rules and rules regulating take-off and landing schedules through the Mexican air traffic control authority;

  •
  take all necessary action to create an efficient, competitive and non-discriminatory market for airport-related services, and set forth the minimum operating conditions for airports;

  •
  establish safety regulations;

  •
  close airports entirely or partially when safety requirements are not being satisfied;

  •
  monitor airport facilities to determine their compliance with the Mexican Airport Law, other applicable laws and the terms of the concessions;

  •
  maintain the Mexican aeronautical registry for registrations relating to airports;

  •
  impose penalties for failure to observe and perform the rules under the Mexican Airport Law, the regulations thereunder and the concessions;

  •
  approve any transaction or transactions that directly or indirectly may result in a change of control of a concession holder;

  •
  approve the master development programs prepared by each concession holder every five years;

  •
  determine each airport's maximum rates;

  •
  approve any agreements entered into between a concession holder and a third party providing airport or complementary services at its airport; and

  •
  perform any other function specified by the Mexican Airport Law.

        In addition, under the Mexican Organic Law of the Federal Public Administration, the Mexican Airport Law and the Mexican Civil Aviation Law, the Ministry of Communications and Transportation is required to provide air traffic control, radio assistance and aeronautical communications at Mexico's airports. The Ministry of Communications and Transportation provides these services through Services for Navigation in Mexican Air Space, the Mexican air traffic control authority, which is a division of the Ministry of Communications and Transportation. Since 1978, the Mexican air traffic control authority has provided air traffic control for Mexico's airports.

Concession Tax

        Under Article 232-A of the Mexican Federal Duties Law, holders of airport concessions must pay a tax for the use of state-owned assets. As such, each of our subsidiary concession holders is required to pay a concession tax based on its gross annual revenues from the use of public domain assets pursuant to the terms of its concession. Currently, this concession tax is set at a rate of 5% and may be revised at any time by the Mexican government. Our concessions provide that we may request an amendment of our maximum rates if there is a change in this concession tax, although there can be no assurance that this request will be honored.

Scope of Concessions

        We hold concessions granted to us by the Mexican government to use, operate, maintain and develop 13 airports in the Central North region of Mexico in accordance with the Mexican Airport Law. As authorized under the Mexican Airport Law, each of the concessions is held by our subsidiaries for an initial 50-year term beginning on November 1, 1998. This initial term of each of our concessions may be renewed in one or more terms for up to an additional 50 years, subject to the concession holder's acceptance of any new conditions imposed by the Ministry of Communications and Transportation and to its compliance with the terms of its concession.

        The concessions held by our subsidiary concession holders allow the relevant concession holder, during the term of the concession, to: (i) operate, maintain and develop its airport and carry out any necessary construction in order to render airport, complementary and commercial services as provided under the Mexican Airport Law and the Mexican Airport Law regulations; and (ii) use and develop the assets that comprise the airport that is the subject of the concession (consisting of the airport's real estate and improvements but excluding assets used in connection with fuel supply and storage). These assets are government-owned assets, subject to the Mexican National Assets Law. Upon expiration of a concession, the use of these assets, together with any improvements thereto, automatically reverts to the Mexican government.

        Concession holders are required to provide airport security, which must include contingent and emergency plans in accordance with the regulations under the Mexican Airport Law. The security regulations shall be implemented in accordance with the requirements set forth in the National Program for Airport Security. In addition, the regulations pertaining to the Mexican Airport Law specify that an airport concession holder is responsible for the inspection of passengers and carry-on luggage prior to approaching the departure gates, and specify that the transporting airline is responsible for the inspection of checked-in luggage and cargo. If public order or national security is endangered, the competent federal authorities are authorized to act to protect the safety of aircraft, passengers, cargo, mail, installations and equipment.

        The International Civil Aviation Organization recently established security guidelines requiring checked baggage on all international commercial flights as of January 2006, and all domestic commercial flights as of July 2006, to undergo a comprehensive screening process for the detection of explosives. Although the Mexican federal government has yet to adopt the new baggage screening guidelines into law, we expect that Mexican law will require airlines to comply with these guidelines in the near future. We are currently negotiating with our principal airline customers to enter into service agreements pursuant to which we expect to agree to purchase, install and operate new screening equipment and implement other screening measures to facilitate our airline customers' compliance with the new baggage screening guidelines. Pursuant to these agreements, we expect that the airlines will be obligated to indemnify us for all claims arising out of our purchase, installation or operation of the screening equipment other than claims based on gross negligence or the willful misconduct of our employees. If the new screening equipment signals the potential presence of prohibited items in a passenger's baggage, the new process would require that such baggage be inspected manually, whether or not its owner is present. The possibility for manual inspections pursuant to the new screening process raises issues concerning the permissibility, under the Mexican constitution, of manual baggage searches, generally, and searches outside the presence of the owners of the baggage, specifically. Although Mexican law holds airlines liable for errors in baggage screening, our purchase, installation and operation of the new equipment could increase our exposure to liability as a result of our involvement in the screening process. Until the new screening equipment becomes operational, which we expect to occur during the first six months of 2007, checked baggage will continue to be screened by hand in order to comply with the new screening guidelines.

        The shares of a concession holder and the rights under a concession may be subject to a lien only with the approval of the Ministry of Communications and Transportation. No agreement documenting liens approved by the Ministry of Communications and Transportation may allow the beneficiary of a pledge to become a concession holder under any circumstances.

        A concession holder may not assign any of its rights or obligations under its concession without the authorization of the Ministry of Communications and Transportation. The Ministry of Communications and Transportation is authorized to consent to an assignment only if the proposed assignee satisfies the requirements to be a concession holder under the Mexican Airport Law, undertakes to comply with the obligations under the relevant concession and agrees to any other conditions that the Ministry of Communications and Transportation may require.

General Obligations of Concession Holders

        The concessions impose certain obligations on the concession holders, including, among others, (i) the obligation to pay the concession tax described above, (ii) the obligation to deliver concession services in a continuous, public and non-discriminatory manner, (iii) the obligation to maintain the airports in good working condition and (iv) the obligation to make investments with respect to the infrastructure and equipment in accordance with the master development programs and the concessions.

        Each concession holder and any third party providing services at an airport is required to carry specified insurance in amounts and covering specified risks, such as damage to persons and property at the airport, in each case as specified by the Ministry of Communications and Transportation. To date the Ministry of Communications and Transportation has not specified the required amounts of insurance. We cannot assure you that we will not be required to obtain additional insurance once these amounts are specified.

        We and our subsidiary concession holders are jointly and severally liable to the Ministry of Communications and Transportation for the performance of all obligations under the concessions held by our subsidiaries. Each of our subsidiary concession holders is responsible for the performance of the obligations set forth in its concession and in the master development programs, including the obligations arising from third-party contracts, as well as for any damages to the Mexican government-owned assets that they use and to third-party airport users. In the event of a breach of one concession, the Ministry of Communications and Transportation is entitled to revoke all of the concessions held by our subsidiaries.

        Substantially all of the contracts entered into prior to the grant of our concessions by the Mexican Airport and Auxiliary Services Agency with respect to each of our airports were assigned to the relevant concession holder for each airport. As part of this assignment, each concession holder agreed to indemnify the Mexican Airport and Auxiliary Services Agency for any loss suffered by the Mexican Airport and Auxiliary Services Agency due to the concession holder's breach of its obligations under an assigned agreement.

Classification of Services Provided at Airports

        The Mexican Airport Law and the Mexican Airport Law regulations classify the services that may be rendered at an airport into the following three categories:

  •
  Airport Services.    Airport services may be rendered only by the holder of a concession or a third party that has entered into an agreement with the concession holder to provide such services. These services include the following:

  •
  the use of airport runways, taxiways and aprons for landing, aircraft parking and departure;

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  the use of hangars, passenger walkways, transport buses and car parking facilities;

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  the provision of airport security services, rescue and firefighting services, ground traffic control, lighting and visual aids;

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  the general use of terminal space and other infrastructure by aircraft, passengers and cargo; and

  •
  the provision of access to an airport to third parties providing complementary services (as defined in the Mexican Airport Law) and third parties providing permanent ground transportation services (such as taxis).

  •
  Complementary Services.    Complementary services may be rendered by an airline, by the airport operator or by a third party under agreements with airlines and the airport operator. These services include: ramp and handling services, passenger check-in, and aircraft security, catering, cleaning, maintenance, repair and fuel supply and related activities that provide support to air carriers.

  •
  Commercial Services.    Commercial services involve services that are not considered essential to the operation of an airport or aircraft, and include, among other things, the leasing of space to retailers, restaurants and banks, and advertising.

        Third parties rendering airport, complementary or commercial services are required to do so pursuant to a written agreement with the relevant concession holder. We have not entered into any agreement with a third party with respect to the provision of airport services as we provide these services ourselves. All agreements relating to airport or complementary services are required to be approved by the Ministry of Communications and Transportation. The Mexican Airport Law provides that the concession holder is jointly liable with these third parties for compliance with the terms of the relevant concession with respect to the services provided by such third parties. All third-party service providers are required to be corporations incorporated under Mexican law.

        Airport and complementary services are required to be provided to all users in a uniform and regular manner, without discrimination as to quality, access or price. Concession holders are required to provide airport and complementary services on a priority basis to military aircraft, disaster support aircraft and aircraft experiencing emergencies. Airport and complementary services are required to be provided at no cost to military aircraft and aircraft performing national security activities. The concession holders have not and do not provide complementary services as these services are provided by third parties.

        In the event of force majeure, the Ministry of Communications and Transportation may impose additional regulations governing the provision of services at airports, but only to the extent necessary to address the force majeure event. The Mexican Airport Law allows the airport administrator appointed by a concession holder to suspend the provision of airport services in the event of force majeure.

        A concession holder is also required to allow for a competitive market for complementary services. A concession holder may only limit the number of providers of complementary services in its airport due to space, efficiency and safety considerations. If the number of complementary service providers must be limited due to these considerations, contracts for the provision of complementary services must be awarded through a competitive bidding process.

Master Development Programs

        Concession holders are also required to submit to the Ministry of Communications and Transportation a master development program describing, among other things, the concession holder's construction and maintenance plans.

        Every five years, we are required to submit to the Ministry of Communications and Transportation for approval a master development program for each of our concessions describing, among other matters, our strategy, our traffic forecasts, and our expansion, modernization and maintenance plans for the following 15 years. Each master development program is required to be updated every five years and resubmitted for approval to the Ministry of Communications and Transportation. Upon such approval, the master development program is deemed to constitute a part of the relevant concession. Any major construction, renovation or expansion of an airport may only be made pursuant to a concession holder's master development program or upon approval by the Ministry of Communications and Transportation. Information required to be presented in the master development program includes:

  •
  airport growth and development expectations;

  •
  15-year projections for air traffic demand (including passenger, cargo and operations);

  •
  construction, conservation, maintenance, expansion and modernization programs for infrastructure, facilities and equipment;

  •
  a binding five-year detailed investment program and planned major investments for the following ten years;

  •
  descriptive airport plans specifying the distinct uses for the corresponding airport areas;

  •
  any financing sources; and

  •
  environmental protection measures.

        The concessions provide for a 24-month period to prepare and submit the concession holder's master development program, and require the concession holder to engage recognized independent consultants to conduct polls among airport users with respect to current and expected quality standards. The concession holder must submit a draft of the master development program to an operations committee comprising each airport's principal users for their review and comments six months prior to its submission for approval to the Ministry of Communications and Transportation. Further, the concession holder must submit, six months prior to the expiration of the five-year term, the new master development program to the Ministry of Communications and Transportation. The Ministry of Communications and Transportation may request additional information or clarification as well as seek further comments from airport users. The Ministry of Defense may also opine on the master development programs.

        Any major construction project, renovation or expansion relating to an airport can only be done pursuant to the master development program of the concession holder or with the approval of the Ministry of Communications and Transportation. We are required to spend the full amounts set forth in each investment program under our master development programs.

        Changes to a master development program and investment program require the approval of the Ministry of Communications and Transportation, except for emergency repairs and minor works that do not adversely affect an airport's operations.

        In December 2005, the Ministry of Communications and Transportation approved the master development programs for each of our subsidiary concession holders for the 2006 to 2010 period. These five-year programs will be in effect from January 1, 2006 until December 31, 2010.

        Pursuant to the terms of our concessions, we are required to comply with the investment obligations under our master development programs on a year-by-year basis and the Ministry of Communications and Transportation is entitled to review our compliance thereunder (and apply sanctions accordingly) on a year-by-year basis. Although historically the Ministry of Communications and Transportation has indicated its intent to review our compliance with these obligations on an aggregate five-year basis, we understand that it may also conduct more limited reviews of our compliance with our obligations on a year-by-year basis going forward.

Revenue Regulation

        The Mexican Airport Law provides for the Ministry of Communications and Transportation to establish price regulations for services for which the Antitrust Commission determines that a competitive market does not exist. In 1999, the Antitrust Commission issued a ruling stating that competitive markets generally do not exist for airport services and airport access provided to third parties rendering complementary services. This ruling authorized the Ministry of Communications and Transportation to establish regulations governing the prices that may be charged for airport services and access fees that may be charged to third parties rendering complementary services in our airports. On September 12, 2000, a new regulation, the Rate Regulation, was incorporated within the terms of each of our concessions. This regulation provides a framework for the setting by the Ministry of Communications and Transportation of five-year maximum rates.

  Regulated Revenues

        The majority of our revenues are derived from providing aeronautical services, which generally are related to the use of airport facilities by airlines and passengers and principally consist of a fee for each departing passenger, aircraft landing fees based on the aircraft's weight and arrival time, an aircraft parking fee, a fee for the transfer of passengers from the aircraft to the terminal building and a security charge for each departing passenger.

        Since January 1, 2000, all of our revenues from aeronautical services have been subject to a price regulation system established by the Ministry of Communications and Transportation. This price regulation system establishes a "maximum rate" for each airport for every year in a five-year period. The "maximum rate" is the maximum amount of revenues per "workload unit" that may be earned at an airport each year from regulated revenue sources. Under this regulation, a workload unit is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo. We are able to set the specific prices for regulated services, other than complementary services and leasing of space to airlines, for each of our airports, every six months (or more frequently if accumulated inflation since the last adjustment exceeds 5%), as long as the combined revenue from regulated services at an airport does not exceed the maximum rate per workload unit at that airport on an annual basis. Since our aggregate revenues resulting from regulated services are not otherwise restricted, increases in passenger and cargo traffic increase the workload units used to determine our maximum rates and therefore permit greater revenues overall within each five-year period for which maximum rates are established.

        In each of 2005 and the first six months of 2006, approximately 80.6% of our total revenues were earned from aeronautical services subject to price regulation under our maximum rates.

        Each airport's maximum rate is determined for each year by the Ministry of Communications and Transportation based on a general framework established in our concessions. This framework reflects, among other factors, projections of an airport's revenues, operating costs and capital expenditures, as well as the estimated cost of capital related to regulated services and projected annual efficiency adjustments determined by the Ministry of Communications and Transportation. The schedule of maximum rates for each airport is to be established every five years.

        Our revenues from non-aeronautical services, including revenues that we earn from most commercial activities in our terminals, are not subject to this dual-till price regulation system and are therefore not subject to a ceiling. For a description of how we classify our revenues into aeronautical and non-aeronautical services, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Classification of Revenues."

  Historical Maximum Rates and Maximum Rates for 2006 through 2010

        In 2000, the Ministry of Communications and Transportation set each airport's maximum rates for the period from January 1, 2001 through December 31, 2005 in connection with the process for the opening of Mexico's airports to private investment. These initial maximum rates are set forth in the concession for each airport. In December 2005, the Ministry of Communications and Transportation set new airport maximum rates for the period from January 1, 2006 through December 31, 2010.

        The following tables set forth the maximum rates for each of our airports for the periods indicated under our 2001 to 2005 master development programs and under the master development programs that went into effect as of January 1, 2006. These maximum rates are subject to adjustment only under the limited circumstances described below under "Special Adjustments to Maximum Rates."

Historical Maximum Rates(1)

	Year ended December 31,
	2001		2002		2003		2004		2005
Acapulco	Ps.	125.87	Ps.	122.03	Ps.	120.81	Ps.	119.61	Ps.	118.41
Ciudad Juárez		102.85		96.20		95.23		94.28		93.34
Culiacán		117.95		111.45		110.35		109.25		108.14
Chihuahua		123.70		107.23		106.15		105.09		104.04
Durango		130.90		126.83		125.55		124.30		123.06
Mazatlán		116.51		110.39		109.29		108.20		107.11
Monterrey		120.83		109.20		108.11		107.04		105.96
Reynosa		128.74		121.28		120.06		118.85		117.67
San Luis Potosí		137.38		91.88		90.95		90.05		89.15
Tampico		130.18		124.65		123.40		122.16		120.94
Torreón		122.26		117.25		116.08		114.93		113.76
Zacatecas		127.31		122.57		121.33		120.13		118.92
Zihuatanejo		109.32		106.65		105.58		104.52		103.48

(1)
Expressed in real constant pesos as of June 30, 2006.

Current Maximum Rates(1)

	Year ended December 31,
	2006		2007		2008		2009		2010
Acapulco	Ps.	132.81	Ps.	131.80	Ps.	130.82	Ps.	129.84	Ps.	128.86
Ciudad Juárez		103.77		102.99		102.22		101.45		100.70
Culiacán		114.85		113.99		113.14		112.28		111.44
Chihuahua		112.56		111.72		110.88		110.04		109.22
Durango		128.26		127.29		126.33		125.39		124.45
Mazatlán		131.82		130.83		129.85		128.87		127.91
Monterrey		106.22		105.42		104.63		103.86		103.08
Reynosa		120.30		119.40		118.50		117.61		116.73
San Luis Potosí		89.81		89.14		88.46		87.80		87.15
Tampico		127.23		126.28		125.34		124.40		123.45
Torreón		129.86		128.87		127.91		126.95		126.00
Zacatecas		134.56		133.56		132.55		131.56		130.57
Zihuatanejo		135.57		134.55		133.54		132.54		131.55

(1)
Expressed in constant pesos as of June 30, 2006.

  Methodology for Determining Future Maximum Rates

        The Rate Regulation provides that each airport's annual maximum rates are to be determined in five-year intervals based on the following variables:

  •
  Projections for the following fifteen years of workload units (each of which is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo), operating costs and expenses related to services subject to price regulation and pre-tax earnings from services subject to price regulation. The concessions provide that projections for workload units and expenses related to regulated services are to be derived from the terms of the relevant concession holder's master development program for the following fifteen years.

  •
  Projections for the following fifteen years of capital expenditures related to regulated services, based on air traffic forecasts and quality of standards for services to be derived from the master development programs.

  •
  Reference values, which initially were established in the concessions and are designed to reflect the net present value of the regulated revenues minus the corresponding regulated operating costs and expenses (excluding amortization and depreciation), and capital expenditures related to the provision of regulated services plus a terminal value.

  •
  A discount rate to be determined by the Ministry of Communications and Transportation. The concessions provide that the discount rate shall reflect the cost of capital to Mexican and international companies in the airport industry (on a pre-tax basis), as well as Mexican economic conditions. The concessions provide that the discount rate shall be at least equal to the average yield of long-term Mexican government debt securities quoted in the international markets during the prior 24 months plus a risk premium to be determined by the Ministry of Communications and Transportation based on the inherent risk of the airport business in Mexico.

  •
  An efficiency factor to be determined by the Ministry of Communications and Transportation. For the five-year period ending December 31, 2005, the maximum rates applicable to our airports reflect a projected annual efficiency improvement of 1.0%. For the five-year period ending December 31, 2010, the maximum rates applicable to our airports reflect a projected annual efficiency improvement of 0.75%.

        Our concessions specify a discounted cash flow formula to be used by the Ministry of Communications and Transportation to determine the maximum rates that, given the projected pre-tax earnings, the efficiency adjustment, capital expenditures and discount rate, would result in a net present value equal to the reference values established in connection with the last determination of maximum rates. We prepare a proposal to submit to the Ministry of Communications and Transportation establishing the values we believe should be used with respect to each variable included in the determination of maximum rates, including the efficiency factor, projected capital expenditures and the discount rate. The maximum rates ultimately established by the Ministry of Communications and Transportation reflect a negotiation between the Ministry and us regarding these variables.

        The concessions provide that each airport's reference values, discount rate and the other variables used in calculating the maximum rates do not represent an undertaking by the Ministry of Communications and Transportation or the Mexican government as to the profitability of any concession holder. Therefore, whether or not the maximum rates (or the amounts up to the maximum rates that we have been able to collect) multiplied by workload units at any airport generate a profit or exceed our profit estimates, or reflect the actual profitability, discount rates, capital expenditures or productivity gains at that airport over the five-year period, we are not entitled to any adjustment to compensate for this shortfall.

        To the extent that such aggregate revenues per workload unit exceed the relevant maximum rate, the Ministry of Communications and Transportation may proportionately reduce the maximum rate in the immediately subsequent year and assess penalties equivalent to 1,000 to 50,000 times the general minimum wage in the Federal District (Mexico City). On June 30, 2006, the daily minimum wage in Mexico City was Ps. 48.67. As a result, the maximum penalty at such date could have been Ps. 9.7 million (U.S. $0.9 million) per airport.

        Our concessions provide that, during 2000 and 2001 our calculation of workload units included only terminal passengers. Beginning January 1, 2002, the Ministry of Communications and Transportation established that the calculation of workload units would also include cargo for subsequent years. The current workload unit calculation is therefore equal to one terminal passenger or 100 kilograms (220 pounds) of cargo.

  Special Adjustments to Maximum Rates

        Once determined, each airport's maximum rates are subject to special adjustment only under the following circumstances:

  •
  Change in law or natural disasters.    A concession holder may request an adjustment in its maximum rates if a change in law with respect to quality standards or safety and environmental protection results in operating costs or capital expenditures that were not contemplated when its maximum rates were determined. In addition, a concession holder may also request an adjustment in its maximum rates if a natural disaster affects demand or requires unanticipated capital expenditures. There can be no assurance that any request on these grounds would be approved.

  •
  Macroeconomic conditions.    A concession holder may also request an adjustment in its maximum rates if, as a result of a decrease of at least 5% in Mexican gross domestic product in a 12-month period, the workload units processed in the concession holder's airport are less than that projected when its master development program was approved. To grant an adjustment under these circumstances, the Ministry of Communications and Transportation under the master development program must have already allowed the concession holder to decrease its projected capital improvements as a result of the decline in passenger traffic volume. There can be no assurance that any request on these grounds would be approved.

  •
  Increase in concession tax under Mexican Federal Duties Law.    An increase in duty payable by a concession holder under the Mexican Federal Duties Law entitles the concession holder to request an adjustment in its maximum rates. There can be no assurance that any request on these grounds would be approved.

  •
  Failure to make required investments or improvements.    The Ministry of Communications and Transportation annually is required to review each concession holder's compliance with its master development program (including the provision of services and the making of capital investments). If a concession holder fails to satisfy any of the investment commitments contained in its master development program, the Ministry of Communications and Transportation is entitled to decrease the concession holder's maximum rates and assess penalties.

  •
  Excess revenues.    In the event that revenues subject to price regulation per workload unit in any year exceed the applicable maximum rate, the maximum rate for the following year will be decreased to compensate airport users for overpayment in the previous year. Under these circumstances, the Ministry of Communications and Transportation is also entitled to assess penalties against the concession holder.

Ownership Commitments and Restrictions

        The concessions require us to retain a 51% direct ownership interest in each of our 13 concession holders throughout the term of these concessions. Any acquisition by us or one of our concession holders of any additional airport concessions or of a beneficial interest of 30% or more of another concession holder requires the consent of the Antitrust Commission. In addition, the concessions prohibit us and our concession holders, collectively or individually, from acquiring more than one concession for the operation of an airport along each of Mexico's southern and northern borders.

        Air carriers are prohibited under the Mexican Airport Law from controlling or beneficially owning 5% or more of the shares of a holder of an airport concession. We, and each of our subsidiaries, are similarly restricted from owning 5% or more of the shares of any air carrier.

        Foreign governments acting in a sovereign capacity are prohibited from owning any direct or indirect equity interest in a holder of an airport concession.

Reporting, Information and Consent Requirements

        Concession holders and third parties providing services at airports are required to provide the Ministry of Communications and Transportation access to all airport facilities and information relating to an airport's construction, operation, maintenance and development. Each concession holder is obligated to maintain statistical records of operations and air traffic movements in its airport and to provide the Ministry of Communications and Transportation with any information that it may request. Each concession holder is also required to publish its annual audited consolidated financial statements in a principal Mexican newspaper within the first four months of each year.

        The Mexican Airport Law provides that any person or group directly or indirectly acquiring control of a concession holder is required to obtain the consent of the Ministry of Communications and Transportation to such control acquisition. For purposes of this requirement, "control" is deemed to be acquired in the following circumstances:

  •
  if a person acquires 35% or more of the shares of a concession holder;

  •
  if a person has the ability to control the outcome of meetings of the stockholders of a concession holder;

  •
  if a person has the ability to appoint a majority of the members of the board of directors of a concession holder; or

  •
  if a person by any other means acquires control of an airport.

        Under the regulations to the Mexican Airport Law, any company acquiring control of a concession holder is deemed to be jointly and severally liable with the concession holder for the performance of the terms and conditions of the concession.

        The Ministry of Communications and Transportation is required to be notified upon any change in a concession holder's chief executive officer, board of directors or management. A concession holder is also required to notify the Ministry of Communications and Transportation at least 90 days prior to the adoption of any amendment to its bylaws concerning the dissolution, corporate purpose, merger, transformation or spin-off of the concession holder.

Penalties and Termination and Revocation of Concessions and Concession Assets

  Termination of Concessions

        Under the Mexican Airport Law and the terms of the concessions, a concession may be terminated upon any of the following events:

  •
  the expiration of its term;

  •
  the surrender by the concession holder;

  •
  the revocation of the concession by the Ministry of Communications and Transportation;

  •
  the reversion of the Mexican government-owned assets that are the subject of the concession (principally real estate, improvements and other infrastructure);

  •
  the inability to achieve the purpose of the concession, except in the event of force majeure;

  •
  the dissolution, liquidation or bankruptcy of the concession holder; or

  •
  the failure by the concession holder to satisfy the shareholding obligations set forth in the concession.

        Following a concession's termination, the concession holder remains liable for the performance of its obligations during the term of the concession.

  Revocation of Concessions

        A concession may be revoked by the Ministry of Communications and Transportation under certain conditions, including:

  •
  the failure by a concession holder to begin operating, maintaining and developing an airport pursuant to the terms established in the concession;

  •
  the failure by a concession holder to maintain insurance as required under the Mexican Airport Law;

  •
  the assignment, encumbrance, transfer or sale of a concession, any of the rights thereunder or the assets underlying the concession in violation of the Mexican Airport Law;

  •
  any alteration of the nature or condition of an airport's facilities without the authorization of the Ministry of Communications and Transportation;

  •
  the use, with a concession holder's consent or without the approval of air traffic control authorities, of an airport by any aircraft that does not comply with the requirements of the

    Mexican Civil Aviation Law, that has not been authorized by the Mexican air traffic control authority, or that is involved in the commission of a felony;

  •
  knowingly appointing a chief executive officer or board member of a concession holder that is not qualified to perform his functions under the law as a result of having violated criminal laws;

  •
  the failure by the concession holder to pay the Mexican government the concession tax;

  •
  our failure to beneficially own at least 51% of the capital stock of our subsidiary concession holders;

  •
  a violation of the safety regulations established in the Mexican Airport Law and other applicable laws;

  •
  a total or partial interruption of the operation of an airport or its airport or complementary services without justified cause;

  •
  the failure to maintain the airport's facilities;

  •
  the provision of unauthorized services;

  •
  the failure to indemnify a third party for damages caused by the provision of services by the concession holder or a third-party service provider;

  •
  charging prices higher than those registered with the Ministry of Communications and Transportation for regulated services or exceeding the applicable maximum rate;

  •
  any act or omission that impedes the ability of other service providers or authorities to carry out their functions within the airport; or

  •
  any other failure to comply with the Mexican Airport Law, its regulations and the terms of a concession.

        The Ministry of Communications and Transportation is entitled to revoke a concession without prior notice as a result of the first six events described above. In the case of other violations, a concession may be revoked as a result of a violation only if sanctions have been imposed at least three times with respect to the same violation.

        Pursuant to the terms of our concessions, in the event the Ministry of Communications and Transportation revokes one of our concessions, it is entitled to revoke all of our concessions.

        According to the Mexican National Assets Law, Mexico's national patrimony consists of private and government-owned assets of Mexico. The surface area of our airports and improvements on such space are considered government-owned assets. A concession concerning government-owned assets may be "rescued", or revert to the Mexican government prior to the concession's expiration, when considered necessary for the public interest. In exchange, the Mexican government is required to pay compensation as determined by expert appraisers. Following a declaration of "rescue," or reversion, the assets that were subject to the concession are automatically returned to the Mexican government.

        In the event of war, public disturbances or threats to national security, the Mexican government may assume the operations (through a process known as requisa) of any airport, airport and complementary services as well as any other airport assets. Such government action may exist only during the duration of the emergency. Except in the case of war, the Mexican federal government is required to compensate all affected parties for any damages or losses suffered as a result of such government action. If the Mexican government and a concession holder cannot agree as to the appropriate amount of damages or losses, the amount of damages shall be determined by experts jointly appointed by both parties and the amount of losses shall be determined based on the average net income of the concession holder during the previous year.

        The Mexican Airport Law provides that sanctions of up to 200,000 times the minimum daily wage in the Federal District (Mexico City) may be assessed for failures to comply with the terms of a concession. On June 30, 2006, the daily minimum wage in Mexico City was Ps. 48.67. As a result, the maximum penalty at such date could have been Ps. 9.7 million (U.S. $0.9 million).

  Consequences of Termination or Revocation of a Concession

        Upon termination, whether as a result of expiration or revocation, the real estate and fixtures that were the subject of the concession automatically revert to the Mexican government. In addition, upon termination the Mexican federal government has a preemptive right to acquire all other assets used by the concession holder to provide services under the concession at prices determined by expert appraisers appointed by the Ministry of Communications and Transportation. Alternatively, the Mexican government may elect to lease these assets for up to five years at fair market rates as determined by expert appraisers appointed by the Mexican government and the concession holder. In the event of a discrepancy between appraisals, a third expert appraiser must be jointly appointed by the Mexican government and the concession holder. If the concession holder does not appoint an expert appraiser, or if such appraiser fails to determine a price, the determination of the appraiser appointed by the Mexican government will be conclusive. If the Mexican government chooses to lease the assets, it may thereafter purchase the assets at their fair market value, as determined by an expert appraiser appointed by the Mexican government.

        The Mexican Communications Law, however, provides that upon expiration, termination or revocation of a concession, all assets necessary to operate the airports will revert to the Mexican government, at no cost, and free of any liens or other encumbrances. There is substantial doubt as to whether the provisions of our concessions would prevail over those of the Mexican Communications Law. Accordingly, there can be no assurance that upon expiration or termination of our concessions the assets used by our subsidiary concession holders to provide services at our airports will not revert to the Mexican government, free of charge, together with government-owned assets and improvements permanently attached thereto.

MANAGEMENT

Directors

Election of Directors

        The board of directors is responsible for the management of our business. Pursuant to our bylaws, the board of directors must consist of an odd number of directors determined at an ordinary general meeting of shareholders and is required to have at least 11 members. Our board of directors currently consists of 11 directors and 3 alternate directors, each of whom is elected at the annual shareholders' meeting. Under the Mexican Securities Market Law and our bylaws, at least 25% of our directors must be independent. Under Mexican law, the determination as to the independence of our directors made by our shareholders' meeting may be contested by the National Banking and Securities Commission.

        At each shareholders' meeting for the election of directors (i) each person (or group of persons acting together) holding 10% of our capital stock in the form of Series B shares is entitled to designate one director, (ii) the holders of Series BB shares are entitled to elect three directors and their alternates pursuant to our bylaws, the participation agreement and the technical assistance agreement and (iii) the remaining members of the board of directors are to be elected by the holders of our capital stock (both the Series BB and the Series B shares, including those Series B holders that were entitled to elect a director by virtue of their owning 10% of our capital stock). The candidates to be considered for election as directors by the shareholders will be proposed to the shareholders' meeting by the Nominations Committee. Any slate of candidates proposed by the Nominations Committee shall include independent directors to the extent required by the Mexican Securities Market Law and other applicable law.

        Under the participation agreement, NAFIN, as trustee of the selling stockholder, Bancomext, Empresas ICA and SETA have agreed that prior to the consummation of this global offering three of our directors are to be elected by SETA, as holder of the Series BB shares, three are to be elected by Empresas ICA and five are to be elected by NAFIN.

Authority of the Board of Directors

        The authority of the board of directors is described under "Description of Capital Stock—Authority of the Board of Directors."

        The following table lists our current directors, their titles, dates of appointment, ages and respective alternates:

Name	Title	Director since	Age	Alternate**
Bernardo Quintana Isaac*	Chairman and Director	December 21, 2005	65	Luis Carlos Romandía García
Aarón Dychter Poltolarek	Director	May 28, 1998	53	Gilberto López Meyer
Ernesto Velasco León	Director	March 1, 2001	64	Fidel Roberto Castañeda y Ramírez
Enrique Montaudon Ramírez	Director	December 21, 2005	38	Miguel Ángel Flores Ramírez
Agustín Arellano Rodríguez	Director	May 30, 2000	50	Rodolfo Salgado Leyva
Luis Fernando Zárate Rocha*	Director	September 22, 2000	62	Quirico Gerardo Seriña Garza
Dominique Pannier*	Director	September 22, 2000	52	Jérome René André Couzineau
Armando J. García Segovia	Director	September 22, 2000	54	David Zambrano Villareal
Alonso Quintana Kawage	Director	March 14, 2003	33	Gabriel de la Concha Guerrero
Sergio Fernando Montaño León	Director	December 21, 2005	58	Víctor Humberto Bravo Martín
José Luis Guerrero Álvarez	Director	December 21, 2005	63	Pedro Martínez Becerril

*
Elected by SETA as holder of Series BB shares, which currently represents 14.7% of our capital stock.

**
Alternate directors are authorized to act on behalf of their respective directors in the event of such directors' inability to attend board meetings.

        Bernardo Quintana Isaac.    Mr. Bernardo Quintana Isaac has been the Chairman of our board of directors since December 2005. Mr. Quintana has also served as Chairman of the board of directors of Empresas ICA since December 1994. Previously, Mr. Quintana served as Executive Vice President and Vice President of ICA Tourism and Urban Development and as Director of Investments of Banco del Atlántico. Mr. Quintana currently serves as a board member of several Mexican companies, including Grupo Carso, S.A. de C.V., Cementos Mexicanos, S.A. de C.V. and Telmex, S.A. de C.V. Mr. Quintana is also a member of Mexico's National Counsel of Businessmen, and a member of the boards of trustees of the Universidad Nacional Autónoma de México and Fundación ICA, S.C. Mr. Quintana holds a degree in civil engineering from the Universidad Nacional Autónoma de México and a master's degree in business administration from the University of California at Los Angeles. Mr. Quintana is the father of fellow director Mr. Alonso Quintana Kawage.

        Aarón Dychter Poltolarek.    Dr. Aarón Dychter Poltolarek has been a member of our board of directors since May 1998 and has been Undersecretary of Transportation with the Ministry of Communications and Transportation since December 1994. Previously, Dr. Dychter was Chief of the Investment, Energy and Industry Unit with the Undersecretary of Expenditures of the Ministry of Finance and Public Credit, Chief of the Investment Unit with the Undersecretary of Budget Control with the Ministry of Finance and Public Credit, Coordinator of Advisors to the Undersecretary of Budget with the Ministry of Budget and Director of Energy Policy with the Ministry of Energy, Mining and Industry. Additionally, Dr. Dychter previously served as a member of the board of directors of Grupo Aeroportuario del Pacífico, S.A. de C.V. and Grupo Aeroportuario del Sureste, S.A. de C.V., and currently serves as a member of the board of directors of Grupo Aeroportuario de la Ciudad de México, S.A. de C.V., as well as its subsidiaries. Dr. Dychter received a Ph.D. in economics from George Washington University. Dr. Dychter was appointed director by NAFIN. We expect that Dr. Dychter will be removed from our board of directors following the consummation of this global offering.

        Ernesto Velasco Leon.    Mr. Ernesto Velasco Leon has been a member of our board of directors since March 2001 and has been the General Director of Airports and Auxiliary Services since 2000. Previously, he served as Director of the Architecture Department of the Universidad Nacional Autonoma de Mexico, Technical Associate Director of the Instituto del Fondo Nacional Para la Vivienda de los Trabajadores, Associate General Director of Works and Maintenance of the Instituto de Seguridad Social al Servicio de los Trabajadores del Estado, Associate Director of Construction and Conservation of the Mexican Airport and Auxiliary Services Agency and as a member of the board of directors of the International Constructors Airports Administration. Currently, he is also chairman of the board of directors of Grupo Aeroportuario Ciudad de Mexico, S.A. de C.V. and a member of the board of directors of Administradora Mexiquense del Aeropuerto Intercontinental de Toluca, S.A. de C.V., Aeropuerto de Cuernavaca, S.A. de C.V., Aeropuerto Intercontinenta de Querétaro, S.A. de C.V., Sociedad Operadora del Aeropuerto Internacional Angel Albino Corzo, S.A. de C.V. and Operadora Estatal de Aeropuertos, S.A. de C.V. Mr. Velasco has a degree in architecture from the Universidad Nacional Autonoma de Mexico and a degree in industrial design from the Central School of Art and Design in London, England. We expect that Mr. Velasco will be removed from our board of directors following the consummation of this global offering.

        Enrique Montaudon Ramírez.    Mr. Enrique Montaudon Ramírez has been a member of our board of directors since December 2005. He also currently serves as Coordinator of the Corporate Services Unit of Airports and Auxiliary Services and previously served as Director of Communications, Secretary of the General Director of Airports and Auxiliary Services. He has previously also served as Subdirector of Compliance of the Undersecretary of Natural Resources of the Ministry of Environment, Natural Resources and Fishing. In addition, Mr. Montaudon is a member of the board of directors of Airports and Auxiliary Services, vice president of the Technical Committee of Airports and Auxiliary Services, a member of the Airport Services Contracts Committee of Airports and Auxiliary Services, an

alternate member of the board of directors of the Local Airport Operator of the Hermanos Serdan International Airport, Vice President of Grupo Aeroportuario Ciudad de Mexico, S.A. de C.V., a member of the board of directors of Administradora Mexiquense del Aeropuerto Internacional de Toluca and a member of the board of directors of the Aeropuerto Internacional de Querétaro. Mr. Montaudon received a degree in political science and public administration from the Universidad Iberoamericana. We expect that Mr. Montaudon will be removed from our board of directors following the consummation of this global offering.

        Agustín Arellano Rodríguez.    Mr. Agustín Arellano Rodríguez has been a member of our board of directors since May 2000 and has served as General Director of Servicios a la Navegación en el Espacio Aéreo Mexicano, the Mexican air traffic control authority, since January 1998. Mr. Arellano previously served as Technical Director of Servicios a la Navegación en el Espacio Aéreo Mexicano. Mr. Arellano has also previously served as a member of the board of directors of Grupo Aeroportuario del Pacífico, S.A. de C.V. and is currently a member of the board of directors of Grupo Aeroportuario de la Ciudad de Mexico, S.A. de C.V. and Airports and Auxiliary Services. Mr. Arellano holds a master's degree in product management from the Centro Internacional de Estudios Superiores Empresariales in Spain, as well as a degree in air traffic signal navigation and processing systems from the Ecole Nationale de l'Aviation Civile in France. We expect that Mr. Arellano will be removed from our board of directors following the consummation of this global offering.

        Luis Fernando Zárate Rocha.    Mr. Luis Fernando Zárate Rocha has been a member of our board of directors since September 2000. Mr. Zárate is also a member of the board of directors and a Vice President of Empresas ICA. Mr. Zárate also oversees housing operations and overseas business development for Empresas ICA, as well as the operations of the airport operator SETA. Mr. Zárate has been affiliated with Empresas ICA for over 36 years, during which time he has worked in business development as well as heavy construction and infrastructure projects. Mr. Zárate is also a member of the board of directors of Fundación ICA, S.C. Mr. Zarate holds a degree in civil engineering from the Universidad Nacional Autónoma de México, where he has been a professor of engineering since 1978.

        Dominique Pannier.    Mr. Dominique Pannier has been a member of our board of directors since September 2000. Since February 2002, he has served as Chief Executive Officer of Aéroports de Paris Management, a subsidiary of Aéroports de Paris, and Vice President Group Strategy of Aéroports de Paris, where he also previously served as Control, Finance and Legal Affairs Director and Chairman of Airport Council Internacional (ACI) World Standing Economics Committee. Mr. Pannier has been a senior expert at the World Bank for Eastern European, Central Asian, Middle Eastern and North African public sector affairs and has served as the Vice President, Finance and Information at the French Broadcasting Company, Senior Advisor to the French Minister of Budget and Organization, and Department Head for the Accounting Agency of the Finance Minister of France. Mr. Pannier graduated from Ecole Nationale d'Administration and holds a master's degree in economic sciences and a degree in political studies from Institut d'Etudes Politiques de Paris.

        Armando J. García Segovia.    Mr. Armando J. García Segovia has been a member of our board of directors since September 2000. He has also served as the Executive Vice President of Development Cemex since 2000. Since joining at Cemex, S.A.B de C.V. in 1982, he has held several positions in the areas of planning, operations and development. Mr. García Segovia is member of the boards of directors of several other Mexican companies, including Cemex, S.A.B de C.V., Grupo Cementos de Chihuahua, S.A. de C.V., GCC Cemento, S.A. de C.V., Control Administrativo Mexicano, S.A. de C.V., Compañía Industrial de Parras, S.A. de C.V., Proambiente, S.A. de C.V. He is also a member of the boards of directors of the Mexican National Cement Association, Coparmex, the World Environmental Center and the Universidad de Monterrey. Mr. García Segovia received a degree in mechanical engineering management from the Instituto Tecnológico de Estudios Superiores de Monterrey and a master's degree in business administration from the University of Texas. We expect that Mr. García

Segovia will be removed from our board of directors following the consummation of this global offering.

        Alonso Quintana Kawage.    Mr. Alonso Quintana Kawage has been a member of our board of directors since March 2003. Since 1994, he has served Empresas ICA in various capacities, including positions in its construction, corporate finance and project finance areas. Mr. Quintana is currently the Director of Management and Finance of Empresas ICA, where he has overseen various transactions, including those relating to the financing of a bond and syndicated credit for PH El Cajón, a bond for the Corredor Sur project in Panama and a long-term loan in PPS Irapuato-La Piedad, as well as various public offerings by Empresas ICA in the international capital markets and Aeroinvest's acquisition in 2005 of Series B shares currently representing 35.3% of our capital stock. Mr. Quintana received a degree in civil engineering from the Universidad Iberoamericana and a master's degree in business administration from the Kellogg School of Management at Northwestern University in Chicago. Mr. Quintana is the son of the Chairman of the board of directors, Mr. Bernardo Quintana Isaac.

        Sergio F. Montaño León.    Mr. Sergio F. Montaño León has been a member of our board of directors since December 2005. Mr. Montaño is a member of the board of directors and Executive Vice President in charge of overseeing administration of Empresas ICA. Since 1972, Mr. Montaño has served in various capacities in the management and finance areas of several companies within the Empresas ICA group. Previously, Mr. Montaño held various management positions with such Mexican companies as Trébol S.A. de C.V. and Cervecería Cuauhtémoc Moctezuma, S.A. de C.V. Mr. Montaño holds a degree in public accounting from the Universidad Nacional Autónoma de México.

        José Luis Guerrero Álvarez.    Dr. José Luis Guerrero Álvarez has been a member of our board of directors since December 2005. Dr. Guerrero is member of the board of directors and Executive Vice President and Chief Financial Officer of Empresas ICA. For the past 26 years, Dr. Guerrero has held various positions in the finance, administrative, divestment, real estate, manufacturing and business development areas of Empresas ICA. Before joining Empresas ICA, Dr. Guerrero served as the Planning Director of Combinado Industrial Sahagún and the Technical Director of Roca Fosfórica Mexicana and held various other positions in Mexico and abroad. Dr. Guerrero holds a Diploma D'Ingenieur I.S.M.C.M. from Institut Superieur des Materiaux et de la Construction Mechanique of Paris, and a M.S. and a Ph.D. in engineering from the University of Illinois at Urbana-Champaign.

        At a shareholders' meeting held on October 2, 2006, the shareholders resolved that each of the directors elected by the selling shareholder would be removed upon the consummation of this global offering. Consequently, we expect that Aarón Dychter Poltolarek, Ernesto Velasco Leon, Enrique Montaudon Ramírez, Agustín Arellano Rodríguez and Armando J. García Segovia will resign and be replaced by the following new directors:

        Leticia Navarro Ochoa.    Ms. Navarro has been the Vice President and Managing Director—Mexico of DHL since November 2003. She also presently serves as Advisor to the Universidad Nacional Autónoma de México. From December 2000 to July 2003, Ms. Navarro served as Secretary of Tourism in the Mexican government. She previously served as a managing director in the Frito-Lay/Sabritas Group and as an independent consultant. During her tenure at the Gillette Company, she held positions of increasing seniority, becoming Worldwide President of Jafra Cosmetics, one of Gillette's sister companies. Ms. Navarro holds a degree in business administration from the Universidad Nacional Autónoma de México.

        Alberto Felipe Mulás Alonso.    Mr. Mulás currently serves on the boards of directors of several companies, including Empresas ICA, Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex a broker-dealer subsidiary of Citigroup, URBI Desarrollos Urbanos S.A. de C.V., one of Mexico's largest developers, and Sociedad Hipotecaria Federal, S.N.C., the Mexican government-owned development bank. He presently manages a consulting firm that specializes in corporate finance and strategic planning, which he founded in January 2003. In the administration of former President Vicente Fox, Mr. Mulás oversaw the creation of a national housing development strategy. He has also been managing director at Donaldson, Lufkin & Jenrette Securities Corp., restructuring coordinator at Unidad Coordinaradora para el Acuerdo Bancario Empresarial (UCABE), Country Manager for Lehman Brothers and a Vice-President at JP Morgan. Mr. Mulás received a degree in chemical engineering from the Universidad Iberoamericana and a master's degree in business administration from the Wharton School at the University of Pennsylvania.

        Salvador Alva.    Since 2005, Mr. Alva has been President of PepsiCo Latin America, a leading producer of packaged food with operations in 15 countries. He has served as President of the Mexican Association of Electronic Commerce and on the board of directors of Conmexico. Mr. Alva has also served as President of Gamesa-Quaker, General Manager for Latin America of the Alegro International Division of PepsiCo and in several positions at Cervecería Moctezuma, S.A. de C.V. He holds a degree in chemical engineering from the Universidad Nacional Autónoma de México and a master's degree in business administration from Universidad de las Americas.

        Manuel F. Arce Rincon.    Since 1995, Mr. Arce has been Managing Director and Partner at Grupo Consultor ACM, S.C., where he advises a wide range of clients in the public and private sectors. He also serves on the board of directors of Grupo Financiero BBVA Bancomer, S.A. de C.V. and Periodico El Economista, S.A. de C.V. In the public sector, Mr. Arce has worked at the Comisión Federal de Electricidad, the Coordinación de Abastos y Distribución and Servicios Metropolitanos S.A. Since 1971, he has been a professor at the Universidad Nacional Autónoma de México. Mr. Arce graduated with honors from the Universidad Nacional Autónoma de México and holds a master's degree in business administration from Columbia University.

        Luis Guillermo Zazueta Domínguez.    In 1971, Mr. Zazueta founded Despacho Zazueta Hermanos, S.C., a professional accounting firm advising a wide range of clients on accounting and tax matters. He is also on the board of directors of Seguros Argos S.A. de C.V., ANA Compañía de Seguros, S.A. de C.V., A.C., Almacenadora Gómez, S.A. de C.V., and Asecred Unión de Crédito, S.A. de C.V. He is a member of the Certified Public Accountants College and registered as a Fiscal Public Accountant at the Secretaría de Hacienda y Crédito Público, the Instituto Mexicano del Seguro Social, INFONAVIT and the Departamento del Distrito Federal. Mr. Zazueta holds a degree in public accounting from the Universidad Iberoamericana.

        In addition, at a shareholders' meeting held on October 2, 2006, the shareholders resolved that each of our alternate directors will resign upon the consummation of this global offering. Consequently, we do not expect that our directors will have alternates upon the consummation of this global offering.

        The business address of our directors and executive officers is our principal executive headquarters.

Committees

        Our bylaws provide for three committees to assist the board of directors with the management of our business: an Audit Committee, a Corporate Practices Committee and a Nominations Committee.

Description of Committees

  Audit Committee

        The Audit Committee, currently composed of 3 members, is responsible for (i) the appointment and removal of our external auditor, (ii) supervising our external auditors and analyzing their reports, (iii) analyzing and supervising the preparation of our financial statements, (iv) informing the board of our internal controls and their adequacy, (v) requesting reports from our board of directors and executive officers whenever it deems appropriate, (vi) informing the board of any irregularities that it may encounter, (vii) receiving and analyzing recommendations and observations made by the shareholders, members of the board, executive officers, our external auditors or any third party and taking the necessary actions, (viii) calling shareholders' meetings, (ix) supervising the activities of our general director, (x) evaluating the performance of and the documentation prepared by the external auditor and (xi) providing an annual report to the board.

        Our bylaws provide that a shareholders' meeting shall determine the number of members of the Audit Committee, all of whom must be members of our board of directors and independent. The members of the Audit Committee are appointed by the board of directors, except for one member who may be appointed by the Series BB Directors. The chairman of the Audit Committee is elected by our shareholders' meeting. The current members of our Audit Committee, Luis Guillermo Zazueta, Alberto Felipe Mulás Alonso and Manuel F. Arce Rincon, were elected at our shareholders' meeting held on October 2, 2006, and their appointment will be effective upon the consummation of this global offering. Luis Guillermo Zazueta has been designated as an "audit committee financial expert" as defined by the Commission.

        The chairman of the Audit Committee is required to prepare an annual report to our board of directors with respect to the findings of the audit committee, which shall include: (i) the status of the internal controls and internal audits and any deviations and deficiencies thereof, taking into consideration the reports of external auditors and independent experts, (ii) the results of any preventive and corrective measures taken based on results of investigations in respect of non-compliance of operating and accounting policies, (iii) the evaluation of external auditors, (iv) the main results from the review of our financial statements and those of our subsidiaries, (v) the description and effects of changes to accounting policies, (vi) the measures adopted as result of observations of shareholders, directors, executive officers and third parties relating to accounting, internal controls, and internal or external audits, and (vii) compliance with shareholders' and directors' resolutions.

  Corporate Practices Committee

        The Corporate Practices Committee, currently composed of 3 members, is responsible for (i) providing opinions to our board of directors, (ii) requesting and obtaining opinions from independent experts, (iii) calling shareholders' meetings, (iv) assisting the board in the preparation of annual reports and other reporting obligations and (v) proposing for shareholder approval the compensation to be paid to members of our board of directors and the boards of directors of our subsidiaries.

        Our bylaws provide for a minimum number of members of the Corporate Practices Committee, all of which must be members of our board of directors and be approved by shareholder resolution. The members of the Corporate Practices Committee are appointed by the board of directors, except for one member who may be appointed by the Series BB Directors. The chairman of the Corporate Practices Committee is elected at our shareholders' meeting. Under the Mexican Securities Market Law and our bylaws, all members of our Corporate Practice Committee must be independent (except to the extent a controlling shareholder or shareholders maintain 50% or more of our outstanding capital stock, in which case a majority must be independent). The current members of our Corporate Practices Committee, José Luis Guerrero Álvarez, Leticia Navarro Ochoa and Salvador Alva, were elected at our shareholders' meeting held on October 2, 2006.

        The chairman of the Corporate Practices committee is required prepare an annual report to our board of directors with respect to the findings of the Corporate Practices Committee, which shall include (i) observations with respect to relevant directors and officers, (ii) the transactions entered into with related parties, (iii) the remunerations paid to directors and officers and (iv) any permissions granted for a director or officer to take advantage of a business opportunity.

  Nominations Committee

        The Nominations Committee, currently composed of 2 members, is responsible for the nomination of candidates for election as members of the board of directors. Our bylaws provide that the holders of the Series B and Series BB shares, acting as a class, are each entitled to appoint one member of the Nominations Committee. The remaining member of the committee is to be designated by the two members appointed by the Series B and Series BB shareholders. If these two members are unable to reach an agreement, the remaining member of the committee will be designated by majority of vote of the shareholders. Members of the committee each have a term of one year. At each annual shareholders' meeting, the Nominations Committee is required to present a list of candidates for election as directors for the vote of the shareholders. The current members of our Nominations Committee, Manuel F. Arce Rincon and José Luis Guerrero Álvarez, were elected at our shareholders' meeting held on October 2, 2006.

Executive Officers

        Pursuant to our bylaws, the holders of Series BB shares are entitled to nominate and propose the removal of our chief executive officer and to appoint and remove our chief financial officer, our chief operating officer and our commercial director. The Series BB Directors are also entitled to appoint half of our executive officers, which appointment must be made in accordance with the technical assistance agreement and the guidelines approved by our board of directors.

        The following table lists our executive officers, their current positions and their years of appointment as an executive officer:

Name	Current position	Executive officer since(2)	Age
Ruben Gerardo López Barrera(1)	Chief Executive Officer	December 11, 2003	37
Nicolas Etienne Marcel Claude(1)	Chief Operating Officer	October 14, 2004	40
Victor Humberto Bravo Martin(1)	Chief Financial Officer	March 20, 2006	40
Manuel de la Torre Melendez	General Counsel	January 1, 2004	42
Jose Ignacio de la Peña Padilla	Infrastructure and Maintenance Director	July 6, 2004	47
Jean Philippe Frederic Percheron(1)	Commercial and Marketing Director	April, 26, 2006	37
Porfirio González Alvarez	Airports Director	April 26, 2006	55
María Victoria Zapata Guerrero	Human Resources Director	April 14, 2006	44

(1)
Appointed by SETA as a holder of Series BB shares.

(2)
Date of Appointment.

        Rubén Gerardo López Barrera has served as our Chief Executive Officer since December 2003. Previously, he served as our General Vice President, Human Resources and Legal, and our Communications Director. Mr. López has also previously served as Business Development Director and Project Finance Director of Empresas ICA. Mr. López received a degree in Civil Engineering from Universidad Iberoamericana, a diploma in finance from the Instituto Tecnológico Autónomo de México, a master's degree in business administration from the Pontificia Universidad Catolica de Chile and the Washington University and a certificate in airport management and development from Aéroports de Paris.

        Nicolas Etienne Marcel Claude has served as our Chief Operating Officer since October 2004. Previously, he served as the Senior Airport Planner of Aéroports de Paris for the development of the Charles de Gaulle and Orly airports as well as other projects, including the Beijing Capital International Airport in China, and has also worked for Aéroports de Paris in strategic planning. Trained as a systems engineer at Ecole Francaise d'Electronique et Informatique, Mr. Claude also holds a master's degree in statistics from Université de Paris VI and has completed additional studies in airport management.

        Víctor Humberto Bravo Martín has served as our Chief Financial Officer since March 2006. Prior to joining us, he served in various capacities with Empresas ICA, including Corporate Finance Director, Project Finance Director, Corporate Finance Analysis Manager and Corporate Economic Analysis Manager. Mr. Bravo holds a B.S. in economics from Instituto Tecnológico y de Estudios Superiores de Monterrey, a diploma in finance from Instituto Tecnológico Autónomo de México, a master's degree in business administration from the Leonard N. Stern School of Business at New York University and the Manchester School of Business. He has also completed various specialization courses in the area of finance and management.

        Manuel de la Torre Melendez has served as our General Counsel since January 2004. Prior to joining us, Mr. de La Torre was a senior associate at Thacher, Proffitt & Wood LLP, where he advised a variety of corporate clients with a particular focus on labor law. Mr. de la Torre is a professor of labor law and procedural labor law at the Instituto Tecnológico Autónomo de México and holds a law degree, magna cum laude, from the Universidad Nacional Autónoma de México. He is a member of the Mexican Bar Association, the Interamerican Bar Association and the Latin American Aeronautical Association.

        José Ignacio de la Peña Padilla has served as our Infrastructure and Maintenance Director since July 2004. Previously, he was the General Projects Director for the municipal government of Aguascalientes, the General Director of Rojas de la Peña and the Director of Public Electricity in Aguascalientes County. Mr. de la Peña holds a B.S. in civil engineering from the Instituto Tecnológico de Estudios Superiores Occidente, and he has completed a specialization in structural engineering from the Ecole Nationale des Travaux Publics de l'Etat in France and a specialization in structural design from the Centre des Hautes Études de la Construction in France.

        Jean Philippe Frederic Percheron has served as our Commercial and Marketing Director since April 2006, previously serving as our Assistant Director of Commercial Affairs. He also served as Manager of Commercial Activities at Aéroports de Paris and as Marketing Studies Director for Georges Chetochine Consulting. Mr. Percheron holds a degree in business administration from Ecole Superior de Commerce de Paris, a master's degree in economics from Université de la Sorbonne de Paris, as well as a B.S. in civil engineering from the École Spéciale des Travaux Publics in Paris.

        Porfirio González Álvarez has served as our Airports Director since April 2006. Previously, he has served as our Business Unit Manager, as our Assistant Director of Operations and Development and as the Manager of our Monterrey International Airport. He has also served in various capacities in the municipal government of Monterrey. Mr. González holds a B.S. in civil engineering from the Universidad Autónoma de Nuevo León.

        Maria Victoria Zapata Guerrero has served as our Human Resources Director since April 2006. Previously, she has served as an Associate Human Resources Development Consultant with Consultores en Evaluación, Diagnóstico y Desarrollo Humano, as Human Resources Director with the Interiors Division of Lear Corporation and as Human Resources Strategic Planning Manager for Aeroméxico. She also served in various managerial capacities in the area of in human resources with NationsBank/Bank of America, First Chicago Bank, Kentucky Fried Chicken (Pepsico), Invermexico Casa de Bolsa and Empresas Lanzagorta. Ms. Zapata holds a B.S. in industrial relations from Universidad Iberoamericana, a diploma in human development from Universidad Iberoamericana, a diploma in executive management from Instituto Tecnológico y de Estudios Superiores de Monterrey and has been certified in various personnel development techniques.

        Our chief executive officer and executive officers are required, under the Mexican Securities Market Law, to act for our benefit and not that of a shareholder or group of shareholders. Our chief executive is required, principally, to (i) implement the instructions of our shareholders' meeting and our board of directors, (ii) submit to the board of directors for approval the principal strategies for the business, (iii) submit to the audit committee proposals for the systems of internal control, (iv) disclose all material information to the public and (v) maintain adequate accounting and registration systems and mechanisms for internal control. Our chief executive officer and our executive officers will also be subject to liability of the type described under "Description of Capital Stock—Authority of the Board of Directors—Duty of Care and Duty of Loyalty" and under "Description of Capital Stock—Authority of the Board of Directors—Additional Liabilities of the members of the Board of Directors."

        The business address of our directors and executive officers is our principal executive headquarters.

Compensation of Directors and Executive Officers

        For 2005, the aggregate compensation earned by our 32 officers (including executive officers, corporate managers, coordinators and airport administrators) was approximately Ps. 60 million. Each of our independent directors receives compensation in the amount of Ps. 10,000 for each board meeting attended.

        None of our directors, alternate directors or executive officers is the beneficial owner of any shares of our capital stock.

        None of our directors or executive officers are entitled to benefits upon termination under their service contracts with us, except for what is due them according to the Federal Labor Law (Ley Federal del Trabajo).

RELATED PARTY TRANSACTIONS

Arrangements with SETA and its Affiliates

        The rules for the sale of the Series BB shares required SETA, us and the Ministry of Communications and Transportation to enter into a participation agreement, which established the framework for the option agreement, the technical assistance agreement and the Banco Nacional de Comercio Exterior, S.N.C., or Bancomext, trust agreement.

        Under the technical assistance agreement, SETA provides management and consulting services and transfers industry expertise and technology to us in exchange for a fee which in 2005 amounted to approximately Ps. 37 million (U.S. $3.3 million). The agreement provides us an exclusive license in Mexico to use all technical assistance and expertise transferred to us by SETA or its stockholders during the term of the agreement. The agreement has an initial term of approximately 15 years beginning June 14, 2000 and expiring on the date of the expiration of the participation agreement, or June 14, 2015. The agreement automatically renews for successive five-year terms unless one party provides the other a notice of termination at least 60 days prior to a scheduled expiration date. A decision by us not to renew the technical assistance agreement is subject to the approval of the holders of a majority of our Series B shares that are not owned by SETA or any of its affiliates. A party may terminate the technical assistance agreement prior to its expiration date upon non-compliance with its terms by the other party. SETA provides us assistance in various areas, including development of our commercial activities, preparation of marketing studies focusing on increasing passenger traffic, assistance with the preparation of the master development programs that we are required to submit to the Ministry of Communications and Transportation and the improvement of our airport operations.

        The technical assistance fee for 2000 and 2001 was fixed at U.S. $5 million. Subsequent to January 1, 2003, the technical assistance fee is equal to the greater of U.S. $3 million adjusted annually for inflation since June 14, 2006 (measured by the U.S. consumer price index), or 5% of our annual consolidated operating income (calculated prior to deducting the technical assistance fee and depreciation and amortization and in each case determined in accordance with Mexican GAAP). We believe that this structure creates an incentive for SETA to increase our annual consolidated earnings. SETA is also entitled to reimbursement for the out-of-pocket expenses it incurs in its provision of services under the agreement.

        The technical assistance agreement allows SETA, its stockholders and their affiliates to render additional services to us only if our Corporate Practices Committee determines that these related persons have submitted the most favorable bid in a public bidding process. For a description of this committee, see "Management—Committees."

        In 2003, 2004 and 2005, we recognized expenses of U.S. $3.0 million, U.S. $3.0 million and U.S. $3.3 million, respectively, pursuant to the technical assistance agreement, plus additional nominal expenses paid to SETA and its affiliates.

        Under the option agreement, SETA was granted options to subscribe for newly issued Series B shares representing 3% of our capital stock. These options were originally exercisable in three tranches of 1% each, the first one of which expired unexercised and the second and third of which were exercised in 2006 at the price of U.S. $1.3527 (Ps. 14.6735) per share (determined based on an initial price per share of U.S. $1.1286 (Ps. 11.0198) plus an annual 5% premium, subject to decreases corresponding to dividends declared and paid by us).

        We periodically engage Empresas ICA, the parent company of Aeroinvest, and its affiliates to provide construction and related services to us. In 2005 and the first six months of 2006, we paid approximately U.S. $2.1 million and U.S. $472,000, respectively, in connection with services provided by Empresas ICA and its affiliates. All such services were approved by our Corporate Practices Committee and are on terms we believe are arms' length.

Arrangements with Entities Controlled by the Mexican Government

        In the ordinary course of our business, we enter into transactions with various entities controlled by the Mexican government, including the provision of services to various airlines controlled by the Mexican holding company Consorcio Aeroméxico (formerly Cintra) and the purchase of electricity from the Mexican Federal Electricity Commission. For example, in 2003, 2004, 2005 and the first six months of 2006, amounts paid to Mexican government entities including Mexican Federal Electricity Commission for services received totaled Ps. 41 million, Ps. 44 million, Ps. 48 million and Ps. 25 million, respectively. See Note 11 to our audited year-end financial statements and our unaudited interim financial statements for the six-month periods ended June 30, 2006 and 2005. The Mexican Airport and Auxiliary Services Agency sells fuel directly to the airlines at our airports.

        Aeroméxico, Mexicana, and Aerolitoral, which were controlled by Cintra in 2005, collectively accounted for approximately 45.7% of the revenues generated by our airports in 2005. In December 2005, Cintra sold its interest in Mexicana. Subsequent to this sale, Cintra changed its name to Consorcio Aeroméxico. The Mexican government controls Consorcio Aeroméxico through the Institute for the Protection of Bank Savings. Consorcio Aeroméxico also controls SEAT, the principal provider of baggage and ramp handling services in our airports. For details of revenues earned from these related parties, see "Business—Principal Customers" and Note 11 to our audited financial statements.

        We also pay a concession tax to the Mexican government. For a description of this fee, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Operating Costs—Technical Assistance Fee and Concession Tax."

PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER

        A Mexican trust established by NAFIN, a Mexican national credit institution and development bank owned and controlled by the Mexican government, currently holds 48.0% of our issued and outstanding capital stock and is the selling stockholder in this global offering. NAFIN is acting as trustee of this trust pursuant to the instructions of the Ministry of Communications and Transportation. The selling stockholder is offering all Series B shares to be sold in the global offering, whether in the form of ADSs or Series B shares. After the offering (and assuming the underwriters' over-allotment options are exercised), the selling stockholder will own no Series B shares. The net proceeds from the sale of shares held by the selling stockholder are payable to the Mexican government.

        The following table sets forth information with respect to beneficial ownership of our capital stock as of October 2, 2006 and as adjusted assuming 167,026,086 Series B shares are sold by the selling stockholder in the global offering:

	October 2, 2006				Post-offering
			Percentage of share capital				Percentage of total share capital
	Number of shares				Number of shares
Identity of stockholder			B Shares	BB Shares			B Shares	BB Shares
	B Shares	BB Shares			B Shares	BB Shares
NAFIN, as trustee(1)	192,080,000	—	48.02%		25,053,914	—	6.26%	—
Aeroinvest(2)	141,120,000		35.28%		141,120,000		35.28%
SETA(3)	8,000,000	58,800,000	2.00%	14.70%	8,000,000	58,800,000	2.00%	14.70%
Public	—	—	—	—	167,026,086	—	41.76%	—
Officers and Directors	—	—	—	—	—	—	—	—

(1)
NAFIN in its capacity as trustee is the selling stockholder, acting on behalf of a trust established by the Mexican government.

(2)
Held in trust with GE Capital Bank. In addition to the Series B Shares it directly owns, Aeroinvest may be deemed to beneficially own all of our shares owned by SETA by virtue of its ownership of 74.5% of SETA's capital stock. Aeroinvest and SETA are subsidiaries of Empresas ICA.

(3)
Held in trust with Bancomext. Aeroinvest and SETA are subsidiaries of Empresas ICA.

        Under the participation agreement as well as the shareholders' agreement between NAFIN, as trustee of the selling stockholder, Bancomext, Aeroinvest and SETA, NAFIN, Aeroinvest and SETA have agreed that prior to the consummation of this global offering three of our directors are to be elected by SETA, three are to be elected by Aeroinvest and five are to be elected by NAFIN.

Selling Stockholder

        NAFIN is the settlor and trustee of the selling stockholder, which trust was created to hold the shares of our capital stock beneficially owned by the Mexican government and to facilitate the offering of the Series B shares in the international capital markets. The terms of the trust authorize NAFIN, as trustee, to sell the Series B shares held in trust as instructed by the Ministry of Communications and Transportation. NAFIN is required under the terms of the trust to pay the Mexican government the proceeds from the sale of shares held in the trust less the costs of this offering incurred by the selling stockholder and any applicable taxes.

        If all or part of our shares held in the trust are not sold 15 years after the creation of the trust (June 14, 2015), the Mexican Treasury Ministry may require that the selling stockholder deliver the unsold shares to it.

Arrangements Relating to SETA

        The rules governing the sale of our Series BB shares to SETA required that SETA place all of its Series BB shares in trust in order to guarantee SETA's performance of its obligations under the technical assistance agreement and SETA's commitment to maintain its interest in us for a specified period. Accordingly, SETA has placed its shares in trust with Bancomext. Pursuant to our bylaws, the technical assistance agreement, the participation agreement, and the trust, SETA is required to retain at least 51% of its Series BB shares until June 14, 2007, after which it is entitled to transfer up to one eighth of such 51% during each year thereafter. The terms of the trust will be extended for an additional 15 years if, at the end of the initial 15-year term, SETA holds shares representing more than 10.0% of our capital stock. SETA may terminate the trust before the second 15-year term begins if: (i) SETA holds less than 10.0% of our capital stock at the end of the initial term; and (ii) the technical services agreement has been terminated. If the trust is not terminated within the second 15-year term, SETA is required to instruct Bancomext to transfer the shares to a new trust. SETA is required to deposit in the trust any additional shares of our capital stock that it acquires.

        Pursuant to our bylaws, SETA (as holder of our Series BB shares) has the right to present to the board of directors the name or names of the candidates for appointment as our chief executive officer, to appoint and remove half of our executive officers, which currently include our chief financial officer, our chief operating officer and our commercial director, to elect three members of our board of directors and to propose the appointment of at least one member of each of our committees. SETA (as holder of our Series BB shares) also has the right pursuant to our bylaws to veto certain actions requiring approval of our stockholders (including the payment of dividends, the amendment of our bylaws and the amendment of its right to appoint certain members of our senior management). Additionally, most matters voted on by the board of directors require the affirmative vote of the directors appointed by the holder of our Series BB shares. See "Description of Capital Stock—Authority of the Board of Directors." In the event of the termination of the technical assistance agreement, the Series BB shares would be converted into Series B shares, resulting in the termination of all of SETA's special rights. If at any time before June 14, 2015 SETA were to hold less than 7.65% of our capital stock in the form of Series BB shares, it would lose its veto rights (but its other special rights would be unaffected). If at any time after June 14, 2015 SETA were to hold less than 7.65% of our capital stock in the form of Series BB shares, such shares must be converted into Series B shares, which would cause SETA to lose all of its special rights. As long as SETA retains at least 7.65% of our capital stock in the form of Series BB shares, whether before or after June 14, 2015, all of its special rights will remain in place. In addition, shareholders of SETA have allocated among themselves certain veto rights relating to the exercise by SETA of its veto and other rights, which increases the risk of impasse at the shareholders' meeting of SETA and ultimately at our shareholders' meetings.

        Our bylaws, the participation agreement and the technical assistance agreement also contain certain provisions designed to avoid conflicts of interest between SETA and us, such as approval of certain related party transactions by our Corporate Practices Committee. The rights of SETA in our management are explained in "Management—Committees" and "Description of Capital Stock."

        Under the terms of the participation agreement and the trust agreement, (i) SETA's key partners, currently Aeroinvest and Aéroports de Paris Management, are required jointly to maintain at least 51% ownership of SETA until June 14, 2015, (ii) Aeroinvest must maintain at least a 25.5% ownership interest in SETA until such date and (iii) Aéroports de Paris Management must maintain at least a 10.0% ownership interest in SETA until such date. To the extent that a key partner acquires shares of SETA in excess of the required ownership interests mentioned above, this additional interest may be sold without restriction. There can be no assurance that the terms of the participation agreement or the trust would not be amended to reduce or eliminate these ownership commitments. If SETA or any of its stockholders defaults on any obligation contained in the trust agreement, or if SETA defaults on any obligation contained in the participation agreement or the technical assistance agreement, after specified notice and cure provisions, the trust agreement provides that the trustee may sell 5.0% of the shares held in the trust and pay the proceeds of such sale to us as liquidated damages.

        Pursuant to a shareholders' agreement between Aeroinvest and Aéroports de Paris Management, the shareholders of SETA agreed that Aéroports de Paris Management shall have the right to appoint one member of our board of directors and that Aeroinvest shall have the right to appoint up to three directors, the third of whom must satisfy the independence criteria of the Sarbanes-Oxley Act of 2002. The right to appoint certain of our officers under the SETA shareholders' agreement is allocated as follows: Aeroinvest shall appoint our chief executive officer, chief financial officer, human resources director (subject to the approval of Aéroports de Paris Management) and general counsel; Aéroports de Paris Management shall appoint our chief operating officer, our commercial director and our chief safety and quality control officer (subject to the approval of Aeroinvest).

        Aeroinvest and Aéroports de Paris Management have also agreed that:

  •
  Aeroinvest will select two members of our Audit Committee, one of whom must satisfy the independence criteria of the Sarbanes-Oxley Act of 2002; and

  •
  Aereoinvest and Aéroports de Paris Management will jointly select at least one member of our Nominations Committee and Corporate Practices Committee.

        The SETA shareholders' agreement also requires the unanimous vote of Aeroinvest and Aéroports de Paris Management to approve: (i) the pledging or creation of a security interest in any of our shares held by SETA and the shares issued by SETA; (ii) any amendments to SETA's bylaws or the SETA shareholders' agreement; (iii) our merger, split, dissolution or liquidation; (iv) the amendment or termination of our bylaws, the participation agreement, the technical assistance agreement, the technology transfer agreement or related ancillary agreements; (v) changes in our capital structure; (vi) the conversion of our Series BB shares into Series B shares; and (vii) any sale or transfer of shares of SETA.

        Under the SETA shareholders' agreement, transfers by either of Aeroinvest or Aéroports de Paris Management of its shares in SETA to an unaffiliated third party are subject to limited rights of first refusal in favor of the non-transferring shareholder, and such transfers by Aeroinvest are subject, under certain conditions, to tag-along rights in favor of Aéroports de Paris Management. In addition, the SETA shareholders' agreement includes put and call options in respect of shares of SETA held by Aeroinvest, whereby, from June 14, 2009 through the later of June 14, 2015 and the date that is six months following the termination of the technical assistance agreement, under certain conditions,

  •
  Aéroports de Paris Management may require Aeroinvest to purchase all or a portion of shares of SETA held by Aéroports de Paris Management, and

  •
  in the event of the parties' inability to resolve definitely a matter to be decided by the board of directors or shareholders of SETA, Aeroinvest may require Aéroports de Paris Management to sell to Aeroinvest all or a portion of shares of SETA held by Aéroports de Paris Management.

  Arrangements Relating to Aeroinvest

        In June 2005, SETA assigned to Aeroinvest an option to purchase Series B shares representing 36% of our then-outstanding capital stock (currently equivalent to 35.3% of our capital stock). Aeroinvest purchased these shares from the Mexican government in December 2005 pursuant to this option, acquiring 141,120,000 Series B shares at an aggregate purchase price of U.S. $203.3 million (Ps. 2,165.4 million) (determined based on an initial price per share of U.S. $1.1286 (Ps. 11.0198) plus an annual 5% premium, subject to decreases for any dividends declared and paid by us). Aeroinvest has transferred these Series B shares to a guaranty trust for the benefit of WestLB AG to secure Aeroinvest's obligations under a U.S. $125 million loan used to finance the acquisition of these shares. Aeroinvest may prepay the loan, which matures in May 2007, at any time without penalty. Aeroinvest has the right to direct the voting of the shares held in the guaranty trust so long as no event of default has occurred and is ongoing. In addition, Aeroinvest is required under the loan to maintain at least its present ownership interest in SETA and us, to ensure that SETA maintains its present ownership interest in us and to maintain a minimum interest expense to EBITDA ratio. In connection with SETA's assignment to Aeroinvest of the option to purchase these Series B shares from the Mexican government, Aeroinvest agreed with SETA and Aéroports de Paris Management to vote the Series B shares held in the guaranty trust in the manner that SETA votes its Series BB shares. In addition, Aeroinvest entered into a separate loan agreement with WestLB AG for U.S. $15 million, which was recently amended and restated to, among other things, increase the amount of the loan by U.S. $40 million, for a total of U.S. $55 million, in order to provide Aeroinvest with additional liquidity for working capital and general corporate purposes. On October 25, 2006, Halkin Finance Plc, an affiliate of Merrill Lynch & Co., purchased both Aeroinvest Loans from WestLB through an assignment agreement with respect to each loan agreement. The U.S. $55 million loan agreement includes a cross-default provision whereby an event of default by Aeroinvest under the U.S. $125 million loan agreement would constitute an event of default under the U.S. $55 million loan agreement. As a result of the aforementioned assignment agreements, Halkin Finance Plc would be entitled to foreclose on the Series B shares held in the guaranty trust if Aeroinvest defaults on its obligations under the U.S. $125 million loan agreement.

        Aeroinvest's subsidiaries, including us, are obligated under the terms of the Aeroinvest Loans to comply with certain covenants, including the following:

  •
  Restrictions on the indebtedness of Aeroinvest and its subsidiaries, subject to certain exceptions, including exceptions for debt incurred:

  •
  prior to the incurrence of the Aeroinvest Loans,

  •
  between Aeroinvest or us and any of our subsidiaries or Aeroinvest, and

  •
  to prepay the Aeroinvest Loans;

  •
  Restrictions on certain liens, asset transfers, merger transactions and fundamental business changes; and

  •
  An obligation that we pay annually as a dividend any available cash (calculated based on EBITDA less taxes and capital expenditures).

        The Aeroinvest Loans also provide that, in the event of certain property damage or other impairment of assets, Aeroinvest and its subsidiaries apply any insurance proceeds that are not reinvested in their business to the prepayment of the Aeroinvest Loans. As a result of the Aeroinvest Loans, we believe Aeroinvest would be required to obtain a waiver or amendment from Halkin Finance Plc to permit us to incur any material amount of indebtedness, and there can be no assurance that such a waiver or amendment would be obtained.

        Aeroinvest is currently negotiating with creditors seeking to refinance the Aeroinvest Loans. Any such refinancing could impose similar or more onerous restrictions on us.

        Under the participation agreement that was entered into in connection with SETA's purchase of our Series BB shares in 2000, in the event SETA exercised the option to purchase the Series B shares representing 35.3% of our capital stock from the Mexican government, then SETA would be obligated to deposit the Series B shares in a voting trust or sell them in a public offering under certain conditions. By virtue of SETA's assignment of this option to Aeroinvest and Aeroinvest's subsequent exercise of the option, Aeroinvest was required to assume this obligation. In connection with the assignment of the option in December 2005, Aeroinvest, SETA and NAFIN entered into an agreement providing that Aeroinvest will be obligated to deposit the Series B shares in a voting trust if it has not sold them by December 2010 and certain other conditions have occurred. The parties agreed to determine at a later date the conditions under which Aeroinvest would be obligated to either sell the Series B shares or deposit such shares into a voting trust. This agreement also specifies the terms of this voting trust, providing that shares held in the voting trust will be voted in the same manner as a majority of our shares are voted at each shareholders' meeting, except that Aeroinvest will retain voting rights with respect to matters that would give rise to minority shareholder rights under Mexican law. Among other rights afforded under this voting trust, Aeroinvest will be entitled to (i) designate one director for each 10% of our capital stock it owns and (ii) vote with respect to the approval of our financial statements and our payment of dividends. Aeroninvest is entitled to receive all proceeds from the sale of shares held in this voting trust. If Aeroinvest does not sell the Series B shares upon the satisfaction of the conditions to be agreed between SETA, Aeroinvest and Nafin and it becomes obligated to deposit these Series B shares in this voting trust, we do not expect the terms of the trust to materially affect Aeroinvest's control over us.

        Aeroinvest or any of its affiliates may place orders for purchases of Series B shares in this offering. Any such orders are not expected to involve more than 5% percent of our capital stock. There can be no assurance that any such order will be placed, or that any Series B shares will be allocated to Aeroinvest or its affiliates in this offering in the event that such order is placed.

DESCRIPTION OF CAPITAL STOCK

        Information about our capital stock is set forth below. The description summarizes certain principal provisions of our bylaws and certain provisions of Mexican law. We have attached as an exhibit to the Registration Statement of which this prospectus is a part a copy of our bylaws.

General

        We were incorporated on May 28, 1998 as a variable capital stock corporation (sociedad anonima de capital variable) under Mexican law. Until recently, our capital was variable and consisted of two portions, a fixed portion and a variable portion. In December 2005, we converted the variable portion of our capital stock to fixed capital, such that our capital is now entirely fixed.

        On October 2, 2006, we fully amended our bylaws to incorporate the provisions required by the Mexican Securities Market Law. As a result, we became a sociedad anónima bursátil de capital variable (public limited liability corporation), a new corporate form for corporations with stock registered with the Mexican National Securities Registry maintained by the National Banking and Securities Commission and listed on the Mexican Stock Exchange.

        The following table sets forth our authorized capital stock and our issued and outstanding capital stock at October 2, 2006.

Capital Stock

	At October 2, 2006
	Authorized	Issued and outstanding
Capital Stock:
Series B shares	341,200,000	341,200,000
Series BB shares	58,800,000	58,800,000

Total	400,000,000	400,000,000

        All ordinary shares confer equal rights and obligations to holders within each series. The Series BB shares have special voting and other rights described below.

        Our bylaws provide that our shares have the following characteristics:

        Series B.    Series B shares currently represent 85.3% of our capital. Series B shares may be held by any Mexican or foreign natural person, company or entity.

        Series BB.    Series BB shares currently represent 14.7% of our capital. Series BB shares, which are issued pursuant to Article 112 of the Mexican General Law of Business Corporations, may be held by any Mexican or foreign natural person, company or entity.

        Under the Mexican Airport Law and the Mexican Foreign Investments Law, foreign persons may not directly or indirectly own more than 49% of the capital stock of a holder of an airport concession unless an authorization from the Mexican Commission of Foreign Investments is obtained.

Voting Rights and Shareholders' Meetings

        Each Series B share and Series BB share entitles the holder to one vote at any general meeting of our shareholders. Holders of Series BB shares are entitled to elect three members of our board of directors.

        Under Mexican law and our bylaws, we may hold three types of shareholders' meetings: ordinary, extraordinary, and special. Ordinary shareholders' meetings are those called to discuss any issue not reserved for extraordinary shareholders' meeting. An annual ordinary shareholders' meeting must be convened and held within the first four months following the end of each fiscal year to discuss, among other things, the report prepared by the Board on our financial statements, the appointment of members of the Board, declaration of dividends and the determination of compensation for members of the Board. Under the Mexican Securities Market Law, our ordinary shareholders' meeting, in addition to those matters described above, will have to approve any transaction representing 20% or more of our consolidated assets, executed in a single or a series of transactions, during any fiscal year.

        Extraordinary shareholders' meetings are those called to consider any of the following matters:

  •
  extension of a company's duration or voluntary dissolution;

  •
  an increase or decrease in a company's minimum fixed capital;

  •
  change in corporate purpose or nationality;

  •
  any transformation, merger or spin-off involving the company;

  •
  any stock redemption or issuance of preferred stock or bonds;

  •
  the cancellation of the listing of our shares with the National Registry of Securities or on any stock exchange;

  •
  any amendments to a company's bylaws; and

  •
  any other matters for which applicable Mexican law or the bylaws specifically require an extraordinary meeting.

        Special shareholders' meetings are those called and held by shareholders of the same series or class to consider any matter particularly affecting the relevant series or class of shares.

        Shareholders' meetings are required to be held in our corporate domicile, which is Mexico City. Calls for shareholders' meetings must be made by the Chairman, the Secretary, two members of the board of directors, the Audit Committee or the Corporate Practices Committee. Any shareholder or group of shareholders representing at least 10% of our capital stock has the right to request that the president of the board of directors, the Audit Committee or the Corporate Practices Committee calls a shareholders' meeting to discuss the matters indicated in the relevant request. If the president of the board of directors, the Audit Committee or the Corporate Practices Committee fail to call a meeting within 15 calendar days following receipt of the request, the shareholder or group of shareholders representing at least 10% of our capital stock may request that the call be made by a competent court.

        Calls for shareholders' meetings must be published in the Official Gazette of the Federation or in one newspaper of general circulation in Mexico City at least 15 calendar days prior to the date of the meeting. Each call must set forth the place, date and time of the meeting and the matters to be addressed. Calls must be signed by whoever makes them, provided that calls made by the board of directors, the Audit Committee or the Corporate Practices Committee must be signed by the Chairman, the Secretary or a special delegate appointed by the board of directors, the Audit Committee or the Corporate Practices Committee for that purpose. Shareholders' meetings will be validly held and convened without the need of a prior call or publication whenever all the shares representing our capital are duly represented.

        To be admitted to any shareholders' meeting, shareholders must: (i) be registered in our share registry; and (ii) at least 24 hours prior to the commencement of the meeting submit (a) an admission ticket issued by us for that purpose, and (b) a certificate of deposit of the relevant stock certificates issued by the Secretary or by a securities deposit institution, a Mexican or foreign bank or securities dealer in accordance with the Mexican Securities Market Law. The share registry will be closed three days prior to the date of the meeting. Shareholders may be represented at any shareholders' meeting by one or more attorneys-in-fact who may not be our directors. Representation at shareholders' meetings may be substantiated pursuant to general or special powers of attorney or by a proxy executed before two witnesses.

        At or prior to the time of the publication of any call for a shareholders' meeting, we will provide copies of the publication to the depositary for distribution to the holders of ADSs. Holders of ADSs are entitled to instruct the depositary as to the exercise of voting rights pertaining to the Series B shares. For further information, see "Description of American Depositary Shares—Voting Rights."

  Quorums

        Ordinary meetings are regarded as legally convened pursuant to a first call when more than 50% of the shares representing our capital are present or duly represented. Resolutions at ordinary meetings of shareholders are valid when approved by a majority of the shares present at the meeting. Any number of shares represented at an ordinary meeting of shareholders convened pursuant to a second or subsequent call constitutes a quorum. Resolutions at ordinary meetings of shareholders convened in this manner are valid when approved by a majority of the shares present at the meeting.

        Extraordinary shareholders' meetings are regarded as legally convened pursuant to a first call when at least 75% of the shares representing our capital are present or duly represented and no minimum number of shares is required for a quorum at a second call for an extraordinary shareholders' meeting. Resolutions at extraordinary meetings of shareholders are valid if taken by the favorable vote of shares representing more that 50% of our capital.

        Notwithstanding the foregoing, resolutions at extraordinary meetings of shareholders called to discuss any of the issues listed below are valid only if approved by a vote of shares representing at least 75% of our capital:

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  any amendment to our bylaws which: (i) changes or deletes the authorities of our committees or (ii) eliminates or modifies any minority rights,

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  any actions resulting in the cancellation of the concessions granted to us or our subsidiaries by the Mexican government or any assignment of rights arising therefrom,

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  termination of the participation agreement that was entered into by SETA and the Mexican government in connection with the Mexican government's sale of the Series BB shares to SETA,

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  a merger by us with an entity the business of which is not related to the business of us or our subsidiaries, and

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  a spin-off, dissolution or liquidation of us.

Our bylaws also establish that a delisting of our shares requires the vote of holders of 95% of our capital stock.

  Veto Rights of Holders of Series BB Shares

        So long as the Series BB shares represent at least 7.65% of our capital stock, resolutions adopted at shareholders' meetings with respect to any of the issues listed below will only be valid if approved by a vote of at least 95% of our capital stock or a majority of the Series BB shares:

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  approval of our financial statements and those of our subsidiaries;

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  anticipated liquidation or dissolution;

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  capital increases or decreases of us or of our subsidiaries;

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  declaration and payment of dividends;

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  amendment to our bylaws;

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  mergers, spin-offs, reclassifications, consolidations or share-splits;

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  grant or amendment of special rights of any series of shares of our capital stock;

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  any decision amending or nullifying a resolution validly taken by the board of directors with respect to decisions of the board of directors that require the affirmative vote of the directors elected by the holders of our Series BB shares; and

  •
  any shareholder resolution with respect to a matter requiring the affirmative vote of the directors appointed by the holders of our Series BB shares.

  Right of Withdrawal

        Any shareholder having voted against a resolution validly adopted at a meeting of our shareholders with respect to (i) a change in our corporate purpose or nationality, (ii) a change of corporate form, (iii) a merger involving us in which we are not the surviving entity or the dilution of its capital stock by more than 10% or (iv) a spin-off, may request redemption of its shares, provided that the relevant request is filed with us within fifteen days following the holding of the relevant shareholders' meeting. The redemption of the shareholders' shares will be effected at the lower of (a) 95% of the average trading price determined based on the average of the prices of our shares on the 30 days on which the shares may have been quoted prior to the date of the meeting, or (b) the book value of the shares in accordance with the most recent audited financial statements approved by our shareholders' meeting.

Authority of the Board of Directors

        The board of directors is our legal representative under Mexican law. Pursuant to our bylaws, the board of directors is required to approve, among other matters:

  •
  our overall strategy;

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  our annual business plan and investment budget;

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  capital investments not set forth in the approved annual budget for each fiscal year;

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  proposals to increase our capital or that of our subsidiaries;

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  subject to the approval of the corporate practices committee, among other matters (i) our five-year master development program and any amendments thereto for each of our airports to be submitted to the Ministry of Communications and Transportation, (ii) the guidelines for the use or enjoyment of the goods that are part of our patrimony or that of our subsidiaries, by any related party, (iii) any transaction with related parties, subject to certain limited exceptions, (iv) the authorization for any member of our board, relevant officers or person with power of command, to take advantage of business opportunities for his own benefit or for the benefit of third parties, that originally corresponded to us or the companies under our control or in which we have a significant influence, and that exceed the limits set forth under item (iii) of the next paragraph, (v) the voting of the shares held by us in our subsidiaries, (vi) our management structure and any amendments thereto, (vii) the election of our Chief Executive Officer from the candidates proposed by the Series BB Directors and the approval of his compensation or his removal for cause, and (viii) the establishment of guidelines for the appointment and compensation of executive officers, which must be consistent with the guidelines established in the Technical Assistance Agreement;

  •
  subject to the opinion of the audit committee, among other matters (i) our financial statements and those of our subsidiaries, (ii) subject to certain limited exceptions, the acquisition and alienation by us, of our own stock, (iii) the guidelines for the granting of loans or any type of credits or guarantees to any related party, (iv) the guidelines regarding the our internal controls, internal audits and those of our subsidiaries, (v) our accounting policies, including adjustments to our accounting principles to conform to or recognize those issued by the Commission, (vi) the hiring and termination of our external auditors, (vii) any transfer by us of shares in our subsidiaries, and (viii) unusual or non-recurrent transactions and any transactions or series of related transactions during any calendar year that involve (a) the acquisition or sale of assets with a value equal to or exceeding 5% of our consolidated assets or U.S. $2 million, or (b) the giving of collateral or guarantees or the assumption of liabilities equal to or exceeding 5% of our consolidated assets, U.S. $5.0 million or in excess of the debt level set forth in the annual business plan, which must not exceed a 50% debt to capital ratio;

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  the appointment and delegation of responsibilities, the creation of new committees or changing the responsibilities assigned to existing committees;

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  the appointment of members of the Corporate Practices Committee and Audit Committee; with the understanding that at least one of its members shall be appointed from those proposed by the members of the board appointed by the holders of Series BB shares;

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  proposals to the shareholders' meetings regarding (a) our dividend policy and (b) the use of our earnings;

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  subject to certain conditions, the appointment of provisional members of the board, without the need for a shareholders' meeting;

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  public tender offers;

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  the presentation at a general ordinary shareholders' meeting of any of the following agenda items: (i) the annual reports of the Audit Committee and the Corporate Practices Committee, (ii) the annual report given by the chief executive officer, the opinion of the external auditor and the opinion of the board on the content of such report, (iii) the report containing the main accounting and information guidelines used for the preparation of our financial information, and (iv) the report on the operations and activities in which the board had intervened pursuant to the Mexican Securities Market Law;

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  the appointment, removal, duties and responsibilities of our internal auditor;

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  communication policies with regards to providing information to our shareholders, the market and to other members of the board and relevant officers as well as decisions with regards to specific information to be released;

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  actions to be taken in order to rectify any known irregularity and to implement any corrective measures;

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  the terms and conditions subject to which the chief executive officer shall exercise his power and duties; and

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  resolutions instructing our chief executive officer to disclose material information to the general public.

        Under our bylaws, resolutions at board meetings with respect to any of the issues listed above will be valid only if approved by the members of the board of directors elected by the holders of the Series BB shares.

Powers of Series BB Directors

        The Series BB directors are entitled to: (i) nominate the candidates for chief executive officer to our board of directors, (ii) move for the removal of our chief executive officer, (iii) appoint and remove half of our executive officers in accordance with the guidelines established in the technical assistance agreement and the guidelines approved by our board of directors, and (iv) appoint at least one member to each of our committees.

        In addition, any matter requiring board approval under our bylaws, as indicated above, will require the approval of a majority of the directors appointed by our Series BB shareholders for so long as the Series BB shares represent at least 7.65% of our capital stock.

Duty of Care and Duty of Loyalty

        The Mexican Securities Market Law imposes a duty of care and a duty of loyalty on directors. The duty of care requires our directors to act in good faith and in the best interests of the company. For such purpose our directors are required to obtain the necessary information from the chief executive officer, the executive officers, the external auditors or any other person in order to act in our best interests. Our directors are liable for damages and losses caused to us and our subsidiaries as a result of violations of this duty of care.

        The duty of loyalty requires our directors to preserve confidential information received in connection with the performance of their duties and to abstain from discussing or voting on matters in which they have a conflict of interest. In addition, the duty of loyalty is violated if a shareholder or group of shareholders is knowingly favored or if, without the express approval of the board of directors, a director usurps a corporate opportunity. The duty of loyalty is also violated by (i) failing to disclose to the audit committee or the external auditors any irregularities that the director encounters in the performance of his or her duties or (ii) disclosing information that is false or misleading or omitting to record any transaction in our records that could affect our financial statements. Directors are liable for damages and losses caused to us and our subsidiaries for violations of this duty of loyalty. This liability also extends to damages and losses caused as a result of benefits obtained by the director or directors or third parties, as a result of actions of such directors.

        Our directors may be subject to criminal penalties of up to 12 years' imprisonment for certain illegal acts involving willful misconduct that result in losses to us. Such acts include the alteration of financial statements and records.

        Liability actions for damages and losses resulting from the violation of the duty of care or the duty of loyalty may be exercised solely for our benefit and may be brought by the company or by shareholders representing 5% or more of the capital stock of the company and criminal actions may only be brought by the Mexican Ministry of Finance and Public Credit, after consulting with the National Banking and Securities Commission. As a safe harbor for directors, the liabilities specified above (including criminal liability) will not be applicable if the director acting in good faith (i) complied with applicable law, (ii) made the decision based upon information provided by our executive officers or third-party experts, the capacity and credibility of which would not give rise to reasonable doubt and (iii) selected the most adequate alternative in good faith or the negative effects of such decision were not foreseeable.

Additional Liabilities of the Members of the Board of Directors

        In addition to the duty of care and duty of loyalty required by the Mexican Securities Market Law (See "Description of Capital Stock—Authority of the Board of Directors—Duty of Care and Duty of Loyalty), our bylaws provide that, from the date on which at least 51% of our capital stock is listed on a stock exchange, a member of the board of directors will be liable to us and our shareholders in the following circumstances:

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  negligence resulting in the loss of more than two-thirds of our capital stock and which results in our dissolution;

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  bankruptcy, subject to certain conditions, when the actions taken by the board of directors results in a declaration of insolvency (concurso mercantil);

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  breaching any of the duties set forth under our bylaws; and

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  failure to report irregularities in the actions of former board members.

        The members of the board are liable to our shareholders only for the loss of net worth suffered as a consequence of disloyal acts carried out in excess of their authority or in violation of our bylaws.

Dividends and Distributions

        At our annual ordinary general shareholders' meeting, the board of directors will submit to the shareholders for their approval our financial statements for the preceding fiscal year. Five percent of our net income (after profit sharing and other deductions required by Mexican law) must be allocated to a legal reserve fund until the legal reserve fund reaches an amount equal to at least 20% of our capital stock (without adjustment for inflation). Additional amounts may be allocated to other reserve funds as the shareholders may from time to time determine including a reserve to repurchase shares. The remaining balance, if any, of net earnings may be distributed as dividends on the shares of common stock. A full discussion of our dividend policy may be found in "Dividend Policy."

Registration and Transfer

        Our shares are registered with the Mexican National Securities Registry, as required under the Mexican Securities Market Law and regulations issued by the Mexican National Banking and Securities Commission. Our shares are evidenced by share certificates in registered form, and registered dividend coupons may be attached thereto. Our shareholders may either hold their shares directly, in the form of physical certificates, or indirectly, in book-entry form through institutions that have accounts with Indeval. Indeval is the holder of record in respect of all such shares held in book-entry form. Indeval will issue certificates on behalf of our shareholders upon request. Accounts may be maintained at Indeval by the following "Indeval participants": brokers, banks, other financial entities or other entities approved by the National Banking and Securities Commission. We maintain a stock registry and only those persons listed in such stock registry, and those holding certificates issued by Indeval indicating ownership and any relevant Indeval participants, will be recognized as our shareholders. The transfer of shares must be registered in our stock registry. In the case of the international offering, the Depositary will appear in such stock registry as the registered holder of the common shares represented by the ADSs.

        Series BB shares may only be transferred after conversion into Series B shares, and are subject to the following rules:

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  SETA is required to retain at least 51% of its Series BB shares until June 14, 2007.

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  After June 14, 2007, SETA is free to sell in any year up to one eighth of such 51% interest in Series BB shares.

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  If SETA owns Series BB shares that represent less than 7.65% of our capital stock after June 14, 2014, those remaining Series BB shares will be automatically converted into freely transferable Series B shares.

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  If SETA owns Series BB shares representing at least 7.65% of our capital stock after June 14, 2014, those Series BB shares may be converted into Series B shares, provided the holders of at least 51% of Series B shares (other than shares held by SETA and any of its "related persons") approve such conversion.

        For purposes of our bylaws, a "related person" means, with respect to any person:

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  any corporation or person, directly or indirectly, controlling, controlled by or under common control with such person;

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  any corporation or person having the capacity to determine the business guidelines and policies of such person;

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  in the case of an individual, an individual having a blood or civil kinship in a direct line (ascending or descending) within and including the fourth degree with such person;

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  SETA; or

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  with respect to SETA, its shareholders, persons related to it or any party to the operating agreement pursuant to which SETA fulfills its obligations under the technical assistance agreement.

        For purposes of our bylaws, "control" of a person, with respect to any person, is defined as:

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  the ownership, directly or indirectly, of 20% or more of the capital stock with voting rights of such person,

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  the contractual right to elect the majority of the members of the board of directors of the person,

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  the ability to veto resolutions that could otherwise be adopted by the majority of the person's shareholders, or

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  existence of commercial relations representing the purchase of more than 15% of the total annual sales of such person.

        For additional tender offer and insider trading rules applicable to our securities pursuant to Mexican Law, see "Market Information."

Shareholder Ownership Restrictions and Antitakeover Protection

        Under the Airport Law,

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  no more than 5% of our outstanding capital stock may be owned by air carriers, and

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  foreign governments acting in a sovereign capacity may not directly or indirectly own any portion of our capital stock.

        The foregoing ownership restrictions do not apply to:

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  The Mexican government, prior to the consummation of the offering,

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  NAFIN, including in its capacity as trustee of the selling stockholder,

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  Institutions that act as depositaries for securities, and

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  Financial and other authorized institutions that hold securities for the account of beneficial owners (including the ADS depositary), provided that such beneficial owners are not exempt from the ownership restrictions.

        Air carriers and their subsidiaries and affiliates are not permitted, directly or indirectly, to "control" us or any of our subsidiary concession holders.

        Under the Mexican Airport Law, any acquisition of control requires the prior consent of the Ministry of Communications and Transportation. See "Regulatory Framework—Reporting, Information and Consent Requirements."

        For purposes of these provisions, "related person" and "control" are defined above under "—Registration and Transfer."

Changes in Capital Stock

        Increases and reductions of our capital must be approved at an extraordinary shareholders' meeting, subject to the provisions of our bylaws and the Mexican General Law of Business Corporations.

        Subject to the individual ownership limitations set forth in our bylaws, in the event of an increase of our capital stock, other than for purposes of conducting a public offering of the shares issued as a result of such increase, our shareholders will have a preemptive right to subscribe and pay for new stock issued as a result of such increase in proportion to their shareholder interest at that time, unless: (i) the capital increase relates to the issuance of shares for placement in public offerings, or (ii) the capital increase relates to the issuance of shares upon the conversion of debentures as provided in Section 210 Bis of the Mexican General Law on Negotiable Instruments and Credit Transactions. Said preemptive right shall be exercised by any method provided in Section 132 of the Mexican General Corporations Law, by subscription and payment of the relevant stock within fifteen business days after the date of publication of the corresponding notice to our shareholders in the Official Gazette of the Federation and in one of the newspapers of greater circulation in Mexico, provided that if, at the corresponding meeting all of our shares are duly represented, the fifteen business day period shall commence on the date of the meeting.

        Our capital stock may be reduced by resolution of a shareholders' meeting taken pursuant to the rules applicable to capital increases. Our capital stock may also be reduced upon withdrawal of a shareholder as provided in Section 206 of the Mexican General Corporations Law (See "—Voting Rights and Shareholders' Meetings—Right of Withdrawal" above) or by repurchase of our own stock in accordance with the Securities Market Law (See "—Share Repurchases" below).

  Share Repurchases

        We may choose to acquire our own shares through the Mexican Stock Exchange and The NASDAQ Global Market on the following terms and conditions:

  •
  the acquisition must be carried out through the Mexican Stock Exchange;

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  the acquisition must be carried out at market price, unless a public offer or auction has been authorized by the National Banking and Securities Commission;

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  the acquisition must be carried out against our paid-in capital, and shares acquired will be held as treasury stock without any requirement to adopt a reduction in capital stock or to count them against capital stock, in which case, such shares will be converted to unsubscribed shares. No shareholder consent is required for such purchases.

  •
  the amount and price paid in all share repurchases shall be made public;

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  the annual ordinary shareholders' meeting shall determine the maximum amount of resources to be used in the fiscal year for the repurchase of shares;

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  we may not be delinquent on payments due on any outstanding debt issued by us that is registered with the National Securities Registry; and

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  any acquisition of shares must be in conformity with the requirements of Article 54 of the Securities Market Law and we must maintain a sufficient number of outstanding shares to meet the minimum trading volumes required by the stock markets on which our shares are listed.

  Ownership of Capital Stock by Subsidiaries

        Our subsidiaries may not, directly or indirectly, invest in our shares, except for shares of our capital stock acquired as part of an employee stock option plan and in conformity with the Mexican Securities Market Law.

Repurchase Obligation

        Pursuant to the Mexican Securities Market Law, in the event that we decide to cancel the registration of our shares in the Mexican National Securities Registry and the listing of our shares on the Mexican Stock Exchange or if the National Banking and Securities Commission orders such cancellation, we will be required to conduct a tender offer for the purchase of stock held by minority shareholders and to create a trust with a term of six months, with amounts sufficient to purchase all shares not participating in the tender offer. Under the law, our controlling shareholders will be secondarily liable for these obligations. The price at which the stock must be purchased shall be the higher of (i) the average of the trading price on the Mexican Stock Exchange during the last 30 days on which the shares were quoted prior to the date on which the tender offer is made or (ii) the book value of such shares as determined pursuant to our latest quarterly financial information filed with the National Banking and Securities Commission and the Mexican Stock Exchange. If the tender for cancellation is requested by the National Banking and Securities Commission, it must be initiated within 180 days from the date of the request. If requested by us, under the new Mexican Securities Market Law, the cancellation must be approved by 95% of our shareholders.

Liquidation

        Upon our dissolution, one or more liquidators must be appointed at an extraordinary shareholders' meeting to wind up our affairs. All fully paid and outstanding shares will be entitled to participate equally in any distribution upon liquidation. Partially paid shares participate in any distribution in the same proportion that such shares have been paid at the time of the distribution.

Other Provisions

  Information to Shareholders

        The Mexican General Law on Business Corporations establishes that companies, acting through their boards of directors, must annually present a report at a shareholder's meeting that includes:

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  a report of the directors on the operations of the company during the preceding year, as well as on the policies followed by the directors and on the principal existing projects,

  •
  a report explaining the principal accounting and information policies and criteria followed in the preparation of the financial information,

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  a statement of the financial condition of the company at the end of the fiscal year,

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  a statement showing the results of operations of the company during the preceding year, as well as changes in the company's financial condition and capital stock during the preceding year,

  •
  the notes which are required to complete or clarify the above mentioned information, and

  •
  the report prepared by the Audit Committee with respect to the accuracy and reasonability of the above mentioned information presented by the board of directors.

        In addition to the foregoing, our bylaws provide that the board of directors should also prepare the information referred to above with respect to any subsidiary that represents at least 20% of our net worth (based on the financial statements most recently available).

  Duration

        The duration of our corporate existence is indefinite.

  Shareholders' Conflict of Interest

        Under Mexican law, any shareholder that has a conflict of interest with respect to any transaction must abstain from voting and from being present and participating in discussions thereon at the relevant shareholders' meeting. A shareholder that votes on a transaction in which its interest conflicts with ours may be liable for damages in the event the relevant transaction would not have been approved without such shareholder's vote.

Certain Differences between Mexican and U.S. Corporate Law

        You should be aware that the Mexican General Corporations Law and the Mexican Securities Market Law, which apply to us, differ in certain material respects from laws generally applicable to U.S. corporations and their shareholders.

  Independent Directors

        The Mexican Securities Market Law requires that 25% of the directors of Mexican public companies be independent. Pursuant to the rules and regulations of The NASDAQ Global Market, foreign companies subject to reporting requirements under the U.S. federal securities laws and listed on The NASDAQ Global Market must maintain an audit committee comprised entirely of independent directors as defined in the U.S. federal securities laws.

  Mergers, Consolidations, and Similar Arrangements

        A Mexican company may merge with another company only if a majority of the shares representing its outstanding capital stock approve the merger at a duly convened general extraordinary shareholders' meeting, unless the company's bylaws impose a higher threshold. Dissenting shareholders are not entitled to appraisal rights. Creditors have ninety days to oppose a merger judicially, provided they have a legal interest to oppose the merger.

        Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

  Anti-Takeover Provisions

        Subject to the approval of the Mexican National Banking and Securities Commission, the Mexican Securities Market Law permits public companies to include anti-takeover provisions in their bylaws that restrict the ability of third parties to acquire control of the company without obtaining approval of the company's board of directors. See "—Shareholder Ownership Restrictions and Anti-takeover Protection" for a discussion of provisions of our bylaws that could deter a takeover of us.

        Under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts. Delaware law also prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

  •
  prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

  •
  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

  •
  at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders' meeting by at least 66 2/3% of the voting stock which is not owned by the interested shareholder.

  Shareholders' Suits

        As mentioned above, holders of 5% of our outstanding shares may initiate action against some or all of our directors for violations of their duty of care or duty of loyalty, for our benefit, in an amount equal to the damages or losses caused to us. Actions initiated on these grounds have a five-year statute of limitations and will not be applicable if the relevant directors acted under any of the exclusions set forth under the new Mexican Securities Market Law. Class action lawsuits are not permitted under Mexican law.

        Class actions and derivative actions are generally available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these kinds of actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with the action.

  Shareholder Proposals

        Under Mexican law and our bylaws, holders of at least 10% of our outstanding capital stock are entitled to appoint one member of our board of directors and his or her alternate.

        Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

  Calling of Special Shareholders' Meetings

        Under Mexican law and our bylaws, a shareholders' meeting may be called by the board of directors, any two directors, the chairman, the secretary, the Audit Committee or the Corporate Practices Committee. Any shareholder or group of shareholders with voting rights representing at least 10% of our capital stock may request that the chairman of the board of directors, the Audit Committee or the Corporate Practices Committee call a shareholders' meeting to discuss the matters indicated in the written request. If the chairman of the board of directors, the Audit Committee or the Corporate Practices Committee fails to call a meeting within 15 calendar days following date of the written request, the shareholder or group of shareholders may request that a competent court call the meeting. A single shareholder may call a shareholders' meeting if no meeting has been held for two consecutive years or if matters to be dealt with at an ordinary shareholders' meeting have not been considered.

        Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

  Cumulative Voting

        Under Mexican law, cumulative voting for the election of directors is not permitted.

        Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

  Approval of Corporate Matters by Written Consent

        Mexican law permits shareholders to take action by unanimous written consent of the holders of all shares entitled to vote. These resolutions have the same legal effect as those adopted in a general or special shareholders' meeting. The board of directors may also approve matters by unanimous written consent.

        Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders' meeting at which all voting shares were present and voted.

  Amendment of Certificate of Incorporation

        Under Mexican law, it is not possible to amend a company's certificate of incorporation (acta constitutiva). However, the provisions that govern a Mexican company are contained in its bylaws, which may be amended as described below. Under Delaware law, a company's certificate of incorporation generally may be amended by a vote of the majority of shareholders entitled to vote thereon (unless otherwise provided in the Certificate of Incorporation, subsequent to a resolution of the Board of Directors proposing such amendment.

  Amendment of Bylaws

        Under Mexican law, amending a company's bylaws requires shareholder approval at an extraordinary shareholders' meeting. Mexican law requires that at least 75% of the shares representing a company's outstanding capital stock be present at the meeting in the first call (unless the bylaws require a higher threshold) and that the resolutions be approved by a majority of the shares representing a company's outstanding capital stock. In addition, pursuant to our bylaws the amendment of our bylaws requires the approval of either (i) holders of at least 95% of our outstanding capital stock or (ii) holders of at least a majority of our outstanding capital stock, including, for so long as the Series BB shares represent at least 7.65% of our capital stock, a majority of holders of Series BB shares.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend, and repeal the bylaws of a corporation.

  Staggered Board of Directors

        Mexican law does not permit companies to have a staggered board of directors, while Delaware law does permit corporations to have a staggered board of directors.

Corporate Governance Practices

        Pursuant to Rule 4350(a)(1) of the NASDAQ Stock Market, Inc. (NASDAQ) Marketplace Rules, we are required to provide a summary of the significant ways in which our corporate governance practices differ from those required for U.S. companies under the NASDAQ listing standards.

        We are a Mexican corporation with shares listed on the Mexican Stock Exchange. Our corporate governance practices are governed by our bylaws, the Mexican Securities Market Law and the regulations issued by the Mexican Banking and Securities Commission. We also comply with the Mexican Code of Best Corporate Practices (Código de Mejores Prácticas Corporativas), which was created in January 2001 by a group of Mexican business leaders and was endorsed by the Mexican Banking and Securities Commission.

        The table below discloses the significant differences between our corporate governance practices and the NASDAQ standards.

NASDAQ Standards	Our Corporate Governance Practices
Director Independence. A majority of the board of directors must be independent and directors deemed independent must be identified in a listed company's proxy statement (or annual report on Form 10-K or 20-F if the issuer does not file a proxy statement). "Controlled companies," which would include our company if we were a U.S. issuer, are exempt from this requirement. A controlled company is one in which more than 50% of the voting power is held by an individual, group or another company, rather than the public. Rules 4350(c)(1) & (c)(5).	Director Independence. Pursuant to the Mexican Securities Market Law, we are required to have a board of directors composed of a maximum of 21 members, 25% of whom must be independent. One alternate director may be appointed for each principal director; provided that the alternates for the independent director must also be independent. Certain persons are per se non-independent, including insiders, control persons, major suppliers, and any relatives of such persons. In accordance with the Mexican Securities Market Law, our shareholders' meeting is required to make a determination as to the independence of our directors, though such determination may be challenged by the National Banking and Securities Commission. There is no exemption from the independence requirement for controlled companies.

Our bylaws require that our board of directors be composed of eleven members. Upon the consummation of the offering, our board will be comprised of eleven members, five of whom will be independent under the Mexican Securities Market Law and the Sarbanes-Oxley Act of 2002.

Executive Sessions. Independent directors must meet regularly in executive sessions at which only independent directors are present. Rule 4350(c)(2).
Executive Sessions. Our non-management and independent directors are not required to meet in executive sessions and generally do not do so. Under our bylaws and applicable Mexican law, executive sessions are not required.

Nominating Committee. Director nominees must be selected, or recommended for the board's selection, either by a nominating committee comprised solely of independent directors or by a majority of independent directors. Each listed company also must certify that it has adopted a formal charter or board resolution addressing the nominations process. "Controlled companies" are exempt from this requirement. Rules 4350(c)(4)(A)- (B) & (c)(5).
Nominations Committee. We are not required to have a nominating committee. Our bylaws, however provide for a Nominations Committee, which we believe carries out the principal duties of a nominating committee. The duties of our Nominations Committee include, among others, nominating candiates for election as directors at the shareholders' meeting.
The Nominations Committee is composed of three members who are appointed by the shareholders at a shareholders' meeting. Pursuant to our bylaws, at least one member is appointed by the Series B shareholders and at least one member is appointed by the Series BB shareholders. The remaining member is to be designated by the two appointed members. If these two members are unable to reach an agreement, the remaining member will be designated by majority vote of the shareholders.

Compensation Committee. CEO compensation must be determined, or recommended to the board for determination, either by a compensation committee comprised solely of independent directors or a majority of the independent directors and the CEO may not be present during voting or deliberations. Compensation of all other executive officers must be determined in the same manner, except that the CEO, and any other executive officers, may be present. "Controlled companies" are exempt from this requirement. Rules 4350(c)(3)(A)-(B) & (c)(5).
Corporate Practices Committee. Although we are required to establish committees under the Mexican Securities Market Law, we are not required to have a separate compensation committee. The Mexican Securities Market Law requires that committees consist of at least 3 independent directors appointed by the board of directors. All Committee members must be independent (except to the extent a controlling shareholder or shareholders own 50% or more of our outstanding capital stock, in which case a majority must be independent).

We have a Corporate Practices Committee, which assists our board of directors in evaluating and compensating our senior executives. Pursuant to our bylaws and the Mexican Securities Market Law, the duties of our Corporate Practices Committee include, among others, the following:
• providing opinions to our board of directors on certain matters;
• requesting and obtaining opinions from independent experts;

	•	calling shareholders' meetings;
	•	assisting the board in the preparation of annual reports and other reporting obligations; and
	•	proposing for shareholder approval the compensation to be paid to members of our board of directors and the boards of directors of our subsidiaries.

Audit Committee. An Audit committee satisfying the independence and other requirements of Rule 10A-3 under the Exchange Act and the more stringent requirements under the NASDAQ standards is required. Rule 4350(d).
Audit Committee. We are in compliance with the independence requirements of Rule 10A-3. Marketplace Rule 4350(a)(1) permits us to follow our home country governance practices in lieu of certain NASDAQ requirements.
Pursuant to the Mexican Securities Market Law, we are required to have an audit committee that operates primarily pursuant to (i) our bylaws and (ii) Mexican law.
Pursuant to our bylaws, the principal characteristics of our Audit Committee are as follows:
	•	Our Audit Committee is composed of at least three members, all of whom are members of our board of directors.
	•	All of the members of our Audit Committee are independent.
	•	The Chairman of the Audit Committee is appointed and/or removed by the general shareholders' meeting.
	•	Our Audit Committee operates pursuant to provisions in the Mexican Securities Market Law and our bylaws.
	•	The members of our Audit Committee are appointed by the board of directors, except for one member who may be appointed by the Series BB Directors.
	•	The Chairman of our Audit Committee submits an annual report regarding its activities to our Board of Directors.
Pursuant to the Mexican Securities Market Law and our bylaws, the duties of our Audit Committee include, among others, the following:
	•	providing opinions on certain matters,
	•	appointing and removing our external auditor,

	•	supervising our external auditors' performance and analyzing their reports,
	•	analyzing and supervising the preparation of our financial statements,
	•	informing the board of directors of our internal controls and their adequacy,
	•	requesting reports from our board of directors and executive officers whenever it deems appropriate,
	•	assisting the board of directors in preparing annual reports to be presented at the shareholders' meeting,
	•	investigating any possible noncompliance operational guidelines and policies, internal control systems and our accounting records and those of our controlled entities,
	•	informing the board of directors of any irregularities that it may encounter and any corrective measures adopted, as appropriate,
	•	receiving and analyzing recommendations and observations made by the shareholders, members of the board, executive officers, our external auditors or any third party and taking the necessary actions,
	•	calling shareholders' meetings,
	•	supervising the activities of our general director, which shall be in accordance with resolutions adopted by the board of directors and shareholders,
	•	evaluating the performance of and the documentation prepared by the external auditor,
	•	providing an annual report to the board of directors, and
	•	verifying that the transactions with related parties are carried out pursuant to our policies and applicable laws.
Equity Compensation Plans. Equity compensation plans require shareholder approval, subject to limited exemptions. Rule 4350(i)(1)(A).
Equity Compensation Plans. Shareholder approval is expressly required under Mexican law for the adoption and amendment of any equity compensation plans. Such plans must provide for similar treatment of executives in comparable positions.

Shareholder Approval for Issuance of Securities. Issuances of securities (1) that will result in a change of control of the issuer, (2) in connection with certain acquisitions of the stock or assets of another company, or (3) in connection with certain transactions other than public offerings require shareholder approval.
Rules 4350(i)(1)(B)-(D).
Shareholder Approval for Issuance of Securities. Mexican law and our bylaws require us to obtain shareholder approval for the issuance of equity securities. Treasury stock, however, may be issued by the board of directors without shareholder approval.

Code of Business Conduct and Ethics. Corporate governance guidelines and a code of business conduct and ethics is required, with disclosure of any waiver and the reasons for such waiver for directors or executive officers. The code must include an enforcement mechanism. Rule 4350(n).
Code of Business Conduct and Ethics. Under Mexican law, we are not required to have a code of ethics for our directors or executive officers; however, our directors and executive officers conduct is subject to the applicable provisions of the Securities Market Law and the regulations issued by the National Banking and Securities Commission.

Conflicts of Interest. Appropriate review of all related party transactions for potential conflict of interest situations and approval by an audit committee or another independent body of the board of directors of such transactions is required. Rule 4350(h).
Conflicts of Interest. In accordance with Mexican law and our bylaws, the audit committee must provide an opinion regarding any transaction with a related party that is outside of the ordinary course of business, and such transactions must be approved by the board of directors. Pursuant to the Mexican Securities Market Law, our board of directors and our Audit Committee will establish certain guidelines regarding related party transactions that do not require board approval.

Solicitation of Proxies. Solicitation of proxies and provision of proxy materials is required for all meetings of shareholders. Copies of such proxy solicitations are to be provided to NASDAQ. Rule 4350(g).
Solicitation of Proxies. Under the Mexican Securities Market Law, we are obligated to make available proxy materials for meetings of shareholders. In accordance with Mexican law and our bylaws, we inform shareholders of all meetings by public notice, which states the requirements for admission to the meeting and provides a mechanism by which shareholders can vote by proxy. Under the deposit agreement relating to our ADSs, holders of our ADSs receive notices of shareholders' meetings and, where applicable, requests for instructions to the ADS depositary for the voting of shares represented by ADSs.

Peer Review. A listed company must be audited by an independent public accountant that (i) has received an external quality control review by an independent public accountant ("peer review") that determines whether the auditor's system of quality control is in place and operating effectively and whether established policies and procedures and applicable auditing standards are being followed or (ii) is enrolled in a peer review program and within 18 months receives a peer review that meets acceptable guidelines. Rule 4350(k).
Peer Review. Under Mexican law, we must be audited by an independent public accountant that has received a "quality control review" as defined by the National Banking and Securities Commission.
Galaz, Yamazaki, Ruiz Urquiza, S.C., a member of Deloitte Touche Tohmatsu, our independent auditor, is not subject to "peer review" as such term is defined in Marketplace Rule 4350(k).

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        The Bank of New York, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each of our ADSs will represent ownership interests in eight Series B shares (or the right to receive Series B shares) which the selling stockholder will deposit with BBVA Bancomer S.A. as custodian in Mexico, or the Custodian. Each ADS will also represent any other securities, cash or other property which may be held by The Bank of New York under the deposit agreement. The Bank of New York's office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are the ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        As an ADS holder, we will not treat you as one of our stockholders and you will not have stockholder rights. Mexican law governs stockholder rights. The Bank of New York or its nominees will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, The Bank of New York and the holders and beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of The Bank of New York as depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the important terms of the deposit agreement. It may not contain all the information that is important to you. For more complete information, you should read the entire deposit agreement and the form of ADR contained as an exhibit to the deposit agreement (which contains the terms of the ADSs). Directions on how to obtain copies of these are provided in the section entitled "Where Can You Find More Information."

Share Dividends and Other Distributions

        The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Series B shares or other deposited securities, after deducting its fees and expenses. You will receive distributions in proportion to the number of Series B shares your ADSs represent. Each ADS will initially represent eight Series B shares.

  Cash

        The Bank of New York will convert any cash dividend or other cash distribution we pay on the Series B shares into U.S. dollars, if The Bank of New York can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the Mexican government is needed and cannot be obtained, the deposit agreement allows The Bank of New York to distribute the dividend or distribution in Pesos only to those ADS holders to whom it is possible to do so. It will hold the Pesos it cannot convert for the account of the ADS holders who have not yet been paid. It will not invest the Pesos and it will not be liable for any interest.

        Before a distribution is made, any withholding taxes that must be paid under Mexican law will be deducted. See "Taxation." The Bank of New York will distribute only whole U.S. dollars and cents and round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when The Bank of New York cannot convert the Peso, you may lose some or all of the value of the distribution.

  Shares

        The Bank of New York may deliver new ADSs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADSs. It will sell shares that would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it distributes cash. If The Bank of New York does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

  Rights to Receive Additional Shares

        If we offer holders of our Series B shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York decides it is legal and practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds in the same way as it distributes cash. Under current Mexican law, rights may not be sold. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If The Bank of New York makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights and the deposit agreement require you to pay.

        U.S. securities laws may restrict the transfer and cancellation of ADSs issued upon exercise of rights. For example, you may not be able to trade freely in the United States ADSs that you acquire in a rights offering. In this case, The Bank of New York may deliver the ADSs under a separate restricted deposit agreement that will contain the same conditions as the deposit agreement, except for changes needed to put the restrictions in place.

  Other Distributions

        The Bank of New York will send to you anything else we distribute on the deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what we distributed and distribute the proceeds, in the same way as it distributes cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.

        The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register under the Securities Act our ADSs, shares, rights or other securities that may be distributed to holders of Series B shares and ADSs. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights, or anything else to ADS holders. This means that you may not receive distributions that we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

        The Bank of New York will deliver ADSs if you or your broker deposit shares or evidence of rights to receive Series B shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its office to the persons you request.

        You may turn in your ADSs at The Bank of New York's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver:

  •
  the underlying Series B shares to an account designated by you, and

  •
  any other deposited securities underlying the surrendered ADSs at the office of the custodian.

        As an alternative, at your request, risk and expense, The Bank of New York will, if feasible, deliver the deposited securities at its office.

Interchange Between Certificated ADSs and Uncertificated ADSs

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

        You may instruct The Bank of New York to vote the Series B shares underlying your ADSs.

        If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

  •
  describe the matters to be voted on, and

  •
  explain how you, on a specified date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADSs as you direct.

        For instructions to be valid, The Bank of New York must receive them on or before the date specified. If you give valid instructions, The Bank of New York will try, as far as is practical, and in conformity with Mexican law and the provisions of our bylaws, to vote or to have its agents vote the shares or other deposited securities as you instruct. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting with sufficient notice to withdraw the shares. The Bank of New York will only vote or attempt to vote as you instruct. We will use our best efforts to request The Bank of New York to notify you of upcoming votes and ask for your instructions. However, if The Bank of New York does not receive your voting instructions, it will vote your shares in the same proportion that all other shares of our capital stock are voted at the relevant stockholders' meeting. The depositary itself will not exercise any voting discretion.

        We cannot assure you that you will receive the voting materials or otherwise learn of, an upcoming shareholders' meeting in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

ADS holders must pay:		For:
•	U.S. $5.00 (or less) per 100 ADSs or portion thereof	•	Each issuance of an ADS, including as a result of a distribution of shares or rights or other property
		•	Each cancellation of an ADS for the purpose of withdrawal, including upon termination of the deposit agreement
•	U.S. $0.02 (or less) per ADS	•	Any cash distribution to them
•	U.S. $0.02 (or less) per ADS per calendar year	•	Depositary services
•	Registration or transfer fees	•	Transfer and registration of shares on our share register to or from the name of The Bank of New York or its agent when you deposit or withdraw shares
•	A fee equivalent to the fee that would be payable upon deposit of Series B shares for issuance of ADSs	•	Distribution of securities received by The Bank of New York under the deposit agreement which are distributed to ADS holders
•	Expenses of The Bank of New York	•	Conversion of Pesos to U.S. dollars
		•	Certain cable, telex and facsimile transmission expenses as provided in the deposit agreement
•	Taxes and other governmental charges The Bank of New York or the custodian have to pay on the ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	•	As necessary
•	Any charges payable by The Bank of New York or its agents in connection with servicing the deposited securities	•	As incurred

        The Bank of New York, as depositary, has agreed to reimburse us for expenses we incur that are related to the establishment and maintenance of the ADR program, including investor relations expenses and NASDAQ application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors.

        The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

        The Bank of New York may deduct the amount of any taxes owing on your ADSs from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalization and Mergers

If We:		Then:
• • •	Change the nominal or par value of our shares Reclassify, split up or consolidate any of the deposited securities. Distribute securities on the shares that are not distributed to you.	•	The cash, shares or other securities received by The Bank of New York will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
•	Recapitalize, reorganize, merger, liquidate, sell all or substantially all of our assets, or take any similar action.	•	The Bank of New York may, and will if we ask it to, deliver additional ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs, identifying the new deposited securities.

Amendment and Termination

        We may agree with The Bank of New York to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of The Bank of New York, or prejudices an important right of ADS holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

        The Bank of New York will terminate the deposit agreement if we ask it to do so. The Bank of New York may also terminate the deposit agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 30 days before termination.

        After termination, The Bank of New York and its agents will be required to do only the following: (i) advise you that the deposit agreement is terminated and (ii) collect any distributions on the deposited securities and deliver the deposited securities, including any distributions received on the deposited securities, upon surrender of ADSs. At any time after the expiration of one year after termination, The Bank of New York may sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The Bank of New York's only obligations will be to account for the money and other property and with respect to indemnification. After termination, we will have no obligation to you under the Deposit Agreement.

Limitation on Obligations and Liability to ADS Holders

        The deposit agreement expressly limits our obligations and those of The Bank of New York. It also limits our liability and that of The Bank of New York. We and The Bank of New York:

  •
  are only obligated to take the actions specifically described in the deposit agreement without negligence or bad faith,

  •
  are not liable if either is prevented or delayed by law or circumstances beyond its respective control from performing their obligations under the deposit agreement,

  •
  are not liable if either exercises or fails to exercise discretion permitted under the deposit agreement,

  •
  have no obligations to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party, and

  •
  may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

        In the deposit agreement, the Bank of New York and we agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before The Bank of New York will deliver or register the transfer of ADSs, make a distribution on ADSs, or permit the withdrawal of Series B shares, the Bank of New York may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees as required by the deposit agreement,

  •
  production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

  •
  compliance with regulations it may establish under the deposit agreement.

        The Bank of New York may refuse to deliver, transfer, or register transfers of ADSs generally when our or their transfer books are closed or at our or their discretion.

        You have the right to surrender your ADSs and withdraw the underlying Series B shares at any time except:

  •
  when temporary delays arise because: (i) The Bank of New York or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a stockholders' meeting; or (iii) we are paying a dividend on the shares,

  •
  when you owe money to pay fees, taxes and similar charges, or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to our ADSs or to the withdrawal of shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

        Subject to the provisions of the deposit agreement, The Bank of New York may, unless we have instructed it not to do so, deliver ADSs before deposit of the underlying Series B shares. This is called a pre-release of the ADSs. The Bank of New York may also deliver shares upon cancellation of pre-released ADSs even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADSs instead of shares to close out a pre-release. The Bank of New York may pre-release ADSs only under the following conditions:

  •
  before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer (i) owns the shares or ADSs to be deposited, (ii) transfers its ownership of the shares or ADSs to The Bank of New York for the benefit of the ADS holders, and (iii) will not take any action with respect to such shares or ADSs that is inconsistent with their transfer to The Bank of New York;

  •
  the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and

  •
  The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

        Additionally, the depositary will normally limit the amount of Series B shares represented by pre-released ADSs to 30% of the Series B shares deposited and will set limits with respect to the number of pre-released ADSs issued to particular persons on a case-by-case basis and will not so issue ADSs if requested by us to cease doing so.

TAXATION

        The following summary contains a description of the material anticipated U.S. and Mexican federal income tax consequences of the purchase, ownership and disposition of the Series B shares or ADSs by a beneficial owner that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income tax on a net income basis in respect of the Series B shares or ADSs and that is a "non-Mexican holder" (as defined below), or a "U.S. holder," but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the Series B shares or ADSs. In particular, the summary deals only with U.S. holders that will hold the Series B shares or ADSs as capital assets and use the U.S. dollar as their functional currency and does not address the tax treatment of a U.S. holder that owns or is treated as owning 10% or more of the outstanding voting shares of the company. In addition, the summary does not address any U.S. or Mexican state or local tax considerations that may be relevant to a U.S. holder.

        The summary is based upon the federal income tax laws of the United States and Mexico as in effect on the date of this prospectus, including the provisions of the income tax treaty between the United States and Mexico and protocols thereto, or the "Tax Treaty," all of which are subject to change, possibly with retroactive effect in the case of U.S. federal income tax law. Prospective investors in the Series B shares or ADSs should consult their own tax advisors as to the U.S., Mexican or other tax consequences of the purchase, ownership and disposition of the Series B shares or ADSs, including, in particular, the effect of any foreign, state or local tax laws and their entitlement to the benefits, if any, afforded by the Tax Treaty.

        For purposes of this summary, the term "Company" refers to Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., on a stand-alone basis and excluding our consolidated subsidiaries.

        For purposes of this summary, the term "non-Mexican holder" shall mean a holder that is not a resident of Mexico and that will not hold the Series B shares or ADSs or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment or fixed base in Mexico.

        For purposes of Mexican taxation:

  •
  individuals are residents of Mexico if they have established their principal place of residence in Mexico or, if they have established their principal place of residence outside Mexico, if their core of vital interests (centro de intereses vitales) is located in Mexico. Individual's core of vital interests will be deemed to be located in Mexico if, among other things,

  –  at least 50% of the individual's aggregate annual income derives from Mexican sources or

  –  the individual's principal center of professional activities is located in Mexico;

  •
  individuals are residents of Mexico if they are state employees, regardless of the location of the individual's core of vital interests; and

  •
  legal entities are residents of Mexico if they were established under Mexican law or if they maintain their principal place of business or their place of effective management in Mexico.

        If non-residents of Mexico are deemed to have a permanent establishment in Mexico for tax purposes, all income attributable to the permanent establishment will be subject to Mexican taxes, in accordance with applicable Mexican tax law.

        In general, for U.S. federal income tax purposes, beneficial owners of ADSs will be treated as the beneficial owners of the Series B shares represented by those ADSs.

Taxation of Dividends

  Mexican Tax Considerations

        Under Mexican Income Tax Law provisions (Ley del Impuesto Sobre la Renta), dividends paid to Mexican and non-Mexican holders with respect to our Series B shares and ADSs are currently not subject to Mexican withholding tax.

        Dividends paid from distributable earnings that have not been subject to corporate income tax are subject to a corporate-level dividend tax (payable by us) at a rate of 40.85% for the year ended December 31, 2006 and 38.89% thereafter. Corporate tax rates of 29% in 2006 and 28% thereafter are applied to the result. This corporate-level dividend income tax on the distribution of earnings is not final and may be applied as a credit against Mexican corporate income tax corresponding to the fiscal year in which the dividend was paid or against the Mexican corporate income tax of the two fiscal years following the date in which the dividend was paid. Dividends paid from distributable earnings, after corporate income tax has been paid with respect to these earnings, are not subject to this corporate-level dividend tax. Currently, after corporate tax dividend distributions are not subject to individual withholding taxes for shareholder recipients thereof.

        Distributions made by us to our shareholders other than as dividends, including capital reductions, amortization of shares or otherwise, would be subject to taxation in Mexico, including withholding taxes. The tax rates applicable and the method of assessing and paying taxes applicable to any such non-dividend distributions will vary depending on the nature of the distributions.

  U.S. Federal Income Tax Considerations

        The gross amount of any distributions paid with respect to the Series B shares represented by the ADSs, to the extent paid out of the Company's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be taxable as dividends and generally will be includible in the gross income of a U.S. holder as ordinary income on the date on which the distributions are received by the depositary and will not be eligible for the dividends received deduction allowed to certain corporations under the U.S. Internal Revenue Code of 1986, as amended. Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2011 with respect to the B shares and ADSs will be subject to taxation at a maximum rate of 15% if the dividends are "qualified dividends." Dividends paid on the B shares and ADSs will be treated as qualified dividends if (i) the Company is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules and (ii) the Company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, or a "PFIC." The income tax treaty between Mexico and the United States has been approved for the purposes of the qualified dividend rules. Based on our audited financial statements and relevant market and shareholder data, we believe that the Company was not treated as a PFIC for U.S. federal income tax purposes with respect to its 2005 taxable year. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate that the Company will become a PFIC for its 2006 taxable year.

        To the extent that a distribution exceeds the Company's current and accumulated earnings and profits, it will be treated as a non-taxable return of basis to the extent thereof, and thereafter as capital gain from the sale of Series B shares or ADSs. Distributions, which will be made in pesos, will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date they are received by the depositary whether or not they are converted into U.S. dollars. U.S. holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any pesos received that are converted into U.S. dollars on a date subsequent to receipt. Dividend income generally will constitute foreign source income for U.S. foreign tax credit purposes.

        Distributions of additional Series B shares to holders of ADSs with respect to their ADSs that are made as part of a pro rata distribution to all of our stockholders generally will not be subject to U.S. federal income tax.

Taxation of Dispositions of Shares or ADSs

  Mexican Tax Considerations

        Gain on the sale or other disposition of ADSs by a U.S. holder will generally not be subject to Mexican tax. Deposits and withdrawals of Series B shares in exchange for ADSs will not give rise to Mexican tax or transfer duties.

        Gain on the sale of Series B shares by a U.S. holder will not be subject to any Mexican tax if the transaction is carried out through the Mexican Stock Exchange or other stock exchange or securities markets approved by the Mexican Ministry of Finance and Public Credit. Gain on sales or other dispositions of Series B shares made in other circumstances generally would be subject to Mexican tax at a rate of 25% based on the total amount of the transaction or, subject to certain requirements applicable to the seller, at a rate of 29% for the year ended December 31, 2006, and 28% thereafter, of gains realized from the disposition.

        Under the Tax Treaty, a U.S. holder that is eligible to claim the benefits of the Tax Treaty will be exempt from Mexican tax on gains realized on a sale or other disposition of Series B shares, in a transaction that is not carried out through the Mexican Stock Exchange or such other approved securities markets, provided that such gains are not attributable to a permanent establishment or fixed base in Mexico, and further provided that the holder did not own, directly or indirectly, 25% or more of our share capital (including ADSs) during the twelve-month period preceding the sale or other disposition.

  U.S. Federal Income Tax Considerations

        Upon the sale or other disposition of the Series B shares or ADSs, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. holder's tax basis in the Series B shares or ADSs. Gain or loss recognized by a U.S. holder on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Series B shares or ADSs have been held for more than one year. Long-term capital gain recognized by a U.S. holder that is an individual generally is subject to a maximum federal income tax rate of 15%. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes. Deposits and withdrawals of Series B shares by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

        A U.S. holder that receives pesos upon sale or other disposition of the Series B shares will realize an amount equal to the U.S. dollar value of the pesos upon the date of sale (or in the case of cash basis and electing accrual basis taxpayers, the settlement date). A U.S. holder will have a tax basis in the pesos received equal to the U.S. dollar value of the pesos received translated at the same rate the U.S. holder used to determine the amount realized on its disposal of the Series B shares. Any gain or loss realized by a U.S. holder on a subsequent conversion of the pesos generally will be a U.S. source ordinary income or loss.

  Other Mexican Taxes

        There are no Mexican inheritance, gift, succession or value-added taxes applicable to the ownership, transfer or disposition of the Series B shares or ADSs by non-Mexican holders; provided, however, that gratuitous transfers of the Series B shares or ADSs may in certain circumstances cause a Mexican federal tax to be imposed upon the recipient. There are no Mexican stamp, issue, registration or similar taxes or duties payable by non-Mexican holders of the Series B shares or ADSs.

  U.S. Backup Withholding Tax and Information Reporting Requirements

        In general, information reporting requirements will apply to certain payments by a paying agent to a U.S. holder of dividends in respect of the Series B shares or ADSs or the proceeds received on the sale or other disposition of the Series B shares or ADSs, and a backup withholding tax may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number to the paying agent or fails to establish an exemption or otherwise comply with these provisions. Amounts withheld as backup withholding tax will be creditable against the U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.

UNDERWRITING

        The global offering consists of

  •
  an offering of a total of 83,513,040 Series B shares (all or a part of which may be in the form of ADSs) outside of Mexico, and

  •
  an offering of a total of 83,513,046 Series B shares inside Mexico.

        Citigroup Global Markets, Inc. and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex are the joint global coordinators and joint bookrunning managers of the global offering. Citigroup Global Markets, Inc. is acting as representative of the international underwriters named below. Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex is acting as representative of the Mexican underwriters.

        Subject to the terms and conditions stated in the underwriting agreement for sales outside of Mexico dated the date of this prospectus, each international underwriter named below has agreed to purchase, and the selling stockholder has agreed to sell to that underwriter, the number of Series B shares set forth opposite the underwriter's name.

Underwriter	Number of ADSs	Number of Series B shares
Citigroup Global Markets, Inc.
Scotia Capital (USA) Inc.
UBS Securities LLC
Total

        Subject to the terms and conditions stated in the Mexican underwriting agreement dated the date of this prospectus, the Mexican underwriter has agreed to purchase, and the selling stockholder has agreed to sell to the underwriter the number of Series B shares set forth opposite the Mexican underwriter's name.

Underwriter	Number of Series B shares
Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex
Total

        The international and Mexican underwriting agreements provide that the obligations of the underwriters to purchase the ADSs and Series B shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ADSs and Series B shares (other than those covered by the over-allotment option described below) if they purchase any of the ADSs or Series B shares. We and the selling stockholder also have entered into a Mexican underwriting agreement with a syndicate of Mexican underwriters providing for the concurrent offer and sale of 83,513,046 Series B shares in Mexico. The offering price and the total underwriting discounts and commissions per ADS or per Series B share for the international offering and the Mexican offering are expected to be identical. In addition, the international and the Mexican offerings are each conditioned on the closing of the other(s).

        The selling stockholder may be deemed to be an underwriter in connection with the global offering.

        The international underwriters and the Mexican underwriter have entered into an intersyndicate agreement pursuant to which sales may be made between the international underwriters and the Mexican underwriter of ADSs or Series B shares. To the extent that there are sales between the international underwriters and the Mexican underwriter pursuant to the intersyndicate agreement, the number of ADSs and Series B shares that may be available for sale by the international underwriters and the Mexican underwriter may be more or less than the amounts appearing on the cover page of this prospectus.

        The underwriters propose to offer some of the ADSs and Series B shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the ADSs and Series B shares to dealers at the public offering price less a concession not to exceed $    per ADS or $    per Series B share. The underwriters may allow, and dealers may reallow, a concession not to exceed $    per ADS or $    per Series B share on sales to other dealers. If all of the ADSs or Series B shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us and the selling stockholder that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs and Series B shares offered by them.

        The selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 12,526,952 additional Series B shares (all or a part of which may be in the form of ADSs) at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the offering. To the extent the option is exercised, each underwriter must purchase a number of additional ADSs and/or Series B shares approximately proportionate to that underwriter's initial purchase commitment.

        Each ADS represents eight Series B shares. The international underwriters propose to offer the Series B shares, whether in the form of ADSs or otherwise, initially at the public offering price on the cover page of this prospectus and to international selling group members at that price less a selling concession of U.S. $    per Series B share (or U.S. $    per ADS). After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representative. The public offering price of the Series B shares sold in Mexico is the equivalent in pesos calculated with reference to the Fix Exchange Rate published by the Central Bank of Mexico (Banco de Mexico) in its web page at noon on the pricing date.

        The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ADSs and Series B shares. The international and Mexican underwriters also have agreed that they may sell ADSs and Series B shares among their respective underwriting syndicates. The number of ADSs and Series B shares actually allocated to each offering may differ from the amount offered due to a reallocation between the international and Mexican offerings.

        We, our officers and directors, and the selling stockholder and our other stockholders have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Citigroup Global Markets, Inc. and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex dispose of or hedge any Series B shares or any securities convertible into or exchangeable for our Series B shares. Citigroup Global Markets, Inc. and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

        Aeroinvest or any of its affiliates may place orders for purchases of Series B shares in the offering. Any such orders are not expected to involve more than 5% percent of our capital stock. There can be no assurance that any such order will be placed, or that any Series B shares will be allocated to Aeroinvest or its affiliates in the offering in the event that such order is placed.

        We have registered the Series B shares in the Mexican National Securities Registry, maintained by the National Banking and Securities Commission to permit the transactions mentioned in this prospectus. This registration does not imply any certification as to the investment quality of the Series B shares, its solvency or the accuracy or completeness of the information included in this prospectus. We cannot assure you that this registration will be maintained after the completion of the offering.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State ("the Relevant Implementation Date"), it has not made and will not make an offer of ADSs and Series B Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to ADSs and Series B Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of ADSs and Series B Shares to the public in that Relevant Member State at any time

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to investors with the minimum total consideration per investor of €50,000; or

  •
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs and Series B Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and ADSs and Series B Shares to be offered so as to enable an investor to decide to purchase or subscribe ADSs and Series B Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented and agreed that

  •
  it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell ADSs and Series B Shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of ADSs and Series B Shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act (the "FSMA") by the issuer;

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of ADSs and Series B Shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to ADSs and Series B Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in The Netherlands

        The offer in The Netherlands of ADSs and Series B Shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the ADSs and Series B Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs and Series B Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs and Series B Shares has been or will be

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France or

  •
  used in connection with any offer for subscription or sale of the ADSs or Series B Shares to the public in France.

        Such offers, sales and distributions will be made in France only

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The ADSs and Series B Shares may be resold, directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

        Prior to this offering, there has been no public market for our Series B shares or the ADSs. Consequently, the initial public offering price for the Series B shares and the ADSs was determined by negotiations between us, the selling stockholder and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company.

        We cannot assure you, however, that the prices at which the Series B shares or the ADSs will sell in the public market after the offering will not be lower than the initial public offering price or that an active trading market in the Series B shares or the ADSs will develop and continue after this offering.

        The ADSs have been approved for listing on The NASDAQ Global Market under the symbol "OMAB." The underwriters have undertaken to sell ADSs to a minimum of 2,000 beneficial owners in lots of 100 or more ADSs to meet The NASDAQ Global Market distribution requirements for trading.

        The following table shows the underwriting discounts and commissions that the selling stockholder is to pay to the international underwriters in connection with the offering, excluding offering expenses payable by the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the international underwriters' option to purchase additional Series B shares.

	No Exercise	Full Exercise
Per Series B Share	U.S. $	U.S. $
Per ADS	U.S. $	U.S. $

Total	U.S. $	U.S. $

        The following table summarizes the estimated expenses related to the global offering:

Legal Expenses	U.S. $1,300,000.00
Accounting Expenses	U.S. $ 800,000.00
Printing Expenses	U.S. $ 300,000.00
Other Expenses	U.S. $1,000,000.00

        The selling stockholder has agreed to pay or reimburse us for substantially all expenses related to the global offering. In addition, the depositary has agreed to reimburse us for certain expenses related to the establishment of the ADR facility, as set forth under "Description of American Depositary Shares—Fees and Expenses."

        In connection with the offering, Citigroup Global Markets, Inc. and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex on behalf of the underwriters, may purchase and sell ADSs or Series B shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of ADSs or Series B shares in excess of the number of ADSs or Series B shares to be purchased by the international underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of ADSs or Series B shares made in an amount up to the number of ADSs and Series B shares represented by the international underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, Citigroup Global Markets, Inc. and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex will consider, among other things, the price of ADSs and Series B shares available for purchase in the open market as compared to the price at which they may purchase ADSs or Series B shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of ADSs and Series B shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The international underwriters may also make "naked" short sales of ADSs or Series B shares in excess of the over-allotment option. The international underwriters must close out any naked short position by purchasing ADSs and Series B shares in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs or Series B shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of ADSs or Series B shares in the open market while the offering is in progress. The Mexican underwriter may also engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions. However, the Mexican underwriter is not permitted to create a naked short position.

        The international underwriters also may impose a penalty bid. Penalty bids permit the international underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets, Inc. repurchases ADSs or Series B shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Under the terms of the intersyndicate agreement between the international underwriters and the Mexican underwriter, the international underwriter has agreed that as part of its distribution of the Series B shares, whether in the form of ADSs or otherwise, and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any Series B shares or distribute any prospectus relating to the Series B shares to any person in Mexico or to any other dealer who does not so agree. The Mexican underwriter has agreed that as part of its placement of the Series B shares and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any Series B shares or distribute any prospectus relating to the Series B shares outside of Mexico or to any other dealer who does not so agree. These limitations do not apply to stabilization transactions or to transactions between the international underwriters and the Mexican underwriter.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the ADSs or Series B shares. They may also cause the price of the ADSs or Series B shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The international and Mexican underwriters may conduct these transactions on The NASDAQ Global Market or in the over-the-counter market, or otherwise. If the international and Mexican underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of ADSs or Series B shares to underwriters for sale to their online brokerage account holders. The representatives will allocate ADSs and Series B shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs and Series B shares may be sold by the underwriters to securities dealers who resell ADSs and Series B shares to online brokerage account holders.

        We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the Series B shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of Series B shares are made. Any resale of the Series B shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

        By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholder and the dealer from whom the purchase confirmation is received that

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers

        The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

        All of the issuer's directors and officers as well as the experts named herein and the selling shareholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements, principally under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

  •
  general economic, political, demographic and business conditions in Mexico and particularly in the geographic markets we serve;

  •
  changes in our maximum rates;

  •
  potential disruption or interruption of our services;

  •
  inflation, depreciation and devaluation of the peso;

  •
  the early termination or revocation of our concessions by the Ministry of Communications and Transportation;

  •
  changes in our master development programs or our ability to meet the obligations thereunder;

  •
  changes in passenger and cargo volume;

  •
  changes in the competitive environment in which we operate;

  •
  existing and future governmental regulations relating to us; and

  •
  the risk factors discussed under "Risk Factors" beginning on page 21.

        The words "believe," "may," "aim," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur. In light of these limitations, you should not place undue reliance on forward-looking statements contained in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

        Upon completion of the offering, we will become subject to the informational requirements of the U.S. Securities Exchange Act of 1934, which is also known as the Exchange Act. Accordingly, we will be required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Commission's Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. In addition, the Commission maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

        As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we will be required to file with the SEC, promptly after it is made public or filed, information we make public in Mexico or file with the Mexican Stock Exchange or Mexican Securities and Banking Commission.

        As a foreign private issuer, we are exempt from Exchange Act rules regarding proxy statements and short-swing profits.

        We will provide the depositary with annual reports in English, which will include a review of operations and annual audited consolidated financial statements prepared according to Mexican GAAP.

The annual reports will include a reconciliation of net income and stockholders' equity to U.S. GAAP. We will also furnish the depositary with an English translation of our unaudited quarterly financial statements for each of the first three calendar quarters prepared in accordance with Mexican GAAP. When the depositary receives copies of these documents, it has agreed to promptly mail them to registered holders of ADSs.

        We will also furnish to the depositary in English all notices of stockholders' meetings and other reports, communications and information that are made generally available to the holders of Series B shares. The depositary has agreed to mail to all holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a meeting of our stockholders received by the depositary and will make available to all holders of ADSs such notices and all such other reports and communications received by the depositary.

        Neither we nor the selling stockholder are making offers to, nor are accepting offers to buy from, holders in any jurisdiction in which the offer would not comply with local securities laws.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a corporation (sociedad anonima de capital variable) organized under the laws of Mexico. Most of our directors and officers, the selling stockholder and certain of the experts named in this prospectus reside in Mexico. In addition, most or all of our assets are located in Mexico. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortes y Fuentes S.C., that you may not be able to serve process within the United States upon these individuals or enforce against them judgments of U.S. courts, including judgments based on the civil liability provisions of the federal securities laws of the United States and Mexican courts may not recognize the grounds or remedies for actions originally brought in a Mexican court against us, our directors and officers, the selling stockholder, the Mexican government and any expert named in this prospectus based on the federal securities laws of the United States.

VALIDITY OF SECURITIES

        The validity of the ADSs will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our U.S. counsel, and for the underwriters by Shearman & Sterling LLP, U.S. counsel to the underwriters. The validity of the Series B shares will be passed upon for us by Mijares, Angoitia, Cortes y Fuentes S.C., our Mexican counsel, and for the underwriters by Creel Garcia-Cuellar y Muggenburg, S.C., Mexican counsel to the underwriters.

EXPERTS

        The consolidated financial statements of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. and subsidiaries as of December 31, 2005, 2004 and 2003 and for each of the years then ended included in this prospectus have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., an independent registered public accounting firm and member of Deloitte Touche Tohmatsu, as stated in their report appearing herein (which expresses an unqualified opinion with respect to the financial statements and includes an explanatory paragraph referring to the reconciliation of consolidated net income and stockholders' equity from Mexican GAAP to U.S. GAAP) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Grupo Aeroportuario del Centro Norte, S.A. de C.V.

        We have audited the accompanying consolidated balance sheets of Grupo Aeroportuario del Centro Norte, S.A. de C.V. and subsidiaries (the "Company") as of December 31, 2005, 2004 and 2003, and the consolidated statements of income, changes in stockholders' equity and changes in financial position for the years then ended, all expressed in thousands of Mexican pesos of purchasing power of June 30, 2006. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Grupo Aeroportuario del Centro Norte, S.A. de C.V. and subsidiaries as of December 31, 2005, 2004 and 2003, and the results of their operations, changes in their stockholders' equity and changes in their financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

        Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income for the years ended December 31, 2005 and 2004 and the determination of consolidated stockholders' equity and financial position at December 31, 2005 and 2004, to the extent summarized in Note 19. Our audits also comprehended the translation of the Mexico peso amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. The translation of the financial statement amounts into U.S. dollars and the translation of the financial statements into English have been made solely for the convenience of readers in the United States of America.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu

C.P.C. Roberto Lozano Garza
Monterrey, Mexico

February 10, 2006, except for the restatement of pesos to
purchasing power of June 30, 2006, the convenience translation of Mexican peso amounts into U.S. dollars, Notes 19 and 20,
and the effects of the reverse stock split on all share, per share and option data, as to which the date is November 6, 2006

Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries

Consolidated Balance Sheets

At December 31, 2005, 2004 and 2003

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power as of June 30, 2006)

	2005 (Convenience Translation; See Note 2)	2005		2004		2003
Assets
Current assets:
Cash and cash equivalents (Note 4)	$140,966	Ps.	1,591,008	Ps.	1,210,747	Ps.	901,189
Trade accounts receivable—net (Note 5)	11,301		127,551		48,266		37,768
Accounts receivable from Consorcio Aeroméxico, S.A. de C.V., a related party	7,528		84,963		145,053		180,869
Recoverable taxes	4,262		48,102		19,675		23,691
Other current assets	1,908		21,539		13,517		10,582

Total current assets	165,965		1,873,163		1,437,258		1,154,099
Property, machinery, equipment and improvements to concessioned properties—net (Note 6)	125,908		1,421,065		1,242,580		1,049,957
Rights to use airport facilities—net (Note 7)	351,221		3,964,060		4,081,372		4,198,611
Airport concessions—net (Note 7)	64,591		729,004		745,571		762,138
Other assets—net	1,979		22,336		1,923		2,088

Total	$709,664	Ps.	8,009,628	Ps.	7,508,704	Ps.	7,166,893

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$8,059	Ps.	90,958	Ps.	108,067	Ps.	94,931
Accounts payable to related parties (Note 11)	2,184		24,656		19,598		18,479
Advances from customers	1,541		17,389		3,853
Value-added tax payable	919		10,365		10,363		7,393
Statutory employee profit sharing	127		1,439		371		505

Total current liabilities	12,830		144,807		142,252		121,308
Guarantee deposits	1,025		11,573		10,572		9,384
Employee retirement obligations (Note 8)	1,991		22,466		7,975		7,568
Deferred income taxes and statutory employee profit sharing (Note 12)	45,651		515,243		387,659		355,777

Total liabilities	61,497		694,089		548,458		494,037

Commitments and contingencies (Notes 13 and 14)
Stockholders' equity (Note 9):
Capital stock—nominal value	382,783		4,320,278		4,320,278		4,320,278
Restatement for inflation of capital stock	120,581		1,360,943		1,360,943		1,360,943
Retained earnings	122,182		1,379,006		1,023,713		736,323
Cumulative initial effect of deferred income taxes	22,621		255,312		255,312		255,312

Total stockholders' equity	648,167		7,315,539		6,960,246		6,672,856

Total	$709,664	Ps.	8,009,628	Ps.	7,508,704	Ps.	7,166,893

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries

Consolidated Statements of Income

For the years ended December 31, 2005, 2004 and 2003

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power as of June 30, 2006, except share and per share data)

	2005	2005	2004	2003
	(Convenience Translation; See Note 2)
Revenues (Note 16):
Aeronautical services	$98,480	Ps.1,111,493	Ps.1,010,305	Ps.937,938
Non-aeronautical services	23,758	268,146	233,737	184,818

	122,238	1,379,639	1,244,042	1,122,756

Operating costs:
Cost of services (Note 17)	32,134	362,686	334,268	318,027
General and administrative expenses	20,212	228,132	225,669	238,248
Concession taxes (Note 11)	6,000	67,722	60,487	55,123
Technical assistance fees (Note 11)	3,306	37,305	37,491	36,855
Depreciation and amortization	18,817	212,375	201,227	187,382

	80,469	908,220	859,142	835,635

Income from operations	41,769	471,419	384,900	287,121

Net comprehensive financing income (cost):
Interest income	9,014	101,739	48,523	29,503
Exchange gain (loss)—net	(2,184)	(24,653)	(4,406)	32,049
Monetary position loss	(4,384)	(49,479)	(58,421)	(37,398)

	2,446	27,607	(14,304)	24,154

Other income—net	444	5,013	4,295	2,601

Income before income taxes and statutory employee profit sharing	44,659	504,039	374,891	313,876
Income tax expense (Note 12)	13,054	147,325	87,136	135,121
Current statutory employee profit sharing expense	126	1,421	365	497

Consolidated net income	$31,479	Ps.355,293	Ps.287,390	Ps.178,258

Weighted average number of common shares outstanding (Notes 9 and 20)	392,000,000	392,000,000	392,000,000	392,000,000

Basic and diluted earnings per share	$0.0803	Ps.0.9064	Ps.0.7331	Ps.0.4547

Unaudited pro forma basic and diluted earnings per share giving effect to exercise of stock option and payment of dividends (see Note 20)	$0.0781	Ps.0.8811

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the years ended December 31, 2005, 2004 and 2003

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power as of June 30, 2006, except share data)

		Capital Stock
					Cumulative initial effect of deferred income taxes
	Number of shares	Nominal Value	Restatement for inflation of capital stock	Retained earnings		Total stockholders' equity
Balances as of January 1, 2003	392,000,000	Ps.4,320,278	Ps.1,360,943	Ps.558,065	Ps.255,312	Ps.6,494,598
Comprehensive income				178,258		178,258

Balances as of December 31, 2003	392,000,000	4,320,278	1,360,943	736,323	255,312	6,672,856
Comprehensive income				287,390		287,390

Balances as of December 31, 2004	392,000,000	4,320,278	1,360,943	1,023,713	255,312	6,960,246
Comprehensive income				355,293		355,293

Balances as of December 31, 2005	392,000,000	Ps.4,320,278	Ps.1,360,943	Ps.1,379,006	Ps.255,312	Ps.7,315,539

Balances as of December 31, 2004 (Convenience Translation; See Note 2)	392,000,000	$382,783	$120,581	$90,703	$22,621	$616,688
Comprehensive income				31,479		31,479

Balances as of December 31, 2005	392,000,000	$382,783	$120,581	$122,182	$22,621	$648,167

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Financial Position

For the years ended December 31, 2005, 2004 and 2003

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power as of June 30, 2006)

	2005 (Convenience Translation; See Note 2)	2005	2004	2003
Operating activities:
Net income	$31,479	Ps. 355,293	Ps. 287,390	Ps. 178,258
Items that did not require resources:
Depreciation and amortization	18,817	212,375	201,227	187,382
Employee retirement obligations—net	951	10,732	572	1,396
Deferred income tax	11,705	132,106	61,881	133,996

	62,952	710,506	551,070	501,032
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable—net	(7,025)	(79,285)	(10,497)	(28,756)
Accounts receivable from Consorcio Aeroméxico, S.A. de C.V., a related party	5,324	60,090	35,815	(77,150)
Recoverable taxes	(2,919)	(32,949)	(25,983)	101,233
Other current assets	(711)	(8,022)	(2,935)	5,169
Increase (decrease) in:
Trade accounts payable	(1,513)	(17,109)	13,136	(1,416)
Accounts payable to related parties	448	5,058	1,119	(7,155)
Advances from customers	1,199	13,536	3,853
Guarantee deposits	86	1,001	1,188	7,534
Value-added tax payable		2	2,970	(8,235)
Statutory employee profit sharing	95	1,068	(134)	(3,870)

Net resources generated by operating activities	57,936	653,896	569,602	488,386

Investing activities:
Additions to property, machinery, equipment and improvements to concessioned properties	(22,691)	(256,104)	(260,044)	(362,792)
Other assets	(1,553)	(17,531)

Net resources used in investing activities	(24,244)	(273,635)	(260,044)	(362,792)

Cash and cash equivalents:
Net increase	33,692	380,261	309,558	125,594
Balance at beginning of year	107,274	1,210,747	901,189	775,595

Balance at end of year	$140,966	Ps. 1,591,008	Ps. 1,210,747	Ps. 901,189

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

For the years ended December 31, 2005, 2004 and 2003

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power as of June 30, 2006, except share and per share data)

1.    Activities and significant events

        Activities—Grupo Aeroportuario del Centro Norte, S.A. de C.V. ("GACN", or collectively with its subsidiaries, the "Company") is a holding company, whose subsidiaries are engaged in the administration, operation and use of 13 airports under a concession granted by the Mexican government through the Ministry of Communications and Transportation ("SCT"). The airports are located in the following cities: Monterrey, Acapulco, Mazatlán, Zihuatanejo, Ciudad Juárez, Reynosa, Chihuahua, Culiacán, Durango, San Luis Potosí, Tampico, Torreón, and Zacatecas.

        Significant events—The Company began operations on November 1, 1998. Prior to that date, the Company's activities were carried out by Aeropuertos y Servicios Auxiliares ("ASA"), a Mexican government agency that was responsible for the operation of all public airports in Mexico.

        The Company's formation was part of the Mexican government's plan to open the Mexican Airport System to private investors under a two-stage program developed by the SCT. 35 of the 58 public airports in Mexico selected for the program were divided into four groups: the Central-North Group formed by 13 airports, the Southeast Group formed by 9 airports, the Mexico City Group formed by 1 airport, and the Pacific Group formed by 12 airports. As part of the programs' first stage, strategic partners were selected for each airport group (except the Mexico City Group) through public bidding processes. The strategic partner would acquire 15% of the capital of the airport group and the obligation to enter into a participation contract as well as a contract to provide technical assistance services. In the second stage of the privatization, part or all of the remaining equity holdings in each airport group would be offered to the general public in the securities markets.

        On June 29, 1998, the SCT granted to the subsidiaries of GACN concessions to manage, operate and develop the 13 airports that comprise the Central-North Group and to benefit from the use of the airport facilities for a period of 50 years beginning November 1, 1998. The term may be extended by the SCT in one or more instances, not to exceed a total of an additional 50 years. The value of the concessions of Ps. 5,419,872 (Ps. 3,962,405 historical pesos) was not determined by the Mexican government until June 2, 2000, the date on which Servicios de Tecnología Aeroportuaria, S.A. de C.V. ("SETA"), the Company's strategic partner, acquired 15% of the Company. On that date, the Company and the Mexican government determined the value of the concessions on the basis of the price paid by SETA which was recorded as a single asset in the Company's financial statements, and a corresponding credit to equity in favor of the Mexican government.

        Notwithstanding that the Company has rights to manage, operate and develop thirteen airports, under the General Law of National Properties, all long-term fixed assets located in the airports pertain to the Mexican government. Upon expiration of the concession term, the improvements made during the term of the concessions will automatically revert to the Mexican government.

        As a result of the public bidding process discussed above, in June 2000, a stock purchase agreement was executed between the Mexican government and SETA, whereby the Mexican government sold 15% of its then-outstanding equity interests in the Company to SETA. SETA paid the Mexican government Ps. 864,056 (historical pesos), excluding interest, in exchange for: (i) 58,800,000 Class I Series "BB" shares; (ii) an option to acquire from the Mexican government an additional 36% of the then-outstanding equity interest held by the Mexican government in the Company, in the event that such shares were not sold in a public offering within a specified time period (which was subsequently assigned to one of SETA's stockholders; see below); (iii) the right and obligation to enter into various agreements, including a technical assistance and transfer-of-technology agreement as defined in the public bidding process; and (iv) a stock option agreement, according to which SETA has the option to subscribe up to 3% of the new Series "B" shares. This option is exercisable in three tranches of 1% each over a period from June 14, 2003 to June 14, 2007, provided that SETA has complied with its obligations under the technical assistance and transfer-of-technology agreement. The option exercise price was $1.1286 (Ps. 11.0198), plus a 5% annual premium; such exercise price is subject to decrease by an amount equal to any dividend payments made by the Company to its stockholders. The first tranche expired unexercised in June 2005; the second and the third tranches will expire in June 2006 and June 2007, respectively.

        At December 31, 2005, SETA's stockholders were Aeroinvest, S.A. de C.V. ("Aeroinvest") (subsidiary of Empresas ICA, S.A. de C.V.) with 74.5% and Aéroports de Paris, S.A with 25.5%. Pursuant to the Company's bylaws, SETA (as holder of the Company's Series "BB" shares) has the right to present to the board of directors the name or names of the candidates for appointment of certain of the Company's senior management, the right to appoint and remove the Company's chief financial officer, chief operating officer and commercial director, the right to elect three members of the Company's board of directors and the right to veto certain actions requiring approval of the Company's stockholders (including the payment of dividends, the amendment of the Company's bylaws and the amendment of its right to appoint certain members of senior management). In the event of the termination of the technical assistance agreement, the Series "BB" shares will be converted into Series "B" shares resulting in the termination of these rights. If at any time, prior to June 14, 2015, SETA were to hold less than 7.65% of the Company's capital stock in the form of Series "BB" shares, it would lose its veto rights (but other special rights it possesses as a Series "BB" shareholder would be unaffected). If at any time after June 14, 2015, SETA were to hold less than 7.65% of the Company's capital stock in the form of Series "BB" shares, such shares must be converted into Series "B" shares, which would cause SETA to lose all of its special rights. So long as SETA retains at least 7.65% of the Company's capital stock in the form of Series "BB" shares, all its special rights will remain in force.

        Pursuant to the Company's bylaws, the technical assistance agreement and the participation agreement, SETA may not transfer more than 51% of its Series "BB" shares until after June 14, 2007. After such date, SETA is entitled to transfer up to one-eighth of such 51% during each year thereafter.

        As noted above, SETA had the option to acquire from the Mexican government Series "B" shares representing 36% of the then-outstanding capital stock of the Company. Such option provided that in the event that Nacional Financiera, S.N.C. ("Nafin"), a trust which holds the Mexican government's share of the Company's common stock, did not sell its shares representing 36% of the then-outstanding common stock of the Company through a public offering prior to the fourth anniversary of the date from which the Company and SETA entered into a participation agreement (which four-year term ended June 14, 2004), then SETA had the option to purchase from Nafin Series "B" shares representing 36% of the then-outstanding capital stock of the Company. The option could be exercised by SETA via notice to Nafin delivered during the twelve months following the four-year term. The per share price was $1.1286 (Ps. 11.0198), plus a premium calculated at 5% per year, subject to decrease based on dividends paid by the Company. The purchase price was payable in U.S. dollars or the peso equivalent at an exchange rate as determined by the option agreement. As allowed by the terms of the option agreement, such option was assigned to and exercised by Aeroinvest during December 2005 at an exercise price per share of $1.4404 (Ps. 15.3449). As a result of this acquisition, Aeroinvest controls 47.2% of the shares of the Company at December 31, 2005, with a direct participation of 36% and an indirect participation of 11.2% through its investment in SETA.

2.    Bases of presentation and consolidation

        Translation into English—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico (Mexican GAAP). Certain accounting practices applied by the Company vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). See Note 19 for a discussion of such differences and for a reconciliation of the Company's financial statements between Mexican GAAP and U.S. GAAP.

        Convenience translation—The consolidated financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican peso amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of 11.2865 Mexican pesos to one U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2006. Such translations should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at that rate or any other rate.

        Basis of consolidation—The consolidated financial statements include the financial statements of Grupo Aeroportuario del Centro Norte, S.A. de C.V. and its wholly-owned subsidiaries. All significant intercompany balances, transactions and investments have been eliminated in the accompanying consolidated financial statements.

        The wholly-owned subsidiaries whose financial statements have been consolidated with those of Grupo Aeroportuario del Centro Norte, S.A. de C.V. are as follows: Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Ciudad Juárez, S.A. de C.V., Aeropuerto de Culiacán, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlán, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de San Luis Potosí, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreón, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V., Aeropuerto de Zihuatanejo, S.A. de C.V., and Servicios Aeroportuarios del Centro Norte, S.A. de C.V. ("SACN").

        Reclassifications—In 2004 and 2003, the Company reported guarantee deposits within the accounts payable caption, which have been reclassified to conform to the 2005 presentation as a separate caption within long-term liabilities. As well, in 2004 and 2003, certain costs were included within general and administrative expenses, which have been reclassified to conform to the 2005 presentation within costs of services.

3.    Summary of significant accounting policies

        The accounting policies followed by the Company are in conformity with Mexican GAAP, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management's best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

a.
New accounting policies—Effective January 1, 2005, the Company adopted the revised provisions to Bulletin D-3, "Labor Obligations", related to recognition of the liability for severance payments for reasons other than restructuring, which is recorded using the projected unit credit method, based on calculations by independent actuaries. Bulletin D-3 grants the option to immediately recognize, in current earnings, the resulting transition asset or liability, or to amortize it over the average remaining labor life of employees. Through December 31, 2004, severance payments were charged to results when the liability was determined to be payable. The accrued liability as of January 1, 2005 calculated by independent actuaries is Ps. 7,680. The Company chose to record such amount as a transition asset to be amortized using the straight-line method over five years, which represents the average remaining labor life of employees expected to receive such benefits.

Beginning January 1, 2004 the Company adopted the provisions of Bulletin C-15 "Accounting for Impairment and Disposal of Long-Lived Assets", which establishes, among other things, new rules to calculate and recognize impairment losses and their reversal. When there are indicators of impairment of long-lived assets in use, tangible and intangible, including goodwill, and such impairment is not temporary, entities must evaluate possible impairment losses. To calculate impairment losses, recovery value must be determined, which is now defined as the greater of the net selling price of cash-generating unit and its value in use, represented by the present value of the future net cash flows, using an appropriate discount rate. The adoption of this new Bulletin as of January 1, 2004 did not have a significant effect on the Company's consolidated financial position or results of operations.

Beginning January 1, 2003, the Company adopted the provisions of new Bulletin C-9, "Liabilities, Provisions, Contingent Assets and Liabilities and Commitments", which establishes additional guidelines clarifying the accounting provisions, accruals and contingent liabilities, and establishes new standards for the use of present value techniques to measure liabilities and accounting for the early settlement of substitution of obligations. The adoption of C-9 did not have significant effect on the Company's consolidated financial positions or results of operations.

b.
Recognition of the effects of inflation—The Company restates its consolidated financial statements to Mexican peso purchasing power of the most recent balance sheet date presented. Accordingly, the consolidated financial statements of the prior year, that are presented for comparative purposes, have also been restated to Mexican pesos of the same purchasing power and, therefore, differ from those originally reported in prior years. Recognition of the effects of inflation results mainly in inflationary gains or losses on nonmonetary and monetary items that are presented in the financial statements under the caption "monetary position loss". The monetary position loss represents the erosion of the purchasing power of monetary items caused by inflation and is calculated by applying Mexican National Consumer Price Index (INPC) factors to monthly net monetary position. Gains (losses) result from maintaining a net monetary liability (asset) position, respectively.

c.
Cash equivalents—The Company considers all highly-liquid debt instruments purchased with maturity of ninety days or less to be cash equivalents.

d.
Property, machinery, equipment and improvements to concessioned properties—Expenditures for property, machinery and equipment, including improvements that increase the value of assets by increasing their service capacity, improving their efficiency or prolonging their useful lives, are capitalized. These amounts are initially recorded at acquisition cost and are restated using the INPC. Depreciation is calculated using the straight-line method beginning with the month following the purchase date, using final restated balances, based on the estimated remaining useful lives of the related assets, as follows:

Total years
Improvements to concessioned properties	20
Machinery and equipment	10
Office furniture and equipment	10
Vehicles	4
Computers	3.3
e.
Rights to use airport facilities and airport concessions—This caption represents the value of the airport concessions and the related rights to use airport facilities granted by the SCT at each of the Company's 13 airports.

In 2003, the Company obtained a retrospective independent appraisal of the airport facilities determined by a third party. The appraised value was used as the basis for assigning a value to all of the assets received under each airport concession. The appraised value of the assets at each airport concession, up to the cost from the SCT of such individual concession, is included in the caption "rights to use airport facilities". In those airports where the cost of the concession from the SCT was greater than the appraised value of the assets of such airport, the amount was classified under the caption "airport concessions" (see Note 7).

The rights to use airport facilities are amortized using the straight-line method according to the remaining useful lives of the concessioned properties determined by an independent appraiser. Airport concessions are amortized using the straight-line method over 50 years, the term of the concession.

f.
Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the amounts mentioned above. The impairment indicators considered for these purposes are, among others, operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, and other legal and economic factors.

According to Mexican GAAP, management considers that GACN, together with its 13 airports, can be considered an "independent cash generating unit", as all are part of the Central-North package included in the Mexican government's bidding process. Under the privatization process, each airport concession must operate its airport, regardless of its individual results. At December 31, 2005, the Company's impairment analysis did not indicate any loss from impairment.

g.
Employee retirement obligations—Seniority premiums and, beginning in 2005, severance payments are recognized as costs over employee years of service and are calculated by independent actuaries using the projected unit credit method at net discount rates. Accordingly, the liability is being accrued which, at present value, will cover the obligation from benefits projected to the estimated retirement date of the Company's employees. Through December 31, 2004, severance payments were charged to results when the liability was determined to be payable.

h.
Income taxes, tax on assets and statutory employee profit sharing—Income taxes (ISR) and statutory employee profit sharing (PTU) are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the accounting and tax bases of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ISR assets are reduced by any benefits about which there is uncertainty as to their realizability.

PTU is determined based on taxable income, according to Section I of Article 10 of the Income Tax Law. Deferred PTU is derived from temporary differences between the accounting result and income for PTU purposes and is recognized only when it can be reasonably assumed that such differences will generate a liability or benefit and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

Tax on assets paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented in the balance sheet decreasing the deferred ISR liability.

i.
Fair value of financial instruments—Financial instruments include such items as cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of these items approximate fair value because they have relatively short-term maturities and bear interest at rates tied to market indicators, as appropriate.

j.
Provisions—Provisions are recognized for current obligations that result from a past event that are probable to result in the use of economic resources and that can be reasonably estimated.

k.
Foreign currency transactions—Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing cost (income) in the consolidated statements of income.

l.
Concentrations of credit risk—Financial instruments that are subject to a potential credit risk due to non-compliance by the counterparty primarily consist of trade receivables from the Company's principal domestic and international airline customers. To reduce its credit risk, the Company conducts periodic evaluations of the financial situation of its customers and also requests specific guarantees or advances when deemed necessary. The Company believes that its potential credit risk is adequately covered by the allowance for doubtful accounts that it has recognized. In 2005, 2004 and 2003, approximately 16.4%, 17.5% and 21.1%, respectively, of the Company's accounts receivable correspond to amounts due from Compañía Mexicana de Aviación, S.A. de C.V. ("Mexicana"), approximately 29.1%, 35.1% and 41.0%, respectively, correspond to amounts due from Aerovías de México, S.A. de C.V. ("Aeroméxico"), and approximately 17.5%, 9.4% and 5.8%, respectively, correspond to amounts due from Consorcio Aviacsa, S.A. de C.V. In addition, of the Company's consolidated revenues for the year ended December 31, 2005, 2004 and 2003, approximately 9.4%, 11.0% and 14.0%, respectively, correspond to revenues generated by Mexicana, approximately 19.1%, 23.7% and 26.3%, respectively, correspond to revenues generated by Aeroméxico, and approximately 10.1%, 9.0% and 6.7%, respectively, correspond to revenues generated by Consorcio Aviacsa, S.A. de C.V.

m.
Revenue recognition—Revenue is generated mainly from the rendering of aeronautical services (regulated revenues), which refer to the use of the airport facilities by airlines and passengers. Aeronautical services consist of services that generate revenues necessary for the operation and proper functioning of an airport. These revenues are subject to a system of prices regulated by the SCT, which establishes a maximum rate for such aeronautical and complementary services provided at each airport. Such revenues are recognized when the services are rendered (see Note 16).

The Company also generates revenue from non-aeronautical services, which consist mainly of the leasing of commercial spaces in airport terminals, revenues from the operation of parking lots, fees from access to third parties that provide catering services and other services at airports. Spaces in the airport terminals are rented through operating lease agreements that contain either fixed monthly rent (increased annually based on the INPC) or fees based on a minimum monthly fee or a percentage of the monthly income of the lessee, whichever is higher. The fixed portion of lease revenues is recognized when the services are rendered or based on the terms of the related lease. The contingent rentals generated from the percentage of lessee monthly income are recognized in income once the contingency is met. Therefore, during the year, the percentage of lessee monthly revenues is recognized in the following month, once the Company has received information related to its tenants' revenues. Though each year reported includes twelve months of revenues, this accounting treatment results in a one-month lag with respect to the commercial revenues for those tenants whose stated percentage of monthly income is greater than the minimum monthly fee. However, the Company monitors the effect of this one-month lag at each reporting date and does not believe such effect to be material to its reported results.

n.
Earnings per share—Basic earnings per common share are calculated by dividing consolidated net income by the weighted average number of shares outstanding during the year. The Company does not have diluted securities for purposes of Mexican GAAP; therefore basic and diluted earnings per share are the same.

4.    Cash and cash equivalents

	2005		2004		2003
Cash equivalents	Ps.	1,400,282	Ps.	1,032,794	Ps.	712,606
Cash		190,726		177,953		188,583

	Ps.	1,591,008	Ps.	1,210,747	Ps.	901,189

5.    Trade accounts receivable

	2005		2004		2003
Accounts receivable	Ps.	148,956	Ps.	81,238	Ps.	68,833
Allowance for doubtful accounts		(21,405)		(32,972)		(31,065)

	Ps.	127,551	Ps.	48,266	Ps.	37,768

        Accounts receivable (including amounts from Consorcio Aeroméxico, S.A. de C.V.) includes balances invoiced to domestic and international airlines for passenger charges at December 31, 2005, 2004 and 2003, amounting to Ps. 173,969, Ps. 163,528 and Ps. 199,776, respectively. Passenger charges are payable for each passenger (other than diplomats, infants, transfer and transit passengers) departing from the airport terminals operated by the Company and are collected by the airlines and subsequently remitted to the Company.

        Accounts receivable from Consorcio Aeroméxico, S.A. de C.V., a related party—The majority of the capital stock of Consorcio Aeroméxico, S.A. de C.V. ("Consorcio Aeroméxico," formerly Cintra, S.A. de C.V.) is the property of the Institute for the Protection of Bank Savings (IPAB), a decentralized entity of the Mexican Federal Public Administration and the Mexican government; accordingly, Consorcio Aeroméxico is considered a related party of the Company.

        Allowance for doubtful accounts—The Company periodically reviews the sufficiency of its allowance for doubtful accounts considering the nature and aging of its receivables as well as other factors including the credit risks associated with individual customers and the airline industry as a whole and existing macro-economic conditions. Past due or delinquency status is determined on the basis of the terms of the relevant contract, at which point the Company employs all efforts to collect the amount. When an account is deemed uncollectible, such account is written off once the Company has exhausted all collection means at its disposal, which generally occurs following a judicial determination that a particular receivable is not collectible.

6.    Property, machinery, equipment and improvements to concessioned properties

	2005		2004		2003
Improvements to concessioned properties	Ps.	1,250,132	Ps.	1,080,796	Ps.	811,823
Machinery and equipment		165,661		117,330		103,262
Office furniture and equipment		41,264		38,446		49,572
Vehicles		106,107		107,711		110,841
Computers		17,703		16,354		13,308

		1,580,867		1,360,637		1,088,806
Accumulated depreciation		(359,067)		(285,730)		(238,635)

		1,221,800		1,074,907		850,171
Construction in-progress		199,265		167,673		199,786

	Ps.	1,421,065	Ps.	1,242,580	Ps.	1,049,957

        Depreciation for the years ended December 31, 2005, 2004 and 2003 related to property, machinery, equipment and improvements to concessioned properties was Ps. 77,619, Ps. 67,421 and Ps. 53,457, respectively. In addition, the Company incurred Ps. 877 of amortization of other assets for the year ended December 31, 2005.

        Construction in-progress relates mainly to the rehabilitation of the runways at the Reynosa, San Luis Potosí, Torreón and Zihuatanejo airports and the remodeling of the Ciudad Juárez, Chihuahua and Torreón airports.

7.    Rights to use airport facilities and airport concessions

        As described in Note 3 e., effective January 1, 2003, the total cost of the concession was assigned proportionally to rights to use airport facilities on the basis of the net replacement value of the assets determined by an independent appraiser; at any airport concession where the cost exceeded the appraised value, such excess was recognized within the airport concessions caption. The allocation was made as set forth below:

			Term of Remaining Amortization in Years
Cost of the concession from the SCT	Ps.	5,419,872

Appraised amount assigned to:
Right to use airport facilities:
Runways, aprons and platforms	Ps.	1,425,320	29
Buildings		934,871	31
Other infrastructure		326,232	23
Land		1,905,036	44

		4,591,459
Airport concessions		828,413	44

Total cost	Ps.	5,419,872

        The value of the rights to use airport facilities and airport concessions at December 31 is as follows:

	2005		2004		2003
Rights to use airport facilities	Ps.	4,591,459	Ps.	4,591,459	Ps.	4,591,459
Less—Accumulated depreciation		(627,399)		(510,087)		(392,848)

	Ps.	3,964,060	Ps.	4,081,372	Ps.	4,198,611

Airport concessions	Ps.	828,413	Ps.	828,413	Ps.	828,413
Less—Accumulated amortization		(99,409)		(82,842)		(66,275)

	Ps.	729,004	Ps.	745,571	Ps.	762,138

        Depreciation and amortization for rights to use the airport facilities and airport concessions for the years ended December 31, 2005, 2004 and 2003 were Ps. 133,879, Ps. 133,806 and Ps. 133,925, respectively.

        Each airport concession agreement contains the following terms and basic conditions:

  •
  The concessionaire has the right to manage, operate, maintain and use the airport facilities and carry out any construction, improvements or maintenance of the related facilities in accordance with its Master Development Program, and to provide airport, complementary and commercial services.

  •
  The concessionaire will use the airport facilities only for the purposes specified in the concession agreement, will provide services in conformity with the law and applicable regulations and will be subject to inspections by the SCT.

  •
  The concessionaire must pay a tax for the use of the assets under concession (currently 5% of the concessionaire's annual gross revenues derived from the use of public property), in conformity with the Mexican Federal Duties Law.

  •
  ASA has the exclusive right to supply fuel at the concessionaire's airport.

  •
  The concessionaire must grant free access to specific airport areas to certain Mexican government agencies so that they may carry out their activities within the airports.

  •
  According to Article 27 of the General Law on Airports, the concession may be revoked if the concessionaire breaches any of its obligations established therein or falls under any of the causes for revocation referred to in Article 26 of the law and in the concession agreement. The breach of certain concession terms may be cause for revocation if the SCT has applied sanctions in three different instances with respect to the same concession term.

  •
  The SCT may modify concession terms and conditions that regulate the Company's operations.

  •
  The concession may be renewed in one or more instances, for terms not to exceed an additional 50 years.

8.    Employee retirement obligations

        The liability for employee retirement obligations is composed as follows:

	2005		2004		2003
Seniority premiums	Ps.	10,364	Ps.	7,975	Ps.	7,568
Severance payments		12,102

	Ps.	22,466	Ps.	7,975	Ps.	7,568

        Net period cost for obligations resulting from seniority premiums was Ps. 3,327 in 2005, Ps. 2,708 in 2004, and Ps. 3,478 in 2003. Beginning in 2005, the cost for severance payments was Ps. 8,283.

9.    Stockholders' equity

  a.
  At December 31, 2005, a total of 404,123,711 shares, consisting of 58,800,000 Series "BB" shares and 345,323,712 Series "B", Class "I" shares were authorized. Of these Series "B", Class "I" shares, 12,123,711, representing shares available for purchase pursuant to SETA's 3% option had not yet been issued. The remaining authorized Series "BB" and Series "B" shares were outstanding. At December 31, 2004 and 2003, the same number of shares was authorized, except that Series "B", Class "I" shares were represented by Series "A" shares.

  b.
  The subscribed and paid-in capital stock at December 31, 2005 is solely comprised of fixed capital and is represented by ordinary, registered no-par shares and is composed as follows:

	Number of shares	Historical value		Restatement effect		Restated capital stock
Series B, Class I	333,200,000	Ps.	3,675,659	Ps.	1,157,880	Ps.	4,833,539
Series BB, Class I	58,800,000		644,619		203,063		847,682

Total	392,000,000	Ps.	4,320,278	Ps.	1,360,943	Ps.	5,681,221

    The composition of the Company's capital stock at December 31, 2004 and 2003 was the same as that presented in the table above except that Series "B", Class "I" shares were represented by Series "A" shares that were subsequently converted as discussed in insert e. below.

  c.
  According to the Company's articles of incorporation, on May 28, 1998, an initial contribution of Ps. 1,703 (Ps. 1,000 historical pesos) was made through the issuance of 68,051 Class "I" shares. Pursuant to the resolutions at the Extraordinary Stockholders' Meetings held on December 14, 1998, August 31, 1999, and June 5, 2000, the minimum, non-withdrawable fixed capital was increased by Ps. 119,300 (Ps. 77,653 historical pesos) through the issuance of 5,284,385 Series "A" shares, Ps. 15,854 (Ps. 11,195 historical pesos) through the issuance of 761,789 Series "A" shares, and Ps. 5,544,364 (Ps. 4,230,430 historical pesos) through the issuance of 385,885,775 shares (327,085,775 of which correspond to Series "A" and 58,800,000 correspond to Series "BB"), respectively, totaling 392,000,000 ordinary, registered, no-par value, Class "I" shares at December 31, 2005.

  d.
  At a Shareholders' Meeting held on June 14, 2000, the shareholders agreed to maintain in the Company's treasury at all times Series "B" shares representing 3% of the total outstanding capital stock of the Company. As of December 31, 2005, such shares are still maintained in treasury and are not subscribed or paid-in.

  e.
  In a General Extraordinary Stockholders' Meeting held on December 21, 2005, the stockholders approved the conversion of all the Series "A" shares representing the capital stock of the Company into ordinary, registered, no-par value Series "B", Class "I" shares.

  f.
  Mexican General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value in historical pesos. The legal reserve may be capitalized but may not be distributed, except in the form of a stock dividend, unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At December 31, 2005, the legal reserve amounted to Ps. 36,066.

  g.
  Stockholders' equity, except restated paid-in capital and tax retained earnings, will be subject to income tax at the rate in effect when the dividend is distributed. In 2005 and 2004, the ISR rate was 30% and 33%, respectively; it will decrease to 29% in 2006 and 28% in 2007 and thereafter. Any tax paid on such distribution may be credited against the income tax payable for the year in which the tax on the dividend is paid and the two fiscal years following such payment.

        The balances of the stockholders' equity tax accounts as of December 31 are as follows:

	2005		2004		2003
Contributed capital account	Ps.	5,327,830	Ps.	5,327,830	Ps.	5,327,830
Net fiscal income account		13,500		3,994		3,350
Reinvested net fiscal income account		31,238		31,238		31,238

Total	Ps.	5,372,568	Ps.	5,363,062	Ps.	5,362,418

10.    Foreign currency balances and transactions

        At December 31, the foreign currency monetary position in thousands of U.S. dollars is as follows:

	2005		2004		2003
Monetary assets		$47,675		$46,033		$37,431
Monetary liabilities		(1,236)		(864)		(908)

Monetary asset position		$46,439		$45,169		$36,523

Equivalent in Mexican pesos	Ps.	497,070	Ps.	523,784	Ps.	426,858

        Transactions denominated in foreign currency in thousands of U.S. dollars for the years ended December 31 were as follows:

	2005	2004	2003
Technical assistance fee	$3,373	$3,000	$3,000
Purchases of safety equipment	1,357	940	2,629
Payment of insurance policies	1,571	1,882	1,654
Payment of travel expenses	44	93	9

        At December 31, 2005, 2004 and 2003, the exchange rate of Mexican pesos for one U.S. dollar, as published by Banco de Mexico, was Ps. 10.6344, Ps. 11.1495 and Ps. 11.2372, respectively.

11.    Balances and transactions with related parties

        Balances with related parties at December 31 were as follows:

	2005		2004		2003
Balances payable:
SETA	Ps.	13,226	Ps.	10,001	Ps.	10,604
Mexican government—Concession taxes		11,430		9,597		7,875

	Ps.	24,656	Ps.	19,598	Ps.	18,479

        Transactions with related parties, carried out in the ordinary course of business, for the years ended December 31 were as follows:

	2005		2004		2003
Revenues generated by aeronautical and non-aeronautical services provided to Consorcio Aeroméxico	Ps.	491,646	Ps.	527,603	Ps.	537,755
Expenses:
Technical assistance fees and related out-of-pocket costs	Ps.	37,305	Ps.	37,491	Ps.	36,855
Concession taxes		67,722		60,487		55,123
Capital expenditures—Rehabilitation of the air strips provided by Ingenieros Civiles y Asociados, S.A. de C.V.	Ps.	23,791

        Revenues invoiced to Consorcio Aeroméxico-owned airlines include Ps. 381,616, Ps. 377,723 and Ps. 375,249 of passenger charges for the years ended December 31, 2005, 2004 and 2003, respectively.

        On December 20, 2005, Consorcio Aeroméxico, S.A. de C.V. sold 99.97% of the capital stock of Compañía Mexicana de Aviación, S.A. de C.V. and Aerocaribe, S.A. de C.V. Therefore balances with related parties as of December 31, 2005 do not include these companies, though transactions with these entities are included in the disclosures above.

        Technical assistance—In 2000, the Company and SETA entered into a 15-year technical assistance and transfer-of-technology agreement. As defined in such agreement, the Company paid SETA $5,000 in 2001 and 2002 and beginning in 2004, the greater of $3,000 or 5% of the consolidated operating income of the Company prior to depreciation and amortization, per annum, in exchange for administrative and advisory services and a knowledge transfer of industry technology. In 2004, the fixed $3,000 was greater than 5% of the Company's consolidated operating income; however, in 2005, 5% of the Company's consolidated operating income was greater than the fixed $3,000 amount.

        Concession tax—According to the Mexican Federal Duties Law and the terms of the Company's concession agreements, the Company must pay the Mexican government an annual tax for the rights to use the airport facilities, which is currently equal to 5% of annual gross revenues. The Mexican Federal

Duties Law is a law of general applicability and is not specifically directed to airport concession holders. The concession tax under the Mexican Federal Duties Law is applicable to and payable by any concession-holder that uses state-owned assets. This tax is classified within operating expenses.

12.    ISR, tax on assets and PTU

        In accordance with Mexican tax law, the Company is subject to ISR and tax on assets (IMPAC). ISR is computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values. Taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the gain or loss from monetary position. On December 1, 2004, certain amendments to the ISR and IMPAC laws were enacted and were effective in 2005. The most significant amendments applicable to the Company were as follows: (a) the ISR rate was reduced to 30% in 2005 and will be further reduced to 29% in 2006 and 28% in 2007 and thereafter (the rate in 2004 and 2003 was 33% and 34%, respectively); (b) as of 2006, statutory employee profit sharing paid will be fully deductible; and (c) bank liabilities and liabilities with foreign entities are included in the determination of the IMPAC taxable base.

        IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period; any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the previous three and following ten years.

        ISR is composed as follows for the years ended December 31:

	2005		2004		2003
Current	Ps.	4,267	Ps.	1,265	Ps.	1,524
Deferred		147,851		134,707		107,328
Effect of reduction in statutory rate on deferred ISR				(70,141)
Change in valuation allowance for recoverable tax on assets paid and tax loss carryforwards		(4,793)		21,305		26,269

	Ps.	147,325	Ps.	87,136	Ps.	135,121

        To determine deferred ISR at December 31, 2005, 2004 and 2003, the Company applied the different tax rates that were in effect beginning in such years to temporary differences according to their estimated dates of reversal.

        The reconciliation of the statutory income tax rate and the effective tax rate as a percentage of income before ISR and PTU for the years ended December 31 is as follows:

	2005%	2004%	2003%
Statutory rate	30.00	33.00	34.00
Effect of permanent differences, mainly nondeductible expenses, restatement of taxes and effects of inflation for financial and tax purposes	0.18	3.27	0.69
Change in valuation allowance for recoverable tax on assets paid and tax loss carryforwards	(0.95)	5.68	8.36
Effect of reduction in statutory rate on deferred ISR		(18.71)

Effective rate	29.23	23.24	43.05

        At December 31, the main items comprising the liability balance for deferred ISR and PTU are as follows:

	2005		2004		2003
Assets:
Labor obligations and other current liabilities		Ps. 16,968		Ps. 9,975		Ps. 10,677
Others		4,232		10,138		9,828
Liabilities:
Rights to use airport facilities and concessions		(1,309,003)		(1,220,575)		(1,138,448)
Other liabilities		(40,769)
Property, machinery, equipment and improvements to concessioned properties		(37,610)		(5,812)		(3,959)

Net deferred ISR liability		(1,366,182)		(1,206,274)		(1,121,902)

Effect of tax loss carryforwards		830,058		819,449		800,537
Recoverable tax on assets paid		188,689		174,324		123,558

		(347,435)		(212,501)		(197,807)
Valuation allowance for recoverable tax on assets paid and tax loss carryforwards		(91,034)		(95,827)		(74,522)

Net deferred ISR liability		(438,469)		(308,328)		(272,329)
Deferred PTU		(76,774)		(79,331)		(83,448)

Net deferred ISR and PTU liability	Ps.	(515,243)	Ps.	(387,659)	Ps.	(355,777)

        As of December 31, 2005, 2004 and 2003, the majority of the valuation allowance represents a reserve against the benefit recognized for recoverable tax on assets paid at the Acapulco, Zihuatanejo,

Ciudad Juárez, Reynosa, Durango, San Luis Potosi, Tampico, Torreón and Zacatecas airports, as the Company believes there is uncertainty as to the recoverability of such amounts.

        The tax loss carryforwards for which a deferred ISR asset has been partially recognized by the Company can be recovered subject to certain conditions. Each airport concession has received approval from the Mexican Tax Authorities to carryforward their tax losses up to the earlier to occur of the date such tax loss carryforwards are utilized by the airport or the date of expiration or liquidation of the concession. Amounts as of December 31, 2005, as restated for inflation, are as follows:

Year of origin	Tax loss carryforwards
1998	Ps.	44,850
1999		297,201
2000		557,259
2001		553,078
2002		572,708
2003		479,442
2004		419,644
2005		40,309

	Ps.	2,964,491

        Recoverable tax on assets for which a prepaid income tax has been recognized, offset against the deferred tax liability, can be recovered subject to certain conditions. Amounts as of December 31, 2005, restated for inflation, and expiration dates are as follows:

Year of expiration	Recoverable tax on asset
2012	Ps.	65,339
2013		58,561
2014		50,497
2015		14,292

	Ps.	188,689

13.    Contingencies

        At December 31, 2005, resolution is pending on lawsuits filed against the following subsidiaries:

  a.
  A claim against Aeropuerto de Ciudad Juárez, S.A. de C.V. was filed on November 15, 1995 claiming repossession of part of the land (240 hectares) where the International Airport of Ciudad Juárez is located, claiming that the land was incorrectly transferred to the Mexican government. The plaintiff claims payment of $120,000 (Ps. 1,350,600), given the impossibility of repossessing the land because of its utilization as an airport. In May 2005, the appeals court ordered Aeropuerto de Ciudad Juárez, S.A. de C.V. to return such land, for which Aeropuerto de Ciudad Juárez, S.A. de C.V. subsequently filed an appeal. As of the date of the financial statements, the status of the appeal is still pending. If the resolution is not favorable to the Company, the economic repercussions of the suit are expected to be the responsibility of the Mexican government, as established in the concession agreement, for which reason the Company has not recognized any liability in relation to this claim.

  b.
  Administrative proceedings have been brought against several of the Company's airports, the most significant being Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Ciudad Juárez, S.A. de C.V. and Aeropuerto de Zihuatanejo, S.A. de C.V. Such proceedings have been initiated by the related municipalities for the payment of property taxes with respect to land at these airports, in the amount of Ps. 16,079, Ps. 1,080 and Ps. 10,233, respectively. The Company recognized a liability of Ps. 3,121 related to the administrative proceeding in Zihuatanejo as it believes there is a probability of an unfavorable outcome with a maximum exposure of this amount, based on the advice of its legal counsel and the fact that the municipality seized certain of its accounts receivable from the airport's commercial tenants. However, as of December 31, 2005, the Company had not recognized any liability with respect to the claims in the Ciudad Juárez and Chihuahua airports, as they believed the outcome would be favorable. As of February 10, 2006, a final resolution has not been made with respect to the Ciudad Juárez or Zihuatanejo airports; however, on this date, the Mexican Federal Tax Court declared the claim against the Chihuahua airport to be invalid.

  c.
  The Company determines PTU in terms of Section I of Article 10 of the Mexican Income Tax Law; however, the fiscal authorities and/or the workers may disagree with this criterion, in which case the Company will file the necessary appeals in order to continue calculating PTU using this methodology.

  d.
  As part of the airport privatization, the Mexican government, through the Procuraduría Federal de Protección al Ambiente (Federal Attorney General for Environmental Protection) (PFPA) conducted environmental audits in each of the airports in order to grant environment compliance certificates. On the basis of the results of the audits, the PFPA recommended corrections and improvements of conditions at Aeropuerto de Ciudad Juárez, S.A. de C.V. Although as of February 10, 2006 this airport has not received certification from the PFPA, the Company considers that the actions taken to correct or improve the items identified in the audit were adequate and that the irregularities were remedied. Under the terms of the concession, the Mexican government has agreed to indemnify the Company against any environmental contingency generated prior to November 1, 1998.

14.    Commitments

  a.
  As discussed in Note 11, Article 232-A of the Federal Duties Law establishes the obligation of the Company, as a concessionaire or holder of permits authorizing the use, enjoyment and development of public domain properties assigned to render public services, to pay taxes for such rights, equivalent to 5% of the gross revenue obtained from such use.

  b.
  As discussed in Note 11, the Company has executed a technical assistance and transfer-of-technology contract with SETA, which will be in effect for 15 years. Currently, the Company is required to pay the greater of the fixed $3,000 component or 5% of consolidated operating income (as defined in the contract) annually for such services. Beginning in 2006, the fixed $3,000 component will be updated according to the consumer price index of the United States of America.

  c.
  In December 2005, in order to finance its acquisition from the Mexican government of Series "B" shares representing 36% of the Company's capital stock, Aeroinvest entered into a $125 million loan agreement with WestLB AG that matures in May 2007. Aeroinvest may prepay the loan at any time without penalty. The loan is secured by a guaranty trust holding the acquired Series "B" shares. Aeroinvest has the right to direct the voting of the shares held in the guaranty trust, subject to certain affirmative and negative covenants, so long as no event of default has occurred and is ongoing. In addition, Aeroinvest is required to maintain at least its present ownership interest in SETA and the Company, ensure that SETA maintains its present ownership interest in the Company and maintain a minimum interest expense to EBITDA ratio. In connection with SETA's assignment to Aeroinvest of the option to purchase the Series "B" shares from the Mexican government, Aeroinvest agreed with SETA and ADP to vote the Series "B" shares held in the guaranty trust in the manner that SETA votes its Series "BB" shares. If Aeroinvest defaults on its obligations under the loan agreement, WestLB AG is entitled to foreclose on the Series "B" shares held in the guaranty trust. In addition, Aeroinvest's subsidiaries, including the Company, are obligated under the terms of the loan agreement to comply with certain covenants, including the following:

    •
    Restrictions on the indebtedness of Aeroinvest and its subsidiaries, subject to certain exceptions, including exceptions for debt incurred: (i) in the ordinary course of business not to exceed $4 million in the aggregate, (ii) between Aeroinvest or the Company and any subsidiary of Aeroinvest or the Company, and (iii) pursuant to letters of credit required under the terms of certain of the Company's contracts and the Company's concessions;

    •
    Restrictions on certain liens, asset transfers, merger transactions and fundamental business changes; and

    •
    An obligation that the Company pays annually as a dividend any available cash (calculated based on EBITDA less taxes and capital expenditures).

  The loan agreement also provides that, in the event of certain property damage or other impairment of assets, Aeroinvest and its subsidiaries apply any insurance proceeds that are not reinvested in their business to the prepayment of the WestLB AG loan.

  As a result of the WestLB AG loan agreement, the Company believes Aeroinvest would be required to obtain a waiver or amendment form WestLB AG to permit the Company to incur any material amount of indebtedness.

  d.
  The Company is required to invest in fixed assets and improvements in the concessioned properties according to a five-year Master Development Program (MDP) established in the concession agreement. At December 31, 2005, the total amount committed for investments in fixed assets and improvements in concessioned properties under the MDP over the next five years is Ps. 2,000,445 (Ps. 1,890,102 historical pesos as of September 2004). The amounts per year are as follows:

Year	Total amount
2006		Ps. 809,110
2007		444,525
2008		403,703
2009		248,777
2010		94,330

	Ps.	2,000,445

15.    Information by industry segments

        The Company determines and evaluates its airports' individual performances before allocating personnel-related costs and other costs incurred by Servicios Aeroportuarios del Centro Norte, S.A. de C.V. ("SACN"), the subsidiary relating to the Company's senior management. The following table shows a summary of the Company's financial information by segment as it relates to the Monterrey Airport, the Acapulco Airport, the Mazatlán Airport, the Culiacán Airport, the Chihuahua Airport and the Zihuatanejo Airport. The financial information relating to the remaining seven airports, as well as that of SACN and the Company (including investment in its subsidiaries) was combined and included under "Other". The elimination of the investment of the Company in its subsidiaries is included under "Eliminations".

December 31, 2005	Monterrey		Acapulco		Mazatlán		Culiacán		Chihuahua		Zihuatanejo		Others		Eliminations		Total
Total revenues	Ps.	600,053	Ps.	118,110	Ps.	113,051	Ps.	95,595	Ps.	80,688	Ps.	74,803	Ps.	698,887	Ps.	(401,548)	Ps.	1,379,639
Income from operations		314,102		11,332		26,587		29,937		20,164		13,993		297,981		(242,677)		471,419
Interest income (expense)		92,692		7,380		11,083		(943)		4,072		(1,404)		(11,141)				101,739
Income tax expense		60,529		9,011		10,303		8,907		6,024		6,678		45,873				147,325
Total assets		3,584,664		753,028		650,862		492,331		471,977		520,055		9,017,983		(7,481,272)		8,009,628
Total liabilities		684,372		48,031		46,706		37,211		67,217		60,387		350,798		(600,633)		694,089
Capital expenditures		60,525		12,698		8,480		6,737		26,226		27,983		130,986				273,635
Property, machinery, equipment and improvements to concessioned properties		370,405		99,825		91,480		152,043		108,274		129,569		469,469				1,421,065
Depreciation and amortization		61,253		28,310		21,638		17,537		12,324		16,096		55,217				212,375

December 31, 2004	Monterrey	Acapulco	Mazatlán	Culiacán	Chihuahua	Zihuatanejo	Others	Eliminations	Total
Total revenues	Ps. 536,388	Ps. 108,031	Ps. 105,803	Ps. 81,633	Ps. 71,245	Ps.74,223	Ps.712,657	Ps.(445,938)	Ps.1,244,042
Income from operations	268,539	9,840	24,006	21,997	22,529	14,098	326,162	(302,271)	384,900
Interest income (expense)	55,488	3,868	4,690	(2,953)	1,738	(2,454)	(11,854)		48,523
Income tax expense	31,743	8,541	9,932	7,731	4,262	6,103	18,824		87,136
Total assets	3,400,319	742,984	629,654	494,479	451,987	500,434	8,549,039	(7,260,192)	7,508,704
Total liabilities	642,861	44,455	47,966	60,081	61,154	46,916	267,247	(622,222)	548,458
Capital expenditures	77,055	32,672	7,496	12,186	24,135	3,966	102,534		260,044
Property, machinery, equipment and improvements to concessioned properties	330,037	93,615	89,538	154,407	87,758	108,596	378,629		1,242,580
Depreciation and amortization	56,771	26,830	21,346	17,313	10,273	15,531	53,163		201,227
December 31, 2003	Monterrey		Acapulco		Mazatlán		Culiacán		Chihuahua		Zihuatanejo		Others		Eliminations		Total
Total revenues	Ps.	467,453	Ps.	103,441	Ps.	97,874	Ps.	76,132	Ps.	69,460	Ps.	62,947	Ps.	589,706	Ps.	(344,257)	Ps.	1,122,756
Income (loss) from operations		225,030		(2,641)		16,017		14,292		22,773		3,351		200,052		(191,753)		287,121
Interest income (expense)		37,834		4,332		1,042		(5,445)		2,310		(2,702)		(7,868)				29,503
Income tax expense		84,985		7,121		11,311		7,366		8,897		3,002		12,439				135,121
Total assets		3,163,056		736,425		608,706		524,770		432,504		510,875		8,233,606		(7,043,049)		7,166,893
Total liabilities		645,801		43,308		42,525		104,208		61,814		64,559		241,800		(709,978)		494,037
Capital expenditures		82,770		35,922		9,602		6,969		50,621		29,590		147,318				362,792
Property, machinery, equipment and improvements to concessioned properties		268,572		65,951		88,287		151,099		67,284		111,071		297,693				1,049,957
Depreciation and amortization		53,676		25,750		20,279		16,995		8,247		14,189		48,246				187,382

16.    Revenue

      According to the General Law on Airports and its regulations, Company revenues are classified as airport services (to airlines and passengers), complementary and commercial.

        Aeronautical services include those services provided to airlines and passengers as well as complementary services.

        Non-aeronautical services include those services that are not essential for operating an airport, such as the lease of commercial premises, restaurants and banks.

        Revenues generated by aeronautical services are under a price regulation system administered by the SCT for airport concessions, which establishes a maximum rate ("TM") for each year in a five-year period. The TM is the maximum amount of revenue per "work load unit" that may be earned at an airport each year from regulated sources. Under this regulation, a work load unit is equivalent to one passenger (excluding transit passengers) or 100 kilograms (220 pounds) of cargo.

        Non-aeronautical services are not covered by the regulation system administered by the SCT. However, in some cases, they may be regulated by other authorities, as is the case with revenues generated from the operation of parking lots.

        Under the General Law on Airports and its regulations, revenues generated from the operation of parking lots should be classified as aeronautical; however, for purposes of these financial statements, such revenues are classified as non-aeronautical.

        The following table presents an analysis for the periods ended December 31, 2005, 2004 and 2003 of the Company's revenues, using the classifications established by the General Law on Airports and its regulations.

	2005		2004		2003
Aeronautical services
Airport services:
Landing	Ps.	105,570	Ps.	98,797	Ps.	91,489
Parking on embarking/disembarking platform		70,955		69,138		66,165
Parking on extended stay or overnight platform		13,626		13,225		11,839
Aerocars and jetways		25,714		21,912		19,577
Passenger and carry-on baggage check, national and international		16,485		14,511		13,322
Domestic passenger charges		554,474		509,118		482,870
International passenger charges		225,929		187,985		158,880
Complementary services—Airport real estate services and rights of access to other operators and complementary services		98,740		95,619		93,796

Total aeronautical services revenues		1,111,493		1,010,305		937,938

Non-aeronautical services
Car parking charges		76,285		73,206		55,100
Commercial concessions(1):
Retail operations		27,171		24,133		21,603
Food and beverages		17,235		12,950		11,815
Duty free		15,652		14,582		12,675
VIP lounges		27,468		21,065		10,883
Financial services		1,957		1,391		2,016
Communications and networks		3,352		2,688		2,228
Car rentals		19,467		15,370		14,763
Advertising		30,622		23,194		19,120
Time share		15,681		16,172		12,267
Complementary service providers		4,511		3,460		2,441
Expense recovery		11,888		12,201		8,192
OMA freight		8,050		2,270
Non-airport access fees		5,345		6,710		5,996
Miscellaneous commercial-related revenue		3,462		4,345		5,719

Total non-aeronautical services		268,146		233,737		184,818

Total revenue	Ps.	1,379,639	Ps.	1,244,042	Ps.	1,122,756

(1)
Non-aeronautical services revenues are earned based on the terms of Company's operating lease agreements. Lease agreements are based on either a monthly rent (which generally increases each year based on the INPC) or the greater of a monthly minimum guaranteed rent or a percentage of the lessee's monthly revenues. Monthly rent and minimum guaranteed rent earned on the Company's operating lease agreements are included under the caption "Commercial concessions" above.

        At December 31, 2005, future minimum rentals are as follows:

Year	Amount
2006	Ps.	137,777
2007		84,805
2008		61,937
2009		51,641
2010		29,453
Thereafter		126,639

Total		Ps. 492,252

        Future minimum rentals, which generally include rents that are increased each year by the INPC, do not include the contingent rentals related to increases based on the INPC or contingent rentals that may be paid under certain commercial leases on the basis of a percentage of the lessee's monthly revenues in excess of the monthly minimum guaranteed rent. Contingent rentals earned during the years ended December 31, 2005, 2004 and 2003 were Ps. 57,068, Ps. 53,156 and Ps. 64,188, respectively.

        Approximately 78%, 79% and 78% of consolidated revenues during the years ended December 31, 2005, 2004 and 2003, respectively, were generated by the six principal airports (Monterrey, Acapulco, Mazatlán, Culiacán, Chihuahua and Zihuatanejo).

17.    Cost of services

        Cost of services for the years ended December 31 is as follows:

	2005		2004		2003
Employee cost	Ps.	118,716	Ps.	111,198	Ps.	107,163
Maintenance		50,195		44,535		41,022
Safety, security and insurance		66,826		61,557		56,918
Utilities		80,927		75,619		73,392
Others		46,022		41,359		39,532

	Ps.	362,686	Ps.	334,268	Ps.	318,027

18.    New accounting pronouncements

        As of May 31, 2004, the Mexican Institute of Public Accountants ("IMCP") formally transferred the function of establishing and issuing financial reporting standards to the Mexican Board for Research and Development of Financial Reporting Standards ("CINIF"), consistent with the international trend of requiring this function to be performed by an independent entity.

        Accordingly, the task of establishing bulletins of Mexican GAAP and circulars previously issued by the IMCP was transferred to CINIF, who subsequently renamed standards of Mexican GAAP as "Normas de Informacion Financiera" (Financial Reporting Standards, or "NIFs"), and determined that NIFs encompass (i) new bulletins established under the new function; (ii) any interpretations issued thereon; (iii) any Mexican GAAP bulletins that have not been amended, replaced or revoked by the new NIFs; and (iv) International Financial Reporting Standards ("IFRS") that are supplementary guidance to be used when Mexican GAAP does not provide primary guidance.

        One of the main objectives of CINIF is to achieve greater concurrence with IFRS. To this end, it started by reviewing the theoretical concepts contained in Mexican GAAP and establishing a Conceptual Framework ("CF") to support the development of financial reporting standards and to serve as a reference in resolving issues arising in the accounting practice. The CF consists of eight financial reporting standards, which comprise the NIF-A series. The NIF-A series, together with NIF B-1, were issued on October 31, 2005. Their provisions are effective for years beginning January 1, 2006, superseding all existing Mexican GAAP series A bulletins.

        The new NIFs are as follows:

        NIF A-1 Structure of Financial Reporting Standards
NIF A-2 Fundamental Principles
NIF A-3 Users' Needs and Financial Statement Objectives
NIF A-4 Qualitative Characteristics of Financial Statements
NIF A-5 Basic Elements of Financial Statements
NIF A-6 Recognition and Valuation
NIF A-7 Presentation and Disclosure
NIF A-8 Supplementary Standards to Mexican GAAP
NIF B-1 Accounting Changes

        The most significant changes established by these standards are as follows:

  •
  In addition to the statement of changes in financial position, NIF A-3 includes the statement of cash flows, which should be issued when required by a particular standard.

  •
  NIF A-5 includes a new classification for revenues and expenses: ordinary and not ordinary. Ordinary revenues and expenses are derived from transactions or events that are within the normal course of business or that are inherent in the entity's activities, whether frequent or not; revenues and expenses classified as not ordinary refer to unusual transactions and events, whether frequent or not.

  •
  NIF A-7 requires the presentation of comparative financial statements for at least the preceding period. Through December 31, 2004, the presentation of prior years' financial statements was optional. The financial statements must disclose the authorized date for their issuance, and the name(s) of the officer(s) or administrative body(ies) authorizing the related issuance.

  •
  NIF B-1 establishes that changes in particular standards, reclassifications and corrections of errors must be recognized retroactively. Consequently, basic financial statements presented on a comparative basis with the current year that might be affected by the change, must be adjusted as of the beginning of the earliest period presented.

        The Company does not believe the adoption of these new standards will have a material effect on its financial position or results of operations.

19.    Differences between Mexican GAAP and U.S. GAAP

        The Company's consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Bulletin B-10, whereas financial statements prepared under U.S. GAAP are presented on a historical cost basis. The following reconciliations to U.S. GAAP do not include the reversal of the adjustments required under Bulletin B-10. The application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting. Bulletin B-10 also requires the restatement of all financial statements to pesos as of the date of the most recent balance sheet presented.

        The principal differences, other than inflation accounting, between Mexican GAAP and U.S. GAAP and their effects on consolidated net income and consolidated stockholders' equity are presented below with an explanation of such adjustments.

	2005	2004
Reconciliation of net income:
Consolidated net income according to Mexican GAAP	Ps. 355,293	Ps. 287,390

U.S. GAAP adjustments:
(i) Amortization of assets under concession	79,927	79,924
(ii) Amortization of airport concession	16,567	16,567
(iii) Depreciation of fixed assets recorded at predecessor cost basis	(2,952)	4,916
(iv) Deferred fees for technical assistance services	(6,868)	(22,606)
(v) Accrued vacation	(2,497)	(789)
(vi) Provisions for seniority premiums and severance payments	6,447	(1,475)
(vii) Deferred statutory employee profit sharing	(2,558)	(4,118)

Total U.S. GAAP adjustments before the effect of deferred income taxes	88,066	72,419
(viii) Deferred income taxes	(27,744)	(188,172)

Consolidated net income according to U.S. GAAP	Ps. 415,615	Ps. 171,637

	2005	2004
Reconciliation of stockholders' equity:
Consolidated stockholders' equity according to Mexican GAAP	Ps.7,315,539	Ps.6,960,246
U.S. GAAP adjustments:
(i) Cost of assets under concession	(3,434,046)	(3,434,046)
(i) Accumulated amortization of assets under concession	362,586	282,733
(ii) Amortized cost of airport concessions	(729,004)	(745,571)
(iii) Net carrying value of fixed assets recorded at predecessor cost basis	8,611	11,271
(v) Accrued vacation	(4,195)	(1,697)
(vi) Provision for seniority premiums and severance payments	(23,776)	(30,224)
(vii) Deferred statutory employee profit sharing	76,774	79,331

Total U.S. GAAP adjustments before the effect of deferred income taxes	(3,743,050)	(3,838,203)
(viii) Deferred income taxes	1,069,937	1,097,900

Consolidated stockholders' equity according to U.S. GAAP	Ps.4,642,426	Ps.4,219,943

        A summary of the changes in consolidated stockholders' equity after giving effect to the aforementioned U.S. GAAP adjustments is as follows:

	Common stock	Additional paid-in capital	Retained earnings	Total stockholders' equity
Balances at January 1, 2004	Ps. 1,592,335	Ps. 8,894	Ps. 2,424,471	Ps. 4,025,700
Deferred fees for technical assistance services		22,606		22,606
Net income			171,637	171,637

Balances at December 31, 2004	1,592,335	31,500	2,596,108	4,219,943

Deferred fees for technical assistance services		6,868		6,868
Net income			415,615	415,615

Balances at December 31, 2005	Ps. 1,592,335	Ps. 38,368	Ps. 3,011,723	Ps. 4,642,426

        Condensed consolidated balances sheets and statements of income including the aforementioned U.S. GAAP adjustments, as of and for the years ended December 31, 2005 and 2004.

	2005	2004
Assets
Current assets:
Cash and cash equivalents	Ps. 1,591,008	Ps. 1,210,747
Other current assets	282,155	245,158

Total current assets	1,873,163	1,455,905
Property, machinery, equipment and improvements to concessioned properties—net	1,429,671	1,253,851
Assets under concession	892,599	930,057
Deferred income taxes	654,818	770,949
Other assets	16,654

Total	Ps. 4,866,905	Ps. 4,410,762

Liabilities and stockholders' equity:
Current liabilities	Ps. 172,347	Ps. 143,969
Long-term liabilities	52,132	46,850

Total liabilities	224,479	190,819

Common stock	1,592,335	1,592,335
Additional paid-in capital	38,368	31,500
Retained earnings	3,011,723	2,596,108

Total stockholders' equity	4,642,426	4,219,943

Total liabilities and stockholders' equity	Ps. 4,866,905	Ps. 4,410,762

	2005	2004
Net revenues	Ps.1,379,639	Ps.1,244,042
Cost of operations:
Cost of services	358,700	335,526
General and administrative expenses	229,199	228,139
Concession taxes	67,722	60,487
Technical assistance fees	44,173	60,097
Depreciation and amortization	118,832	105,999
Statutory employee profit sharing	1,421	365

Total cost	820,047	790,613

Income from operations	559,592	453,429

Net comprehensive financing income (expense)	29,380	(18,872)
Other income—net	5,013	10,479

Income tax expense	178,370	273,399

Consolidated net income	Ps.415,615	Ps.171,637

Weighted average number of common shares outstanding	389,060,000	389,060,000

Weighted average number of common shares and common share equivalents	392,022,615	392,000,000

Basic earnings per share (in Mexican pesos)	Ps.1.0683	Ps.0.4412

Diluted earnings per share (in Mexican pesos)	Ps.1.0602	Ps.0.4378

Unaudited pro forma basic earnings per share giving effect to exercise of stock option and payment of dividends (see Note 20)	Ps.1.0383

Unaudited pro forma diluted earnings per share giving effect to exercise of stock option and payment of dividends (see Note 20)	Ps.1.0307

  (i) Amortization of assets under concession (treated as intangible "rights to use airport facilities" under Mexican GAAP)

        Under Mexican GAAP, the cost of the concessions to operate the airports and the related facilities was determined on a basis proportionate to the amount SETA paid to the Mexican government for its investment in 15% of the common stock of the Company. This amount is reflected as two intangible assets: "rights to use airport facilities," which reflects the value of the land and facilities used to operate each airport (up to the total amount of the concession for each individual airport to the extent such fair value was in excess) and "airport concessions." As discussed in Notes 3.e and 7, for purposes of Mexican GAAP, the portion of the cost of the concession allocated to the rights to use airport facilities was determined based on an independent appraisal of the assets at each airport concession, and is amortized over the useful lives of the related assets, with total lives ranging from 29 to 37 years from the date such concessions were granted. The remainder of the appraised value over the cost of the concession was recorded as airport concessions, and is amortized over a total life equal to the concession term of 50 years.

        For purposes of U.S. GAAP, since the concession arrangement provides the Company with the right to use the airports and related facilities for a 50-year term, and since the Company was created and controlled by the Mexican government at the date of the grant of the concessions, the arrangement is accounted for based on its economic substance as a contribution by the Mexican government of fixed assets including runways, aprons, platforms, buildings and other infrastructure, used to operate the airport facilities under the related concession agreements. Throughout the 50-year concession term, the Mexican government retains title to the assets under concession. Upon expiration of the concession term, use of the assets reverts to the Mexican government. Pursuant to U.S. GAAP, the transfer of fixed assets was made among entities under common control. Thus, the related assets were recognized at their carrying value in the records of the Mexican government, or approximately Ps. 1,157,413, and are reflected as "assets under concession." The assets are depreciated over their remaining useful lives, or 29 years for other infrastructure, 37 years for buildings, and 35 years for runways, aprons and platforms. Useful lives were determined by an independent appraiser and take into account major maintenance overhauls that the Company is required to perform on the assets to prolong their lives in accordance with its Master Development Programs.

        In addition, as described in Note 11 to the Mexican GAAP financial statements, the concession arrangements require the Company to pay a concession tax, pursuant to the Mexican Federal Duties Law, currently equal to 5% of annual gross revenues, which is classified within operating expenses. The Mexican Federal Duties Law is a law of general applicability and is not specifically directed to airport concession holders. The concession tax under the Mexican Federal Duties Law is applicable to and payable by any concession-holder that uses state-owned assets, without regard to the value of state-owned assets used. Accordingly, this annual payment is considered a tax rather than consideration paid in exchange for the Mexican government's contribution of the concessioned assets. Because taxes do not give rise to a liability until such time as they are incurred under U.S. GAAP, no additional obligation related to the contribution by the Mexican government is recognized. No adjustment is made in the U.S. GAAP reconciliation for the concession tax.

        Accordingly, an adjustment is made, in the U.S. GAAP reconciliation, to the intangible rights to use airport facilities recorded under Mexican GAAP to recognize the concessioned assets at their values as recorded in the accounting records of the Mexican government at the time of transfer. A corresponding adjustment is recognized to the Company's consolidated stockholders' equity.

  (ii) Airport concessions

        There is no asset recorded under U.S. GAAP for the "airport concessions" as the Mexican government's carrying value of such asset was zero. Accordingly, with respect to the intangible airport concession asset, annual amortization is removed from consolidated net income under Mexican GAAP and the amortized cost of such asset under Mexican GAAP is removed from consolidated stockholders' equity each year in the U.S. GAAP reconciliation.

  (iii) Depreciation of fixed assets recorded at predecessor cost basis

        As part of the grant of the concession, the Company also acquired certain machinery, furniture and equipment from the Mexican government. The value of these fixed assets was recorded based on an independent appraisal obtained by the Company.

        The acquisition of these fixed assets also constitutes a transfer of assets between entities under common control, for which reason such assets must be recognized at the cost basis of the predecessor at the time of transfer. Accordingly, the U.S. GAAP reconciliation includes an adjustment to the value of such assets and the effect of the related depreciation.

  (iv) Deferred fees for technical assistance services

        As discussed in Note 1, in June 2000, the Company and SETA entered into a stock option agreement whereby the Company granted SETA the right to acquire an additional three percent of the Company's outstanding Series "B" common stock provided that SETA has complied with its obligations under the technical assistance agreement. The option is exercisable in three tranches of one percent each, exercisable during a three-year period beginning June 14, 2003, June 14, 2004 and June 14, 2005, respectively, at an exercise price of $1.1286 (Ps. 11.0198), plus a 5% annual premium, subject to decrease based on any dividends paid by the Company.

        Mexican GAAP does not presently require the recognition of stock-based compensation costs. SFAS No. 123, "Accounting for Stock-Based Compensation", requires that all transactions in which equity instruments are issued to other than employees in conjunction with the selling of goods or services be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

        Further, EITF 96-18, "Accounting for Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services", provides guidance to establish a measurement date for awards issued to other than employees. As the Company does not believe that SETA has sufficiently large disincentives for nonperformance, and thereby does not have a performance commitment as defined by EITF 96-18, it has established the measurement date as the date performance by SETA is complete, and consequently recognized the related cost of the award using variable accounting, as illustrated in FIN No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans."

        Under variable accounting, the Company recognized a recovery of previously recognized expense and a corresponding debit to additional paid-in capital of Ps. 229 for the year ended December 31, 2005 and recognized an expense and a corresponding addition to additional paid-in capital of Ps. 15,632 for the year ended December 31, 2004. The calculation of the cost related to the award was based on the fair value of the award at June 30, 2005 and December 31, 2004 of $1,528 (Ps. 16,249) and $1,706 (Ps. 19,022), respectively. The fair value of the awards were determined by an independent appraisal, using the Monte Carlo method, applying the following assumptions: dividend yields of zero, estimated volatility ranging from 26.85% to 33.68%, risk-free rates of return ranging from 8.37% to 10.42% and an expected life of three to five years. In order to determine the market value of the Company's common stock to be used in the option valuation model, the independent appraisers used the multiple of market price per EBITDA (earnings before interest, taxes, depreciation and amortization) of another airport group in Mexico with similar operations whose stock is publicly quoted in the U.S. market. This multiple is a common multiple used by other airport groups in Mexico in determining a companies' value. Based on the increased market value of this other airport group during 2004, which was mainly a factor of increases in passenger traffic volume and general tourism coupled with increases in regulated rates charged to passengers, the estimated market value of the Company's stock also increased, becoming significantly closer to the strike price of the option, thereby increasing the value of the option in 2004. In addition, the estimated volatility of the Company's stock also increased from 2003 to 2004, (volatility also estimated by comparison to similar airport groups) which, when coupled with the increase in the market value of the stock as well as the fact that the option was one year closer to the expiration of the exercise period of one of its tranches, resulted in an overall increase in the value of the option from U.S. $244 thousand (Ps. 2,652 thousand) at December 31, 2003 to U.S. $1,706 thousand (Ps. 19,022 thousand) at December 31, 2004. However, because the service life of the award was five years, concluding in June 2005, the majority of this increase was recognized as expense in 2004. Subsequently, in 2005, there was a slight decrease in the fair value of the award; however, given the service period as discussed above, the entire amount of the decrease was recognized in 2005, thereby resulting in a recovery of expense in 2005 as compared to an expense in 2004.

Additional information related to the options outstanding for the years ended December 31 is as follows:

	2005			2004
	Shares	Weighted Average Exercise Price		Shares	Weighted Average Exercise Price
Outstanding at January 1	12,123,711	$1.4135	Ps. 15.7605	12,123,711	$1.3451	Ps. 14.5782
Expired	(4,123,711)	1.4486	15.6087

Outstanding at December 31	8,000,000	$1.4852	Ps. 15.7936	12,123,711	$1.4135	Ps. 15.7605

        The number of shares exercisable at December 31, 2005 and 2004 were 8,000,000 and 8,082,474, respectively, at weighted-average exercise prices of $1.4852 (Ps. 15.7936) and $1.4135 (Ps. 15.7605), respectively. As of December 31, 2005 and 2004, the weighted-average remaining contractual life of the outstanding option was .94 and 1.45 years, respectively. As disclosed in Note 20, on June 14, 2006, SETA notified the Company of its intent to exercise the remaining 2% under option, which shares were issued by the Company's shareholders on August 28, 2006 and were paid by SETA on September 5, 2006 at an exercise price per share of $1.3527 (Ps.14.6735). The difference in the actual exercise price was due to an adjustment based on dividends paid to the Company's stockholders in September 2006.

        In addition to the stock option, SETA also holds forfeitable shares of the Company's common stock in a trust. Upon SETA's initial acquisition of 15% of the Company's common stock, pursuant to the terms of the participation agreement between SETA and the Company, SETA signed a trust agreement with Banco Nacional de Comercio Exterior, S.N.C., and assigned to the trust all of the Series "BB" shares it acquired. In the trust agreement, the Company was named as secondary beneficiary only in the instance in which SETA does not comply with the terms of the technical assistance agreement, in which case 5% of the Series "BB" shares would be forfeited and sold, with the proceeds of the sale to be provided to the Company as liquidated damages and penalties.

        Based on the fact that the five percent of SETA's original investment held in the trust is forfeitable subject to compliance with the technical assistance agreement, the Company considers those shares to be compensatory and has recorded the fair value of these compensatory shares in a manner consistent with the stock option, applying variable accounting, resulting in a related expense and corresponding addition to additional paid-in capital of Ps. 7,097 and Ps. 6,974 for the years ended December 31, 2005 and 2004, respectively. Such amount is included net with the cost of the stock option in the U.S. GAAP reconciliation.

  (v) Accrued vacation

        Under Mexican GAAP, there are no specific pronouncements establishing standards to accrue for liabilities related to employees' rights to receive compensation for future absences; therefore, amounts related to vacation benefits earned by the Company's employees but not yet taken are expensed when paid.

        Under U.S. GAAP, SFAS No. 43, "Accounting for Compensated Absences", requires that such vacation benefits be accrued. Accordingly, the Company has estimated such liability as of December 31, 2005 and 2004, and recognized the related expense in the U.S. GAAP reconciliation.

  (vi) Provisions for seniority premiums and for severance payments

        Under both Mexican GAAP and U.S. GAAP, the Company recognized a liability for its seniority premiums based on actuarial computations using the project unit credit method. Differences exist in the discount rates used for actuarial purposes between U.S. and Mexican GAAP (U.S. GAAP requires that nominal rates be used while Mexican GAAP allows the used of real or "inflation-free" rates). The discount rate used for actuarial purposes under U.S. GAAP in 2005 and 2004 was 8.68%. The discount rate used for actuarial purposes under Mexican GAAP in 2005 and 2004 was 4.50%. Based on the small fluctuation in inflation from 2004 to 2005, rates used for actuarial purposes in each year were the same.

        With respect to severance payments, prior to January 1, 2005, under Mexican GAAP, severance payments were recognized as a charge to income when payable. However, as mentioned in Note 3a, effective January 1, 2005, the Company adopted the revised provisions of Bulletin D-3, which require the recognition of a severance indemnity liability calculated based on actuarial computations. The same recognition criteria under U.S. GAAP is established in SFAS No. 112, "Employers' Accounting for Post employment Benefits", which has been effective since 1994, and requires that a liability for certain termination benefits provided under an ongoing benefit arrangement be recognized when the likelihood of future settlement is probable. Accordingly, the Company obtained an actuarial calculation related to such severance payments as if the Company had been recognizing a liability since its inception for U.S. GAAP purposes and recognized the related cost for the year ended December 31, 2004. The adjustment to the U.S. GAAP reconciliation in 2004 consisted of Ps. 4,513 related to severance payments under U.S. GAAP less Ps. 3,786 already recognized in the 2004 statement of income under Mexican GAAP. As well, an additional Ps. 748 was recognized under U.S. GAAP related to the differences in the discount rates on the liability recognized for seniority premiums as discussed above. In 2005, the adoption of Bulletin D-3 resulted in a cumulative charge of Ps. 12,424 in the Mexican GAAP financial statements, of which Ps. 8,297 was recognized in the statement of income and Ps. 4,217 was recognized as a deferred asset (as allowed by the transition guidance in the bulletin). The cumulative effect included in the statement of income for Mexican GAAP purposes (which, due to materiality, was classified as cost of services) is reflected in the U.S. GAAP reconciliation for 2005 as an increase to income since, for U.S. GAAP purposes, the Company was recognizing a provision each year. This amount was offset by additional period cost of Ps. 1,850 recognized under U.S. GAAP related to the differences in discount rates discussed above. Further disclosures related to the Company's seniority premiums and severance payment benefits required by U.S. GAAP are as follows:

        The Company uses a December 31 measurement date for its seniority premiums plan.

	Seniority Premium Benefits		Severance Benefits
	2005	2004	2005	2004
At December 31:
Accumulated benefit obligation	Ps. (11,853)	Ps. (10,244)	Ps. (22,859)	Ps. (39,217)

Projected benefit obligation	Ps. (18,060)	Ps. (15,263)	Ps. (28,411)	Ps. (23,785)
Unrecognized items	(1,692)	(24)	7,600	3,968

Accrued benefit cost recognized in the statement of financial position	Ps. (19,752)	Ps. (15,287)	Ps. (20,811)	Ps. (19,817)

	Seniority Premium Benefits		Severance Benefits
	2005	2004	2005	2004
Change in benefit obligation:
Benefit obligation at beginning of year	Ps. (15,287)	Ps. (12,400)	Ps. (19,817)	Ps. (19,090)
Service cost	(3,744)	(3,267)	(2,657)	(2,518)
Interest cost	(1,261)	(1,023)	(1,901)	(1,733)
Acquisition	(2)		(366)	(262)
Benefits paid	542	1,403	3,930	3,786

Benefit obligation at end of year	Ps. (19,752)	Ps. (15,287)	Ps. (20,811)	Ps. (19,817)

	Seniority Premium Benefits		Severance Benefits
	2005	2004	2005	2004
Components of net periodic benefit cost:
Service cost	Ps. 3,744	Ps. 3,267	Ps. 2,657	Ps. 2,518
Interest cost	1,261	1,023	1,901	1,733
Amortization of net loss	2		366	262

Net periodic benefit cost	Ps. 5,007	Ps 4,290	Ps. 4,924	Ps. 4,513

	Seniority Premium Benefits		Severance Benefits
	2005	2004	2005	2004
Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	8.68%	8.68%	8.68%	8.68%
Rate of compensation increase	5.04%	5.04%	5.04%	5.04%
Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31:
Discount rate	8.68%	8.68%	8.68%	8.68%
Rate of compensation increase	5.04%	5.04%	5.04%	5.04%

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Seniority Premium Benefits	Severance Benefits
2006	Ps. 1,598	Ps. 4,494
2007	1,723	4,572
2008	2,142	4,491
2009	2,184	4,358
2010	2,573	4,210
Thereafter	20,350	18,550

	Ps. 30,570	Ps. 40,675

  (vii) Deferred statutory employee profit sharing

        As discussed in Note 3.h, under Mexican GAAP, the Company calculates deferred employee profit sharing based on taxable income, according to Section I of Article 10 of the Income Tax Law. The Company only recognizes a deferred statutory employee profit sharing asset or liability when it can be reasonably assumed that such difference will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

        However, for purposes of U.S. GAAP, the Company is required to follow SFAS No. 109, "Accounting for Income Taxes", under which the Company must calculate deferred statutory employee profit sharing based on the temporary differences between the financial reporting basis and the statutory employee profit sharing basis of assets and liabilities for those subsidiaries of the Company which have employees in Mexico. Using such methodology, because of the adjustments to the accounting value of the rights to use airport facilities and airport concessions under U.S. GAAP, a net deferred statutory employee profit sharing asset results. U.S. GAAP prohibits the recognition of deferred statutory employee profit sharing assets. Accordingly, the U.S. GAAP reconciliation includes an adjustment to remove the liability recognized for Mexican GAAP purposes but does not reflect the recognition of any deferred statutory employee profit sharing asset.

        In addition, current statutory employee profit sharing is included within income tax expense for Mexican GAAP purposes. Under U.S. GAAP, such cost is classified as an operating expense. Accordingly, this difference, which does not affect the determination of consolidated net income for U.S. GAAP purposes, would decrease operating income by Ps. 1,421 and Ps. 365 for the years ended December 31, 2005 and 2004, respectively.

  (viii) Deferred income taxes

        Under Mexican GAAP, the Company accounts for deferred income taxes in accordance with Bulletin D-4, "Income Tax, Asset Tax and Statutory Employee Profit Sharing", which requires a methodology similar to SFAS No. 109, which is applied by the Company for purposes of the U.S. GAAP reconciliation. However, as a result of U.S. GAAP adjustments to certain assets and liabilities, their U.S. GAAP accounting value differs from their Mexican GAAP accounting value. Accordingly, all adjustments for deferred income taxes for purposes of the U.S. GAAP reconciliation were determined based on the difference between the accounting values of assets and liabilities under U.S. GAAP and Mexican GAAP versus the tax values of such assets and liabilities.

        In addition, deferred taxes are classified as non-current for Mexican GAAP purposes while they are based on the classification of the related asset or liability for U.S. GAAP purposes.

        The most significant adjustments to deferred income taxes in the U.S. GAAP reconciliation are due to the differences in accounting for the cost of the airport concessions and the rights to use airport facilities and the cost of fixed assets acquired from the Mexican government. Because there is no value attributed to the airport concessions under U.S. GAAP and because the cost of the assets under concession for purposes of U.S. GAAP is lower in value than the fair value of those same assets recorded for Mexican GAAP purposes, a deferred tax asset results under U.S. GAAP as compared to a deferred tax liability under Mexican GAAP. The difference between U.S. GAAP and Mexican GAAP of the value of the airport concessions and assets under concession at December 31, 2005 and 2004 was Ps. 3,800,464 and Ps. 3,896,884, respectively, which, after applying the applicable income tax rates, resulted in a deferred tax asset of Ps. 1,064,130 and Ps. 1,091,107. The remaining deferred tax adjustments relate to the U.S. GAAP adjustments for labor obligations, the cost of fixed assets acquired from the Mexican government and accrued vacation of Ps. (23,776), Ps. 8,611 and Ps. (4,195), respectively, in 2005 and Ps.(30,224), Ps.11,271 and Ps.(1,697), respectively, in 2004 which, when multiplied by the applicable income tax rate, result in the deferred tax adjustments in the reconciliation table below.

        A reconciliation of the net deferred income tax asset from Mexican GAAP to a deferred tax liability under U.S. GAAP and the composition of the deferred income taxes under U.S. GAAP at December 31, 2005 and 2004 are as follows:

Reconciliation of deferred income taxes:	2005		2004
Deferred income tax liability under Mexican GAAP	Ps.	(438,469)	Ps.	(308,328)
Effect of cost of airport concession and rights to use airport facilities		1,064,130		1,091,107
Effect of labor obligations		7,132		9,975
Effect of cost of fixed assets acquired from Mexican government		(2,583)		(3,720)
Other		1,258		538

Total U.S. GAAP adjustments to net deferred income tax liability		1,069,937		1,097,900

Net deferred income tax asset under U.S. GAAP	Ps.	631,468	Ps.	789,572

        The adjustment to net income under U.S. GAAP for deferred taxes for 2005 was calculated by taking the decrease in the deferred tax asset recognized for U.S. GAAP purposes between December 31, 2005 and December 31, 2004 (adjusted for the effects of recoverable tax on assets paid that was capitalized rather than being charged to expense), and comparing such difference to deferred tax expense recognized for Mexican GAAP purposes in 2005. In effect, such amount is represented, approximately, by the difference between the total U.S. GAAP adjustments to the net deferred income tax liability under Mexican GAAP of Ps. 1,069,937 and Ps. 1,097,900 in 2005 and 2004, respectively, shown in the table above.

        Similarly, in 2004, the adjustment to net income under U.S. GAAP for deferred taxes was calculated by taking the decrease in the deferred tax asset under U.S. GAAP between December 31, 2004 and December 31, 2003 (adjusted for the effects of recoverable tax on assets paid that was capitalized rather than being charged to expense), and comparing such difference to deferred tax expense recognized for Mexican GAAP purposes in 2004. In effect, such amount is represented, approximately, by the difference between the total U.S. GAAP adjustments to the net deferred income tax liability under Mexican GAAP of Ps. 1,097,900 and Ps. 1,286,094 in 2004 and 2003, respectively.

Composition of net deferred income tax asset:	2005		2004
Current assets (liabilities):
Assets:
Provisions	Ps.	5,968	Ps.	7,875
Advances from customers		5,518
Other liabilities		8,377		12,577
Total current assets		19,863		20,452
Liabilities:
Other liabilities		(43,213)		(1,829)

Net current deferred income tax (liability) asset	Ps.	(23,350)	Ps.	18,623

Non-current assets (liabilities):
Assets:
Provisions for seniority premiums and severance payments	Ps.	12,169	Ps.	12,000
Tax loss carryforwards		830,058		819,449
Recoverable tax on assets		188,689		174,330
Valuation allowance for recoverable asset tax paid and tax loss carryforwards		(91,034)		(95,827)
Total non-current assets		939,882		909,952
Liabilities:
Airport concessions and assets under concession		(244,869)		(129,470)
Property, machinery, equipment and improvements to concessioned properties		(40,195)		(9,533)

Total non-current liabilities		(285,064)		(139,003)

Net non-current deferred income tax asset	Ps.	654,818	Ps.	770,949

        A reconciliation of the Mexican statutory tax rate to the Company's effective tax rate under U.S. GAAP is as follows:

	2005%	2004%
Statutory rate	30.00	33.00
Effect of permanent differences, mainly nondeductible expenses and effects of inflation for financial and tax purposes	(0.83)	(1.80)
Effect of change in statutory rate on deferred income taxes		25.44
Change in valuation allowance for recoverable tax on asset and tax loss carryforwards	(0.80)	4.79

Effective rate	30.03	61.43

Additional disclosure requirements

(a) Comprehensive income—SFAS No.130, "Reporting Comprehensive Income" requires companies to report, in addition to net income, all other changes in their equity during a period resulting from transactions and other events and circumstances from non-owner sources, including all changes in equity during a period except those from investment by owner's and distribution to owner's. As the Company did not generate changes in equity from non-owner sources, the Company's comprehensive income for the year ended December 31, 2006 and 2005 includes solely the net income of those respective years.

(b) Earnings per share according to U.S. GAAP—In accordance with SFAS No. 128, "Earnings per Share", basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted earnings per share is adjusted to include any potential common shares. Potential common shares include the Company's stock option as well as the forfeitable five percent of SETA's shares held in the trust.

Diluted earnings per share for the year ended December 31, 2005 and 2004 includes 2,940,000 equivalent shares from the forfeitable shares, which are considered to be contingently issuable under SFAS No. 128, and thereby are included in the calculation of diluted EPS until such time as the contingency is resolved, at which time they will become a part of basic EPS. In 2005, diluted earnings per share also include 22,615 dilutive shares of common stock from the outstanding stock option agreement with SETA. The option to purchase 12,123,711 shares of common stock as of December 31, 2004 at a price of $1.4135 was not included in the computation of diluted EPS for the year ended December 31, 2004 because the effect of such option would be anti-dilutive.

        The computation and reconciliation of basic and diluted earnings per share for the years ended December 31, prepared in accordance with U.S. GAAP, are as follows:

	2005		2004
Numerator
Net income under U.S. GAAP	Ps.	415,615	Ps.	171,637
Denominator (share amounts)
Weighted average number of common shares outstanding		389,060,000		389,060,000
Dilutive effects of stock option		22,615
Dilutive effects of forfeitable shares		2,940,000		2,940,000

Total potential dilutive shares		392,022,615		392,000,000

Basic earnings per share	Ps.	1.0683	Ps.	0.4412

Diluted earnings per share	Ps.	1.0602	Ps.	0.4378

(c) Statement of cash flows—Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, "Statement of Changes in Financial Position", which identifies the generation and application of resources as the differences between beginning and ending financial statement balances in constant Mexican pesos.

        For U.S. GAAP purposes, the Company presents its supplemental cash flow information in accordance with SFAS No. 95, "Statement of Cash Flows", presenting cash movements, excluding of the effects of inflation in each individual line item in the balance sheet reported under U.S. GAAP. Such information for the years ended December 31, 2005, and 2004 is presented below:

	2005		2004
Operating activities:
Consolidated net income	Ps.	415,615	Ps.	171,637
Adjustments to reconcile net income to cash provided by operating activities:
Unrealized exchange loss		24		124
Depreciation and amortization		118,832		105,999
Deferred fees for technical assistance services		6,868		22,606
Allowance for doubtful accounts		(10,503)		3,439
Provisions for seniority premium and severance payments		5,456		3,735
Deferred income tax expense		113,499		172,837

Changes in operating assets and liabilities:
Accounts receivable		(14,927)		11,090
Recoverable taxes		15,563		54,184
Other current assets		(8,457)		(3,458)
Trade accounts payable		(18,237)		12,330
Accounts payable to related parties		5,666		1,907
Advances from customers		13,660		3,853
Value-added tax payable		337		3,335
Statutory employee profit sharing		1,080		(109)
Guarantee deposits		1,341		1,652

Cash provided by operating activities		645,817		565,161

Investing activities:
Acquisitions of property, machinery, equipment and improvements to concessioned properties		(249,175)		(259,934)
Other assets		(17,531)

Cash used in investing activities		(266,706)		(259,934)

Effect of inflation on cash and cash equivalents		1,150		4,331

Net increase in cash and cash equivalents		380,261		309,558
Cash and cash equivalents at beginning of the year		1,210,747		901,189

Cash and cash equivalents at end of the year	Ps.	1,591,008	Ps.	1,210,747

Cash paid for:
Income taxes	Ps.	44,625	Ps.	51,337
Supplemental schedule of noncash investing activities:
Acquisitions of property, machinery, equipment and improvements to concessioned properties on account	Ps.	7,161	Ps.	6,655
  (d)
  Valuation and qualifying accounts—

Description Allowance for doubtful accounts	Balance at beginning of the year	Additions charged to costs and expenses	Inflation effects	Deductions	Balance at the end of the year
2005	Ps. 32,972	Ps. (654)	Ps. (1,133)	Ps. (9,780)	Ps. 21,405
2004	31,065	3,957	(1,399)	(651)	32,972
2003	24,322	11,107	580	(4,944)	31,065

New Accounting Standards in the United States of America

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payments". This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" to stock compensation awards issued to employees". Rather, SFAS No. 123(R) requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS No. 123(R) applies to all awards granted after the required effective date as well as to existing awards that are modified, repurchased, or cancelled after the effective date. SFAS No. 123(R) will be effective for the Company's fiscal year ending December 31, 2006. The Company does not expect the adoption of SFAS No. 123(R) will have a material effect on its financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29", which amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions", to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary asset that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3". SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principles, unless impracticable. The statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used and redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. SFAS No. 154 also requires that the retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. The new standard is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company does not anticipate that the adoption of this standard will have a material effect on its financial position, results of operations or cash flows.

        On November 2, 2005, the FASB issued Financial Staff Position ("FSP") FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", which nullifies certain requirements of EITF No. 03-1, "The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments" and supersedes EITF Abstracts Topic No. D-44, "Recognition of Other-Than-Temporary Impairment Upon the Planned Sale of a Security whose Cost Exceeds Fair Value". The guidance in this FSP shall be applied to reporting periods beginning after December 15, 2005. The Company does not expect the adoption of this guidance will have a material effect on its financial position, results of operations or cash flows.

        At the September 29 and 30, 2004 and November 17 and 18, 2004 EITF meetings, the EITF discussed Issue 04-10, "Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds" ("EITF 04-10"). EITF 04-10 concludes that a company, when determining if operating segments that do not meet the quantitative thresholds of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" should be aggregated, may aggregate such operating segments only if aggregation is consistent with the objective and basic principle of SFAS No. 131, that they have similar economic characteristics, and that the segments share a majority of the aggregation criteria listed in (a) through (e) of paragraph 17 of SFAS No. 131. The consensus in EITF 04-10 was applied in the accompanying consolidated financial statements but did not affect the presentation of the Company's segments.

        At the June 15 and 16, 2005 meetings, and further modified at the September 15, 2005 meeting, the EITF discussed Issue 05-6, "Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination" ("EITF 05-6"), and concluded on the appropriate amortization periods for leasehold improvements either acquired in a business combination or which were not preexisting and were placed in service significantly after, and not contemplated at, the beginning of the lease term. Leasehold improvements acquired in a business combination or which were not preexisting and were placed in service significantly after, and not contemplated at the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition of the business combination or at the date the leasehold improvements are purchased. This Issue is effective for leasehold improvements (that are within the scope of this Issue) that are purchased or acquired in reporting periods beginning after June 29, 2005. The Company does not anticipate the adoption of EITF 05-6 will have a material effect on its financial position, results of operations or cash flows.

        For the fiscal year ended December 31, 2005, the Company adopted FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), which clarifies the term "conditional asset retirement obligation" as defined in SFAS No. 143, "Accounting for Asset Retirement Obligations", as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 thus indicates that the obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement and the fair value of the liability for such obligation should be recognized if it can be reasonably estimated. Fin 47 clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of FIN 47 did not have a material effect on the Company's financial position, results of operations or cash flows.

20.    Subsequent events

  a.
  As discussed in Note 13, administrative proceedings were brought against Aeropuerto de Zihuatanejo, S.A. de C.V. related to the payment of property taxes. On June 27, 2006, the municipality of Zihuatanejo issued a decree assessing an additional fine of Ps. 4,300 with respect to the property tax liability for the period from 1996 to 2000. Pursuant to the decree, the municipality seized and attached two bank accounts of the airport and garnished rent paid by tenants located on concession property. These two bank accounts did not contain funds at the time of their seizure. The monthly amount of rent subject to garnishment is approximately Ps. 88. As a result of this notification from the municipality, the Company recognized an additional liability of Ps. 5,001, for a total liability of Ps. 8,102 at the Zihuatanejo airport, as based on discussions with its legal counsel, it believed that the probability existed that the airport would be required to pay this amount, representing the original property tax amount for this period and the related fine. The Company, however, continues to appeal the claim and on July 14, 2006, filed an appeal seeking to (i) annul the assessment of the fine on substantive and procedural grounds, (ii) stay the seizure and attachment pending appeal and final resolution of the Company's legal challenge to the constitutionality of the underlying tax liability and (iii) recover amounts paid by the tenants of Aeropuerto de Zihuatanejo, S.A. de C.V. to the municipality as a result of the ordered garnishment. On August 1, 2006, the court ordered the municipality to suspend any further garnishments of wages and to cease further demands of payment until the case is resolved by the court.

  b.
  With respect to the administrative proceedings brought forth against Aeropuerto de Ciudad Juárez, S.A. de C.V. as discussed in Note 13, on May 2, 2006, the court issued the claims brought against this airport invalid. However, the Company expects the municipality to assert an amended claim.

  c.
  On July 11, 2006, Aeropuerto de Ciudad Juárez received its certificate from the PFPA indicating its agreement with the corrective actions taken by the airport to improve the items identified by the PFPA in its audit of the airport's compliance with environmental regulations, as discussed in Note 13.

  d.
  On June 13, 2006, SETA notified the Company of its intent to exercise the remaining portion of its option to acquire 2% of the outstanding Series "B" shares of the Company. On August 28, 2006, the Company's shareholders approved the issuance of 8,000,000 shares under option and on September 5, 2006, SETA exercised such shares at an exercise price per share of $1.3527 (Ps. 14.6735), increasing outstanding shares from 392,000,000 to 400,000,000. Pro forma earnings per share (unaudited) have been presented to give effect to the exercise of these 8,000,000 shares.

  e.
  On September 22, 2006, the Company paid dividends of Ps. 423,942 to its shareholders. Because the amount of the dividend is greater than the earnings of the Company for the most recent fiscal year, pro forma earnings per share mentioned above also give effect to the increase in the number of shares necessary to be issued in order to be able to replace the capital in excess of the earnings being withdrawn under the dividend. The Company used an estimated initial public offering price of Ps. 21.25 to calculate the additional 3,230,583 shares related to the excess.

  f.
  On October 2, 2006, the Company's shareholders approved a 1-for-14.69482276 reverse stock split of the Company's outstanding common stock, reducing the number of shares outstanding at such date from 5,877,929,102 shares (which includes the outstanding shares of the Company at December 31, 2005 prior to the split plus the shares issued pursuant to the exercise of the option as discussed in insert d. above) to 400,000,000 shares. All share, per share and option data in the accompanying consolidated financial statements and notes thereto have been retroactively restated to reflect the effects of the reverse stock split for all periods presented.

*    *    *    *    *

Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries

Unaudited Consolidated Balance Sheets

At June 30, 2006 and 2005

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2006)

	2006 (Convenience translation; See Note 2)	2006 (Pro forma for payment of dividends; see Note 19c)		2006		2005
Assets
Current assets:
Cash and cash equivalents (Note 4)	$175,718	Ps.	1,559,299	Ps.	1,983,241	Ps.	1,483,171
Trade accounts receivable—net (Note 5)	11,401		128,676		128,676		78,307
Accounts receivable from Consorcio Aeroméxico, S.A. de C.V., a related party	9,848		111,155		111,155		137,170
Recoverable taxes	1,458		189,612		16,453		17,983
Other current assets	1,622		18,308		18,308		17,185

Total current assets	200,047		2,007,050		2,257,833		1,733,816
Property, machinery, equipment and improvements to concessioned properties—net (Note 6)	133,682		1,508,805		1,508,805		1,254,783
Rights to use airport facilities—net (Note 7)	346,013		3,905,276		3,905,276		4,022,723
Airport concessions—net (Note 7)	63,857		720,719		720,719		737,288
Other assets—net	1,465		16,531		16,531		18,719

Total	$745,064	Ps.	8,158,381	Ps.	8,409,164	Ps.	7,767,329

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$8,642	Ps.	97,542	Ps.	97,542	Ps.	75,813
Accounts payable to related parties (Note 11)	2,400		27,090		27,090		19,054
Advances from customers	2,093		23,623		23,623		17,951
Value-added tax payable	2,260		25,511		25,511		22,705
Income tax for dividends payable			173,159
Statutory employee profit sharing	3,587		40,478		40,478		92

Total current liabilities	18,982		387,403		214,244		135,615
Guarantee deposits	1,370		15,454		15,454		12,672
Employee retirement obligations (Note 8)	2,163		24,413		24,413		14,541
Deferred income taxes and statutory employee profit sharing (Note 12)	51,832		584,998		584,998		455,827

Total liabilities	74,347		1,012,268		839,109		618,655

Commitments and contingencies (Notes 13 and 14)
Stockholders' equity (Note 9):
Capital stock—nominal value	382,783		4,320,278		4,320,278		4,320,278
Restatement for inflation of capital stock	120,581		1,360,943		1,360,943		1,360,943
Retained earnings	144,732		1,209,580		1,633,522		1,212,141
Cumulative initial effect of deferred income taxes	22,621		255,312		255,312		255,312

Total stockholders' equity	670,717		7,146,113		7,570,055		7,148,674

Total	$745,064	Ps.	8,158,381	Ps.	8,409,164	Ps.	7,767,329

See accompanying notes to unaudited consolidated financial statements.

Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries

Unaudited Consolidated Statements of Income

For the six-month periods ended June 30, 2006 and 2005

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2006, except share and per share data)

	2006 (Convenience translation; See Note 2)	2006	2005
Revenues (Note 16):
Aeronautical services	$55,095	Ps. 621,833	Ps. 552,028
Non-aeronautical services	13,264	149,703	137,438

	68,359	771,536	689,466

Operating costs:
Cost of services (Note 17)	16,567	186,988	172,290
General and administrative expenses	9,686	109,313	100,488
Concession taxes (Note 11)	3,447	38,905	33,466
Technical assistance fees (Note 11)	1,448	16,347	17,107
Depreciation and amortization	10,413	117,527	104,782

	41,561	469,080	428,133

Income from operations	26,798	302,456	261,333

Net comprehensive financing income (cost):
Interest income	4,942	55,771	45,512
Exchange gain (loss)—net	2,979	33,629	(18,109)
Monetary position loss	(959)	(10,828)	(9,596)

	6,962	78,572	17,807

Other income (expense)—net	862	9,732	(1,472)

Income before income taxes and statutory employee profit sharing	34,622	390,760	277,668
Income tax expense (Note 12)	8,756	98,822	89,167
Statutory employee profit sharing expense (Note 12)	3,316	37,422	73

Consolidated net income	$22,550	Ps. 254,516	Ps. 188,428

Weighted average number of common shares outstanding (Notes 9 and 19)	392,000,000	392,000,000	392,000,000

Basic and diluted earnings per share	$0.0575	Ps. 0.6493	Ps. 0.4807

Pro forma basic and diluted earnings per share giving effect to exercise of stock option and payment of dividends (see Note 19)	$0.0559	Ps. 0.6312

See accompanying notes to unaudited consolidated financial statements.

Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries

Unaudited Consolidated Statements of Changes in Stockholders' Equity

For the six-month periods ended June 30, 2006 and 2005

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2006, except share data)

	Capital stock
								Cumulative initial effect of deferred income taxes
	Number of shares	Nominal value		Restatement for inflation of capital stock		Retained earnings				Total stockholders' equity
Balances as of January 1, 2005	392,000,000	Ps.	4,320,278	Ps.	1,360,943	Ps.	1,023,713	Ps.	255,312	Ps.	6,960,246
Comprehensive income							188,428				188,428

Balances as of June 30, 2005	392,000,000	Ps.	4,320,278	Ps.	1,360,943	Ps.	1,212,141	Ps.	255,312	Ps.	7,148,674

Balances as of January 1, 2006	392,000,000	Ps.	4,320,278	Ps.	1,360,943	Ps.	1,379,006	Ps.	255,312	Ps.	7,315,539
Comprehensive income							254,516				254,516

Balances as of June 30, 2006	392,000,000	Ps.	4,320,278	Ps.	1,360,943	Ps.	1,633,522	Ps.	255,312	Ps.	7,570,055

Balances as of January 1, 2006 (Convenience Translation; See Note 2)	392,000,000		$382,783		$120,581		$122,182		$22,621		$648,167
Comprehensive income							22,550				22,550

Balances as of June 30, 2006	392,000,000		$382,783		$120,581		$144,732		$22,621		$670,717

See accompanying notes to unaudited consolidated financial statements.

Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries

Unaudited Consolidated Statements of Changes in Financial Position

For the six-month periods ended June 30, 2006 and 2005

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2006)

	2006 (Convenience translation; See Note 2)	2006		2005
Operating activities:
Net income	$22,550	Ps.	254,516	Ps.	188,428
Items that did not require resources:
Depreciation and amortization	10,413		117,527		104,782
Employee retirement obligations—net	173		1,947		6,566
Deferred income tax	7,307		82,470		87,291

	40,443		456,460		387,067
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable—net	(197)		(2,218)		(26,996)
Accounts receivable from Consorcio Aeroméxico, S.A. de C.V., a related party	(2,223)		(25,099)		4,838
Recoverable taxes	1,678		18,934		(17,431)
Other current assets	286		3,231		(3,668)
Increase (decrease) in:
Trade accounts payable	583		6,584		(32,254)
Accounts payable to related parties	216		2,434		(544)
Advances from customers	552		6,234		14,098
Guarantee deposits	344		3,881		2,100
Value-added tax payable	1,342		15,146		12,342
Statutory employee profit sharing	3,458		39,039		(279)

Net resources generated by operating activities	46,482		524,626		339,273

Investing activities—Additions to property, machinery, equipment and improvements to concessioned properties	(11,730)		(132,393)		(66,849)

Cash and cash equivalents:
Net increase	34,752		392,233		272,424
Balance at beginning of period	140,966		1,591,008		1,210,747

Balance at end of period	$175,718	Ps.	1,983,241	Ps.	1,483,171

See accompanying notes to unaudited consolidated financial statements.

1.    Activities and significant events

        Activities—Grupo Aeroportuario del Centro Norte, S.A. de C.V. ("GACN", or collectively with its subsidiaries, the "Company") is a holding company, whose subsidiaries are engaged in the administration, operation and use of 13 airports under a concession granted by the Mexican government through the Ministry of Communications and Transportation ("SCT"). The airports are located in the following cities: Monterrey, Acapulco, Mazatlán, Zihuatanejo, Ciudad Juárez, Reynosa, Chihuahua, Culiacán, Durango, San Luis Potosí, Tampico, Torreón, and Zacatecas.

        Significant events—The Company began operations on November 1, 1998. Prior to that date, the Company's activities were carried out by Aeropuertos y Servicios Auxiliares ("ASA"), a Mexican government agency that was responsible for the operation of all public airports in Mexico.

        The Company's formation was part of the Mexican government's plan to open the Mexican Airport System to private investors under a two-stage program developed by the SCT. 35 of the 58 public airports in Mexico selected for the program were divided into four groups: the Central-North Group formed by 13 airports, the Southeast Group formed by nine airports, the Mexico City Group formed by one airport, and the Pacific Group formed by 12 airports. As part of the programs' first stage, strategic partners were selected for each airport group (except the Mexico City Group) through public bidding processes. The strategic partner would acquire 15% of the capital of the airport group and the obligation to enter into a participation contract as well as a contract to provide technical assistance services. In the second stage of the privatization, part or all of the remaining equity holdings in each airport group would be offered to the general public in the securities markets.

        On June 29, 1998, the SCT granted to the subsidiaries of GACN concessions to manage, operate and develop the 13 airports that comprise the Central-North Group, and to benefit from the use of the airport facilities for a period of 50 years beginning November 1, 1998. The term may be extended by the SCT in one or more instances, not to exceed a total of an additional 50 years. The value of the concessions of Ps. 5,419,872 (Ps. 3,962,405 historical pesos) was determined by the Mexican government until June 2, 2000, the date on which Servicios de Tecnología Aeroportuaria, S.A. de C.V. ("SETA"), the Company's strategic partner, acquired 15% of the Company. On that date, the Company and the Mexican government determined the value of the concessions on the basis of the price paid by SETA which was recorded as a single asset in the Company's financial statements and a corresponding credit to equity in favor of the Mexican government.

        Notwithstanding that the Company has the rights to manage, operate and develop 13 airports, under the General Law of National Properties, all long-term fixed assets located in the airports pertain to the Mexican government. Upon expiration of the concession term, the improvements made during the term of the concessions will automatically revert to the Mexican government.

        As a result of the public bidding process discussed above, in June 2000, a stock purchase agreement was executed between the Mexican government and SETA, whereby the Mexican government sold 15% of its then-outstanding equity interests in the Company to SETA. SETA paid the Mexican government Ps. 864,056 (historical pesos), excluding interest, in exchange for: (i) 58,800,000 Class I Series "BB" shares; (ii) an option to acquire from the Mexican government an additional 36% of the then-outstanding equity interest held by the Mexican government in the Company, in the event that such shares were not sold in a public offering within a specified time period (which was subsequently assigned to one of SETA's stockholders; see below); (iii) the right and obligation to enter into various agreements, including a technical assistance and transfer-of-technology agreement as defined in the public bidding process; and (iv) a stock option agreement, according to which SETA has the option to subscribe up to 3% of the new Series "B" shares. This option is exercisable in three tranches of 1% each over a period from June 14, 2003 to June 14, 2007, provided that SETA has complied with its obligations under the technical assistance and transfer-of-technology agreement. The option exercise price was $1.1286 (Ps. 11.0198), plus a 5% annual premium; such exercise price is subject to decrease by an amount equal to any dividend payments made by the Company to its stockholders. The first tranche expired unexercised in June 2005; on June 13, 2006 SETA expressed its intent to exercise the second and third tranche. A sixty-day period exists subsequent to this date during which the shares will be subscribed by the Company and paid by and issued to SETA.

        At June 30, 2006, SETA's, stockholders were Aeroinvest, S.A. de C.V. ("Aeroinvest") (subsidiary of Empresas ICA, S.A. de C.V.) with 74.5% and Aéroports de Paris, S.A with 25.5%. Pursuant to the Company's bylaws, SETA (as holder of the Company's Series "BB" shares) has the right to present to the board of directors the name or names of the candidates for appointment of certain of the Company's senior management, the right to appoint and remove the Company's chief financial officer, chief operating officer and commercial director, the right to elect three members of the Company's board of directors and the right to veto certain actions requiring approval of the Company's stockholders (including the payment of dividends, the amendment of the Company's bylaws and the amendment of its right to appoint certain members of senior management). In the event of the termination of the technical assistance agreement, the Series "BB" shares will be converted into Series "B" shares resulting in the termination of these rights. If at any time, prior to June 14, 2015, SETA were to hold less than 7.65% of the Company's capital stock in the form of Series "BB" shares, it would lose its veto rights (but other special rights it possesses as a Series "BB" shareholder would be unaffected). If at any time after June 14, 2015, SETA were to hold less than 7.65% of the Company's capital stock in the form of Series "BB" shares, such shares must be converted into Series "B" shares, which would cause SETA to lose all of its special rights. So long as SETA retains at least 7.65% of the Company's capital stock in the form of Series "BB" shares, all its special rights will remain in force.

        Pursuant to the Company's bylaws, the technical assistance agreement and the participation agreement, SETA may not transfer more than 51% of its Series "BB" shares until after June 14, 2007. After such date, SETA is entitled to transfer up to one-eighth of such 51% during each year thereafter.

        As noted above, SETA had the option to acquire from the Mexican government Series "B" shares representing 36% of the then-outstanding capital stock of the Company. Such option provided that, in the event that Nacional Financiera, S.N.C. ("Nafin"), a trust which holds the Mexican government's share of the Company's common stock, did not sell its shares representing 36% of the then-outstanding common stock of the Company through a public offering prior to the fourth anniversary of the date from which the Company and SETA entered into a participation agreement (which four-year term ended June 14, 2004), then SETA had the option to purchase from Nafin Series "B" shares representing 36% of the then-outstanding capital stock of the Company. The option could be exercised by SETA via notice to Nafin delivered during the twelve months following the four-year term. The per share price was $1.1286 (Ps. 11.0198), plus a premium calculated at 5% per year, subject to a decrease based on dividends paid by the Company. The purchase price was payable in U.S. dollars or the peso equivalent at an exchange rate as determined by the option agreement. As allowed by the terms of the option agreement, such option was assigned to and exercised by Aeroinvest during December 2005 at an exercise price per share of $1.4404 (Ps. 15.3449). As a result of this acquisition, Aeroinvest controls 47.2% of the shares of the Company at December 31, 2005, with a direct participation of 36% and an indirect participation of 11.2% through its investment in SETA (percentages not considering the subscription and issuance of the additional 2% under the stock option to SETA as mentioned above).

2.    Bases of presentation and consolidation

        The accompanying financial statements include the accounts of the Company and its subsidiaries and in the opinion of management, contain all adjustments, including adjustments of a normal and recurring nature, necessary for a fair presentation of financial position and results of operations. Results of operations for interim periods are not necessarily indicative of results for the full year. The accompanying financial statements and notes thereto should be read in conjunction with the Company's 2005 financial statements.

        Translation into English—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico and Mexican Financial Reporting Standards (collectively referred to as "Mexican GAAP"). Certain accounting practices applied by the Company vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). See Note 18 for a discussion of such differences and for a reconciliation of the Company's financial statements between Mexican GAAP and U.S. GAAP.

        Convenience translation—The consolidated financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican peso amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of 11.2865 Mexican pesos to one U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2006. Such translations should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at that rate or any other rate.

        Basis of consolidation—The consolidated financial statements include the financial statements of Grupo Aeroportuario del Centro Norte, S.A. de C.V. and its wholly-owned subsidiaries. All significant intercompany balances, transactions and investments have been eliminated in the accompanying consolidated financial statements.

        The wholly-owned subsidiaries whose financial statements have been consolidated with those of Grupo Aeroportuario del Centro Norte, S.A. de C.V. are as follows: Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Ciudad Juárez, S.A. de C.V., Aeropuerto de Culiacán, S.A. de C.V., Aeropuerto de

Chihuahua, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlán, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de San Luis Potosí, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreón, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V., Aeropuerto de Zihuatanejo, S.A. de C.V., and Servicios Aeroportuarios del Centro Norte, S.A. de C.V. ("SACN").

        Reclassifications—In June 2005, the Company reported guarantee deposits within the accounts payable caption, which have been reclassified to conform to the June 2006 presentation as a separate caption within long-term liabilities. As well, in June 2005, certain costs were included within general and administrative expenses, which have been reclassified to conform to the June 2006 presentation within costs of services.

3.    Summary of significant accounting policies

        The accounting policies followed by the Company are in conformity with Mexican GAAP, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management's best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

  a.
  New accounting policies—As of May 31, 2004, the Mexican Institute of Public Accountants ("IMCP") formally transferred the function of establishing and issuing financial reporting standards to the Mexican Board for Research and Development of Financial Reporting Standards ("CINIF"), consistent with the international trend of requiring this function to be performed by an independent entity.

    Accordingly, the task of establishing bulletins of Mexican GAAP and circulars previously issued by the IMCP was transferred to CINIF, who subsequently renamed standards of Mexican GAAP as "Normas de Información Financiera" (Financial Reporting Standards, or "NIFs"), and determined that NIFs encompass (i) new bulletins established under the new function; (ii) any interpretations issued thereon; (iii) any Mexican GAAP bulletins that have not been amended, replaced or revoked by the new NIFs; and (iv) International Financial Reporting Standards ("IFRS") that are a supplementary guidance to be used when Mexican GAAP does not provide primary guidance.

    One of the main objectives of CINIF is to achieve greater concurrence with IFRS. To this end, it started by reviewing the theoretical concepts contained in Mexican GAAP and establishing a Conceptual Framework ("CF") to support the development of financial reporting standards and to serve as a reference in resolving issues arising in the accounting practice. The CF consists of eight financial reporting standards, which comprise the NIF-A series. The NIF-A series, together with NIF B-1, were issued on October 31, 2005. Their provisions are effective for years beginning January 1, 2006, superseding all existing Mexican GAAP series A bulletins.

    The new NIFs are as follows:

    NIF A-1 Structure of Financial Reporting Standards

    NIF A-2 Fundamental Principles

    NIF A-3 Users' Needs and Financial Statement Objectives

    NIF A-4 Qualitative Characteristics of Financial Statements

    NIF A-5 Basic Elements of Financial Statements

    NIF A-6 Recognition and Valuation

    NIF A-7 Presentation and Disclosure

    NIF A-8 Supplementary Standards to Mexican GAAP

    NIF B-1 Accounting Changes

    The most significant changes established by these standards are as follows:

    •
    In addition to the statement of changes in financial position, NIF A-3 includes the statement of cash flows, which should be issued when required by a particular standard.

    •
    NIF A-5 includes a new classification for revenues and expenses: ordinary and not ordinary. Ordinary revenues and expenses are derived from transactions or events that are within the normal course of business or that are inherent in the entity's activities, whether frequent or not; revenues and expenses classified as not ordinary refer to unusual transactions and events, whether frequent or not.

    •
    NIF A-7 requires the presentation of comparative financial statements for at least the preceding period. Through December 31, 2004, the presentation of prior years' financial statements was optional. The financial statements must disclose the authorized date for their issuance, and the name(s) of the officer(s) or administrative body(ies) authorizing the related issuance.

    •
    NIF B-1 establishes that changes in particular standards, reclassifications and corrections of errors must be recognized retroactively. Consequently, basic financial statements presented on a comparative basis with the current year that might be affected by the change, must be adjusted as of the beginning of the earliest period presented.

    These new standards did not have a material effect on the Company's financial position or results of operations as of and for the six-month period ended June 30, 2006.

  b.
  Recognition of the effects of inflation—The Company restates its consolidated financial statements to Mexican peso purchasing power of the most recent balance sheet date presented. Accordingly, the consolidated financial statements of the prior period that are presented for comparative purposes, have also been restated to Mexican pesos of the same purchasing power. Recognition of the effects of inflation results mainly in inflationary gains or losses on nonmonetary and monetary items that are presented in the financial statements under the caption monetary position loss. The monetary position loss represents the erosion of the purchasing power of monetary items caused by inflation and is calculated by applying Mexican National Consumer Price Index (INPC) factors to monthly net monetary position. Gains (losses) result from maintaining a net monetary liability (asset) position, respectively.

  c.
  Cash equivalents—The Company considers all highly-liquid debt instruments purchased with maturity of ninety days or less to be cash equivalents.

  d.
  Property, machinery, equipment and improvements to concessioned properties—Expenditures for property, machinery and equipment, including improvements that increase the value of assets by increasing their service capacity, improving their efficiency or prolonging their useful lives, are capitalized. These amounts are initially recorded at acquisition cost and are restated using the INPC. Depreciation is calculated using the straight-line method beginning with the month following the purchase date, using final restated balances, based on the estimated remaining useful lives of the related assets, as follows:

Total years
Improvements to concessioned properties	20
Machinery and equipment	10
Office furniture and equipment	10
Vehicles	4
Computers	3.3
  e.
  Rights to use airport facilities and airport concessions—This caption represents the value of the airport concessions and the related rights to use airport facilities granted by the SCT at each of the Company's 13 airports.

    In 2003, the Company obtained a retrospective independent appraisal of the airport facilities determined by a third party. The appraised value was used as the basis for assigning a value to all of the assets received under each airport concession. The appraised value of the assets at each airport concession, up to the cost from the SCT of such individual concession, is included in the caption "rights to use airport facilities". In those airports where the cost of the concession from the SCT was greater than the appraised value of the assets of such airport, the amount was classified under the caption "airport concessions" (see Note 7).

    The rights to use airport facilities are amortized using the straight-line method according to the remaining useful lives of the concessioned properties determined by an independent appraiser. Airport concessions are amortized using the straight-line method over 50 years, the term of the concession.

  f.
  Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the amounts mentioned above. The impairment indicators considered for these purposes are, among others, operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, and other legal and economic factors.

    According to Mexican GAAP, management considers that GACN, together with its 13 airports, can be considered an "independent cash generating unit", as all are part of the Central-North package included in the Mexican government's bidding process. Under the privatization process, each airport concession must operate its airport, regardless of its individual results.

  g.
  Employee retirement obligations—Seniority premiums and, severance payments, are recognized as costs over employee years of service and are calculated by independent actuaries using the projected unit credit method at net discount rates. Accordingly, the liability is being accrued which, at present value, will cover the obligation from benefits projected to the estimated retirement date of the Company's employees.

  h.
  Income taxes, tax on assets and statutory employee profit sharing—Income taxes (ISR) and statutory employee profit sharing (PTU) are recorded in results of the period in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the accounting and tax bases of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ISR assets are reduced by any benefits about which there is uncertainty as to their realizability.

    PTU is determined based on taxable income, according to Section I of Article 10 of the Income Tax Law. Deferred PTU is derived from temporary differences between the accounting result and income for PTU purposes and is recognized only when it can be reasonably assumed that such differences will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

    Tax on assets paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented in the balance sheet decreasing the deferred ISR liability.

  i.
  Fair value of financial instruments—Financial instruments include such items as cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of these items approximate fair value because they have relatively short-term maturities and bear interest at rates tied to market indicators, as appropriate.

  j.
  Provisions—Provisions are recognized for current obligations that result from a past event, that are probable to result in the use of economic resources, and that can be reasonably estimated.

  k.
  Foreign currency transactions—Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing cost (income) in the consolidated statements of income.

  l.
  Concentrations of credit risk—Financial instruments that are subject to a potential credit risk due to non-compliance by the counterparty primarily consist of trade receivables from the Company's principal domestic and international airline customers. To reduce its credit risk, the Company conducts periodic evaluations of the financial situation of its customers and also requests specific guarantees or advances when deemed necessary. The Company believes that its potential credit risk is adequately covered by the allowance for doubtful accounts that it has recognized. At June 30, 2006 and 2005, approximately 18.9% and 12.8%, respectively, of the Company's accounts receivable correspond to amounts due from Compañía Mexicana de Aviación, S.A. de C.V. ("Mexicana"), approximately 31.1% and 26.6%, respectively, correspond to amounts due from Aerovías de México, S.A. de C.V. ("Aeroméxico"), and approximately 12.0% and 10.6%, respectively, correspond to amounts due from Consorcio Aviacsa, S.A. de C.V. Of the Company's consolidated revenues for the six-month period ended June 30, 2006 and 2005, revenues to Mexicana represented approximately 10.1% and 9.4%, respectively, revenues to Aeroméxico represented approximately 17.6% and 20.0%, respectively, and revenues to Consorcio Aviacsa, S.A. de C.V. represented approximately 11.0% and 10.0%, respectively.

  m.
  Revenue recognition—Revenue is generated mainly from the rendering of aeronautical services (regulated revenues), which refer to the use of the airport facilities by airlines and passengers. Aeronautical services consist of services that generate revenues necessary for the operation and proper functioning of an airport. These revenues are subject to a system of prices regulated by the SCT, which establishes a maximum rate for such aeronautical and complementary services provided at each airport. Such revenues are recognized when the services are rendered (see Note 16).

  The Company also generates revenue from non-aeronautical services, which consist mainly of the leasing of commercial spaces in airport terminals, revenues from the operation of parking lots, fees from access to third parties that provide catering services and other services at airports. Spaces in the airport terminals are rented through operating lease agreements that contain either fixed monthly rent (increased annually based on the INPC) or fees based on a minimum monthly fee or a percentage of the monthly income of the lessee, whichever is higher. The fixed portion of lease revenues is recognized when the services are rendered or based on the terms of the related lease. The contingent rentals generated from the percentage of lessee monthly income are recognized in income once the contingency is met. Therefore, during the year, the percentage of lessee monthly revenues is recognized in the following month, once the Company has received information related to its tenants' revenues. Though each year reported includes six months of revenues, this accounting treatment results in a one-

    month lag with respect to the commercial revenues for those tenants whose stated percentage of monthly income is greater than the minimum monthly fee. However, the Company monitors the effect of this one-month lag at each reporting date and does not believe such effect to be material to its reported results.

  n.
  Earning per share—Basic earnings per common share are calculated by dividing consolidated net income by the weighted average number of shares outstanding during the period. The Company does not have diluted securities for purposes of Mexican GAAP; therefore basic and diluted earnings per share are the same.

4.    Cash and cash equivalents

	2006		2005
Cash equivalents	Ps.	1,867,680	Ps.	1,273,560
Cash		115,561		209,611

	Ps.	1,983,241	Ps.	1,483,171

5.    Trade accounts receivable

	2006		2005
Accounts receivable	Ps.	150,311	Ps.	107,548
Allowance for doubtful accounts		(21,635)		(29,241)

	Ps.	128,676	Ps.	78,307

        Accounts receivable (including amounts from Consorcio Aeroméxico, S.A. de C.V.) include balances invoiced to domestic and international airlines for passenger charges at June 30, 2006 and 2005, amounting to Ps. 208,686 and Ps. 169,869, respectively. Passenger charges are payable for each passenger (other than diplomats, infants, transfer and transit passengers) departing from the airport terminals operated by the Company and are collected by the airlines and subsequently remitted to the Company.

        Accounts receivable from Consorcio Aeroméxico, S.A. de C.V.—The majority of the capital stock of Consorcio Aeroméxico (formerly Cintra, S.A. de C.V) is the property of the Institute for the Protection of Bank Savings (IPAB), a decentralized entity of the Mexican Federal Public Administration and the Mexican government; accordingly, Consorcio Aeroméxico is considered a related party of the Company.

        Allowance for doubtful accounts—The Company periodically reviews the sufficiency of its allowance for doubtful accounts considering the nature and aging of its receivables as well as other factors including the credit risks associated with individual customers and the airline industry as a whole and existing macro-economic conditions. Past due or delinquency status is determined on the basis of the terms of the relevant contract, at which point the Company employs all efforts to collect the amount. When an account is deemed uncollectible, such account is written-off once the Company has exhausted all collection means at its disposal, which generally occurs following a judicial determination that a particular receivable is not collectible.

6.    Property, machinery, equipment and improvements to concessioned properties

	2006		2005
Improvements to concessioned properties	Ps.	1,355,533	Ps.	1,154,413
Machinery and equipment		172,922		128,732
Office furniture and equipment		41,119		39,853
Vehicles		103,220		105,895
Computers		18,429		17,113

		1,691,223		1,446,006
Accumulated depreciation		(399,148)		(321,253)

		1,292,075		1,124,753
Construction in-progress		216,730		130,030

	Ps.	1,508,805	Ps.	1,254,783

        Depreciation for the six-month periods ended June 30, 2006 and 2005 related to property, machinery, equipment and improvements to concessioned properties was Ps. 44,653, and Ps. 37,850, respectively. In addition, the Company incurred Ps. 5,805 of amortization of other assets for the six-month period ended June 30, 2006.

        Construction in-progress relates mainly to the rehabilitation of the runways at the Culiacán, Chihuahua, Monterrey and Tampico airports, railway improvements at the Zihuatanejo airport and the construction of a customs facility at the Reynosa airport.

7.    Rights to use airport facilities and airport concessions

        As described in Note 3 e., effective January 1, 2003, the total cost of the concession was assigned proportionally to rights to use airport facilities on the basis of the net replacement value of the assets determined by an independent appraiser; at any airport concession where the cost exceeded the appraised value, such excess was recognized within the airport concessions caption. The allocation was made as set forth below:

			Term of remaining amortization in years
Cost of the concession from the SCT	Ps.	5,419,872

Appraised amount assigned to:
Rights to use airport facilities:
Runways, aprons and platforms	Ps.	1,425,320	29
Buildings		934,871	31
Other infrastructure		326,232	23
Land		1,905,036	44

		4,591,459
Airport concessions		828,413	44

Total cost	Ps.	5,419,872

        The value of the rights to use airport facilities and airport concessions at June 30 is as follows:

	2006		2005
Rights to use airport facilities	Ps.	4,591,459	Ps.	4,591,459
Less—Accumulated depreciation		(686,183)		(568,736)

	Ps.	3,905,276	Ps.	4,022,723

Airport concessions	Ps.	828,413	Ps.	828,413
Less—Accumulated amortization		(107,694)		(91,125)

	Ps.	720,719	Ps.	737,288

        Depreciation and amortization for rights to use the airport facilities and airport concessions for six-month periods ended June 30, 2006 and 2005 were Ps. 67,069, and Ps. 66,932, respectively.

        Each airport concession agreement contains the following terms and basic conditions:

  •
  The concessionaire has the right to manage, operate, maintain and use the airport facilities and carry out any construction, improvements or maintenance of the related facilities in accordance with its Master Development Program, and to provide airport, complementary and commercial services.

  •
  The concessionaire will use the airport facilities only for the purposes specified in the concession agreement, will provide services in conformity with the law and applicable regulations and will be subject to inspections by the SCT.

  •
  The concessionaires must pay a tax for the use of the assets under concession (currently 5% of the concessionaire's annual gross revenues derived from the use of public property), in conformity with the Mexican Federal Duties Law.

  •
  ASA has the exclusive right to supply fuel at the concessionaire's airport.

  •
  The concessionaire must grant free access to specific airport areas to certain Mexican government agencies so that they may carry out their activities within the airports.

  •
  According to Article 27 of the General Law on Airports, the concession may be revoked if the concessionaire breaches any of its obligations established therein or falls under any of the causes for revocation referred to in Article 26 of the law and in the concession agreement. The breach of certain concession terms may be cause for revocation if the SCT has applied sanctions in three different instances with respect to the same concession term.

  •
  The SCT may modify concession terms and conditions that regulate the Company's operations.

  •
  The concession may be renewed in one or more instances, for terms not to exceed an additional 50 years.

8.    Employee retirement obligations

        The liability for employee retirement obligations is composed as follows:

	2006		2005
Seniority premiums	Ps.	12,210	Ps.	9,207
Severance payments		12,203		5,334

	Ps.	24,413	Ps.	14,541

  Net period cost for obligations resulting from seniority premiums for the six-month periods ended June 30, 2006 and 2005, was Ps. 5,027 and Ps. 5,265, respectively.

9.    Stockholders' equity

  a.
  At June 30, 2006 and 2005, a total of 404,123,711 shares, consisting of 58,800,000 Series "BB" shares and 345,323,712 Series "B", Class "I" shares were authorized. Of these Series "B", Class "I" shares, 12,123,711, representing shares available for purchase pursuant to SETA's 3% option had not yet been issued. The remaining authorized Series "BB" and Series "B" shares were outstanding.

  b.
  The subscribed and paid-in capital stock at June 30, 2006 is solely comprised of fixed capital and is represented by ordinary, registered no-par shares and is composed as follows:

	Number of shares	Historical value		Restatement effect		Restated capital stock
Series B, Class I	333,200,000	Ps.	3,675,659	Ps.	1,157,880	Ps.	4,833,539
Series BB, Class I	58,800,000		644,619		203,063		847,682

Total	392,000,000	Ps.	4,320,278	Ps.	1,360,943	Ps.	5,681,221

    The composition of the Company's capital stock at June 30, 2005 was the same as that presented in the table above except that Series "B", Class "I" shares were represented by Series "A" shares that were subsequently converted as discussed in insert e. below.

  c.
  According to the Company's articles of incorporation, on May 28, 1998, an initial contribution of Ps. 1,703 (Ps. 1,000 historical pesos) was made through the issuance of 68,051 Class "I" shares. Pursuant to the resolutions at the Extraordinary Stockholders' Meetings held on December 14, 1998, August 31, 1999, and June 5, 2000, the minimum, non-withdrawable fixed capital was increased by Ps. 119,300 (Ps. 77,653 historical pesos) through the issuance of 5,284,385 Series "A" shares, Ps. 15,854 (Ps. 11,195 historical pesos) through the issuance of 761,789 Series "A" shares, and Ps. 5,544,364 (Ps. 4,230,430 historical pesos) through the issuance of 385,885,775 shares (327,085,775 of which correspond to Series "A" and 58,800,000 correspond to Series "BB"), respectively, totaling 392,000,000 ordinary, registered, no-par value, Class "I" shares at June 30, 2006.

  d.
  At a Shareholders' Meeting held on June 14, 2000, the shareholders agreed to maintain in the Company's treasury at all times Series "B" shares representing 3% of the total outstanding capital stock of the Company. As of June 30, 2006, such shares are still maintained in treasury and are not subscribed or paid-in.

  e.
  In a General Extraordinary Stockholders' Meeting held on December 21, 2005, the stockholders approved the conversion of all the Series "A" shares representing the capital stock of the Company into ordinary, registered, no-par value Series "B", Class "I" shares.

  f.
  Mexican General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value in historical pesos. The legal reserve may be capitalized but may not be distributed, except in the form of a stock dividend, unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At June 30, 2006, the legal reserve amounted to Ps. 68,201.

  g.
  Stockholders' equity, except restated paid-in capital and tax retained earnings, will be subject to income tax at the rate in effect when the dividend is distributed. In 2006 and 2005, the ISR rate was 29% and 30%, respectively, it will decrease to 28% in 2007 and thereafter. Any tax paid on such distribution, may be credited against the income tax payable of the year in which the tax on the dividend is paid and the two fiscal years following such payment.

        The balances of the stockholders' equity tax accounts as of June 30 are as follows:

	2006		2005
Contributed capital account	Ps.	5,327,830	Ps.	5,327,830
Net fiscal income account		13,500		3,994
Reinvested net fiscal income account		31,238		31,238

Total	Ps.	5,372,568	Ps.	5,363,062

10.    Foreign currency balances and transactions

        At June 30 the foreign currency monetary position in thousands of U.S. dollars is as follows:

	2006		2005
Monetary assets		$48,907		$46,772
Monetary liabilities		(1,353)		(750)

Monetary asset position		$47,554		$46,022

Equivalent in Mexican pesos	Ps.	538,882	Ps.	511,849

        Transactions denominated in foreign currency in thousands of U.S. dollars for the six-month periods ended June 30 were as follows:

	2006	2005
Technical assistance fee	$1,500	$1,500
Purchases of safety equipment		727
Payment of insurance policies	381	417

        At June 30, 2006 and 2005, the exchange rate of Mexican pesos for one U.S. dollar, as published by Banco de Mexico, was Ps. 11.33 and Ps. 10.77, respectively; at July 31, 2006, the date of the issuance of these consolidated financial statements, such exchange rate was Ps. 10.8947.

11.    Balances and transactions with related parties

        Balances with related parties at June 30 were as follows:

	2006		2005
Balances payable:
SETA	Ps.	14,002	Ps.	8,345
Mexican government—Concession taxes		13,088		10,709

	Ps.	27,090	Ps.	19,054

  Transactions with related parties, carried out in the ordinary course of business, for the six-month periods ended June 30 were as follows:

	2006		2005
Revenues generated by aeronautical and non-aeronautical services provided to Consorcio Aeroméxico	Ps.	190,718	Ps.	252,696
Expenses:
Technical assistance fees and related out-of-pocket costs	Ps.	16,347	Ps.	17,107
Concession taxes		38,905		33,466
Capital expenditures—Rehabilitation of the air strips provided by Ingenieros Civiles y Asociados, S.A. de C.V	Ps.	5,330

  Revenues invoiced to Consorcio Aeroméxico-owned airlines include Ps. 149,566 and Ps. 193,770 of passenger charges for the six-month periods ended June 30, 2006 and 2005, respectively.

  On December 20, 2005, Consorcio Aeroméxico, S.A. de C.V. sold 99.97% of the capital stock of Compañía Mexicana de Aviación, S.A. de C.V. and Aerocaribe, S.A. de C.V. Therefore balances and transactions with related parties as of and for the six-month period ended June 30, 2006 do not include these companies.

  Technical assistance—In 2000, the Company and SETA entered into a 15-year technical assistance and transfer-of-technology agreement. As defined in such agreement, the Company paid SETA $5,000 in 2001 and 2002 and beginning in 2004, the greater of $3,000 or 5% of the consolidated operating income of the Company prior to depreciation and amortization, per annum, in exchange for administrative and advisory services and a knowledge transfer of industry technology.

  Concession tax—According to the Mexican Federal Duties Law and the terms of the Company's concession agreements, the Company must pay the Mexican government an annual tax for the rights to use the airport facilities, which is currently equal to 5% of annual gross revenues. The Mexican Federal Duties Law is a law of general applicability and is not specifically directed to airport concession holders. The concession tax under the Mexican Federal Duties Law is applicable to and payable by any concession-holder that uses state-owned assets. This tax is classified within operating expenses.

12.    ISR, tax on assets and PTU

  In accordance with Mexican tax law, the Company is subject to ISR and tax on assets (IMPAC). ISR is computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values. Taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the gain or loss from monetary position. On December 1, 2004 certain amendments to the ISR and IMPAC laws were enacted and were effective in 2005. The most significant amendments applicable to the Company were as follows: a) the ISR rate was reduced to 29% in 2006 and 30% in 2005 and will be further reduced to 28% in 2007 and thereafter; b) as of

  2006, statutory employee profit sharing paid is fully deductible; and c) bank liabilities and liabilities with foreign entities are included in the determination of the IMPAC taxable base.

  IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period; any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the previous three and following ten years.

  ISR is composed as follows for the six-month periods ended June 30:

	2006		2005
Current	Ps.	5,254	Ps.	214
Deferred		85,417		81,540
Change in valuation allowance for recoverable tax on assets paid and tax loss carryforwards		8,151		7,413

	Ps.	98,822	Ps.	89,167

  PTU is composed as follows for the six-month periods ended June 30:

	2006		2005
Current	Ps.	40,450	Ps.	73
Deferred		(3,028)

	Ps.	37,422	Ps.	73

  To determine deferred ISR at June 30, 2006 and 2005, the Company applied the different tax rates that were in effect beginning in such periods to temporary differences according to their estimated dates of reversal.

  The reconciliation of the statutory income tax rate and the effective tax rate as a percentage of income before ISR and PTU for the six-month period ended June 30 is as follows:

	2006	2005
	%	%
Statutory rate	29.00	30.00
Effect of permanent differences, mainly nondeductible expenses, restatement of taxes and effects of inflation for financial and tax purposes	(2.79)	(0.56)
Change in valuation allowance for recoverable tax on assets paid and tax loss carryforwards	2.09	2.67
Effect on deferred tax due to PTU deduction	(3.01)

Effective rate	25.29	32.11

  At June 30, the main items comprising the liability balance for deferred ISR and PTU are as follows:

	2006		2005
Assets:
Labor obligations and other current liabilities	Ps.	38,235	Ps.	13,467
Statutory employee profit sharing provision		11,334
Others		5,650		9,321
Liabilities:
Rights to use airport facilities and concessions		(1,296,027)		(1,267,325)
Other liabilities		(36,672)
Property, machinery, equipment and improvements to concessioned properties		(73,946)		(16,839)

Net deferred ISR liability		(1,351,426)		(1,261,376)

Effect of tax loss carryforwards		729,014		792,253
Recoverable tax on assets paid		210,638		195,305

		(411,774)		(273,818)
Valuation allowance for recoverable tax on assets paid and tax loss carryforwards		(99,975)		(103,240)

Net deferred ISR liability		(511,749)		(377,058)
Deferred PTU		(73,249)		(78,769)

Net deferred ISR and PTU liability	Ps.	(584,998)	Ps.	(455,827)

  As of June 30, 2006 and 2005, the majority of the valuation allowance represents a reserve against the benefit recognized for recoverable tax on assets paid at the Acapulco, Zihuatanejo, Ciudad Juárez, Reynosa, Durango, San Luis Potosi, Tampico, Torreón and Zacatecas airports, as the Company believes there is uncertainty as to the recoverability of such amounts.

  The tax loss carryforwards for which a deferred ISR asset has been partially recognized by the Company can be recovered subject to certain conditions. Each airport concession has received approval from the Mexican Tax Authorities to carryforward their tax losses up to the earlier to occur of the date such tax loss carryforwards are utilized by the airport or the date of expiration or liquidation of the concession. Amounts as of June 30, 2006, restated for inflation, are as follows:

Year of origin	Tax loss carryforwards
1998	Ps.	9,252
1999		153,321
2000		478,270
2001		470,363
2002		526,261
2003		480,634
2004		420,501
2005		44,579
2006		20,438

	Ps.	2,603,619

  Recoverable tax on assets for which a prepaid income tax has been recognized, offset against the deferred tax liability, can be recovered subject to certain conditions. Amounts as of June 30, 2006, restated for inflation, and expiration dates are as follows:

Year of expiration	Recoverable tax on asset
2012	Ps.	65,506
2013		58,706
2014		51,342
2015		14,218
2016		20,866

	Ps.	210,638

13.    Contingencies

        At June 30, 2006, resolution is pending on lawsuits filed against the following subsidiaries:

  a.
  A claim against Aeropuerto de Ciudad Juárez, S.A. de C.V. was filed on November 15, 1995 claiming repossession of part of the land (240 hectares) where the International Airport of Ciudad Juárez is located, claiming that the land was incorrectly transferred to the Mexican government. The plaintiff claims payment of $120,000 (Ps. 1,350,600), given the impossibility of repossessing the land because of its utilization as an airport. In May 2005, the appeals court ordered Aeropuerto de Ciudad Juárez, S.A. de C.V., to return such land, for which Aeropuerto de Ciudad Juárez, S.A. de C.V. subsequently filed an appeal. As of the date of the financial statements, the status of the appeal is still pending. If the resolution is not favorable to the Company, the economic repercussions of the suit are expected to be the responsibility of the Mexican government, as established in the concession agreement, for which reason the Company has not recognized any liability in relation to this claim.

  b.
  Administrative proceedings have been brought against several of the Company's airports, the most significant being Aeropuerto de Zihuatanejo, S.A. de C.V. Such proceedings have been initiated by the related municipalities for the payment of property taxes with respect to land at the airports. On June 27, 2006, the municipality of Zihuantanejo issued a decree assessing an additional fine of Ps. 4,300 with respect to the property tax liability for the period from 1996 to 2000. Pursuant to the decree, the municipality seized and attached two bank accounts of the airport and garnished rent paid by tenants located on concession property.

    These two bank accounts did not contain funds at the time of their seizure. The monthly amount of rent subject to garnishment is approximately Ps. 88. As a result of this notification from the municipality, the Company recognized an additional liability of Ps. 5,001, for a total liability of Ps. 8,102 at the Zihuatanejo airport at June 30, 2006, as based on discussions with its legal counsel, it believed that the probability existed that the airport would be required to pay this amount, representing the original property tax amount for this period and the related fine as well as the fact that the municipality has seized certain of the Company's accounts receivable from the airport's commercial tenants. The Company, however, continues to appeal the claim and on July 14, 2006, filed an appeal seeking to (i) annul the assessment of the fine on substantive and procedural grounds, (ii) stay the seizure and attachment pending appeal and final resolution of the Company's legal challenge to the constitutionality of the underlying tax liability and (iii) recover amounts paid by the tenants of Aeropuerto de Zihuantanejo, S.A. de C.V. to the municipality as a result of the ordered garnishment.

  c.
  The Company determines PTU in terms of Section I of Article 10 of the Mexican Income Tax Law; however, the fiscal authorities and/or the workers may disagree with this criterion, in which case the Company will file the necessary appeals in order to continue calculating PTU using this methodology.

14.    Commitments

  a.
  As discussed in Note 11, Article 232-A of the Federal Duties Law establishes the obligation of the Company, as a concessionaire or holder of permits authorizing the use, enjoyment and development of public domain properties assigned to render public services, to pay taxes for such rights, equivalent to 5% of the gross revenue obtained from such use.

  b.
  As discussed in Note 11, the Company has executed a technical assistance and transfer-of-technology contract with SETA, which will be in effect for 15 years. Currently, the Company is required to pay the greater of the fixed $3,000 component or 5% of consolidated operating income (as defined in the contract) annually for such services. Beginning in 2006, the fixed $3,000 will be updated according to the consumer price index of the United States of America.

  c.
  In December 2005, in order to finance its acquisition from the Mexican government of Series "B" shares representing 36% of the Company's capital stock, Aeroinvest entered into a $125 million loan agreement with WestLB AG that matures in May 2007. Aeroinvest may prepay the loan at any time without penalty. The loan is secured by a guaranty trust holding the acquired Series "B" shares. Aeroinvest has the right to direct the voting of the shares held in the guaranty trust, subject to certain affirmative and negative covenants, so long as no event of default has occurred and is ongoing. In addition, Aeroinvest is required to maintain at least its present ownership interest in SETA and the Company, ensure that SETA maintains its present ownership interest in the Company and maintain a minimum interest expense to EBITDA ratio. In connection with SETA's assignment to Aeroinvest of the option to purchase the Series "B" shares from the Mexican government, Aeroinvest agreed with SETA and ADP to vote the Series "B" shares held in the guaranty trust in the manner that SETA votes its Series "BB" shares. If Aeroinvest defaults on its obligations under the loan agreement, WestLB AG is entitled to foreclose on the Series "B" shares held in the guaranty trust. In addition, Aeroinvest's subsidiaries, including the Company, are obligated under the terms of the loan agreement to comply with certain covenants, including the following:

    •
    Restrictions on the indebtedness of Aeroinvest and its subsidiaries, subject to certain exceptions, including exceptions for debt incurred: (i) in the ordinary course of business not to exceed $4 million in the aggregate, (ii) between Aeroinvest or the Company and any subsidiary of Aeroinvest or the Company, and (iii) pursuant to letters of credit required under the terms of certain of the Company's contracts and the Company's concessions;

    •
    Restrictions on certain liens, asset transfers, merger transactions and fundamental business changes; and

    •
    An obligation that the Company pays annually as a dividend any available cash (calculated based on EBITDA less taxes and capital expenditures).

    The loan agreement also provides that, in the event of certain property damage or other impairment of assets, Aeroinvest and its subsidiaries apply any insurance proceeds that are not reinvested in their business to the prepayment of the WestLB AG loan.

    As a result of the WestLB AG loan agreement, the Company believes Aeroinvest would be required to obtain a waiver or amendment form WestLB AG to permit the Company to incur any material amount of indebtedness.

  d.
  The Company is required to invest in fixed assets and improvements in the concessioned properties according to a five-year Master Development Program (MDP) established in the concession agreement. At December 31, 2005, the total amount committed for investments in fixed assets and improvements in concessioned properties under the MDP over the next five years is Ps. 2,000,445 (Ps. 1,890,102 historical pesos as of September 2004). The amounts per year are as follows:

Year	Total amount
2006	Ps.	809,110
2007		444,525
2008		403,703
2009		248,777
2010		94,330

	Ps.	2,000,445

    For the six-month period ended June 30, 2006, pursuant to the MDP, the Company carried out improvements to concessioned properties for Ps. 64,593.

15.   Information by industry segments

  The Company determines and evaluates its airports' individual performances before allocating personnel-related costs and other costs incurred by Servicios Aeroportuarios del Centro Norte, S.A. de C.V. ("SACN"), the subsidiary relating to the Company's senior management. The following table shows a summary of the Company's financial information by segment as it relates to the Monterrey Airport, the Acapulco Airport, the Mazatlán Airport, the Culiacán Airport, the Chihuahua Airport and the Zihuatanejo Airport. The financial information relating to the remaining seven airports, as well as that of SACN and the Company (including investment in its subsidiaries) was combined and included under "Other". The elimination of the investment of the Company in its subsidiaries is included under "Eliminations".

June 30, 2006	Monterrey		Acapulco		Mazatlánn		Culiacá		Chihuahua		Zihuatanejo		Others		Eliminations		Total
Total revenues	Ps.	333,262	Ps.	77,980	Ps.	64,984	Ps.	49,847	Ps.	42,055	Ps.	51,061	Ps.	474,437	Ps.	(322,090)	Ps.	771,536
Income from operations		186,200		22,935		22,635		17,114		13,227		14,827		271,051		(245,533)		302,456
Interest income (expense)		47,149		3,965		5,486		504		2,100		(879)		(2,554)				55,771
Income tax expense		62,361		8,731		5,603		4,153		4,040		4,182		9,752				98,822
Total assets		3,765,572		789,664		691,259		511,098		490,013		525,303		9,230,371		(7,594,116)		8,409,164
Total liabilities		695,922		67,788		67,664		43,367		72,220		57,602		300,137		(465,591)		839,109
Capital expenditures		32,376		8,723		3,116		14,075		17,899		12,400		43,804				132,393
Property, machinery, equipment and improvements to concessioned properties		391,255		104,913		91,020		161,257		122,974		138,226		499,160				1,508,805
Depreciation and amortization		32,175		14,546		11,163		9,077		6,520		8,291		35,755				117,527
June 30, 2005	Monterrey		Acapulco		Mazatlán		Culiacán		Chihuahua		Zihuatanejo		Others		Eliminations		Total
Total revenues	Ps.	293,230	Ps.	67,336	Ps.	61,357	Ps.	46,995	Ps.	37,121	Ps.	42,902	Ps.	397,777	Ps.	(257,252)	Ps.	689,466
Income from operations		162,231		16,650		20,009		17,914		10,994		13,299		210,978		(190,742)		261,333
Interest income (expense)		45,629		3,238		5,160		(944)		1,723		(978)		(8,316)				45,512
Income tax expense		52,933		7,919		7,077		5,078		3,077		5,088		7,995				89,167
Total assets		3,568,622		761,268		653,078		488,976		463,144		493,066		8,698,515		(7,359,340)		7,767,329
Total liabilities		682,620		51,921		54,891		42,309		64,326		32,172		221,044		(530,628)		618,655
Capital expenditures		14,230		1,707		663		966		11,583		2,604		35,096				66,849
Property, machinery, equipment and improvements to concessioned properties		334,364		92,137		86,977		150,914		96,636		107,731		386,024				1,254,783
Depreciation and amortization		30,454		14,096		10,775		8,675		6,011		8,013		26,758				104,782

16.   Revenue

  According to the General Law on Airports and its regulations, Company revenues are classified as airport services (to airlines and passengers), complementary and commercial.

  Aeronautical services include those services provided to airlines and passengers as well as complementary services.

  Non-aeronautical services include those services that are not essential for operating an airport, such as the lease of commercial premises, restaurants and banks.

  Revenues generated by aeronautical services are under a price regulation system administered by the SCT for airport concessions, which establishes a maximum rate ("TM") for each year in a five-year period. The TM is the maximum amount of revenue per "work load unit" that may be earned at an airport each year from regulated sources. Under this regulation, a work load unit is equivalent to one passenger (excluding transit passengers) or 100 kilograms (220 pounds) of cargo.

  Non-aeronautical services are not covered by the regulation system administered by the SCT. However, in some cases, they may be regulated by other authorities, as is the case with revenues generated from the operation of parking lots.

  Under the General Law on Airports and its regulations, revenues generated from the operation of parking lots should be classified as aeronautical; however, for purposes of these financial statements, such revenues are classified as non-aeronautical.

  The following table presents an analysis for the six-month periods ended June 30, 2006 and 2005 of the Company's revenues, using the classifications established by the General Law on Airports and its regulations.

	2006		2005
Aeronautical services
Airport services:
Landing	Ps.	54,255	Ps.	52,510
Parking on embarking/disembarking platform		36,210		35,532
Parking on extended stay or overnight platform		7,832		6,542
Aerocars and jetways		12,093		13,115
Passenger and carry-on baggage check, national and international		8,741		8,236
Domestic passenger charges		307,892		260,956
International passenger charges		139,519		121,392
Complementary services—Airport real estate services and rights of access to other operators and complementary services		55,291		53,745

Total aeronautical services revenues		621,833		552,028

Non-aeronautical services
Car parking charges		40,451		36,326
Commercial concessions (1):
Retail operations		14,120		13,738
Food and beverages		11,014		8,112
Duty free		9,382		9,434
VIP lounges		14,988		15,066
Financial services		703		537
Communications and networks		1,818		1,697
Car rentals		10,308		9,840
Advertising		17,343		16,112
Time share		7,938		7,530
Complementary service providers		2,308		2,126
Expense recovery		6,585		6,206

OMA freight		5,541		3,140
Miscellaneous commercial-related revenue		7,204		7,574

Total non-aeronautical services		149,703		137,438

Total revenue	Ps.	771,536	Ps.	689,466

  (1)
  Non-aeronautical services revenues are earned based on the terms of Company's operating lease agreements. Lease agreements are based on either a monthly rent (which generally increases each year based on the INPC) or the greater of a monthly minimum guaranteed rent or a percentage of the lessee's monthly revenues. Monthly rent and minimum guaranteed rent earned on the Company's operating lease agreements are included under the caption "Commercial concessions" above.

  At June 30, 2006, future minimum rentals are as follows:

Year	Amount
2006 (July—December)	Ps.	92,763
2007		149,755
2008		103,019
2009		54,330
2010		42,498
Thereafter		123,109

Total	Ps.	565,474

  Future minimum rentals, which generally include rents that are increased each year by the INPC, do not include the contingent rentals related to increases based on the INPC or contingent rentals that may be paid under certain commercial leases on the basis of a percentage of the lessee's monthly revenues in excess of the monthly minimum guaranteed rent. Contingent rentals earned during the six-month periods ended June 30, 2006 and 2005 were Ps. 32,596 and Ps. 35,734, respectively.

  Approximately 80.0% and 79.5% of consolidated revenues during the six-month periods ended June 30, 2006 and 2005, respectively, were generated by the six principal airports (Monterrey, Acapulco, Mazatlán, Culiacán, Chihuahua and Zihuatanejo).

17.   Cost of services

        Cost of services for the six-month periods ended June 30 is as follows:

	2006		2005
Employee cost	Ps.	66,011	Ps.	58,802
Maintenance		23,439		19,821
Safety, security and insurance		32,173		33,949
Utilities		41,211		37,996
Others		24,154		21,722

	Ps.	186,988	Ps.	172,290

18.   Differences between Mexican GAAP and U.S. GAAP

  The Company's consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Bulletin B-10, whereas financial statements prepared under U.S. GAAP are presented on a historical cost basis. The following reconciliations to U.S. GAAP do not include the reversal of the adjustments required under Bulletin B-10. The application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting. Bulletin B-10 also requires the restatement of all financial statements to pesos as of the date of the most recent balance sheet presented.

  The principal differences, other than inflation accounting, between Mexican GAAP and U.S. GAAP and their effects on consolidated net income and consolidated stockholders' equity are presented below with an explanation of such adjustments.

	2006		2005
Reconciliation of net income:
Consolidated net income according to Mexican GAAP	Ps.	254,516	Ps.	188,428

U.S. GAAP adjustments:
(i) Amortization of assets under concession		40,091		40,334
(ii) Amortization of airport concession		8,284		8,284
(iii) Depreciation of fixed assets recorded at predecessor cost basis		(1,476)		(1,475)
(iv) Deferred fees for technical assistance services		(4,483)		(3,247)
(v) Accrued vacation		(2,366)		(957)
(vi) Provisions for seniority premiums and severance payments		12		4,038
(vii) Deferred statutory employee profit sharing		(3,525)		(564)

Total U.S. GAAP adjustments before the effect of deferred income taxes		36,537		46,413
(viii) Deferred income taxes		(17,773)		(14,707)

Consolidated net income according to U.S. GAAP	Ps.	273,280	Ps.	220,134

Reconciliation of stockholders' equity:
Consolidated stockholders' equity according to Mexican GAAP	Ps.	7,570,055	Ps.	7,148,674

U.S. GAAP adjustments:
(i) Cost of assets under concession		(3,434,046)		(3,434,046)
(i) Accumulated amortization cost of assets under concession		402,812		322,753
(ii) Amortized cost of airport concessions		(720,719)		(737,288)
(iii) Net carrying value of fixed assets recorded at predecessor cost basis		7,117		10,077
(v) Accrued vacation		(6,561)		(2,663)
(vi) Provision for seniority premiums and severance payments		(23,766)		(26,185)
(vii) Deferred statutory employee profit sharing		73,249		78,769

Total U.S. GAAP adjustments before the effect of deferred income taxes		(3,701,914)		(3,788,583)
(viii) Deferred income taxes		1,057,044		1,083,233

Consolidated stockholders' equity according to U.S. GAAP	Ps.	4,925,185	Ps.	4,443,324

          A summary of the changes in consolidated stockholders' equity after giving effect to the aforementioned U.S. GAAP adjustments is as follows:

	Common stock		Additional paid-in capital		Retained earnings		Total stockholders' equity
Balances at January 1, 2005	Ps.	1,592,335	Ps.	31,500	Ps.	2,596,108	Ps.	4,219,943
Deferred fees for technical assistance services				3,247				3,247
Net income						220,134		220,134

Balances at June 30, 2005	Ps.	1,592,335	Ps.	34,747	Ps.	2,816,242	Ps.	4,443,324

Balances at January 1, 2006	Ps.	1,592,335	Ps.	38,368	Ps.	3,016,719	Ps.	4,647,422
Deferred fees for technical assistance services				4,483				4,483
Net income						273,280		273,280

Balances at June 30, 2006	Ps.	1,592,335	Ps.	42,851	Ps.	3,289,999	Ps.	4,925,185

          Condensed consolidated balances sheets and statements of income including the aforementioned U.S. GAAP adjustments, as of and for the six-month periods ended June 30, 2006 and 2005:

	2006		2005
Assets
Current assets:
Cash and cash equivalents	Ps.	1,983,241		Ps.1,483,171
Other current assets		282,391		270,441

Total current assets		2,265,632		1,753,612
Property, machinery, equipment and improvements to concessioned properties—net		1,515,922		1,264,863
Assets under concession		874,042		911,428
Deferred income taxes		531,851		686,378
Other assets		16,531		16,810

Total	Ps.	5,203,978	Ps.	4,633,091

Liabilities and stockholders' equity:
Current liabilities	Ps.	220,805	Ps.	138,277
Long-term liabilities		57,988		51,490

Total liabilities		278,793		189,767
Common stock		1,592,335		1,592,335
Additional paid-in capital		42,851		34,747
Retained earnings		3,289,999		2,816,242

Total stockholders' equity		4,925,185		4,443,324

Total liabilities and stockholders' equity	Ps.	5,203,978	Ps.	4,633,091

	2006		2005
Net revenues	Ps.	771,536	Ps.	689,466
Cost of operations:
Cost of services		188,481		169,001
General and administrative expenses		110,355		100,931
Concession taxes		38,905		33,466
Technical assistance fees		20,830		20,354
Depreciation and amortization		70,628		57,639
Statutory employee profit sharing		40,450		73

Total cost		469,649		381,464

Income from operations		301,887		308,002

Net comprehensive financing income		80,667		18,457
Other income (expense)—net		9,732		(1,472)
Income tax expense		119,006		104,853

Consolidated net income	Ps.	273,280	Ps.	220,134

Weighted average number of common shares outstanding		389,060,000		389,060,000

Weighted average number of common shares and common share equivalents		393,135,368		392,000,000

Basic earnings per share (in Mexican pesos)	Ps.	0.7024	Ps.	0.5658

Diluted earnings per share (in Mexican pesos)	Ps.	0.6951	Ps.	0.5616

Pro forma basic earnings per share giving effect to exercise of stock option (see Note 19)	Ps.	0.6827

Pro forma diluted earnings per share giving effect to exercise of stock option (see Note 19)	Ps.	0.6777

  (i)    Amortization of assets under concession (treated as intangible "rights to use airport facilities" under Mexican GAAP)

        Under Mexican GAAP, the cost of the concessions to operate the airports and the related facilities was determined on a basis proportionate to the amount SETA paid to the Mexican government for its investment in 15% of the common stock of the Company. This amount is reflected as two intangible assets: "rights to use airport facilities," which reflects the value of the land and facilities used to operate each airport (up to the total amount of the concession for each individual airport to the extent such fair value was in excess) and "airport concessions." As discussed in Notes 3.e and 7, for purposes of Mexican GAAP, the portion of the cost of the concession allocated to the rights to use airport facilities was determined based on an independent appraisal of the assets at each airport concession, and is amortized over the useful lives of the related assets, with total lives ranging from 29 to 37 years from the date such concessions were granted. The remainder of the appraised value over the cost of the concession was recorded as airport concessions, and is amortized over a total life equal to the concession term of 50 years.

        For purposes of U.S. GAAP, since the concession arrangement provides the Company with the right to use the airports and related facilities for a 50-year term, and since the Company was created and controlled by the Mexican government at the date of the grant of the concessions, the arrangement is accounted for based on its economic substance as a contribution by the Mexican government of fixed assets including runways, aprons, platforms, buildings and other infrastructure, used to operate the airport facilities under the related concession agreements. Throughout the 50-year concession term, the Mexican government retains title to the assets under concession. Upon expiration of the concession term, use of the assets reverts to the Mexican government. Pursuant to U.S. GAAP, the transfer of fixed assets was made among entities under common control. Thus, the related assets were recognized at their carrying value in the records of the Mexican government, or approximately Ps. 1,157,413, and are reflected as "assets under concession." The assets are depreciated over their remaining useful lives, or 29 years for other infrastructure, 37 years for buildings, and 35 years for runways, aprons and platforms. Useful lives were determined by an independent appraiser and take into account major maintenance overhauls that the Company is required to perform on the assets to prolong their lives in accordance with its Master Development Programs.

        In addition, as described in Note 11 to the Mexican GAAP financial statements, the concession arrangements require the Company to pay a concession tax, pursuant to the Mexican Federal Duties Law, currently equal to 5% of annual gross revenues, which is classified within operating expenses. The Mexican Federal Duties Law is a law of general applicability and is not specifically directed to airport concession holders. The concession tax under the Mexican Federal Duties Law is applicable to and payable by any concession-holder that uses state-owned assets, without regard to the value of state-owned assets used. Accordingly, this annual payment is considered a tax rather than consideration paid in exchange for the Mexican government's contribution of the concessioned assets. Because taxes do not give rise to a liability until such time as they are incurred under U.S. GAAP, no additional obligation related to the contribution by the Mexican government is recognized. No adjustment is made in the U.S. GAAP reconciliation for the concession tax.

        Accordingly, an adjustment is made, in the U.S. GAAP reconciliation, to the intangible rights to use airport facilities recorded under Mexican GAAP to recognize the concessioned assets at their values as recorded in the accounting records of the Mexican government at the time of transfer. A corresponding adjustment is recognized to the Company's consolidated stockholders' equity.

  (ii)    Airport concessions

        There is no asset recorded under U.S. GAAP for the "airport concessions" as the Mexican government's carrying value of such asset was zero. Accordingly, with respect to the intangible airport concession asset, annual amortization is removed from consolidated net income under Mexican GAAP and the amortized cost of such asset under Mexican GAAP is removed from consolidated stockholders' equity each year in the U.S. GAAP reconciliation.

  (iii)    Depreciation of fixed assets recorded at predecessor cost basis

        As part of the grant of the concession, the Company also acquired certain machinery, furniture and equipment from the Mexican government. The value of these fixed assets was recorded based on an independent appraisal obtained by the Company.

        The acquisition of these fixed assets also constitutes a transfer of assets between entities under common control, for which reason such assets must be recognized at the cost basis of the predecessor at the time of transfer. Accordingly, the U.S. GAAP reconciliation includes an adjustment to the value of such assets and the effect of the related depreciation.

  (iv)    Deferred fees for technical assistance services

        As discussed in Note 1, in June 2000, the Company and SETA entered into a stock option agreement, whereby the Company granted SETA the right to acquire an additional three percent of the Company's outstanding Series "B" common stock provided that SETA has complied with its obligations under the technical assistance agreement. The option is exercisable in three tranches of one percent each, exercisable during a two-year period beginning June 14, 2003, June 14, 2004 and June 14, 2005, respectively, at an exercise price of $1.1286 (Ps. 11.0198), plus a 5% annual premium, subject to decrease based on any dividends paid by the Company.

        Mexican GAAP does not presently require the recognition of stock-based compensation costs.

        SFAS No. 123, "Accounting for Stock-Based Compensation", requires that all transactions in which equity instruments are issued to other than employees in conjunction with the selling of goods or services be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

        Further, EITF 96-18, "Accounting for Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services", provides guidance to establish a measurement date for awards issued to other than employees. As the Company does not believe that SETA has sufficiently large disincentives for nonperformance, and thereby does not have a performance commitment as defined by EITF 96-18, it has established the measurement date as the date performance by SETA is complete, and consequently recognized the related cost of the award using variable accounting, as illustrated in FIN No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans."

        Because the service period over which the award is to be recognized was through June 30, 2005, the Company a recovery of previously recognized expense and a corresponding debit to additional paid-in capital of Ps. 238 for the six-month period ended June 30, 2005 and no further expense or recovery of amounts was recognized in 2006. The calculation of the cost related to the award was based on the fair value of the award at June 30, 2005 of $1,528 (Ps. 16,249). The fair value of the award was determined by an independent appraisal, using the Monte Carlo method, applying a dividend yield of zero, estimated volatility ranging from 26.85% to 34.19%, a risk-free rate of return ranging from 8.26% to 10.42% and an expected life of three to five years.

        Additional information related to the options outstanding for the six-month periods ended June 30, is as follows:

	2006			2005
	Shares	Weighted Average Exercise Price		Shares	Weighted Average Exercise Price
Outstanding at January 1	8,000,000	$1.4852	Ps. 15.7936	12,123,711	$1.4135	Ps. 15.7605
Expired				(4,123,711)	1.4486	15.6087

Outstanding at June 30	8,000,000	$1.5220	Ps. 17.1560	8,000,000	$1.4486	Ps. 15.6087

        The number of shares exercisable at June 30, 2006 and 2005 were 8,000,000 at weighted-average exercise prices of $1.5220 (Ps. 17.1560) and $1.4486 (Ps. 15.6087), respectively. As of June 30, 2006 and 2005, the weighted-average remaining contractual life of the outstanding option was .96 and 1.46 years, respectively. On June 14, 2006, SETA provided the Company with its intent to exercise the remaining 2% under option, which shares were issued by the Company's shareholders on August 28, 2006 and which was ultimately exercised by SETA on September 5, 2006 at an exercise price per share of $1.3527 (Ps. 14.6735). The difference in the actual exercise price was due to an adjustment based on dividends paid to the Company's stockholders in September 2006.

        In addition to the stock option, SETA also holds forfeitable shares of the Company's common stock in a trust. Upon SETA's initial acquisition of 15% of the Company's common stock, pursuant to the terms of the participation agreement between SETA and the Company, SETA signed a trust agreement with Banco Nacional de Comercio Exterior, S.N.C, and assigned to the trust, all of the Series "BB" shares it acquired. In the trust agreement, the Company was named as secondary beneficiary only in the instance in which SETA does not comply with the terms of the technical assistance agreement, in which case 5% of the Series "BB" shares would be forfeited and sold, with the proceeds of the sale to be provided to the Company as liquidated damages and penalties.

        Based on the fact that the five percent of SETA's original investment held in the trust is forfeitable subject to compliance with the technical assistance agreement, the Company considers those shares to be compensatory and has recorded the fair value of these compensatory shares in a manner consistent with the stock option, applying variable accounting, resulting in a related expense and corresponding addition to additional paid-in capital of Ps. 4,483 and Ps. 3,485 for the six-month periods ended June 30, 2006 and 2005, respectively. Such amount is included net with the cost of the stock option in the U.S. GAAP reconciliation.

  (v)    Accrued vacation

        Under Mexican GAAP, there are no specific pronouncements establishing standards to accrue for liabilities related to employees' rights to receive compensation for future absences; therefore, amounts related to vacation benefits earned by the Company's employees but not yet taken are expensed when paid.

        Under U.S. GAAP, SFAS No. 43, "Accounting for Compensated Absences", requires that such vacation benefits be accrued. Accordingly, the Company has estimated such liability as of June 30, 2006 and 2005, and recognized the related expense in the U.S. GAAP reconciliation.

  (vi)    Provisions for seniority premiums and for severance payments

        Under both Mexican GAAP and U.S. GAAP, the Company recognizes a liability for its seniority premiums based on actuarial computations using the project unit credit method. Differences exist in the discount rates used for actuarial purposes between U.S. and Mexican GAAP (U.S. GAAP requires that nominal rates be used while Mexican GAAP allows the use of real or "inflation-free" rates). The discount rate used for actuarial purposes under U.S. GAAP in 2006 and 2005 was 8.68%. The discount rate used for actuarial purposes under Mexican GAAP was 4.50%. Based on the small fluctuation in 2005 and 2006, rates used for actuarial purposes in each year are the same.

        With respect to severance payments, prior to January 1, 2005, under Mexican GAAP, severance payments were recognized as a charge to income when payable. However, as mentioned in Note 3a., effective January 1, 2005, the Company adopted the revised provisions of Bulletin D-3, which require the recognition of a severance indemnity liability calculated based on actuarial computations. The same recognition criteria under U.S. GAAP is established in SFAS No. 112, "Employers' Accounting for Post Employment Benefits", which has been effective since 1994, and requires that a liability for certain termination benefits provided under an ongoing benefit arrangement be recognized when the likelihood of future settlement is probable. The Company obtains actuarial calculations for such obligations. Accordingly, in 2005, as a result of the adoption of Bulletin D-3, the Company recognized a cumulative effect of adoption in the Mexican GAAP financial statements, which is reflected in the U.S. GAAP reconciliation for June 2005 as an increase to income, net of additional period cost under U.S. GAAP for the difference in the discount rates used for actuarial purposes between U.S. and Mexican GAAP. The net period benefit cost for the Company's seniority premiums and severance payments for the six-month periods ended June 30, 2006 and 2005 was Ps. 3,249 and Ps. 5,659, respectively, for U.S. GAAP purposes.

  (vii)    Deferred statutory employee profit sharing

        As discussed in Note 3h., under Mexican GAAP, the Company calculates deferred employee profit sharing based on taxable income, according to Section I of Article 10 of the Income Tax Law. The Company only recognizes a deferred statutory employee profit sharing asset or liability when it can be reasonably assumed that such difference will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

        However, for purposes of U.S. GAAP, the Company is required to follow SFAS No. 109, "Accounting for Income Taxes", under which the Company must calculate deferred statutory employee profit sharing based on the temporary differences between the financial reporting basis and the statutory employee profit sharing basis of assets and liabilities for those subsidiaries of the Company which have employees in Mexico. Using such methodology, because of the adjustments to the accounting value of the rights to use airport facilities and airport concessions under U.S. GAAP, a net deferred statutory employee profit sharing asset results. U.S. GAAP prohibits the recognition of deferred statutory employee profit sharing assets. Accordingly, the U.S. GAAP reconciliation includes an adjustment to remove the liability recognized for Mexican GAAP purposes but does not reflect the recognition of any deferred statutory employee profit sharing asset.

        In addition, current statutory employee profit sharing is included within income tax expense for Mexican GAAP purposes. Under U.S. GAAP, such cost is classified as an operating expense. Accordingly, this difference, which does not affect the determination of consolidated net income for U.S. GAAP purposes, would decrease operating income by Ps. 40,450 and Ps. 73 for the six-month periods ended June 30, 2006 and 2005, respectively.

  (viii)    Deferred income taxes

        Under Mexican GAAP, the Company accounts for deferred income taxes in accordance with Bulletin D-4, "Income Tax, Asset Tax and Statutory Employee Profit Sharing", which requires a methodology similar to SFAS No. 109, which is applied by the Company for purposes of the U.S. GAAP reconciliation. However, as a result of U.S. GAAP adjustments to certain assets and liabilities, their U.S. GAAP accounting value differs from their Mexican GAAP accounting value. Accordingly, all adjustments for deferred income taxes for purposes of the U.S. GAAP reconciliation were determined based on the difference between the accounting values of assets and liabilities under U.S. GAAP and Mexican GAAP versus the tax values of such assets and liabilities.

        In addition, deferred taxes are classified as non-current for Mexican GAAP purposes while they are based on the classification of the related asset or liability for U.S. GAAP purposes.

        The most significant adjustments to deferred income taxes in the U.S. GAAP reconciliation are due to the differences in accounting for the cost of the airport concessions and the rights to use airport facilities and the cost of fixed assets acquired from the Mexican government. Because there is no value attributed to the airport concessions under U.S. GAAP and because the cost of the assets under concession for purposes of U.S. GAAP is lower in value than the fair value of those same assets recorded for Mexican GAAP purposes, a deferred tax asset results under U.S. GAAP as compared to a deferred tax liability under Mexican GAAP. The difference between U.S. GAAP and Mexican GAAP of the value of the airport concessions and assets under concession at June 30, 2006 and 2005 was Ps. 3,751,953 and Ps. 3,848,583, respectively, which, after applying the applicable income tax rates, resulted in a deferred tax asset of Ps. 1,050,547 and Ps. 1,077,603. The remaining deferred tax adjustments relate to the U.S. GAAP adjustments for labor obligations, the cost of fixed assets acquired from the Mexican government and accrued vacation of Ps. (23,776), Ps. 7,117 and Ps. (6,561), respectively, at June 30, 2006 and Ps.(26,185), Ps.10,077 and Ps.(2,663), respectively, at June 30, 2005 which, when multiplied by the applicable income tax rate, result in the deferred tax adjustments in the reconciliation table below.

  A reconciliation of the net deferred income tax asset from Mexican GAAP to a deferred tax liability under U.S. GAAP and the composition of the deferred income taxes under U.S. GAAP at June, 2006 and 2005 are as follows:

Reconciliation of deferred income taxes:	2006		2005
Deferred income tax liability under Mexican GAAP	Ps.	(511,749)	Ps.	(377,058)

Effect of cost of airport concession and rights to use airport facilities		1,050,547		1,077,603
Effect of labor obligations		6,655		7,856
Effect of cost of fixed assets acquired from Mexican government		(1,993)		(3,024)
Other		1,835		798

Total U.S. GAAP adjustments to net deferred income tax liability		1,057,044		1,083,233

Net deferred income tax asset under U.S. GAAP	Ps.	545,295	Ps.	706,175

  Composition of net deferred income tax asset:

	2006		2005
Current assets (liabilities):
Assets:
Provisions	Ps.	36,619	Ps.	4,105
Advances from customers		7,440		5,385
Other liabilities		6,058		10,307

Total current assets		50,117		19,797
Liabilities:
Other liabilities		(36,673)

Net current deferred income tax asset	Ps.	13,444	Ps.	19,797

Non-current assets (liabilities):
Assets:
Provisions for seniority premiums and severance payments	Ps.	11,909	Ps.	11,645
Tax loss carryforwards		729,014		792,253
Recoverable tax on assets		210,638		195,305
Valuation allowance for recoverable asset tax paid and tax loss carryforwards		(99,975)		(103,240)

Total non-current assets		851,586		895,963
Liabilities:
Airport concessions and assets under concession		(245,480)		(189,722)
Property, machinery, equipment and improvements to concessioned properties		(74,255)		(19,863)

Total non-current liabilities		(319,735)		(209,585)

Net non-current deferred income tax asset	Ps.	531,851	Ps.	686,378

  A reconciliation of the Mexican statutory tax rate to the Company's effective tax rate under U.S. GAAP is as follows:

	2006%	2005%
Statutory rate	29.00	30.00
Effect of permanent differences, mainly nondeductible expenses and effects of inflation for financial and tax purposes	(0.74)	(0.02)
Change in valuation allowance for recoverable tax on asset paid and tax loss carryforwards	2.08	2.28

Effective rate	30.34	32.26

Additional disclosure requirements

(a)
Comprehensive income SFAS No. 130, "Reporting Comprehensive Income" requires companies to report, in addition to net income, all other changes in their equity during a period resulting from transactions and other events and circumstances from non-owner sources, including all changes in equity during a period except those from investment by owners and distributions to owners. As the Company did not generate changes in equity from non-owner sources, the Company's comprehensive income for the six-month periods ended June 30, 2006 and 2005 includes solely the net income of those respective years.

(b)
Earnings per share according to U.S. GAAP—In accordance with SFAS No. 128, "Earnings per Share", basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted earnings per share is adjusted to include any potential common shares. Potential common shares include the Company's stock option as well as the forfeitable five percent of SETA's shares held in the trust.

  Diluted earnings per share for the six-month periods ended June 30, 2006 and 2005 includes 2,940,000 equivalent shares from the forfeitable shares, which are considered to be contingently issuable under SFAS No. 128, and thereby are included in the calculation of diluted EPS until such time as the contingency is resolved, at which time they will become a part of basic EPS. At June 30 2006, diluted earnings per share also include 1,135,368 dilutive shares of common stock from the outstanding stock option agreement with SETA. The option to purchase 8,000,000 shares of common stock as of June 30, 2005 at a price of $1.4486 was not included in the computation of diluted EPS for the six-month period ended June 30, 2005 because the effect of such option would be anti-dilutive.

  The computation and reconciliation of basic and diluted earnings per share for the six-month periods ended June 30, prepared in accordance with U.S. GAAP, are as follows:

	2006		2005
Numerator
Net income under U.S. GAAP	Ps.	273,280	Ps.	220,134
Denominator (share amounts)
Weighted average number of common shares outstanding		389,060,000		389,060,000
Dilutive effects of stock option		1,135,368
Dilutive effects of forfeitable shares		2,940,000		2,940,000

Total potential dilutive shares		393,135,368		392,000,000

Basic earnings per share	Ps.	0.7024	Ps.	0.5658

Diluted earnings per share	Ps.	0.6951	Ps.	0.5616

(c)
Statement of cash flows—Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, "Statement of Changes in Financial Position", which identifies the generation and application of resources as the differences between beginning and ending financial statement balances in constant Mexican pesos.

  For U.S. GAAP purposes, the Company presents its supplemental cash flow information in accordance with SFAS No. 95, "Statement of Cash Flows", presenting cash movements, excluding the effects of inflation in each individual line item in the balance sheet reported under U.S. GAAP. Such information for the six-month periods ended June 30, 2006, and 2005 is presented below:

	2006		2005
Operating activities:
Consolidated net income	Ps.	273,280	Ps.	220,134
Adjustments to reconcile net income to cash provided by operating activities:
Unrealized exchange loss		(70)		116
Depreciation and amortization		70,628		57,639
Deferred fees for technical assistance services		4,483		3,247
Allowance for doubtful accounts		369		(3,471)
Provisions for seniority premium and severance payments		5,659		2,801
Deferred income tax expense		68,036		60,334
Changes in operating assets and liabilities:
Accounts receivable		(29,062)		(20,044)
Recoverable taxes		54,476		24,637
Other current assets		8,736		(3,764)
Trade accounts payable		762		(30,509)
Accounts payable to related parties		2,594		(520)
Advances from customers		6,347		14,125
Value-added tax payable		15,213		12,416
Statutory employee profit sharing		39,048		(277)
Guarantee deposits		3,956		2,174
Employee retirement obligations		(3,423)

Cash provided by operating activities		521,032		339,038

Investing activities—
Acquisitions of property, machinery, equipment and improvements to concessioned properties		(129,432)		(66,839)

Effect of inflation accounting		633		225

Net increase in cash and cash equivalents		392,233		272,424
Cash and cash equivalents at beginning of the period		1,591,008		1,210,747

Cash and cash equivalents at end of the period	Ps.	1,983,241	Ps.	1,483,171

Cash paid for:
Income taxes	Ps.	23,136	Ps.	23,086
Supplemental schedule of noncash investing activities:
Acquisitions of property, machinery, equipment and improvements to concessioned properties on account	Ps.	8,873

  (d)
  Valuation and qualifying accounts:

Description Allowance for doubtful accounts	Balance at beginning of the period		Additions charged to costs and expenses		Inflation effects		Deductions		Balance at the end of the period
2006	Ps.	21,405	Ps.	369	Ps.	(139)	Ps.	—	Ps.	21,635
2005		32,972				(346)		(3,385)		29,241

  New Accounting Standards in the United States of America

  On January 1, 2006, the Company adopted Financial Accounting Standards Board ("FASB") SFAS No. 123 (revised 2004), "Share-Based Payments." This statement eliminated the option to apply the intrinsic value measurement provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" to stock compensation awards issued to employees" and instead requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). The adoption of SFAS No. 123(R) did not have a material effect on the Company's financial position, results of operations or cash flows.

  On January 1, 2006, the Company adopted SFAS No. 153, "Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29", which amended APB Opinion No. 29, "Accounting for Nonmonetary Transactions", to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The adoption of SFAS No. 153 did not have a material effect on the Company's financial position, results of operations or cash flows.

  On January 1, 2006, the Company adopted SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3", which required retrospective application to prior periods' financial statements of changes in accounting principles, unless impracticable. SFAS No. 154 also required that the retrospective application of a change in accounting principle be limited to the direct effects of the change, with indirect effects being recognized in the period of the accounting change. The adoption of SFAS No. 154 did not have a material effect on the Company's financial position, results of operations or cash flows.

  On January 1, 2006, the Company adopted Financial Staff Position ("FSP") FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", which nullified certain requirements of EITF No. 03-1, "The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments" and superseded EITF Abstracts Topic No. D-44, "Recognition of Other-Than-Temporary Impairment Upon the Planned Sale of a Security whose Cost Exceeds Fair Value". The adoption of this guidance did not have a material effect on the Company's financial position, results of operations or cash flows.

  On January 1, 2006, the Company adopted EITF Issue 05-6, "Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business

  Combination", ("EITF 05-6"), which provided additional guidance related to the appropriate amortization periods for leasehold improvements either acquired in a business combination or which were not preexisting and were placed in service significantly after, and not contemplated at, the beginning of the lease term. Leasehold improvements acquired in a business combination or which were not preexisting and were placed in service significantly after, and not contemplated at the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition of the business combination or at the date the leasehold improvements are purchased. The adoption of EITF 05-6 did not have a material effect on the Company's financial position, results of operations or cash flows.

19.   Subsequent events

  a.
  As discussed in Note 13, administrative proceedings were brought against Aeropuerto de Zihuantanejo, S.A. de C.V. related to the payment of property taxes, for which the Company was in an appeal process since July 14, 2006. On August 1, 2006, the court ordered the municipality to suspend any further garnishments of wages and to cease further demands of payment until the case is resolved by the court.

  b.
  On August 28, 2006, the Company's shareholders approved the issuance of 8,000,000 shares representing the remaining 2% of shares under the option agreement with SETA, discussed in Notes 1 and 18 above, and on September 5, 2006, SETA exercised such shares at an exercise price per share of $1.3527 (Ps. 14.6735). Pro forma earnings per share have been presented to give effect to the exercise of these 8,000,000 shares.

  c.
  On September 22, 2006, the Company paid dividends of Ps. 423,942 to its shareholders. Because the amount of the dividend is greater than earnings of the Company for the most recent fiscal year, pro forma earnings per share mentioned above also give effect to the increase in the number of shares necessary to be issued in order to be able to replace the capital in excess of the earnings being withdrawn under the dividend. The Company used an estimated initial public offering price of Ps. 21.25 to calculate the additional 3,230,583 shares related to the excess.

  d.
  On October 2, 2006, the Company's shareholders approved a 1-for-14.69482276 reverse stock split of the Company's outstanding common stock, reducing the number of shares outstanding at such date from 5,877,929,102 shares (which includes the outstanding shares of the Company at June 30, 2006 prior to the split, plus the shares issued pursuant to the exercise of the option as discussed in insert b.7 above) to 400,000,000 shares. All share, per share and option data in the accompanying consolidated financial statements and notes thereto have been retroactively restated to reflect the effects of the reverse stock split for all periods presented.

  * * * * * * *

Urbano / Metropolitan

Turístico / Tourist

Regional / Regional

Frontera / Border

07. Monterrey

01. Acapulco
06. Mazatlán
13. Zihuatanejo

02. Chihuahua
04. Culiacán
05. Durango
09. San Luis Potosí
10. Tampico
11. Torreón
12. Zacatecas

03. Ciudad Juárez
08. Reynosa

03
02
11
04
05
07
08
06
12
10
09
13
01

www.oma.aero

        Until                        , 2006, all dealers that effect transactions in these securities, whether or not participating in this global offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

167,026,086 Series B Shares

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

Common Stock
in the form of American
Depositary Shares (ADSs)
and Series B Shares

P R O S P E C T U S

                        , 2006

Citigroup

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, the stockholders of the Registrant have expressly resolved that the Registrant will indemnify and hold harmless each director and officer of the Registrant against liabilities incurred in connection with the offering of the securities registered under this Registration Statement. The Registrant also maintains a directors' and officers' insurance policy covering all its directors and certain of its executive officers.

Item 7.    Recent Sales of Unregistered Securities.

        In September 2006, SETA subscribed for 8,000,000 newly issued Series B shares representing 2% of our outstanding capital stock at a purchase price of U.S. $10.8 million (Ps. 117.9 million) pursuant to an option that SETA acquired from the Mexican government in connection with its purchase of Series BB shares. The Registrant believes that the issuance of shares in this transaction was exempt from registration under the Securities Act pursuant to Regulation S thereunder.

        At a shareholders' meeting held on October 2, 2006, our shareholders agreed to effect a reverse stock split whereby one new share of capital stock was issued in exchange for each outstanding 14.69482276 shares of capital stock. The Registrant believes that the issuance of shares in this transaction was exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof.

Item 8.    Exhibits and Financial Statement Schedules.

        (a) Exhibits:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
1.2	Form of Intersyndicate Agreement between Citigroup Global Markets, Inc. and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex.*
3.1	Amended and Restated Bylaws (Estatutos Sociales) of the Registrant, English translation.*
4.1	Form of specimen certificate of Series B shares, English translation.
4.2	Form of Deposit Agreement among the Registrant, The Bank of New York, and all registered holders from time to time of any American Depositary Shares, including the form of American Depositary Receipt.
5.1	Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C., Mexican counsel to the Registrant, as to the validity of the Series B shares.
9.1	Trust Agreement among the Registrant, Operadora Mexicana de Aeropuertos, S.A. de C.V. (now Servicios de Tecnología Aeroportuaria, S.A. de C.V.), or SETA, and Banco Nacional de Comercio Exterior, S.N.C., División Fiduciaria, or Bancomext, English translation.*
9.2	Amendment to the Trust Agreement among the Registrant, SETA, and Bancomext, English translation.*
9.3	Form of Second Amendment to the Trust Agreement among the Registrant, SETA, and Bancomext, English translation.

10.1	Amended and Restated Monterrey Airport Concession Agreement and annexes thereto, English translation and a schedule highlighting the differences between this concession and the Registrant's other concessions.*
10.2	Participation Agreement among the Registrant, the Mexican Federal Government through the Ministry of Communications and Transportation, Nacional Financiera, S.N.C., Dirección Fiduciaria, or NAFIN, Servicios Aeroportuarios del Centro Norte, S.A. de C.V., Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Ciudad Juárez, S.A. de C.V., Aeropuerto de Culiacán, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlán, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreón, S.A. de C.V., Aeropuerto de San Luis Potosí, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V. and Aeropuerto de Zihuatanejo, S.A. de C.V. (collectively, the "Concession Companies"), SETA, Constructoras ICA, S.A. de C.V., Aéroports de Paris and Vinci, S.A., with the appearance of Bancomext, English translation.*
10.3	Amendment to Participation Agreement among the Registrant, the Mexican Federal Government through the Ministry of Communications and Transportation, NAFIN, Servicios Aeroportuarios del Centro Norte, S.A. de C.V., the Concession Companies, SETA, Constructoras ICA, S.A. de C.V. and Aéroports de Paris, with the appearance of Bancomext, English translation.*
10.4	Form of Second Amendment to Participation Agreement among the Registrant, the Mexican Federal Government through the Ministry of Communications and Transportation, NAFIN, Servicios Aeroportuarios del Centro Norte, S.A. de C.V., the Concession Companies, SETA, Constructoras ICA, S.A. de C.V. and Aéroports de Paris, with the appearance of Bancomext, English translation.
10.5	Agreement entered into among NAFIN, Aeroinvest, SETA and the Mexican Federal Government through the Ministry of Communications and Transportation with respect to certain provisions of the Participation Agreement, English translation.*
10.6	Technical Assistance and Transfer of Technology Agreement among the Registrant, Servicios Aeroportuarios del Centro Norte, S.A. de C.V., the Concession Companies, SETA and Constructoras ICA, S.A. de C.V., Aéroports de Paris and Vinci, S.A., English translation.*
10.7	Form of Amendment to Technical Assistance and Transfer of Technology Agreement among the Registrant, Servicios Aeroportuarios del Centro Norte, S.A. de C.V., the Concession Companies, SETA and Constructoras ICA, S.A. de C.V., Aéroports de Paris and Vinci, S.A., English translation.
10.8	Option Agreement between the Registrant and SETA, English translation.*
10.9	Shareholders Agreement among NAFIN, SETA and Bancomext, with the appearance of the Registrant and the Mexican Federal Government through the Ministry of Communications and Transportation, English translation.*
10.10	Termination Agreement in respect of the Shareholders Agreement among NAFIN, SETA and Bancomext, with the appearance of the Registrant and the Mexican Federal Government through the Ministry of Communications and Transportation, English translation.*
10.11	Stock Purchase Agreement between the Mexican Federal Government through the Ministry of Communications and Transportation and SETA, with the appearance of Constructoras ICA, S.A. de C.V., Aéroports de Paris and Vinci, S.A., and the Mexican Federal Treasury, English translation.*
21.1	List of subsidiaries of the Registrant.*

23.1	Consent of Galáz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu.
23.2	Consent of Mijares, Angoitia, Cortés y Fuentes, S.C. (included in Exhibit 5.1).
23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP.
24.1	Powers of Attorney (included in the signature pages to this registration statement).*
99.1	Consent of Leticia Navarro Ochoa.*
99.2	Consent of Alberto Felipe Mulás Alonso.*
99.3	Consent of Salvador Alva.*
99.4	Consent of Manuel F. Arce Rincón.*
99.5	Consent of Luis Guillermo Zazueta Domínguez.*

*
Previously filed

        (b) Financial Statement Schedules:

        All supplementary schedules relating to the Registrant are omitted because they are not required or because the required information, where material, is contained in the Consolidated Financial Statements or Notes thereto.

Item 9.    Undertakings.

        The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (4)   The Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement ADSs and Series B shares in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on November 20, 2006.

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.
By:	/s/ RUBÉN GERARDO LÓPEZ BARRERA Rubén Gerardo López Barrera Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rubén Gerardo López Barrera and Víctor Humberto Bravo Martín, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:

        Dated: November 15, 2006

Signatures	Title

* Rubén Gerardo López Barrera	Chief Executive Officer (Principal Executive Officer)
/s/ VÍCTOR HUMBERTO BRAVO MARTÍN Víctor Humberto Bravo Martín	Chief Financial Officer (Principal Financial Officer)
/s/ VÍCTOR HUMBERTO BRAVO MARTÍN Víctor Humberto Bravo Martín	Director—Financial Reporting and Accounting (Principal Accounting Officer)

Signatures	Title

* Bernardo Quintana Isaac	Chairman and Director
* Aarón Dychter Poltolarek	Director
* Ernesto Velasco León	Director
* Enrique Montaudon Ramírez	Director
* Agustín Arellano Rodríguez	Director
* Luis Fernando Zárate Rocha	Director
Dominique Pannier	Director
Armando J. García Segovia	Director
* Alonso Quintana Kawage	Director
* Sergio Fernando Montaño León	Director
* José Luis Guerrero Álvarez	Director
* Donald Puglisi	Authorized U.S. Representative
*By:	/s/ VÍCTOR HUMBERTO BRAVO MARTÍN Víctor Humberto Bravo Martín as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
1.2	Form of Intersyndicate Agreement between Citigroup Global Markets, Inc. and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex.*
3.1	Amended and Restated Bylaws (Estatutos Sociales) of the Registrant, English translation.*
4.1	Form of specimen certificate of Series B shares, English translation.
4.2	Form of Deposit Agreement among the Registrant, The Bank of New York, and all registered holders from time to time of any American Depositary Shares, including the form of American Depositary Receipt.
5.1	Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C., Mexican counsel to the Registrant, as to the validity of the Series B shares.
9.1
Trust Agreement among the Registrant, Operadora Mexicana de Aeropuertos, S.A. de C.V. (now Servicios de Tecnología Aeroportuaria, S.A. de C.V.), or SETA, and Banco Nacional de Comercio Exterior, S.N.C., División Fiduciaria, or Bancomext, English translation.*
9.2	Amendment to the Trust Agreement among the Registrant, SETA, and Bancomext, English translation.*
9.3	Form of Second Amendment to the Trust Agreement among the Registrant, SETA, and Bancomext, English translation.
10.1
Amended and Restated Monterrey Airport Concession Agreement and annexes thereto, English translation and a schedule highlighting the differences between this concession and the Registrant's other concessions.*
10.2
Participation Agreement among the Registrant, the Mexican Federal Government through the Ministry of Communications and Transportation, Nacional Financiera, S.N.C., Dirección Fiduciaria, or NAFIN, Servicios Aeroportuarios del Centro Norte, S.A. de C.V., Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Ciudad Juárez, S.A. de C.V., Aeropuerto de Culiacán, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlán, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreón, S.A. de C.V., Aeropuerto de San Luis Potosí, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V. and Aeropuerto de Zihuatanejo, S.A. de C.V. (collectively, the "Concession Companies"), SETA, Constructoras ICA, S.A. de C.V., Aéroports de Paris and Vinci, S.A., with the appearance of Bancomext, English translation.*
10.3
Amendment to Participation Agreement among the Registrant, the Mexican Federal Government through the Ministry of Communications and Transportation, NAFIN, Servicios Aeroportuarios del Centro Norte, S.A. de C.V., the Concession Companies, SETA, Constructoras ICA, S.A. de C.V. and Aéroports de Paris, with the appearance of Bancomext, English translation.*
10.4
Form of Second Amendment to Participation Agreement among the Registrant, the Mexican Federal Government through the Ministry of Communications and Transportation, NAFIN, Servicios Aeroportuarios del Centro Norte, S.A. de C.V., the Concession Companies, SETA, Constructoras ICA, S.A. de C.V. and Aéroports de Paris, with the appearance of Bancomext, English translation.

10.5
Agreement entered into among NAFIN, Aeroinvest, SETA and the Mexican Federal Government through the Ministry of Communications and Transportation with respect to certain provisions of the Participation Agreement, English translation.*
10.6
Technical Assistance and Transfer of Technology Agreement among the Registrant, Servicios Aeroportuarios del Centro Norte, S.A. de C.V., the Concession Companies, SETA and Constructoras ICA, S.A. de C.V., Aéroports de Paris and Vinci, S.A., English translation.*
10.7
Form of Amendment to Technical Assistance and Transfer of Technology Agreement among the Registrant, Servicios Aeroportuarios del Centro Norte, S.A. de C.V., the Concession Companies, SETA and Constructoras ICA, S.A. de C.V., Aéroports de Paris and Vinci, S.A., English translation.
10.8	Option Agreement between the Registrant and SETA, English translation.*
10.9
Shareholders Agreement among NAFIN, SETA and Bancomext, with the appearance of the Registrant and the Mexican Federal Government through the Ministry of Communications and Transportation, English translation.*
10.10
Termination Agreement in respect of the Shareholders Agreement among NAFIN, SETA and Bancomext, with the appearance of the Registrant and the Mexican Federal Government through the Ministry of Communications and Transportation, English translation.*
10.11
Stock Purchase Agreement between the Mexican Federal Government through the Ministry of Communications and Transportation and SETA, with the appearance of Constructoras ICA, S.A. de C.V., Aéroports de Paris and Vinci, S.A., and the Mexican Federal Treasury, English translation.*
21.1	List of subsidiaries of the Registrant.*
23.1	Consent of Galáz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu.
23.2	Consent of Mijares, Angoitia, Cortés y Fuentes, S.C. (included in Exhibit 5.1).
23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP.
24.1	Powers of Attorney (included in the signature pages to this Registration Statement).*
99.1	Consent of Leticia Navarro Ochoa.*
99.2	Consent of Alberto Felipe Mulás Alonso.*
99.3	Consent of Salvador Alva.*
99.4	Consent of Manuel F. Arce Rincon.*
99.5	Consent of Luis Guillermo Zazueta Domínguez.*

*
Previously Filed

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EXPLANATORY NOTE
TABLE OF CONTENTS
NOTICE TO UNITED KINGDOM RESIDENTS
PRESENTATION OF FINANCIAL INFORMATION
EXCHANGE RATES
Exchange Rates
INDUSTRY AND OTHER DATA
SUMMARY
THE COMPANY
THE GLOBAL OFFERING
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
BUSINESS STRATEGY
USE OF PROCEEDS
CAPITALIZATION
DILUTION
MARKET INFORMATION
DIVIDEND POLICY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Aeronautical Revenue
Non-aeronautical Revenue
Operating Costs
Airport Operating Results
Historical Committed Investments Under Master Development Programs
Historical Capital Expenditures by Airport
Historical Capital Expenditures by Type
Committed Investments by Airport
Committed Investments by Type
BUSINESS
Capacity by Airport(1)
Air Traffic Movements by Airport(1)
Average Passengers per Air Traffic Movement by Airport(1)
REGULATORY FRAMEWORK
Historical Maximum Rates(1)
Current Maximum Rates(1)
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER
DESCRIPTION OF CAPITAL STOCK
Capital Stock
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
TAXATION
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES
VALIDITY OF SECURITIES
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.
Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries Consolidated Balance Sheets At December 31, 2005, 2004 and 2003 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power as of June 30, 2006)
Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries Consolidated Statements of Income For the years ended December 31, 2005, 2004 and 2003 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power as of June 30, 2006, except share and per share data)
Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity For the years ended December 31, 2005, 2004 and 2003 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power as of June 30, 2006, except share data)
Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Financial Position For the years ended December 31, 2005, 2004 and 2003 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power as of June 30, 2006)
Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries Notes to the Consolidated Financial Statements For the years ended December 31, 2005, 2004 and 2003 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power as of June 30, 2006, except share and per share data)
Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries Unaudited Consolidated Balance Sheets At June 30, 2006 and 2005 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2006)
Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries Unaudited Consolidated Statements of Income For the six-month periods ended June 30, 2006 and 2005 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2006, except share and per share data)
Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries Unaudited Consolidated Statements of Changes in Stockholders' Equity For the six-month periods ended June 30, 2006 and 2005 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2006, except share data)
Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Subsidiaries Unaudited Consolidated Statements of Changes in Financial Position For the six-month periods ended June 30, 2006 and 2005 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2006)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX